    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1998

                                                      REGISTRATION NO. 333-58579
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                  TO FORM S-1
                                  ON FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6331                              95-4610936
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302
                                 (818) 880-1600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             ROBERT E. NAGLE, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302
                                 (818) 880-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                 DANA M. WARREN, ESQ.                                  GARY I. HOROWITZ, ESQ.
                  RIORDAN & MCKINZIE                                   JOHN R. LOBRANO, ESQ.
          300 SOUTH GRAND AVENUE, SUITE 2900                         SIMPSON THACHER & BARTLETT
            LOS ANGELES, CALIFORNIA 90071                               425 LEXINGTON AVENUE
                    (213) 629-4824                                    NEW YORK, NEW YORK 10017
                                                                           (212) 455-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    The Stock Offering contemplated by this Registration Statement is subject to the prior approval of the holders of the Registrant's Common Stock. A proxy statement has been filed with the Commission to solicit proxies from the holders of the Registrant's Common Stock for use at an annual meeting of stockholders of the Registrant to consider and vote upon the Stock Offering and the other matters described therein.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         SUBJECT TO COMPLETION, DATED                            , 1998

PROSPECTUS
          , 1998

[LOGO]

                                6,540,613 SHARES

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                  COMMON STOCK

    Superior National Insurance Group, Inc., a Delaware corporation ("Superior National" or the "Company"), is distributing (i) to holders of record as of the close of business on October 30, 1998 (the "Record Date") of shares of its common stock, par value $.01 per share (the "Common Stock") (excluding IP Delaware and IP Bermuda (as defined below)) and outstanding warrants to purchase Common Stock, excluding certain warrant holders as described herein, one transferable subscription right ("a Right") to subscribe for and purchase a share of Common Stock at a price of $16.75 (the "Subscription Price") for each share of Common Stock or warrant held (the "Rights Offering") and (ii) to each employee and consultant of the Company holding vested and unvested stock options, or granted shares of restricted Common Stock, the same form of Right issued in the Rights Offering, excepting contractual restrictions on transferability (the "Employee Participation," and, together with the Rights Offering, the "Stock Offering"). The Stock Offering is part of a plan to finance the Company's acquisition of Business Insurance Group, Inc. (the "Acquisition"). The closing of the Stock Offering is conditioned upon completion of the Acquisition.


    The Company also has entered into a stock purchase agreement (the "Stock Purchase Agreement") with Insurance Partners, L.P. ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda"), and Insurance Partners II, L.P. and/or Insurance Partners II Private Fund, L.P. (collectively, "IP II," and, together with IP Delaware and IP Bermuda, "IP") pursuant to which, subject to certain conditions, IP has agreed to purchase $94.0 million of Common Stock at $16.75 per share (the "IP Stock Issuance") and, further, has provided a standby commitment (the "Standby Commitment") to purchase at the Subscription Price shares of Common Stock sufficient to bring the total proceeds of the Stock Offering, the IP Stock Issuance, and related exercises of warrant holder preemptive rights to $200.0 million. The Company will pay a fee consisting of warrants exercisable to purchase 734,000 shares of Common Stock at a purchase price of $16.75 (the "Commitment Fee Warrants") in consideration for the Standby Commitment. No Rights will be issued to the recipients of the Commitment Fee Warrants.


    The Stock Offering and the Rights will expire at 5:00 p.m., New York City time, on November 20, 1998 unless extended by the Company from time to time (such date, as it may be extended, is referred to herein as the "Expiration Date"). HOLDERS SHOULD NOTE THAT IMMEDIATELY AVAILABLE FUNDS ARE REQUIRED BY THE EXPIRATION DATE FOR A SUBSCRIPTION TO BE VALID. Although personal checks will be accepted, if they have not cleared by the Expiration Date the subscription will not be valid. See "The Stock Offering -- Exercise of Rights." Holders who exercise their Rights will not be entitled to revoke their subscriptions. Holders who do not exercise or sell their Rights will relinquish any value inherent in the Rights. Accordingly, holders are strongly urged to exercise or sell their Rights.

    CURRENT STOCKHOLDERS AND WARRANT HOLDERS OF THE COMPANY WHO DO NOT PARTICIPATE IN THE STOCK OFFERING WILL SUFFER A SUBSTANTIAL DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF COMMON STOCK TO HOLDERS EXERCISING RIGHTS AND, TO THE EXTENT A SUFFICIENT NUMBER OF SUCH RIGHTS ARE NOT EXERCISED, TO IP PURSUANT TO THE STANDBY COMMITMENT. See "Risk
Factors -- Dilution of Ownership."
                             (cover page continues)

      SEE "RISK FACTORS," BEGINNING ON PAGE 24, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------------------
                                                                                          PROCEEDS TO
                                                             SUBSCRIPTION PRICE          COMPANY(1)(2)
------------------------------------------------------------------------------------------------------------
Per Share...............................................           $16.75                    $16.75
Total...................................................        $109,555,268              $109,555,268
------------------------------------------------------------------------------------------------------------


(1) Assumes the purchase of all shares of Common Stock offered hereby. Before deducting expenses payable by the Company estimated to be $640,000.

(2) The Company has agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                 The Dealer Manager for the Rights Offering is:

                          DONALDSON, LUFKIN & JENRETTE

                             (cover page continues)


     The Common Stock is traded on The Nasdaq National Market ("Nasdaq") under the symbol "SNTL." On May 4, 1998 (the last day on which trading prices were reported prior to the public announcement of the Stock Offering) and on October 30, 1998, the last reported per share sales price of the Common Stock was $20.50 and $18.00, respectively. It is anticipated that the Rights will trade on Nasdaq under the symbol "SNTLR." Certain registered broker-dealers have indicated to the Company that they intend to make a market in the Rights. There can be no assurance, however, that a market for the Rights will develop. Orders to sell Rights must be received by the Subscription Agent (as defined herein) not later than 11:00 a.m., New York City time, on the third Nasdaq trading day prior to the Expiration Date if a holder wishes to sell Rights through the Subscription Agent.



     Under resolutions adopted by the Board of Directors of the Company (the "Board of Directors" or "Board"), Rights will be issued under the Employee Participation only upon delivery of a participation agreement restricting transfer of the Rights, and "stop transfer" instructions will be issued to the Subscription Agent. Each Right issued under the Employee Participation may be exercised to purchase one share of Common Stock, at the Subscription Price of $16.75 per share. Employees and consultants of the Company intending to exercise their Rights must deliver an executed stock purchase agreement and payment of the subscription price no later than 5:00 p.m., New York City time, on the Expiration Date. Such payment may be delivered in the form of a secured promissory note so long as securities pledged as collateral have sufficient value, with value determined as stated herein. See "The Stock
Offering -- Employee Participation." The stock subscription agreement will contain restrictions on the transferability of the shares acquired.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE


           COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA,


              NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE


                   ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                            ------------------------


     Wilmington Trust Company is the Subscription Agent for the Rights Offering. Purchases of Common Stock require delivery of a Subscription Certificate and immediately available funds on or prior to the Expiration Date.



     To Exercise Rights and Purchase Common Stock:



     All payments must be made by (i) check or bank draft drawn upon a U.S. bank or any postal, telegraphic, or express money order payable to "Wilmington Trust Company, as Subscription Agent," or (ii) wire transfer of same-day funds to the account maintained by the Subscription Agent for such purpose at Wilmington Trust Company, ABA No. 031100092, Account No. 46675-0, Account Name: Superior National Rights Offering, Attn: Charisse L. Rodgers, telephone (302) 651-8951.


     Subscription Certificates and payment of the Subscription Price should be delivered to one of the following addresses:


By Hand:                     Wilmington Trust Company


                             1105 N. Market Street, 1st Floor


                             Wilmington, Delaware 19890


                             Attention: Kristin Long


                                    Corporate Trust Operations



By Mail/Overnight Delivery:  Wilmington Trust Company


                             Rodney Square North


                             1100 N. Market Street


                             Wilmington, Delaware 19890-0001


                             Attention: Kristin Long


                                    Corporate Trust Operations



By Facsimile (Foreign/APO/FPO use only): (302) 651-1079



Confirm Facsimile by Telephone Only: (302) 651-8951



     PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE FIVE OR MORE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, OR WIRE TRANSFER OF SAME-DAY FUNDS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Room 1300, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Additionally, the Common Stock is traded on Nasdaq. Accordingly, such reports, proxy statements, and other information are also available for inspection at the library of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     Business Insurance Group, Inc. is not subject to the informational requirements of the Exchange Act; however, it is an indirect subsidiary of Foundation Health Systems, Inc., which does file such reports, proxy statements, and other information with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that have been filed with the Commission by the Company are hereby incorporated by reference in this Prospectus.

     (1) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (File No. 0-25984).

     (2) Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 1998 (File No. 0-25984).

     (3) Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 1998 (File No. 0-25984).

     (4) Current Report on Form 8-K/A (Amendment No. 2) filed with the Commission on October 16, 1998 (Date of earliest event reported -- April 11, 1997) (File No. 0-25984).

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such reports and documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Copies of all documents incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Superior National Insurance Group, Inc., 26601 Agoura Road, Calabasas, California 91302, Attention: Robert E. Nagle, Senior Vice President, General Counsel and Secretary; telephone number
(818) 880-1600.

                               PROSPECTUS SUMMARY

     See "Glossary of Terms" ("Glossary") for the definitions of certain of the capitalized and defined terms used herein.


     The following is a brief summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, (i) the "Company" or "Superior National" refers to Superior National Insurance Group, Inc., a Delaware corporation, and its Subsidiaries,
(ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company, including, after the Acquisition, BIG (each as defined below), and
(iii) "Superior Pacific" refers to Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), the principal operating subsidiaries of the Company. "BIG" refers to the insurance business of Business Insurance Group, Inc., a Delaware corporation, and, where the context indicates, it and its wholly owned insurance subsidiaries, Business Insurance Company ("BICO"), California Compensation Insurance Company ("CalComp"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC," and, together with BICO, CalComp, and CBIC, the "BIG Insurance Subsidiaries"). "FHS" refers to Foundation Health Systems, Inc., the holding company that is the ultimate parent of BIG, and "FHC" refers to Foundation Health Corporation, a subsidiary of FHS and the immediate parent of BIG.


     Unless otherwise indicated, all financial information and operating statistics applicable to the Company and BIG set forth in this Prospectus are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC"), generally used herein for industry comparisons, are based on SAP.

                                  THE COMPANY


     Superior National is a holding company that, through its wholly owned subsidiaries, SNIC and SPCC, underwrites and markets workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in the underwriting and marketing of commercial property and casualty ("P&C") insurance. On May 5, 1998, Superior National agreed to acquire BIG for approximately $256.5 million in cash ($285.0 million less the cost to FHC of the Loss Reserves Guarantee, described below, provided through reinsurance) (the "Acquisition"). Pro forma for the Acquisition of BIG, the Company would have had direct written premium of $823.3 million and $848.6 million for the years ended December 31, 1996 and 1997, respectively, and $381.8 million in direct written premium in the first six months of 1998. Based on available data for 1997 on direct written premium, on a pro forma basis, the Company and BIG would be the largest private sector workers' compensation insurer in California.


     In April 1997, Superior National acquired Pac Rim Holding Corporation ("Pac Rim"), the parent company of The Pacific Rim Assurance Company (subsequently renamed SPCC). SPCC's Southern California operations complement SNIC's historical focus on Central and Northern California. As a result of the acquisition of SPCC (the "Pac Rim Transaction"), the Company believes that, excluding the California State Compensation Insurance Fund (the "State Fund"), it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. Pro forma for the Pac Rim Transaction, the Company would have had direct written premium of $182.2 million and $179.7 million for the years ended December 31, 1996 and 1997, respectively, and had $82.0 million in direct written premium in the first six months of 1998. The Pac Rim Transaction has enabled the Company to increase its book of California workers' compensation business and generate significant expense savings through the consolidation of the back office operations of the two companies. The Company's Board of Directors (the "Board" or "Board of Directors") is continuing its acquisition strategy through its anticipated combination with BIG and the related financing transactions, which it believes will generate significant benefits. However, a number of mitigating factors could prevent the Company from realizing these benefits and could possibly materially and adversely affect the Company's financial condition and results of operations, including that:

     - The significant net losses recently incurred and significant declines in direct written premium in California experienced by BIG could continue after the Acquisition.

     - The Company may not be successful in coordinating and integrating the operations and business enterprises of the Company and BIG.

     - The large negative cash flows expected to arise after the Acquisition will result in reduced investment income to the Company.

     - The anticipated longer-term economies of scale may fail to materialize, adversely affecting the Company's cash flow and earnings before taxes.

     - The change in the Company's operating strategy caused by the Acquisition, primarily expanding its focus to larger accounts throughout the United States, may not be successful.

     - The Company's significant use of reinsurance following the Acquisition could materially and adversely affect the Company if the reinsurers fail to perform their obligations.

     - The increased concentration of ownership of the Company by IP and certain parties having business relationships with it (as defined and described below) could negatively affect the Company.


     - The limitations on the Company's ability to use its net operating loss carryforwards upon the completion of the equity financings contemplated to accomplish the Acquisition could adversely affect its earnings.



     After considering the above factors, the Board of Directors approved the Acquisition and the related financing transactions, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected the Company to receive from these transactions, including that:


     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium.

     - While increasing its presence in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the equity financings contemplated to accomplish the Acquisition.

     - The Company will strengthen its relationship with IP (defined below), providing opportunities for additional acquisitions and continued growth.

STRUCTURE OF THE ACQUISITION AND RELATED FINANCING TRANSACTIONS

     The Company has entered into a definitive agreement (the "Acquisition Agreement") to acquire BIG from FHC for approximately $256.5 million in cash ($285.0 million less the cost of a Loss Reserves Guarantee (defined below) to be provided through reinsurance). The Company will offset the reduction in BIG's surplus resulting from the cost of reinsurance for the Loss Reserves Guarantee with a capital contribution to BIG, so the total cash outlay by the Company in connection with the Acquisition will be $285.0 million, excluding transaction expenses. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with branch operations throughout the continental United States. Under the Acquisition Agreement, upon consummation of the Acquisition (the "Closing"), BIG will become a wholly owned subsidiary of the Company. As a result, CalComp, CCIC, and CBIC, which are currently wholly owned subsidiaries of BIG, will become indirect operating subsidiaries of the Company. BICO will be sold to Zurich Centre Group LLC, an affiliate of Zurich Centre Group Holdings, Limited ("Zurich"), or a designee of Zurich Centre Group LLC, immediately after the Closing. Prior to the sale of BICO, the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The purchase price will be $5.6 million, subject to certain adjustments. The Company thereafter will continue to do business outside of California through CCIC. In connection with the Acquisition, FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates, to be settled in cash.


     The Acquisition of BIG will be financed by the Company with a combination of equity and debt. The debt portion of the financing will be provided by the proceeds of senior debt financing in an aggregate principal amount of up to $110.0 million through a credit facility or other borrowing arrangement with a lender or lenders or through a public or private offering of senior notes, or a combination thereof (the "Senior Debt Financing"). The equity portion consists of the issuance and sale of approximately $109.6 million of Common Stock (the "Stock Offering"), which consists of the offering of rights to purchase Common Stock (the "Rights") to existing stockholders (other than Insurance Partners, L.P. ("IP Delaware") and Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda")) and warrant holders (excluding certain warrant holders) (the "Rights Offering"), and the offering of Rights to holders of options and restricted Common Stock (the "Employee Participation"). Additionally, IP Delaware, IP Bermuda, and Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. (collectively, "IP II," and, together with IP Delaware and IP Bermuda, "IP") will purchase $94.0 million in Common Stock in a private transaction (the "IP Stock Issuance"). Warrant holders may exercise preemptive rights in connection with the IP Stock Issuance to purchase up to 2,145,821 shares of Common Stock, and those who do so will be excluded from the Stock Offering. IP has also agreed to provide a standby commitment of up to $106.0 million to purchase an amount of shares of Common Stock necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance and the sales to warrant holders exercising preemptive rights to purchase under the terms of the IP Stock Issuance to $200.0 million (the "Standby Commitment"). The Stock Offering, the Standby Commitment, and the IP Stock Issuance (with the related exercise of warrant holder preemptive rights), together, are referred to as the "Equity Financings." The amounts obtained from the Senior Debt Financing and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition, the Senior Debt Financing, and the Equity Financings; for capital for the Company's insurance subsidiaries; and for general corporate purposes. The Stock Offering, the Standby Commitment, the IP Stock Issuance, and the Senior Debt Financing are each conditioned on the completion of the other and the completion of the Acquisition.


SENIOR DEBT FINANCING


     The Company also intends to obtain the Senior Debt Financing in the aggregate principal amount of up to $110.0 million through a credit facility or other borrowing arrangement with a lender or lenders or through a public or private offering of senior notes, or a combination thereof. The interest rate, due date, and other terms of the Senior Debt Financing will be determined in negotiations between the Company and the lenders under the credit facility or other borrowing arrangement or the underwriters or initial purchasers of the senior notes, as the case may be. To the extent that the Equity Financings and the Senior Debt Financing in the amounts contemplated would yield proceeds significantly in excess of that necessary to meet the cash outlays anticipated to complete the Acquisition, the Company may reduce the size of the Senior Debt Financing in an amount determined appropriate by the Board of Directors, in consultation with the Company's financial advisors.

LOSS RESERVES GUARANTEE

     In connection with the Acquisition, FHC has agreed to obtain, at its expense, guarantees on BIG's claim and claim adjustment expense reserves (the "Loss Reserves Guarantee"). The Loss Reserves Guarantee covers $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing. Under the Acquisition Agreement, FHC is permitted to cause BIG to purchase reinsurance that is effective immediately prior to the Closing to fulfill the Loss Reserves Guarantee. The $28.5 million paid by BIG for reinsurance will be deducted from the price paid to FHC by the Company. Using the proceeds of the Equity Financings and the Senior Debt Financing, the Company will contribute capital to BIG following the Closing to offset any reductions in surplus arising out of the purchase of reinsurance, so that the Company's total cash outlay in connection with the Acquisition will be approximately $285.0 million, excluding transaction costs.

LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT


     Separately, effective May 1, 1998 the Company and BIG each entered into a three-year quota-share arrangement with a reinsurer (the "Quota-Share Arrangement") under which each has agreed to cede all risks with an estimated annual premium at each risk's inception date of $25,000 or more. Continuation of the Quota-Share Arrangement by BIG is contingent on the Closing. The Company believes there is significantly more pricing and persistency risk associated with policies with larger annual premium amounts. The use of the Quota-Share Arrangement will allow the Company to re-underwrite this business over time to the Company's underwriting standards while preserving BIG's relationships with producers and insureds. Additionally, because the Quota-Share Arrangement will reduce net written premium, the Company's and BIG's ratio of net written premium to statutory surplus will decrease, a result that is generally viewed favorably by regulators and rating agencies.


TERMS OF THE ACQUISITION AGREEMENT AND SERVICE AGREEMENTS

     The Acquisition Agreement contains customary terms and conditions, representations and warranties, covenants of the parties, conditions to closing, and provisions requiring certain payments upon termination under certain conditions, all as more fully described herein. The Company is obligated to consummate the Acquisition notwithstanding certain material adverse developments in the business of BIG.


     The Acquisition requires the approval of the departments of insurance in the States of California, Delaware and New York, and notice filings in other states. The Company has already made the requisite filings in order to obtain such approval, including an application to the New York Department of Insurance. If approval in New York is not obtained, the Acquisition will proceed without the inclusion of CCIC. While the Company is confident of obtaining approval in New York, as of the date of this Prospectus, all necessary regulatory approvals have not yet been obtained. The Acquisition is also subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which has expired. Additionally, the holders of the 10 3/4% Trust Preferred Securities (the "Trust Preferred Securities") issued by the Company's subsidiary, Superior National Capital Trust I (the "Trust") are being requested to consent to the Senior Debt Financing. The Company expects to obtain all such approvals, although no assurances can be given that they will be obtained.


     In connection with the Acquisition Agreement, the Company and BIG will enter into long-term service agreements (the "Service Agreements") with various subsidiaries of FHC that are not being sold to Superior National. These agreements include medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services. The Service Agreements will have minimum terms of five years.

DISPOSITION OF BICO

     The Company has entered into a letter of intent to sell BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Under the letter of intent, Superior Pacific will assume BICO's insurance business and liabilities, receive assets with a fair market value equal to the liabilities assumed, and receive additional consideration equal to BICO's statutory capital and surplus, plus the value of BICO's charter and licenses, at the sale date. The purchase price will be $5.6 million, subject to adjustments reflecting the statutory capital surplus requirements in the various licensed jurisdictions. After the sale of BICO, an affiliate of Zurich intends to recapitalize BICO and enter into a five-year underwriting arrangement with Superior Pacific under which Superior Pacific will be given the right to produce up to $50.0 million in estimated annual premium on BICO's policy forms in exchange for an underwriting fee equal to 2.5% of direct written premium plus a pass through of all related expenses. The Company intends to retain BICO's business and employees within the Superior National organization, and, together with CCIC and the other BIG Insurance Subsidiaries acquired in the Acquisition, to continue, and attempt to expand, BIG's national workers' compensation insurance operations.


     The sale of BICO is contingent upon a number of conditions, including the completion of a due diligence investigation by Zurich Centre Group LLC, execution of definitive documents prior to the completion of the Acquisition, approval from state insurance regulators, the execution of other related agreements, and other customary conditions.

STRATEGY

  Integration Strategy

     The Company acquired SPCC in April 1997 and has rapidly integrated SPCC's operations into Superior Pacific. The Company believes it has achieved significant expense savings through that integration. Although the Company does not expect any material cost savings to arise in the short term out of the Acquisition of BIG, the benefits of economies of scale could be realized over a period of years. The Company's strategy for improving the overall financial performance of both Superior Pacific and BIG includes:

     - Leadership in California Market. As the largest private sector workers' compensation insurer in California, the Company will be positioned to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing.

     - Nationwide Presence; Opportunities for Growth. The Company intends to maintain a nationwide presence and seek additional opportunities for growth outside of California, using the regional and branch network established by BIG.

     - Underwriting. The Company believes it can accomplish a gradual re-underwriting of BIG's book of business to enhance its profitability. The pricing and persistency risk associated with the re-underwriting of larger accounts will be mitigated by ceding accounts with estimated annual premium of $25,000 or more at inception to a reinsurer.

     - Information Systems. The Company believes that its data processing systems will give Superior Pacific and BIG a significant competitive advantage by (i) enhancing the effectiveness of their employees' underwriting, policy administration, and claims activities, (ii) providing detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) providing marketing benefits through improved customer service.


     - Loss Control and Claim Management. The Company believes BIG is a leader in loss control for workers' compensation insurance and expects to introduce innovative concepts developed by BIG, such as employer safety management schools, to Superior Pacific's business. Additionally, once a claim is made the Company expects to benefit from service arrangements with FHS and the claim severity management services Superior Pacific is obtaining from Risk Enterprise Management Limited ("REM") (a Zurich affiliate) as part of its Claim Severity Management Program (as described herein). These claim practices will continue to emphasize rapid medical intervention to mitigate the severity of injuries.


     - Producer Relationships. The Company intends to strengthen its marketing relationships with its producers, including nationally recognized insurance brokers who have longstanding relationships with BIG, in order to reach potential customers with nationwide operations. The Company endeavors to be the primary supplier of workers' compensation insurance for many of its producers. The Company will continue to emphasize its relationships with small- and medium-sized producers who often use the Company as a primary underwriter of workers' compensation insurance.

  Operating Strategy

     Superior National intends to continue to focus on the bottom line while completing the integration of Superior Pacific and BIG. The key elements of its strategy to maintain operating margins in its business are:

     - Focus on Specialized Market Segments. The Company's experienced management team utilizes a sophisticated information system to focus the Company's business on selected policy sizes and employment classifications that management believes provide the greatest opportunity for profitability.

     - Underwriting Discipline. Following the advent of open rating in California in 1995, some California workers' compensation insurers have reduced premium rates substantially to increase or maintain market share. The Company has not followed this practice and has maintained consistently stringent underwriting policies to maintain gross profit margins. As a result, although the Company experienced declines in premium until acquiring SPCC, from 1993 to 1997 the Company's combined ratio from continuing operations improved from 100.2% to 90.9%.

CALIFORNIA WORKERS' COMPENSATION INSURANCE MARKET

     California is the country's largest workers' compensation insurance market. It is composed of (i) the State Fund, (ii) companies, including BIG, that write workers' compensation insurance in California but have significant writings in other lines of business and/or in other states, and (iii) the Company, which, prior to the Acquisition, is the one private sector company that writes exclusively workers' compensation insurance specifically focused in California.

     The State Fund, which is obligated to write workers' compensation insurance for any applicant, including those turned down by the private sector carriers, is the largest underwriter of workers' compensation insurance in California, accounting for approximately 19% of the direct written premium in California in 1996. Because the State Fund must accept all risks, its combined ratios have historically been much higher than those of the private sector carriers. Despite these results, the State Fund has consistently achieved profitability through the investment income earned on its large invested asset base. As of December 31, 1997, the State Fund had invested assets of approximately $7.1 billion and statutory capital and surplus of approximately $1.6 billion. The State Fund currently maintains an "A" claims paying ability rating from Standard & Poor's Corporation ("S&P") and an "A-" rating from A.M. Best. Notwithstanding its profitability, the State Fund's relatively poor underwriting results, together with its large size, have created a skewed perception of the underwriting profitability of companies writing business in the California workers' compensation insurance marketplace. Although the State Fund regularly competes with the Company for profitable underwriting business, the Company views the State Fund's role as the insurer of last resort to be a significant benefit because it eliminates the need to create an assigned risk plan in which the Company and other insurers conducting business in California would be required to participate.

     While competitive pressures in the California workers' compensation insurance market increased with the implementation of open rating in January 1995, certain fundamentals of the workers' compensation insurance market in California recently have improved. For 1996, the latest year for which information is available, total direct workers' compensation written premium in California leveled out at approximately $5.0 billion as compared to approximately $9.0 billion in 1993, as the market began to experience rate stabilization. Based on the Company's analysis of data obtained from the California Workers' Compensation Insurance Rating Bureau ("WCIRB") and other sources, this trend continued in 1997, as demonstrated by a slight improvement in premium pricing of approximately 0.5% for the year ended December 31, 1997 as compared to 1996. Additionally, anti-fraud legislation enacted in 1993 continues to have a positive effect on underwriting results by addressing fraudulent claims and medical and legal expenses. These improvements have resulted in a reduction in the frequency of claims in the California workers' compensation insurance market. However, beginning in 1997, the Company has recognized an increase in claim severity for injuries sustained in 1995 and thereafter. Management has taken steps to address this issue by undertaking a Claim Severity Management Program. BIG also experienced increased claim severity in 1997 and in early 1998.

EFFECT OF THE ACQUISITION

     After giving effect to the Acquisition, the Company believes it will be better positioned than its competitors to compete successfully in the post-open rating California workers' compensation insurance market, while also reducing somewhat its dependence on the California market for growth and profitability. The Company believes it will benefit from its focus on workers' compensation insurance, and that its leadership position in the California market will allow it to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing. The national presence provided by the Acquisition will give the Company some diversification from the California market, offering what the Company believes are attractive growth opportunities in a number of markets. The Company continues to believe that pricing and underwriting policies designed specifically for workers' compensation insurance means that segment of its business should perform better financially than the workers' compensation insurance business of insurers who offer workers' compensation policies to insureds as part of a package of insurance.

EXPERIENCED MANAGEMENT; BUSINESS RELATIONSHIPS WITH ZURICH AFFILIATES

     The Company is led by an experienced management team, with the Chief Executive Officer and the Chief Operating Officer having a combined 60 years of workers' compensation insurance business experience, both in and outside of California. The experience of management and the Company's sophisticated data processing systems allow the Company to react quickly to positive and negative developments in its markets.


     In addition, the Company benefits from business relationships with affiliates of Zurich, which have provided financing and access to their expertise and products, including claim management services and reinsurance. The Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by Zurich Centre Insurance Company, a Zurich affiliate having an A.M. Best "A" rating. Affiliates of Zurich are providing services that the Company has integrated into its Claim Severity Management Program. Furthermore, in December 1997, Centre Solutions (Bermuda) Limited ("Centre Solutions"), an affiliate of Zurich, purchased $10.0 million of the Trust Preferred Securities. In addition, in connection with the Acquisition, Zurich Centre Group LLC or its designee will purchase BICO from the Company and establish an underwriting arrangement with the Company for a fee equal to 2.5% of direct written premium plus a pass through of all related expenses.


EFFECT OF EQUITY FINANCINGS; RELATIONSHIPS AMONG THE COMPANY, IP, AND ZURICH

     Effect of Equity Financings; Ownership of IP. IP is playing a significant role in the Equity Financings. Following the Acquisition and assuming no exercise of the Standby Commitment, the IP partnerships would own in the aggregate approximately 7.7 million shares and 528,480 warrants, representing approximately 43% of the then outstanding Common Stock (approximately 38% on a diluted basis). In addition, certain parties having business relationships with IP, primarily, Centre Solutions, CentreLine Reinsurance Limited ("CentreLine"), International Insurance Investors, L.P. ("III"), International Insurance Advisors, Inc. ("IIA"), and other related parties, could acquire approximately
1.3 million shares (as participants in the Rights Offering or upon exercise of their warrant holder preemptive rights). As a result, following the Acquisition, IP and these other parties could own in the aggregate up to approximately 9.0 million shares of Common Stock and approximately 2.6 million warrants, representing approximately 50% of the then outstanding Common Stock (approximately 54% on a diluted basis).

     IP Delaware and IP Bermuda are investment partnerships formed in 1994 to make equity investments in the insurance, healthcare, and insurance services industries, and have total committed capital of $540 million. Robert A. Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff, who has no other relationship with the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP Bermuda. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial

Owners," footnotes 6 and 10. Major partners include Centre Reinsurance Limited ("Centre Re"), Keystone, Inc. (formerly the Robert M. Bass Group, Inc.), and The Chase Manhattan Bank ("Chase"). Since their formation, the partnerships have invested, or have committed to invest, in excess of $500 million in insurance, healthcare, and insurance services transactions.


     The partnerships within IP II were formed to make investments similar to those made by IP Delaware and IP Bermuda. Robert A. Spass and Bradley E. Cooper, directors of the Company, are also officers of Capital Z Partners, Ltd. ("Capital Z"), the ultimate general partner of each of the IP II partnerships. Each of Messrs. Spass and Cooper owns 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z. See "Security Ownership of Certain Beneficial Owners and
Management -- Security Ownership of Certain Beneficial Owners," footnote 7. The partnerships within IP II expect to have committed capital in excess of $1.5 billion. Major partners will be Zurich Financial Services, including Centre Re, and Chase. Capital Z executed the Stock Purchase Agreement and subsequently assigned its rights and obligations thereunder to IP II.


     In the event that IP is required to purchase all of the shares under the Standby Commitment, then the IP partnerships would own in the aggregate approximately 14.1 million shares and 528,480 warrants, representing approximately 79% of the then outstanding Common Stock (approximately 68% on a diluted basis). Furthermore, IP, Centre Solutions, CentreLine, III, IIA, and other related parties would own in the aggregate approximately 14.1 million shares and approximately 2.6 million warrants, representing approximately 79% of the then outstanding Common Stock (approximately 78% on a diluted basis).


     Currently, IP Delaware and IP Bermuda beneficially own 1,375,547 and 765,304 shares of Common Stock, respectively, or approximately 23.1% and 12.8% of the outstanding Common Stock. IP II does not currently own any Common Stock. IP Delaware and IP Bermuda purchased their shares in April 1997 in connection with the Company's financing of its acquisition of Pac Rim. Robert A. Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff who has no other relationship to the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP Bermuda.


     III engaged in a transaction with the Company in 1992 that involved the Company's issuing $11.0 million in promissory notes (which were repaid in 1994), the Company's 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Voting Notes"), and 1,616,886 warrants (some of which were issued to the Company's management). The warrants have been distributed to and (to the extent not transferred to unaffiliated parties) are held by the partners of III, one of which is an affiliate of Centre Solutions, subject to a revocable agency relationship with IIA that allows IIA to exercise rights set forth in the warrants and with respect to the Common Stock issuable upon their exercise. The Voting Notes are held directly by III and allow III to vote the number of shares of Common Stock that may be purchased upon exercise of the warrants originally issued to III (1,566,465 votes at present, as some of the warrants issued to management have since been cancelled) in director elections and removals, amendments to such voting rights, and changes to the authorized number of directors. Some of III's management are also involved in IP. Robert A. Spass, a director of the Company, is an officer of IIA and has voting power over all of the capital stock of the general partner of III; however, pursuant to an agreement between the general partner's board of directors and Mr. Spass, he makes no voting or investment decisions with respect to the securities of the Company held by such general partner. Bradley E. Cooper, a director of the Company, was an officer of IIA from 1990 to 1994.

     Participation of Zurich. Zurich is part of the multinational Zurich Insurance Group. Zurich is the ultimate owner of CentreLine and Centre Solutions, both of which have made investments in the Company, as discussed below. In addition, several affiliates of Zurich are significant investors in some of the IP partnerships.


     CentreLine completed a $20.0 million financing transaction with the Company in 1994 under which CentreLine received a warrant (the "CentreLine Warrant") to purchase 579,356 shares of Common Stock at $5.20 per share (which if exercised would represent approximately 8.9% of the presently outstanding Common Stock). The preferred securities that were issued by an affiliate of the Company to an affiliate of Centre Solutions in connection with this transaction have since been redeemed. Steven Germain, a director of the Company, is an officer and director of CentreLine.

     Centre Solutions, which is an affiliate of CentreLine, holds 395,128 warrants (which if exercised would represent approximately 6.2% of the presently outstanding Common Stock), which were transferred to it by an affiliate that received them through an investment in III. III received these warrants, as discussed above, in connection with its 1992 investment in the Company. In addition, an affiliate of Centre Solutions is a significant limited partner in some of the IP partnerships. Mr. Germain is also an officer and director of Centre Solutions.


     In connection with the Equity Financings, Zurich is receiving 205,520 of the 734,000 Commitment Fee Warrants being issued to IP in consideration of IP's agreeing to provide the Standby Commitment. Zurich is receiving these warrants because at the time the Acquisition was being negotiated, IP II was in the process of being formed. As a condition to entering into the Acquisition Agreement, FHC required assurances that funding would exist in IP II to allow it to meet its obligations to fund the Acquisition. Zurich, anticipating its major investment in IP II, provided FHC with the necessary assurances and, in exchange, received from IP a portion of the Commitment Fee Warrants that IP was to receive under the Stock Purchase Agreement. Separately, the Company is selling BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC. See "-- Disposition of BICO." Other than with respect to the transactions described above and except for any participation that they may have as investors in any of the IP partnerships, Zurich and its affiliates are not actively involved in any other aspect of the Acquisition or the Equity Financings.


     Background to the Acquisition and Equity Financings. The degree of ownership that IP and its related parties would have upon consummation of the Acquisition was an issue of concern to the Board of Directors during the period when the Company negotiated the Acquisition and the Equity Financings. The Board was particularly concerned that IP would have the ability to further influence the Company's management and policies and was aware that such a concentration of ownership could delay or prevent a change in control of the Company or have a depressive effect on the trading market for the Company's equity securities. However, these concerns were reduced to some degree by the knowledge that "IP" constitutes a number of entities not under common control, with some diversity of ownership and related, but not necessarily identical, investment objectives and motivations. While for convenience "IP" is referred to in this Prospectus as though it were a single entity, the differences among the IP partnerships, including diversity in ownership, term of existence, and management personnel, are significant enough that all of the IP partnerships may not necessarily act in concert on every matter. Furthermore, to reduce the impact of IP's and its related parties' ownership of the Company, the terms of the Stock Purchase Agreement were negotiated to restrict IP's and its related parties' voting rights and ability to acquire additional shares of Common Stock. Finally, the Board of Directors believes that aspects of the relationship with IP are beneficial to the Company's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The Board of Directors determined that these advantages, in addition to the willingness of IP to make equity commitments months in advance of the consummation of the Acquisition, and to do so to an extent that convinced FHC that the Company, although significantly smaller than BIG in terms of assets and direct written premium, could complete the Acquisition, outweighed the concerns raised by this concentration of control.


     The terms of the Acquisition were negotiated by J. Chris Seaman, an Executive Vice President and the Chief Financial Officer of the Company, with the assistance of Bradley E. Cooper, a director of the Company who is affiliated with parties related to IP. These negotiations were overseen by C. Len Pecchenino, the Company's Chairman of the Board. Because of the conflict of interest with Messrs. Spass, Gruber, and Cooper, independent directors of the Company were designated by the Board of Directors to negotiate, on behalf of the Company, the terms of the Stock Purchase Agreement, including the $3.9 million transaction fee payable to IP and the Commitment Fee Warrants to purchase 734,000 shares of Common Stock, which are to be issued in consideration of the Standby Commitment. Mr. Pecchenino and Thomas J. Jamieson, in consultation with the Company's lawyers and investment bankers, performed that function.


     The Board, in consultation with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), investigated a number of transaction forms and terms before determining to finance the Acquisition with the Equity Financings and the Senior Debt Financing. The Board of Directors determined that a majority of the financing for the Acquisition should be equity in order to avoid incurring excessive debt obligations and to provide the Company with additional stockholders' equity, which it believes will be viewed favorably by rating agencies, such as A.M. Best. Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing, thus the Company needed committed financing that it could be confident would be available at the designated time. This need made it impractical to structure the financing solely in reliance upon transactions dependent upon the decisions of a large group of private purchasers or upon access to the public market at a future date due to the risk that the market would be unfavorable and no financing transaction meeting the Company's needs could be completed on a timely basis. The Company determined, therefore, to complete the equity transactions with IP, in the form of the IP Stock Issuance and the Stock Offering, backed by the Standby Commitment, because it had assisted the Company in procuring the Acquisition; had communicated its desire and ability to enter quickly into a private equity investment agreement with the Company committing it to provide a substantial portion of the Acquisition price, which allowed the Company to convince FHC that it could finance the Acquisition; and was an investment group known to the Company. The IP Stock Issuance, in conjunction with the Standby Commitment, gave the Company and FHC confidence that the Company would raise the equity financing necessary to complete the Acquisition, which, in turn, upon the advice of DLJ, also made the likelihood of successfully completing the Senior Debt Financing significantly greater.

RISK FACTORS


     The success of the Acquisition depends in part on the ability of the Company's management to coordinate the operations of the business enterprises of the Company and BIG. There can be no assurance that the coordination necessary to realize the expected benefits of the Acquisition will be achieved. In addition, the Company has identified longer-term economies of scale it believes can be achieved through integration of functions over a period of several years. There can be no assurance that the Company will be able to realize the anticipated economies of scale, and the failure to realize them could adversely affect the Company's cash flow and earnings before taxes. Finally, the Company's competitive position is dependent in part on its rating by A.M. Best and other rating agencies. There is no direct relationship between a rating established by A.M. Best and the investment ratings issued by the several securities rating firms. An A.M. Best rating is purported to be an overall measure of the financial strength of an insurance enterprise for use primarily by producers and consumers of insurance products, rather than an evaluation of an individual security or investment. Although A.M. Best has placed the Company's "B+" rating under review with positive implications, there can be no assurance that any of A.M. Best or the other insurance rating agencies, or any of the investment rating agencies will view the completed Acquisition favorably. See "Risk Factors."

                               THE STOCK OFFERING


The Stock Offering............   The Stock Offering consists of the Rights
                                 Offering and the Employee Participation, each as described herein, and involves a total of up to 6,540,613 shares of Common Stock at a purchase price of $16.75 per share. The Stock
                                 Offering will commence on November 5, 1998 and will expire fifteen days thereafter (unless extended by the Board of Directors) on November
                                 20, 1998 (such date, as it may be extended, the "Expiration Date").


Need for Immediately Available
  Funds......................... In order to enable the Company to complete the
                                 Acquisition as soon as possible after the Expiration Date, all Subscription Price payments must be in immediately available funds or must clear on or prior to the Expiration Date. HOLDERS EXERCISING RIGHTS IN THE WEEK PRIOR TO THE EXPIRATION DATE ARE URGED TO DELIVER IMMEDIATELY AVAILABLE FUNDS TO THE SUBSCRIPTION AGENT, BY WIRE TRANSFER IF POSSIBLE. Although personal checks will be accepted, if they have not cleared by the Expiration Date the subscription will not be valid. SEE "THE STOCK OFFERING -- EXERCISE OF RIGHTS."

Use of Proceeds...............   The maximum gross proceeds of the Stock
                                 Offering will be $109.6 million, in the event all Rights are exercised. The Company intends to use the proceeds of the Stock Offering, warrant holder exercises of preemptive rights, the proceeds of the Standby Commitment (if necessary) and approximately $94.0 million of gross proceeds obtained from the IP Stock
                                 Issuance (with these Equity Financings expected to total $200.0 million in gross proceeds), together with approximately $110.0 million of gross proceeds obtained from the Senior Debt
                                 Financing, to acquire BIG from FHC for $256.5 million in cash and to contribute approximately
                                 $28.5 million to the capital of BIG to replace the funds spent by FHC in purchasing the reinsurance to fund the Loss Reserves
                                 Guarantee. The amounts obtained from the Equity
                                 Financings and the Senior Debt Financing in excess of the purchase price for BIG and required capital contributions may be used to reduce the amount of Senior Debt Financing obtained, and, if not will be used for transaction costs in connection with the Acquisition and the related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes. See "Use of Proceeds" and "Acquisition of Business Insurance Group, Inc."


Shares of Common Stock
  Outstanding after Stock
  Offering....................   Based on the number of shares outstanding on
                                 the Stock Offering Record Date and assuming that no outstanding options or warrants are exercised, and that all Rights are exercised, a maximum of 18,114,050 shares of Common Stock will be outstanding following the Stock
                                 Offering and the IP Stock Issuance.



Return of Funds Without
  Interest if
  the Acquisition Fails to
  Close.......................   The proceeds of the Stock Offering, together
                                 with the proceeds of the Standby Commitment (if necessary), the IP Stock Issuance, the exercise of preemptive rights by warrant holders, and the

                                 Senior Debt Financing, will be used to
                                 consummate the Acquisition. The closing of the Stock Offering is conditioned upon the simultaneous closing of the Acquisition and the other related financing transactions. If the Acquisition does not close (including due to the failure of the Company to consummate the other financing transactions), the Subscription Agent will return subscription funds received for exercise of the Rights without interest.

Issuance of Common Stock......   Certificates representing shares of Common
                                 Stock purchased in the Stock Offering will be delivered as soon as practicable after the Closing (expected to be two to three weeks after the Expiration Date). See "The Stock
                                 Offering -- The Rights."

Subscription Agent............   Wilmington Trust Company has been retained by
                                 the Company as its Subscription Agent. See "The
                                 Stock Offering -- Subscription Agent."

Information Agent.............   Corporate Investor Communications, Inc. ("CIC")
                                 has been retained by the Company as its
                                 Information Agent. See "The Stock
                                 Offering -- Information Agent."

THE RIGHTS OFFERING


The Rights....................   Pursuant to the Rights Offering, the Company
                                 will distribute to each holder of Common Stock
                                 (excluding IP Delaware and IP Bermuda), and to each of the warrant holders (excluding warrant holders exercising preemptive rights with respect to the IP Stock Issuance) as of the Record Date, one transferable Right for each share of Common Stock or, in the case of warrant holders, Common Stock equivalent, held, and each Right will entitle the holder thereof to receive, upon payment of the $16.75 per share Subscription Price, one share of Common
                                 Stock. An aggregate of 6,540,613 Rights
                                 (including Rights issued under the Employee
                                 Participation) will be distributed. Once a holder has exercised a Right, that exercise may not be revoked. The Rights issued in the Rights
                                 Offering, once distributed and until the Expiration Date, are intended to be freely transferable.



Subscription Price............   $16.75 per share of Common Stock.


Record Date...................   Friday, October 30, 1998.

Expiration Date...............   Friday, November 20, 1998, at 5:00 p.m., New
                                 York City time, unless extended. The Company may extend the Expiration Date, in its sole discretion, and will announce any extension by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. Any extension of the Expiration Date will be for at least three
                                 Nasdaq trading days. See "The Stock
                                 Offering -- Expiration Date."

Transferability of Rights.....   The Rights distributed in the Rights Offering
                                 will be transferable and will be evidenced by transferable subscription certificates
                                 ("Subscription Certificates"). It is expected that the Rights (not including those issued under the Employee Participation) will trade on Nasdaq under the symbol "SNTLR" until the close of business on the last Nasdaq trading day prior to the Expiration Date. Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. No assurance can be given, however, that a market for the Rights will develop or, if such a market develops, how long it will continue, nor can any assurance be given as to the price sellers of Rights may receive. See "The Stock Offering -- Method of
                                 Transferring Rights."


How to Exercise Rights........   Rights may be exercised by properly completing
                                 and signing the Subscription Certificate and forwarding it, with payment of the Subscription
                                 Price for each share of Common Stock subscribed for pursuant to the Rights, to the Subscription
                                 Agent on or prior to the Expiration Date. THE
                                 SUBSCRIPTION AGENT MUST HAVE IMMEDIATELY
                                 AVAILABLE FUNDS ON THE EXPIRATION DATE FOR A
                                 SUBSCRIPTION TO BE VALID. Although personal checks will be accepted, if they have not cleared by the Expiration Date, the Subscription will not be valid. If the mail is used to forward Subscription Certificates and payment, it is recommended that insured, registered mail be used. Delivery will also be accepted by courier or by hand at the office of the Subscription Agent. No interest will be paid on subscription funds delivered to the Subscription Agent. See "The Stock Offering --
                                 Exercise of Rights." Once a holder of Rights has exercised his or her Rights, that exercise may not be revoked. See "The Stock
                                 Offering -- No Revocation."

How Foreign and Certain Other
  Stockholders Can Exercise
  Rights......................   In the event Subscription Certificates cannot
                                 be mailed to persons whose addresses are outside the United States or who have an APO or FPO address, such certificates will be held by the Subscription Agent for their account. To exercise their Rights, these holders must notify the Subscription Agent of their desire to exercise before 11:00 a.m., New York City time, on the third Nasdaq trading day preceding the Expiration Date, and must establish to the satisfaction of the Company that their exercise is permitted under applicable law. If such a holder does not notify the Subscription Agent and provide acceptable instructions to the Subscription Agent before that deadline, his or her Rights will be sold, if feasible, and the net proceeds, if in excess of $5.00 (after expenses of sale), will be remitted to such holder. Any net proceeds not distributed will be retained by the Company for general corporate purposes. See "The Stock
                                 Offering -- Foreign and Certain Other
                                 Stockholders."

Persons Holding Shares or
  Warrants, or Wishing to
  Exercise Rights, Through
  Others......................   Persons holding shares of Common Stock or
                                 warrants and receiving the Rights distributed with respect thereto through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons holding certificates of Common Stock or warrants personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transaction for them. See "The
                                 Stock Offering -- Exercise of Rights."

Warrant holders exercising
  preemptive rights............. The Company's warrant holders have preemptive rights that allow them to purchase Common Stock under the terms of the IP Stock Issuance. If they do not choose to do so, they will receive Rights under the terms of the Rights Offering. Warrant holders who decide to purchase Common Stock directly under the terms of the IP Stock Issuance will have the opportunity to purchase one share per Common Stock equivalent share they hold at the same $16.75 per share price to be paid by IP. These warrant holders will be excluded from the Rights Offering. To reflect that exclusion, the size of the Rights Offering will be reduced by the number of shares being purchased by warrant holders exercising their preemptive rights to buy under the IP Stock Issuance, but the one-for-one distribution ratio for the Rights will not be changed. The total number of shares of Common Stock issuable to warrant holders is not affected by their decision to participate in the private sale under the terms of the IP Stock Issuance rather than in the Rights Offering.



Certain Federal Income
  Tax Considerations..........   In general, existing stockholders as of the
                                 Record Date most likely will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. The tax impact on holders of options or shares of restricted Common Stock issued pursuant to the Company's equity incentive plans is discussed under the "Employee Participation" heading below. Holders of warrants who have exercised their preemptive rights to purchase shares under the terms of the IP Stock Issuance most likely will not recognize taxable income, while holders of warrants who have not exercised preemptive rights in connection with the IP
                                 Stock Issuance and instead are issued Rights pursuant to the Rights Offering most likely will be treated as having received a taxable distribution of the right to acquire shares of Common Stock and, accordingly, would recognize taxable income in connection with the issuance of Rights to them in an amount equal to the fair market value of the Rights distributed
                                 (determined at the time of issuance).
                                 Thereafter, holders of warrants will not recognize additional taxable income in connection with the exercise by them of the Rights. See "Certain Federal Income Tax
                                 Considerations."


EMPLOYEE PARTICIPATION


Terms of Participation........   Pursuant to the Employee Participation, the
                                 Company will distribute to each employee and consultant of the Company holding as of the Record Date vested and unvested stock options, or shares of restricted Common Stock issued under the terms of the Company's equity incentive plans for which no election under
                                 Section 83(b) of the Internal Revenue Code of
                                 1986, as amended (the "Code"), has been made
                                 ("Restricted Stock"), the same form of Right issued in the Rights Offering, except for contractual restrictions on transferability.
                                 The shares of Common Stock purchased under the Employee Participation by payment of the $16.75
                                 Subscription Price and delivery of a
                                 subscription agreement will be subject to contractual restrictions, primarily a one-year restriction on transferability. Rights issued under the Employee Participation will not be listed for trading on Nasdaq. Under the terms of the Employee Participation, the Board of Directors has approved the payment of a portion of the Subscription Price in the form of a secured promissory note. The maximum amount of the loan by the Company will be based on a calculation of 66% of the value of the securities of the Company pledged in connection therewith. See
                                 "The Stock Offering -- Employee Participation."


Participation Procedures......   Employees and consultants may receive Rights in
                                 the Employee Participation only upon delivery of a participation agreement ("Employee
                                 Participation Agreement") in which they will agree the Rights are not transferable.

Subscription Price............   $16.75 per share of Common Stock.

Record Date...................   Friday, October 30, 1998.

Expiration Date...............   Friday, November 20, 1998, at 5:00 p.m., New
                                 York City time, unless extended. The Company may extend the Expiration Date, in its sole discretion, and will announce any extension by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. Any extension of the Expiration Date will be for at least three
                                 Nasdaq trading days. See "The Stock
                                 Offering -- Expiration Date."

Non-Transferability of
  Rights......................   Rights distributed in the Employee
                                 Participation will not be transferable and "stop transfer" instructions will be given to the Subscription Agent. Any attempted transfers of a Right distributed in the Employee
                                 Participation will be void.


How to Exercise Rights
  Under Employee
  Participation...............   A Right issued under the Employee Participation
                                 may be exercised by properly completing and signing the Subscription Certificate and forwarding it, together with (i) payment of the Subscription Price, in cash, or in the form of an employee participation promissory note (a
                                 "Participation Note"), or a combination
                                 thereof, (ii) a Securities Pledge Agreement, and (iii) a Stock Subscription Agreement, to the Subscription Agent. THE SUBSCRIPTION AGENT
                                 MUST RECEIVE IMMEDIATELY AVAILABLE FUNDS, AND
                                 THE OTHER DOCUMENTATION, ON OR PRIOR TO THE
                                 EXPIRATION DATE. Additionally, if securities of the Company other than options, Restricted
                                 Stock, and Common Stock issuable upon exercise of the Rights are being pledged to secure a Participation Note, they must be received by the Company's Corporate Secretary before the Expiration Date. If mail is used to forward the documentation, it is recommended that insured, registered mail be used. Delivery will also be accepted by courier or by hand. No interest will be paid on subscription funds delivered to exercise Employee Participation Rights. Once a participant has exercised his or her Rights, that exercise may not be revoked. See "The
                                 Stock Offering -- No Revocation."



Certain Federal Income
  Tax Considerations..........   The Company believes that employees,
                                 consultants, and holders of Restricted Stock who are issued Rights in connection with the Employee Participation will not recognize gain or loss upon receipt of the Rights because the Rights should not be treated as having a readily ascertainable fair market value within the meaning of Treasury
                                 Regulation Section 1.83-7(b) when issued.
                                 However, each employee, consultant, or holder of Restricted Stock would recognize ordinary income, if any, at the time the Rights are exercised in an amount equal to the difference between the fair market value of the Common
                                 Stock (at the time of exercise) and the
                                 Subscription Price in accordance with Section
                                 83 of the Code. See "Certain Federal Income Tax
                                 Considerations."


Standby Commitment............   To assure the Company that a total of $200.0
                                 million in proceeds will be provided by the Stock Offering, the IP Stock Issuance, and the exercise of warrant holder preemptive rights to purchase stock under the terms of the IP Stock
                                 Issuance, IP has agreed to purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance (together with related exercises of warrant holder preemptive rights), and the Standby Commitment to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Subscription Price under the terms and conditions of the Stock
                                 Purchase Agreement. IP Delaware and IP Bermuda are not participating in the Stock Offering.

                                 The Standby Commitment is in addition to IP's agreement to purchase a minimum of 5,611,940 shares of Common Stock at $16.75, or approximately $94.0 million in the aggregate, pursuant to the IP Stock Issuance. The purpose of the Standby Commitment is to assure the Company of at least $200.0 million in proceeds from the sale of its Common Stock in the Equity Financings to complete the Acquisition.

Commitment Fee................   In consideration of the commitment to provide
                                 the Standby Commitment, regardless of whether the Stock Offering and Standby Commitment are consummated, IP will receive a commitment fee consisting of the Commitment Fee Warrants to purchase 734,000 shares of Common Stock at $16.75 per share. A portion of the Commitment
                                 Fee Warrants will be issued to Zurich in consideration of certain financing commitments made by Zurich to IP II. Rights will not be issued to the recipients of the Commitment Fee
                                 Warrants in respect of those warrants.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated financial information with respect to Superior National and BIG for the periods indicated. The historical financial information was prepared in accordance with GAAP. The financial information for Superior National as of June 30, 1998 and 1997 is unaudited; however, in management's opinion, it includes all adjustments, including normally occurring accruals, that are necessary for a fair presentation of results for such interim periods. The financial information for BIG as of June 30, 1998 and 1997 and as of December 31, 1995, 1994, and 1993, as well as for the years ended December 31, 1994 and 1993 and the six months ended June 30, 1998 and 1997, is unaudited. Interim results are not necessarily indicative of results for the full year. The pro forma consolidated statement of operations data for the six months ended June 30, 1998 and the year ended December 31, 1997 is unaudited and presents results for the Company as if the Acquisition had been consummated as of the beginning of each period presented.

     BIG is an indirect wholly owned subsidiary of FHS, and as a subsidiary is not subject to the same financial reporting requirements, therefore audited financial information is not available for all periods. For the same reason, earnings per share information is not meaningful.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                             SUMMARY FINANCIAL DATA

                                              SIX MONTHS
                                            ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                         --------------------   ----------------------------------------------------
                                          1998        1997       1997(1)      1996      1995       1994       1993
                                         -------   ----------   ----------   -------   -------   --------   --------
                                                   (RESTATED)   (RESTATED)
                                             (UNAUDITED)

                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned....................  $50,206    $64,388      $140,920    $88,648   $89,735   $110,418   $153,585
         Total Revenues................   58,220     69,909       153,594     96,417    99,519    119,467    163,135
EXPENSES:
Claim and claim adjustment expenses,
  net of reinsurance...................   26,319     44,995        90,447     55,638    53,970     78,761    113,817
Underwriting and general and
  administrative expenses (e.g.,
  commissions).........................   18,406     17,849        37,695     34,138    29,447     21,660     28,778
         Total Expenses................   45,739     83,345       152,032     91,190    87,830    114,470    160,931

Income before income taxes, preferred
  securities dividends and accretion,
  discontinued operations,
  extraordinary items, and cumulative
  effect of change in accounting for
  income taxes.........................   12,481    (13,436)        1,562      5,227    11,689      4,997      2,204
Preferred securities dividends and
  accretion, net of income tax
  benefit..............................   (3,724)      (907)       (3,069)    (1,667)   (1,488)      (683)        --
Net income from continuing
  operations...........................  $ 7,816    $(8,867)     $    463    $ 3,630   $11,701   $  3,599   $  2,734
                                         =======    =======      ========    =======   =======   ========   ========

BASIC EPS:
Per common share:
Income from continuing operations......  $  1.34    $ (1.91)     $   0.09    $  1.06   $  3.41   $   1.05   $   0.80
Weighted average shares outstanding....    5,854      4,642         5,250      3,433     3,430      3,430      3,430

DILUTED EPS:
Per common share:
Income from continuing operations......  $  0.99    $ (1.38)     $   0.07    $  0.75   $  2.97   $   0.70   $   0.58
Weighted average shares outstanding....    7,912      6,411         7,016      4,826     3,942      5,122      4,753

                                       AS OF JUNE 30,                          DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997     1997(1)      1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)               (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments
-- carrying value..................  $191,164   $244,326   $242,116   $149,440   $ 49,030   $ 68,595   $ 45,982
-- market value....................   191,164    244,326    242,116    149,440     49,030     68,591     46,212
Investments withheld from a related
  party reinsurer..................        --         --         --         --    114,921    108,283    104,197
Reinsurance receivables............    55,474     33,450     53,082     25,274     39,613     68,129     71,003
         Total Assets..............  $396,036   $395,399   $429,473   $323,830   $240,781   $286,776   $264,098
                                     ========   ========   ========   ========   ========   ========   ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Claim and claim adjustment
  expenses.........................  $154,843   $213,686   $201,255   $115,529   $141,495   $171,258   $171,038
         Total Liabilities.........   236,290    316,464    268,378    255,068    176,256    227,622    224,044
         Total Stockholders'
           Equity..................  $ 58,695   $ 53,990   $ 59,818   $ 45,191   $ 43,480   $ 40,364   $ 40,055
                                     ========   ========   ========   ========   ========   ========   ========

------------------------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC (formerly The Pacific Rim Assurance Company) from April 1, 1997.

                         BUSINESS INSURANCE GROUP, INC.

                           SUMMARY FINANCIAL DATA(1)

                                         SIX MONTHS
                                       ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------------
                                       1998       1997        1997         1996         1995        1994       1993
                                     --------   --------   ----------   ----------   ----------   --------   --------
                                         (UNAUDITED)       (RESTATED)   (RESTATED)   (RESTATED)       (UNAUDITED)
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned................  $215,911   $246,282    $515,272     $480,828     $390,974    $340,097   $233,341
         Total Revenues............   234,501    267,377     563,508      517,860      416,894     356,278    249,591
EXPENSES:
Claim and claim adjustment
  expenses, net of reinsurance.....   182,385    176,348     443,204      381,897      245,522     218,240    169,828
Underwriting and general and
  administrative expenses (e.g.,
  commissions).....................    63,156     70,037     170,070      111,477      118,572      75,364     49,262
         Total Expenses............   252,469    250,828     623,655      493,363      369,844     304,926    244,698

Income (loss) before income
  taxes............................   (17,968)    16,549     (60,147)      24,497       47,050      51,352      4,893
Net income (loss) from continuing
  operations.......................  $ (7,777)  $ 14,424    $(30,641)      22,906     $ 35,377    $ 37,520   $  6,354
                                     ========   ========    ========     ========     ========    ========   ========

                                   AS OF JUNE 30,                                  DECEMBER 31,
                               -----------------------   -----------------------------------------------------------------
                                  1998         1997         1997         1996         1995          1994          1993
                               ----------   ----------   ----------   ----------   -----------   -----------   -----------
                                     (UNAUDITED)                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments --
  carrying value.............  $  768,203   $  771,042   $  763,171   $  754,652    $529,515      $419,943      $362,133
  -- market value............     768,404      771,063      763,339      754,745     529,650       419,053       370,437
Reinsurance receivables......     243,538      175,076      229,521      136,109      81,545       104,573       119,050
         Total Assets........  $1,225,649   $1,146,967   $1,222,406   $1,093,773    $749,104      $627,855      $602,023

LIABILITIES AND STOCKHOLDER'S
  EQUITY:
Claim and claim adjustment
  expenses...................  $  690,515   $  623,087   $  728,421   $  590,595    $443,600      $412,666      $386,194
         Total Liabilities...     982,066      855,225      970,060      825,881     508,214       479,543       466,139
         Total Stockholder's
           Equity............  $  243,583   $  291,742   $  252,346   $  267,892    $240,890      $148,312      $135,884
                               ==========   ==========   ==========   ==========    ========      ========      ========

------------------------------

(1) The data reflects only the insurance operations of BIG that are being acquired by the Company.

     The unaudited pro forma combined financial data has been derived from the unaudited pro forma combined financial statements and notes thereto included elsewhere in this document and should be read in conjunction with those financial statements and notes. The summary unaudited pro forma financial information is not necessarily indicative of future operations and should not be construed as representative of future operations of the combined companies.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 ACQUISITION OF BUSINESS INSURANCE GROUP, INC.
                   BY SUPERIOR NATIONAL INSURANCE GROUP, INC.

                           PURCHASE ACCOUNTING METHOD

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                SIX MONTHS ENDED JUNE 30, 1998
                                       ------------------------------------------------
                                                                 PRO
                                                                FORMA
                                                               ADJUST-
                                                                MENTS           PRO
                                       SUPERIOR                  INC.          FORMA
                                       NATIONAL      BIG      (DECR.)(1)      COMBINED
                                       ---------   --------   ----------     ----------

                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Net premiums earned..................  $  50,206   $215,911                  $  266,117
Other income.........................      8,014     18,590      (1,296)(a)      25,308
                                       ---------   --------   ---------      ----------
       Total Revenues................     58,220    234,501      (1,296)        291,425
EXPENSES:
Claim and claim adjustment expenses,
 net of reinsurance..................     26,319    182,385                     208,704
Underwriting and general and
 administrative expenses.............     18,406     63,156       2,420 (g)      83,982
Loss on termination of financing
 transaction with a related party
 reinsurer...........................
Other expense........................      1,014      6,928        (447)(c)       6,204
                                                                   (973)(d)
                                                                 (4,718)(e)
                                                                  4,400 (b)
                                       ---------   --------   ---------      ----------
       Total Expenses................     45,739    252,469         682         298,890
                                       ---------   --------   ---------      ----------
Income (loss) before income taxes,
 preferred securities dividends and
 accretion, discontinued operations,
 extraordinary items, and cumulative
 effect of change in accounting for
 income taxes........................     12,481    (17,968)     (1,978)         (7,465)
Income tax expense (benefit).........      4,665    (10,191)      2,874 (f)      (2,652)
                                       ---------   --------   ---------      ----------
Net income (loss) from continuing
 operations..........................      7,816     (7,777)     (4,852)         (4,813)
                                       =========   ========   =========      ==========
BASIC EPS:
Per common share:
Net income (loss) from continuing
 operations..........................  $    1.34                             $    (0.27)
Weighted average shares
 outstanding.........................      5,854                                 17,794
DILUTED EPS:
Per common share:
Net income (loss) from continuing
 operations..........................  $    0.99                             $    (0.24)
Weighted average shares
 outstanding.........................      7,912                                 19,959

                                                       YEAR ENDED DECEMBER 31, 1997
                                       -------------------------------------------------------------
                                                                                PRO
                                                                               FORMA
                                                                              ADJUST-
                                                                               MENTS          PRO
                                        SUPERIOR       PAC                      INC.         FORMA
                                       NATIONAL(3)    RIM(2)      BIG(3)     (DECR.)(1)     COMBINED
                                       -----------   --------   ----------   ----------     --------
                                       (RESTATED)               (RESTATED)
REVENUES:
Net premiums earned..................   $140,920     $ 19,507    $515,272                   $675,699
Other income.........................     12,674        1,449      48,236       (1,996)(a)    60,363
                                        --------     --------    --------    ---------      --------
       Total Revenues................    153,594       20,956     563,508       (1,996)      736,062
EXPENSES:
Claim and claim adjustment expenses,
 net of reinsurance..................     90,447       25,841     443,204                    559,492
Underwriting and general and
 administrative expenses.............     37,695       10,769     170,070        2,420 (g)   220,954
Loss on termination of financing
 transaction with a related party
 reinsurer...........................     15,699                                              15,699
Other expense........................      8,191        1,595      10,381       (8,326)(e)    17,432
                                                                                (1,947)(d)
                                                                                 8,800 (b)
                                                                                (1,262)(c)
                                        --------     --------    --------    ---------      --------
       Total Expenses................    152,032       38,205     623,655         (315)      813,577
                                        --------     --------    --------    ---------      --------
Income (loss) before income taxes,
 preferred securities dividends and
 accretion, discontinued operations,
 extraordinary items, and cumulative
 effect of change in accounting for
 income taxes........................      1,562      (17,249)    (60,147)      (1,681)      (77,515)
Income tax expense (benefit).........      1,099          612     (29,506)       1,131 (f)   (26,664)
                                        --------     --------    --------    ---------      --------
Net income (loss) from continuing
 operations..........................        463      (17,861)    (30,641)      (2,812)      (50,851)
                                        ========     ========    ========    =========      ========
BASIC EPS:
Per common share:
Net income (loss) from continuing
 operations..........................   $   0.09                                            $  (2.96)
Weighted average shares
 outstanding.........................      5,250                                              17,190
DILUTED EPS:
Per common share:
Net income (loss) from continuing
 operations..........................   $   0.07                                            $  (2.68)
Weighted average shares
 outstanding.........................      7,016                                              18,956

------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

(2) Pac Rim information is presented for the three months ended March 31, 1997 (unaudited).

(3) Derived from audited financial statements. Superior National information includes the results of SPCC (formerly The Pacific Rim Assurance Company) for the periods subsequent to April 1, 1997.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                AS OF JUNE 30, 1998
                                                              -------------------------------------------------------
                                                                                           PURCHASE
                                                              SUPERIOR                    ACCOUNTING       PRO FORMA
                                                              NATIONAL       BIG        ADJUSTMENTS(1)      COMBINED
                                                              --------    ----------    --------------     ----------
                                                                                  (IN THOUSANDS)
ASSETS:
Investments.................................................  $186,743    $  717,624      $ (29,496)(a)    $  864,871
                                                                                            (10,000)(b)
Cash and cash equivalents...................................     4,421        50,579         29,496 (a)       109,293
                                                                                             10,387 (b)
                                                                                             17,509 (c)
                                                                                            107,000 (e)
                                                                                            177,100 (f)
                                                                                             (7,799)(g)
                                                                                           (256,500)(h)
                                                                                            (28,500)(h)
                                                                                              5,600 (i)
Reinsurance receivables.....................................    55,474       243,538                          299,012
Premiums receivable.........................................    34,518        90,730                          125,248
Deferred policy acquisition costs...........................     5,422        21,629                           27,051
Goodwill....................................................    35,248        13,813        (13,813)(k)        35,248
Other assets................................................    74,210        87,736           (387)(b)       125,465
                                                                                            (17,509)(c)
                                                                                            (18,585)(j)
                                                              --------    ----------      ---------        ----------
        Total Assets........................................  $396,036    $1,225,649      $ (35,497)       $1,586,188
                                                              ========    ==========      =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Claim and claim adjustment expenses.........................  $154,843    $  690,515                       $  845,358
Unearned premiums...........................................    16,198        47,827                           64,025
Long-term debt..............................................        30       121,750      $(121,750)(d)       107,030
                                                                                            107,000 (e)
Deferred credit -- negative goodwill........................                                 80,333 (h)        53,535
                                                                                              5,600 (i)
                                                                                            (18,585)(j)
                                                                                            (13,813)(k)
Accounts payable and other liabilities......................    65,219       121,974         (7,799)(g)       179,394
                                                              --------    ----------      ---------        ----------
        Total Liabilities...................................   236,290       982,066         30,986         1,249,342
Trust preferred securities..................................   101,051            --                          101,051
        Total Stockholders' Equity..........................    58,695       243,583        177,100 (f)       235,795
                                                                                            121,750 (d)
                                                                                           (365,333)(h)
                                                              --------    ----------      ---------        ----------
        Total Liabilities and Stockholders' Equity..........  $396,036    $1,225,649      $ (35,497)       $1,586,188
                                                              ========    ==========      =========        ==========

------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

                                  RISK FACTORS

     This Stock Offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock. Certain statements in this Prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement.

INHERENT UNCERTAINTIES RELATING TO CERTAIN EFFECTS OF THE ACQUISITION

     Recent Losses at BIG. On a consolidated basis, BIG incurred a net loss of $30.6 million in the fiscal year ended December 31, 1997 and $7.8 million in the six months ended June 30, 1998, with a very high combined ratio of 119.2% and 114.6%, respectively. A substantial portion of the 1997 losses was attributable to a reserve strengthening of $75.2 million, booked in the fourth quarter of 1997, and related principally to accident years 1996 and prior and revised estimates of claim severity from those years. The six months ended June 30, 1998 losses were attributable to increased claim and claim adjustment expenses due to the non-renewal of an aggregate excess of loss reinsurance treaty, and increasing claim severity. As BIG's operations will now represent a substantial portion of the Company's business, these losses should be viewed as applicable to the Company's business going forward. There can be no assurance that such losses at BIG will not be repeated in the future, and the Company's overall results would reflect these losses. See " -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses." Although the Company believes it can improve BIG's financial performance, there are no assurances the Company will be successful in this regard.

     Decline in Premium at BIG. In the first six months of 1998, BIG's direct written premium in California decreased by $31.8 million, as compared to the six-month period ended June 30, 1997, precipitated by a change in BIG's underwriting and pricing criteria implemented for policies with inception dates after January 1, 1998. Additional factors responsible for the decline were uncertainties created by the pendency of the Acquisition and the recent downgrade of BIG's rating by A.M. Best from "A-" to "B++." See "Business Insurance Group, Inc. -- Business -- Underwriting." Further reductions in direct written premium are likely to result as the Company re-underwrites BIG's book of business over a period of three years or more, reflecting the Company's ongoing strategy of preserving operating margins rather than competing for accounts solely on the basis of price. If the Company were to experience declines in premium volume substantially greater than expected, the Company's leadership position in the California workers' compensation insurance market could be threatened. Further, if the Company is unable to spread sufficient premium over its fixed costs, that could have a material adverse impact on the Company's earnings. See "Superior National -- Business -- Strategy."

     Coordination of Operations. The success of the Acquisition in enhancing long-term stockholder value depends in part on the ability of the Company to coordinate and integrate the operations and the business enterprises of the Company and BIG. As in every business combination, such coordination will require the dedication of management resources, which may temporarily divert attention from the day-to-day business of the Company. In addition, integration of BIG into the Company's information systems, which the Company believes would enhance its competitive position, is a difficult and complex task given the relative size of BIG's operations. There can be no assurance that the coordination necessary to realize the expected benefits of the Acquisition will be achieved. See "Superior National -- Business -- Information Services" and "Business Insurance Group, Inc. -- Business -- Information Services."

     Negative Cash Flows. The Company expects that following the Acquisition it will experience large negative cash flows. Negative cash flows have been characteristic of the Company's business since the advent of open rating in California at the beginning of 1995. Since then, claims arising under policies written on the higher premium volumes that existed prior to 1995 have been run-off while premium has decreased. The same conditions could exist at BIG. The Company believes BIG sought to enhance its competitiveness under open rating by aggressively pricing its products, and that, as BIG's pricing structure is integrated into the Company's, premium volume could decline while BIG's prior year claims are run-off. Moreover, the recently-implemented Quota-Share Arrangement will result in additional negative cash flows. This negative cash flow will result in reduced investment income. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Change in Operating Strategy. The Company has, since reorganizing its business in late 1993, operated as a workers' compensation insurer, with its business focused almost entirely on California and Arizona. In 1997, 94% of the Company's premium was written in California. Additionally, the Company has concentrated its marketing on group programs and smaller accounts generating less than $50,000 in annual premium, believing such accounts represent higher margin business. The Acquisition marks a significant departure from these strategies in that BIG is a multi-state carrier in workers' compensation insurance. Further, BIG has traditionally marketed to larger accounts where pricing has been more competitive. The Company's strategy will now also encompass a focus on larger accounts, the use of reinsurance to mitigate the pricing and persistency risk associated with these large accounts, and the broadening of the geographic scope of its business. See "Superior
National -- Business -- Strategy." There can be no assurance that the Company will successfully implement these strategies, or that the new strategies will generate the expected financial benefits. If these financial benefits are not realized, the expected advantages to the Company provided by the Acquisition may be materially and adversely affected, with a resulting adverse impact on the Company's financial performance.

     Realization of Economies of Scale. The Company has identified economies of scale through the combination of the BIG and Superior Pacific businesses that it believes can be achieved over a period of years. There can be no assurance that the Company will be able to realize the expected economies of scale within any particular time frame or at all, or to generate additional revenue to offset any unanticipated inability to benefit from economies of scale. See "Superior National -- Business -- Strategy."

     Dependence on Reinsurance. The Company's operating strategy after the Acquisition includes the use of reinsurance through the Quota-Share Arrangement to reduce the pricing and persistency risk the Company believes is associated with the Company's plan to re-underwrite the large account book of business at BIG. Additionally, the Loss Reserves Guarantee will be accomplished through BIG's purchase of reinsurance prior to Closing. As a result of these transactions, the expected benefits of the Acquisition could be materially and adversely affected if the reinsurers fail to perform their obligations. See
" -- Importance of Reinsurance" and "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee."

UNCERTAINTY ASSOCIATED WITH ESTIMATING RESERVES FOR UNPAID CLAIM AND CLAIM ADJUSTMENT EXPENSES

     The reserves for unpaid claim and claim adjustment expenses established by the Company and by BIG are estimates of amounts needed to pay reported and unreported claim and related claim adjustment expenses based on facts and circumstances then known. These reserves are based on estimates of trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for claim and claim adjustment expenses of Superior Pacific and BIG and have a material adverse effect on the Company's results of operations and financial condition following the Acquisition. Due to the inherent uncertainty of estimating reserve amounts, the Company and BIG have found it necessary, and may over time continue to find it necessary, to revise estimates of reserves for claim and claim adjustment expenses in response to trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The historic development of reserves for claim and claim adjustment expenses may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Superior
National -- Business -- Claim and Claim Adjustment Expense Reserves."

     The Company believes there is an industry-wide increase in claim severity in California workers' compensation insurance. Although claim frequency has declined as expected in light of benefit and claim reform after the advent of open rating in 1995, if the Company is correct in viewing the increase in claim severity for 1995 and subsequent accident years as a true trend and not an aberration, then the assumptions underlying claim and claim adjustment expense reserves established for the 1995 and subsequent accident years were flawed, and the Company's reserves could therefore be materially understated. Thus, although the Company has recently experienced reduced claim frequency, the impact of that reduction has been outweighed, perhaps substantially, by an increase in claim severity for injuries sustained in 1995 and thereafter. In response, the Company has undertaken the Claim Severity Management Program. See "Superior National -- Business -- Claim Severity Management Program." There can be no assurance that the Company's severity management efforts will have the effect the Company anticipates and, if they do not, the Company could be required to book additional reserves for Superior Pacific for accident years 1995 and subsequent. The Company sought the Loss Reserves Guarantee in the Acquisition Agreement in part due to its concern that the increase in claim severity is an industry-wide trend that is also being experienced at BIG. See "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee" and "Business Insurance Group, Inc. -- Business -- Claim and Claim Adjustment Expenses." However, as with Superior Pacific, the Company cannot be assured that the Loss Reserves Guarantee is adequate, particularly if the negative trends in claim severity turn out to be more severe at BIG than at Superior Pacific. If the Loss Reserves Guarantee is not adequate, then the Company could be required to book additional loss reserves with respect to losses incurred prior to the Closing. It is in part due to the Company's view that the trends in claim severity are more uncertain in larger-premium accounts that it has entered into (and has required BIG to enter into) the Quota-Share Arrangement. See "Acquisition of Business Insurance Group, Inc. -- Large Account Quota-Share Arrangement." Although the Quota-Share Arrangement may mitigate to some degree ongoing pricing and persistency risk of large premium accounts, the Company is relying solely on the Claim Severity Management Program and the Loss Reserves Guarantee with respect to historic risks, and it faces continuing uncertainty in estimating reserves with respect to retained and new premiums.

TRANSACTIONS WITH AFFILIATES; OWNERSHIP OF THE COMPANY


     Concentration of Ownership. IP is playing a significant role in the Equity Financings and, upon their consummation, will continue to own a significant percentage of the Common Stock that will then be outstanding. Based upon the Common Stock outstanding as of October 30, 1998, assuming all Rights are exercised in the Stock Offering or warrant holders exercise their preemptive rights in full, and no outstanding warrants or stock options are exercised prior to consummation of the Equity Financings, 18,114,050 shares of Common Stock will be outstanding upon consummation of the Equity Financings, of which the Company believes approximately 9.0 million shares and approximately 2.6 million warrants (approximately 50% of the total number of shares of Common Stock that will then be outstanding, or approximately 54% on a diluted basis) will be held in the aggregate by IP and certain related parties. In the event that none of the Rights are exercised in the Stock Offering and 6,328,358 shares issuable thereunder are instead purchased by IP under the Standby Commitment, then approximately 14.1 million shares and approximately 2.6 million warrants (approximately 79% of the Common Stock that will then be outstanding or approximately 78% on a diluted basis) will be held in the aggregate by IP and certain related parties. Further, III, some of the management of which are also involved in IP, owns all of the outstanding Voting Notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- 1996-1997 Transactions with IP and Limitations on Related Party Control."


     Significant Ownership by Affiliates of Zurich and Related Parties. Certain affiliates of Zurich are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those funds on an aggregate basis. They also hold a significant percentage of the limited partnership interests in IP II. In addition, certain affiliates of Zurich collectively own warrants to acquire 11.3% of the Common Stock on a fully diluted basis, 4.6% of which are subject to a revocable agency relationship with IIA. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- Transactions with Zurich, Including Centre Re."

     Effects on Unaffiliated Stockholders. As a result of this concentration of ownership, absent agreements to the contrary, IP and its related parties could, if they acted together, have the potential to exercise control over the Company and the Board of Directors. Five of the Company's eleven directors either have relationships with, or became directors pursuant to rights to nominate directors held by, such parties. Consequently, these parties have significant influence over the management of the Company and have a significant portion of the votes needed to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving certain actions, such as mergers or sales of all or substantially all of the Company's assets, which could materially affect the Company's financial condition. Further, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company because the unaffiliated stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to the unaffiliated stockholders. This concentration of ownership could also have a depressive effect on the trading market for the Common Stock. However, IP and certain related parties have agreed under the terms of the Stock Purchase Agreement to certain limitations on their ability to acquire additional equity securities of the Company and their voting power as stockholders. Other than with respect to the election of directors of the Company, IP and such parties have agreed that if the aggregate number of all shares that are voted in like manner by IP and such parties shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to the same matter. However, the disinterested members of the Board of Directors could deem it to be in the best interests of the Company to waive, limit, or revoke these limitations on IP, and that determination would result in IP's having control over the Company. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control."

UNCERTAIN PRICING AND PROFITABILITY

     One of the distinguishing features of the insurance industry, including the workers' compensation insurance industry, is that its products generally are priced before its costs are known because premium rates are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been followed by increased price competition among workers' compensation insurers. For these reasons, together with the commencement of open rating in January 1995, the California workers' compensation insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing for its policies. Further, changes in case law, the passage of new statutes, or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. Product enhancements also present special issues in establishing appropriate premium levels in the absence of sufficient experience with such products' performance. See "Superior National -- Business -- California Workers' Compensation Market" and " -- Underwriting."

     The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of workers' compensation insurers to increase prices in response to declines in profitability or market demand. In addition, the reported profits and losses of a workers' compensation insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of claim and claim adjustment expenses that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all claim and claim adjustment expenses reserved at any given time will likely be more or less than these estimates, and differences in the estimates may have a material adverse effect on the insurer's financial position, results of operations, or cash flows in the future periods. See "Superior National -- Business -- Claim and Claim Adjustment Expense Reserves."

IMPORTANCE OF RATINGS

     A.M. Best, an independent insurance rating agency, assigned the Company a "B+" (Very Good) rating in 1995, which the Company has continued to maintain. A "B+" rating is assigned to companies having, on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and having a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. The Company's A.M. Best rating is lower than that of many of its competitors. There is no direct relationship between a rating established by A.M. Best and the investment ratings issued by the several securities rating firms, including S&P and Moody's Investment Services, Inc. ("Moody's"). An A.M. Best rating is purported to be an overall measure of the financial strength of an insurance enterprise for use primarily by marketers and consumers of insurance products. Investment ratings generally pertain to individual securities, although the firms who issue ratings associated with specific investments also issue insurance ratings that duplicate in some respects the activities of A.M. Best. A.M. Best's ratings are not recommendations to buy, sell, or hold securities and are subject to change at any time. A.M. Best bases its ratings on factors that concern policyholders and not necessarily upon factors concerning investors. There can be no assurance that the Company's rating or future changes therein will not affect the Company's competitive position. See "Superior National -- Business -- Ratings." As of the date hereof, BIG is maintaining a "B++" A.M. Best rating, having been lowered from "A-" because of BIG's recent financial performance and other factors. There can be no assurance that the Company's rating post-closing will be changed to reflect BIG's rating, and, should BIG be assigned a "B+" rating following the Acquisition, the further downgrade may have a material adverse effect on the Company's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Ratings."

IMPORTANCE OF REINSURANCE

     In order to reduce its underwriting risk, the Company follows the industry practice of reinsuring a portion of its risks. In addition, reinsurance is an important component of the Company's strategy to mitigate pricing and persistency risks related to large premium accounts, and is the expected mechanism for FHC to implement the Loss Reserves Guarantee. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to amounts not recoverable from reinsurers. Although the Company places its workers' compensation reinsurance with reinsurers that are "A" rated or higher by A.M. Best and that the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

     The amount and cost of reinsurance available to companies specializing in workers' compensation insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. However, the Quota-Share Arrangement adopted by the Company in connection with the Acquisition has a three-year term with two one-year extension options. If the Company is unable to renew its reinsurance facilities upon their expiration and the pricing environment does not improve, the Company may need to reduce the levels of its underwriting commitments. See "Superior
National -- Business -- Reinsurance and "Business Insurance Group,
Inc. -- Business -- Reinsurance."

DILUTION OF OWNERSHIP

     The Company's current stockholders could experience dilution of their ownership interest in the Company for several reasons. First, the issuance of securities in the IP Stock Issuance will reduce the proportionate ownership of other stockholders in the Company. In addition, a transfer of his or her Rights may not compensate a stockholder for all or any part of any reduction in the market value of such stockholder's Common Stock resulting from the Stock Offering. Stockholders who do not exercise or sell their rights will relinquish any value inherent in the Rights. Further, stockholders who do not exercise their Rights (resulting in Common Stock being purchased under the Standby Commitment) will experience a significant decrease in their proportionate interest in the equity ownership and voting power of the Company. See "Dilution."

     Additionally, the IP Stock Issuance and the Standby Commitment may be regarded as dilutive to the Company's market value if at the time of these issuances the market price exceeds the $16.75 per share price to be paid by IP. However, because IP is required to perform its obligations at the $16.75 price in any event, the IP Stock Issuance and the Standby Commitment may be accretive if at the time of these issuances the $16.75 price exceeds the market price of the Common Stock on Nasdaq. See "The Stock Offering -- Standby Commitment."

     Further, notwithstanding completion of the Acquisition, purchasers of Common Stock exercising Rights in the Stock Offering will experience immediate and substantial dilution in the net tangible book value per share attributable to the shares of Common Stock they purchase. See "Dilution."


     The $16.75 Subscription Price and the identical price to be paid by IP in the IP Stock Issuance were determined after negotiations between IP and directors of the Company not affiliated with IP or Zurich, with the Company having the opportunity to consult its financial advisors. The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cash flow, earnings, financial condition, or any other established criteria for value and should not be considered an indication of the underlying value of the Company. The issuance of Common Stock in the Equity Financings nevertheless could be viewed as dilutive because the market price on the date prior to the announcement of the Acquisition exceeded the Subscription Price by $3.75 per share. See "The Stock Offering -- Determination of Subscription Price." Recently, the public trading price has been near or below $16.75. If the shares are purchased in the Equity Financings at a price above the market price, the transaction could then be viewed as accretive to the Company.



     After giving effect to the Equity Financings (and assuming no other issuances of Common Stock, that warrant holders exercise preemptive rights in full, and that all Rights are exercised), the Company will have 18,114,050 shares of Common Stock issued and outstanding, as compared with 5,961,497 shares of Common Stock issued and outstanding as of October 30, 1998. See "Market Price of and Dividends on the Common Stock."


INCREASED DEBT

     The Company intends, as part of the financing of the Acquisition, to undertake the Senior Debt Financing pursuant to which the Company will incur approximately $110.0 million in senior debt. As a result of that increased debt and the expected terms of the senior debt, the Company's principal and interest payment obligations will be increased substantially. As of June 30, 1998, the Company had $108.0 million of long term debt outstanding, comprised of $101.1 million related to the Trust Preferred Securities issued by a Subsidiary and $6.9 million in the form of a capital lease. At June 30, 1998, the Company's ratio of earnings to fixed charges and distributions on the Trust Preferred Securities was 1.91 to 1. See "Acquisition of Business Insurance Group,
Inc. -- Financing of the Acquisition."


     On a pro forma basis for the Acquisition, the Equity Financings, and the Senior Debt Financing, the Company will breach certain covenants in the indenture pursuant to which the "Senior Subordinated Notes" underlying the Trust Preferred Securities were issued. As a result, the Company is required, and will therefore seek, to obtain the consent of the holders of the Trust Preferred Securities to the Senior Debt Financing. No assurance can be given that such consent will be obtained. See "Acquisition of Business Insurance Group, Inc. -- Governmental and Regulatory and Other Approvals."


     The indenture or credit facility pursuant to which the senior debt will be incurred and the Senior Subordinated Notes indenture will not permit the Company to incur substantially any additional indebtedness above and beyond the Senior Debt Financing, although it may be possible to raise additional funds to pursue acquisitions of other workers' compensation insurance companies. The Company believes that cash flow from operations and existing funds available for payments of principal and interest will be adequate to permit the Company to make its required payments of principal and interest on its indebtedness, although there can be no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company may seek to raise funds from additional borrowings or equity financings, by restructuring, or by acquiring other businesses that would provide cash flow (in all such cases to the extent permitted by the terms of the Senior Debt Financing) See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance that such actions could be effected on satisfactory terms, in a timely manner, or at all, that would enable the Company to make any payments due on the Senior Debt Financing or the Senior Subordinated Notes or that any such actions would be permitted under the related terms of the Senior Debt Financing.

     The degree to which the Company is leveraged could have adverse consequences, including the following: (i) a substantial portion of the Company's cash flow from operations in the form of dividends from its Subsidiaries must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, (ii) the Company's ability to obtain additional financing in the future for working capital, acquisitions or other purposes may be impaired,
(iii) certain of the Company's borrowings may be at variable rates of interest, which would expose the Company to the risk of higher interest rates, (iv) the Company's flexibility in planning for or reacting to changes in market conditions may be limited, (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage, and (vi) the Company may be more vulnerable in the event of a downturn in its business. The Company's ability to satisfy its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business, and other factors, including factors beyond the control of the Company.

     The terms of the Senior Debt Financing may also include operational and financial covenants made by the Company. Current market conditions may well result in financing sources negotiating for more stringent covenants, which would cause the Company to face a higher risk of non-monetary default under the terms of the Senior Debt Financing. In the event of a non-monetary default, financing sources may have the right to accelerate the due date for payment of principal on the Senior Debt Financing, and the Company's ability to repay the Senior Debt Financing at such time would be uncertain. In addition, acceleration of a principal payment due date on the Senior Debt Financing may create similar acceleration rights for the holders of the Trust Preferred Securities.

VARIABILITY OF WORKERS' COMPENSATION INSURANCE BUSINESS

     The workers' compensation insurance business is affected by many factors that can cause fluctuations in the results of operations of companies participating in this business. Many of these factors are not subject to control by the Company. For example, an economic downturn could result in an increase in the number of claims and less demand for workers' compensation insurance. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Superior National -- Business -- Regulation" and "-- Ratings."

HIGHLY COMPETITIVE BUSINESSES

     The Company writes primarily workers' compensation insurance, which is a highly competitive business. Some of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance the Company will be able to compete effectively against such competitors in the future. Some of the Company's competitors are units of financial services organizations having billions of dollars of assets. In the event of a major reversal in the marketplace, such as a large, unanticipated increase in industry-wide claim severity experience, the Company's competitors that have access to substantial additional resources may be better able to withstand the losses resulting from that reversal until conditions improve.

     The Company's competitors include other companies that, like the Company, serve the independent producer market, as well as companies that sell insurance directly to insureds. Direct writers may have certain competitive advantages over writers using producers, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent producer, and, potentially, reduced acquisition costs.

     Historically, the Company has concentrated on marketing to group programs and smaller accounts, but, in part due to the SPCC acquisition, 56.0% of its premium in force at June 30, 1998 was attributable to 820 non-group policies and 311 group programs that provided estimated annual premium at inception of $25,000 or more. BIG, by comparison, actively pursues larger accounts and at June 30, 1998, 70.5% of BIG's overall premium in force was accounted for by policies with estimated annual premium at inception of $25,000 or more. Following the Closing, therefore, the Company will have to refocus its operating strategy to more actively pursue accounts with very large annual premiums. The market for large accounts is highly competitive, and the Company believes price is the single most important factor such customers weigh in determining which carrier will provide their workers' compensation insurance. In order to maintain market leadership after the Acquisition, the Company may have to aggressively price its offerings to large premium volume customers. If the premium collected does not provide the Company with acceptable operating margins on the accounts, this competitive environment could have a materially adverse effect on the Company's results of operations. For at least three years, while re-underwriting BIG's book of business, the Company intends to mitigate the pricing and persistency risk associated with large accounts by maintaining the Quota-Share Arrangement. During the period the Quota-Share Arrangement is in force, the Company is subject to risks associated with reinsurance and its overall financial performance will be dependent on the profitability of smaller accounts. See "Superior National -- Business -- Competition" and
"-- Reinsurance."


GEOGRAPHIC CONCENTRATION

     After the Acquisition, on a pro forma basis, 74.1% of the Company's premium will be written in the State of California. Consequently, the Company will continue to be significantly affected by changes in the regulatory and business climate in California. See "Superior National -- Business -- Regulation."

LIMITATION OF USE OF NET OPERATING LOSS CARRYFORWARDS


     As of June 30, 1998, the Company had available approximately $128.0 million in net operating loss carryforwards ("NOLs") to offset taxable income recognized by it for periods after June 30, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. In approving the Acquisition, the Board of Directors contemplated the fact that the availability of a substantial portion of the NOLs could be limited and deferred upon consummation of the Equity Financings, because of an "ownership change" under Section 382 of the Code. If an "ownership change" is deemed to have occurred, then the Company will be able to use a maximum of approximately $8.0 million per year of its NOLs, together with additional amounts to offset "built-in gains." Built-in gains are unrealized gains related to appreciated property, including investments, owned by the Company. These limitations may cause the availability of the NOLs to be deferred, causing the Company to incur tax obligations when it otherwise would not, or may allow some portions of the NOLs to expire before they can be used to reduce the Company's tax obligations. The Company's tax obligation affects its cash position and therefore will affect its ability to make payments on the Senior Subordinated Notes and the debt to be incurred under the Senior Debt Financing as they become due. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Taxes."


     The Company intends to remove the transfer restrictions currently prohibiting a change in ownership under Section 382 of the Code only if the Equity Financings occur. See "Description of Superior National Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions."

FUTURE GROWTH AND CONTINUED OPERATIONS DEPENDENT ON ACCESS TO CAPITAL

     The underwriting of workers' compensation insurance is a capital intensive business. The Company must maintain minimum levels of surplus in Superior Pacific to continue to write policies and meet the other related standards established by insurance regulatory authorities and insurance rating bureaus. See "Superior National -- Business -- Regulation."

     The Company achieved premium growth in 1997 as a result of its acquisition of SPCC. In addition to acquiring BIG, it intends to continue to pursue acquisition and internal growth opportunities. Among the factors that may restrict the Company's future growth is the availability of capital. Such new capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Company will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company may require additional capital to finance future acquisitions. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH INVESTMENTS

     The Company's results of operations depend in part on the performance of its invested assets. As of June 30, 1998, virtually all of the Company's and BIG's investment portfolio was invested in investment-grade, fixed-income securities. Certain risks are inherent in connection with fixed-income securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors, and, in the case of certain asset-backed securities, prepayment and reinvestment risk. See "Superior National -- Business -- Investments."

COMPREHENSIVE STATE REGULATION

     The Company and BIG are subject to comprehensive regulation by state government agencies wherever they are licensed. The nature and extent of that regulation typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, filing of premium rates and policy forms, solvency standards, minimum amounts of capital and surplus that must be maintained, limitations on types and amounts of investments, restrictions on the size of risks that may be insured by a single company, limitation of the right to cancel or nonrenew policies in some lines, regulation of the right to withdraw from markets, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting and satisfying certain regulatory standards with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies and dictate the accounting practices to be used by insurance companies when reporting to regulatory authorities. Such regulation is generally intended for the protection of policyholders rather than stockholders or other security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See "Superior
National -- Business -- Regulation."

HOLDING COMPANY STRUCTURE; DIVIDEND AND OTHER RESTRICTIONS

     Superior National is a holding company whose principal asset is the capital stock of its Subsidiaries and BIG will similarly be established as a Subsidiary. The Company relies primarily on dividends and other payments from SNIC and SPCC, and will rely on dividends from the BIG Insurance Subsidiaries, to meet its obligations to creditors and to pay corporate expenses, including the principal and interest on the debt to be incurred under the Senior Debt Financing and dividends on the Trust Preferred Securities. SNIC, SPCC, CBIC, and CalComp are domiciled in the State of California, which limits the payment of dividends and other distributions by insurance companies. An insurance subsidiary may pay a dividend to the extent it exceeds the greater of (a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. CCIC is domiciled in the State of New York, which has similar restrictions. Additionally, in ordinary circumstances, a two-year moratorium is placed on dividend payments by a subsidiary that has undergone a change in control. The Company has requested of the California Department of Insurance ("DOI"), and expects to receive, a waiver from this moratorium in connection with its acquisition of CalComp and the other BIG Insurance Subsidiaries. Further, state insurance laws and regulations require that the statutory surplus of an insurance company, following any dividends or distribution by such company, be reasonable in relation to its outstanding liabilities and adequate for its financial needs. See "Superior
National -- Business -- Regulation" and " -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE UPON PRODUCERS

     The Company and BIG depend on outside producers to provide it with insurance business. The renewal rights of all of such business written are owned by the producers, not by the insurer. While the Company believes that its relationships with its producers are generally excellent, and believes that relations between BIG and its producers are strong, there can be no assurance that producers will not move business currently written by either the Company or BIG to another carrier. If renewal rates were to drop significantly as a result of producers moving business to other carriers, or if producers were to deliver less business of the type the Company prefers to underwrite, then the earnings of the Company could be adversely affected.

     Approximately $39.3 million (26.8%), $47.0 million (25.0%), and $44.0 million (26.0%) of Superior Pacific's direct written premium for the years ended December 31, 1997, 1996, and 1995, respectively, was derived from its ten leading producers. BIG's top ten producers accounted for 18.5% of direct written premium in fiscal 1997. The loss of any of these producers could have a material adverse effect on the Company. Eight of the Company's top 50 producers in California and Arizona are also among the top 50 producers for BIG. See "Superior National -- Business -- Marketing" and "Business Insurance Group,
Inc. -- Business -- Marketing."

COMBINED CARE BENEFITS

     BIG has, through CBIC in California and BICO in Utah, marketed a program of "24-hour care," providing its insured's employees with workers' compensation insurance and group health benefits. The combined care benefits business constituted 1.2% of BIG's direct written premium in 1997. This business can be adversely affected by several factors that are not necessarily subject to control by the Company. For example, market acceptance of the concept of 24-hour care, the combination into a single program of group health insurance with workers' compensation insurance, has been weaker than expected to date. Since first offering this product in December of 1995, BIG has not been able to achieve sufficient market penetration to achieve pricing that would generate acceptable operating margins. The Company is inexperienced in the group health benefits business and may therefore be poorly positioned to operate that business profitably after the Acquisition. If the Company cannot achieve adequate operating margins, it may incur costs in restructuring or selling the group health benefits business. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Business Insurance Group, Inc. -- Business -- Combined Care Benefits."

PARTICIPATING POLICIES

     BIG uses participating policies that pay policyholder dividends as a marketing tool to sell workers' compensation insurance outside of California. The Company anticipates continuing this practice following the Acquisition. Participating policies may result in payment of dividends to the policyholder at the conclusion of the policy term. Policyholder dividends may be based on a flat percentage of premium, or more commonly, several factors relating to loss experience.

     BIG has a limited history of issuing participating workers' compensation insurance policies in states outside of California. As policies that have been issued as participating expire and come up for dividend consideration, BIG would perform a calculation based on its dividend plan, and its board of directors would declare policyholder dividends based on current loss experience. Any adverse loss development occurring on policies for which a policyholder dividend has been declared and paid could have a negative adverse impact on BIG's financial condition and results of operations. To the extent that producers and policyholders expect BIG to declare and pay policyholder dividends according to the policyholder dividend proposals at the inception of the policies, if the loss experience of accounts written on a participating basis do not support policyholder dividend declarations, the absence of dividend payments could have a negative adverse impact on BIG's producer support and marketing efforts and could result in a negative impact on BIG's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Underwriting."

IRREVOCABILITY OF SUBSCRIPTIONS

     The election to exercise Rights is irrevocable by the electing stockholder. Until certificates representing shares of Common Stock are delivered, subscribing holders may not be able to sell the newly purchased shares. Certificates representing shares of Common Stock purchased in the Stock Offering will be delivered by mail as soon as practicable following the Closing, which is expected to occur two to three weeks after the Expiration Date. No interest will be paid on funds delivered to the Subscription Agent to exercise Rights covering the time from payment until the delivery of stock certificates. If the Acquisition is not consummated, no interest would be earned on the money delivered to the Subscription Agent, however, all funds delivered to the Subscription Agent would be returned. See "The Stock Offering -- Exercise of Rights" and "-- No Revocation."

DEPENDENCE ON KEY PERSONNEL IN CONNECTION WITH FUTURE SUCCESS

     The future success of the Company depends significantly upon the efforts of certain key management personnel, including William L. Gentz, a director and the President and Chief Executive Officer; J. Chris Seaman, a director, an Executive Vice President, and the Chief Financial Officer; and Arnold J. Senter, an Executive Vice President and the Chief Operating Officer. A loss of any of these officers or other key employees could materially and adversely affect the Company's business. See "Superior National -- Management -- Executive Officers."

MARKET CONSIDERATIONS

     Until the Registration Statement is declared effective, there will be no public market for the Rights. Although the Company has been advised by certain broker-dealers that they intend to make a market in the Rights, they are under no obligation to do so, and any market making activity may be discontinued at any time. Although the Company believes the Rights will be transferable and listed on Nasdaq, there can be no assurance that the Rights will have any economic value or that a public market for the Rights will develop or be sustained. There also can be no assurance that, following the issuance of the Rights and of the underlying shares upon exercise of Rights, a subscribing stockholder will be able to sell shares of Common Stock purchased in the Stock Offering at a price equal to or greater than the Subscription Price.

     Transfer of the Rights issued as part of the Employee Participation portion of the Stock Offering will be contractually barred, which means that they will have no economic value to the employees and consultants receiving them unless they are exercised.

     The market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, new products or services introduced by the Company or its competitors, changes in financial estimates by securities analysts, general market conditions, and other factors. Further, stock markets, and in particular Nasdaq, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of corporations like the Company with relatively low "float" and that often have been unrelated or disproportionate to the operating performance of the affected corporations. There can be no assurance that the trading price and price-to-earnings ratios seen in the equity markets generally will be sustained. These broad market factors may adversely affect the market price of the Common Stock. These market fluctuations, as well as general economic, political, and market conditions, such as recessions or interest rates fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a corporation's securities, securities class action litigation has often been instituted. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations, and financial condition. See "Market Price of and Dividends on the Common Stock."

YEAR 2000 COMPLIANCE

     A significant percentage of the software that runs most of the computers in the United States relies on two-digit date codes to perform a number of computation and decision making functions. These computer programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. Insurance policies with a January 1, 2000 or later expiration date could be affected by a Year 2000 malfunction. The Company believes that its Year 2000 program, anticipated to be completed no later than December 31, 1998, will result in its proprietary operating systems, application software programs and computer hardware being Year 2000 compliant in all material respects, though there can be no assurance in that regard. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy." The Company has received certain representations from FHC as to BIG's Year 2000 compliance program. While the Company believes that BIG's Year 2000 Compliance program will result in the operating systems, application software, and hardware used by BIG being Year 2000 compliant in all material respects, there can be no assurance in that regard. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."


     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

REGISTRATION OF ADDITIONAL SHARES; SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of shares of Common Stock in the public market after the Equity Financings, or the perception that such sales could occur, may adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. Upon completion of the Equity Financings, and assuming all Rights are exercised and no warrant holders exercise their preemptive rights, the Company will have outstanding approximately 18,114,050 shares of Common Stock, assuming no exercise prior to Closing of any outstanding options or warrants. Of these shares, approximately
7.7 million will be freely tradeable without restriction or limitation under the Securities Act, except for any shares purchased by "affiliates," the resale of which shall be subject to the volume limitations of Rule 144. Shares issued through the Employee Participation, due to certain contractual restrictions, will be non-transferable for a period of one year. The remaining 10.4 million shares of Common Stock estimated to be outstanding will be "restricted securities" within the meaning of Rule 144, including 245,000 shares held by SNIC as an investment. These shares do not include an aggregate of approximately 2,879,821 shares issuable upon exercise of warrants. A significant portion of these shares may be eligible for sale under Rule 144 immediately upon exercise, subject to the volume limitations set forth in Rule 144. Additionally, the Company has granted registration rights to each holder of warrants. Shares eligible for future sale also include approximately 2.4 million shares issued to IP Delaware, IP Bermuda, TJS Partners, L.P. ("TJS"), and certain members of the Company's management in April 1997 (the "1997 Shares"). The 1997 Shares are now eligible for sale under Rule 144, subject to the volume limitations set forth in Rule 144. Additionally, the Company has granted registration rights to IP Delaware and IP Bermuda with respect to the 1997 Shares they acquired. Furthermore, the Company has approximately 617,000 shares of Common Stock reserved for issuance pursuant to equity incentive plans, under which options to purchase approximately 560,000 shares of Common Stock have been granted as of October 30, 1998. Common Stock issuable under these plans will be registered or exempt from registration when issued. Subsequent to the Acquisition, the Company intends to increase the total number of shares of Common Stock reserved for issuance under equity incentive plans by an additional 2,375,000 shares of Common Stock, to create a new Stock Purchase Plan permitting the issuance of up to 500,000 additional shares, and to register the future issuance of such shares. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The maximum gross proceeds of the Stock Offering will be $109.6 million, in the event all Rights are exercised. The Company intends to use the proceeds of the Stock Offering, warrant holder exercises of preemptive rights, the proceeds of the Standby Commitment (if necessary) and approximately $94.0 million of gross proceeds obtained from the IP Stock Issuance (with these Equity Financings expected to total $200.0 million in gross proceeds), together with approximately $110.0 million of gross proceeds obtained from the Senior Debt Financing, to acquire BIG from FHC for $256.5 million in cash and to contribute approximately $28.5 million to the capital of BIG to replace the funds spent by FHC in purchasing the reinsurance to fund the Loss Reserves Guarantee. See "Acquisition of Business Insurance Group, Inc." The amounts obtained from the Equity Financings and the Senior Debt Financing in excess of the purchase price for BIG and required capital contributions may be used to reduce the amount of Senior Debt Financing obtained, and, if not, will be used for transaction costs in connection with the Acquisition and the related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes.

     The following illustrates the sources (including the Stock Offering) and uses of cash to complete the Acquisition, make the capital contributions, and pay related transaction costs:

                            [DIAGRAM OF ACQUISITION]

                                 CAPITALIZATION

     Set forth below is the capitalization of the Company at June 30, 1998 and the capitalization of the Company at June 30, 1998, as adjusted to give effect to the Stock Offering, the IP Stock Issuance, and the Senior Debt Financing and the application of proceeds from them as described in "Use of Proceeds."


                                                                      JUNE 30, 1998
                                                              -----------------------------
                                                                           AS ADJUSTED FOR
                                                                             THE SENIOR
                                                                           DEBT FINANCING
                                                                               AND THE
                                                               ACTUAL     EQUITY FINANCINGS
                                                              --------    -----------------
                                                                     (IN THOUSANDS)
Long-term debt..............................................  $     30        $     30
Senior Debt.................................................        --         107,000(1)
Trust Preferred Securities..................................   101,051         101,051
Stockholders' Equity:
  Common Stock, $.01 par value; authorized 25,000,000
     shares; issued and outstanding 5,876,399 shares; and
     17,816,697 shares issued and outstanding as adjusted
     for the Equity Financings..............................        59             178
  Paid-in capital excess of par.............................    34,274         227,255(2)
  Paid-in capital -- warrants...............................     2,206           2,206
  Unrealized gain on investments, net of taxes..............     1,225           1,225
  Retained earnings.........................................    20,931          20,931
                                                              --------        --------
Net stockholders' equity....................................    58,695         251,795
                                                              --------        --------
Total capitalization........................................  $159,776        $459,876
                                                              ========        ========


---------------
(1) Net of estimated transaction costs of approximately $3.0 million, including underwriting discounts and commissions.

(2) Net of transaction costs associated with the Equity Financings of approximately $6.9 million.

               MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK

     The Common Stock is listed and traded on Nasdaq under the trading symbol "SNTL." Nasdaq is a highly-regulated electronic securities market comprised of competing market makers whose trading is supported by a communications network linking them to a quotation dissemination, trade reporting, and order execution system. This market also provides specialized automation services for screen-based negotiations of transactions, on-line comparison of transactions, and a range of informational services tailored to the needs of the securities industry, investors and issuers. Nasdaq consists of two distinct market tiers:
Nasdaq and The Nasdaq SmallCap Market. Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc. Set forth below are the quarterly high and low closing sale prices for the Common Stock as reported to the Company by those broker-dealers believed by the Company to be most active in making a market in the Common Stock. As the Common Stock was not approved for listing on Nasdaq until March 5, 1996, quotations prior to the Company's being listed on Nasdaq are inter-dealer prices (giving effect to the May 25, 1995 four-into-one reverse stock split) without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.


                                                              HIGH      LOW
                                                             ------    ------
1998
  Fourth quarter (through October 30)......................  $18.50    $15.25
  Third quarter............................................  $23.25    $15.75
  Second quarter...........................................  $25.75    $17.75
  First quarter............................................  $21.19    $14.25
1997
  Fourth quarter...........................................  $15.25    $14.00
  Third quarter............................................  $15.50    $13.25
  Second quarter...........................................  $13.63    $11.63
  First quarter............................................  $15.25    $11.25
1996
  Fourth quarter...........................................  $13.75    $ 9.88
  Third quarter............................................  $10.75    $ 7.13
  Second quarter...........................................  $ 8.00    $ 4.87
  First quarter............................................  $ 5.63    $ 4.87
1995
  Fourth quarter...........................................  $ 6.00    $ 4.75
  Third quarter............................................  $ 5.50    $ 4.75
  Second quarter...........................................  $ 5.00    $ 4.00
  First quarter............................................  $ 5.40    $ 4.60



     As of October 30, 1998, the number of stockholders of record of Common Stock was 241 and 5,961,497 shares of Common Stock were outstanding. The closing sales price per share of Common Stock on October 30, 1998 was $18.00. The closing sales price per share of Common Stock on May 4, 1998, the date immediately prior to the public announcement of the Acquisition was $20.50.


     The Company believes the increase in price in the third and fourth quarters of 1996 and the first quarter of 1997 was primarily due to the announcement of the Pac Rim Transaction. The Pac Rim Transaction was completed on April 11, 1997. The Company also believes the increase in price in the second quarter of 1998 was primarily due to the announcement of the Acquisition and the Stock Offering. The Company believes the decrease in price in the third quarter of 1998 reflected the general weakness in the market for equity securities.


     The Company's current policy is to retain its earnings for use in its business; it has paid no cash dividends to its stockholders in its two most recent fiscal years and has no present intention of paying cash dividends to its Common Stock holders in the foreseeable future. The payment of dividends in the future is subject to the discretion of the Board of Directors and will depend on the Company's operating results, financial condition and capital requirements, general business conditions, and other relevant factors, including legal restrictions applicable to the payment of dividends by SNIC and SPCC. The California Insurance Code restricts the dividends or distributions an insurance subsidiary may pay in any 12-month period to the greater of (a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. Payments of greater amounts require the approval of the DOI. Because the Company conducts no substantial business other than through SNIC and SPCC, the Company would be dependent upon dividends from SNIC and SPCC in order to pay dividends to the Company's stockholders. Similar dividend payment restrictions will govern BIG's Insurance Subsidiaries after the Acquisition.

                                    DILUTION

     The unaudited net tangible book value of the Common Stock as of June 30, 1998 was approximately $23.4 million, or $3.99 per share. See "Capitalization." "Net tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the consummation of the Equity Financings (assuming $200.0 million in gross proceeds), and after deducting the estimated offering expenses, including the Commitment Fee Warrants, the unaudited net tangible book value of the Company as of June 30, 1998, would have been approximately $254.1 million, or $14.26 per share. This represents an immediate increase in unaudited net tangible book value of $10.27 per share to persons holding shares of Common Stock prior to the exercise of the Rights and an immediate dilution of $2.49 per share to holders of Common Stock purchased upon issuance of the Rights. The following table illustrates this per share dilution at June 30, 1998.

Subscription Price..........................................  $16.75
                                                              ======
Unaudited net tangible book value per share at June 30,
  1998......................................................  $ 3.99
Increase per share attributable to purchasers in the Equity
  Financings................................................   10.27
                                                              ------
  Unaudited net tangible book value per share after the
     Stock Offering.........................................   14.26
                                                              ======
  Dilution per share to purchasers in the Equity
     Financings(1)..........................................  $ 2.49
                                                              ======

------------------------------
(1) Dilution is determined by subtracting the unaudited pro forma net tangible book value per share from the Subscription Price paid by purchasers in the Equity Financings.

     The foregoing assumes no exercise of outstanding options or warrants prior to the Expiration Date. No restrictions will lapse with respect to Restricted Stock granted prior to the Expiration Date. At December 31, 1997, options to purchase 461,079 shares of Common Stock were outstanding with a weighted average exercise price of $7.17 per share. At December 31, 1997, and at June 30, 1998, the Company also had existing warrants to purchase 1,566,465 and 579,356 shares of Common Stock with exercise prices of $4.00 and $5.20, respectively. The foregoing also does not take into account any contribution to net tangible book value as a result of the Acquisition.

                 ACQUISITION OF BUSINESS INSURANCE GROUP, INC.

THE ACQUISITION


     The Company has entered into the Acquisition Agreement to acquire BIG from FHC. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. The Company will pay to FHC approximately $256. million in cash ($285.0 million less the cost of the Loss Reserves Guarantee). The Company will offset the reduction in BIG's surplus resulting from the cost of reinsurance for the Loss Reserves Guarantee with a capital contribution to BIG, so the total cash outlay by the Company in connection with the Acquisition will be $285.0 million, excluding transaction costs. It is contemplated that the Acquisition will be financed by the Equity Financings and the Senior Debt Financing. Under the Acquisition Agreement, at the Closing, BIG will become a wholly owned subsidiary of the Company. As a result, the BIG Insurance Subsidiaries will become indirect operating subsidiaries of the Company. BICO, currently a wholly owned subsidiary of BIG, will be sold to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Prior to such sale the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The purchase price will be $5.6 million, subject to certain adjustments. The Company will thereafter continue to issue policies outside of California through CCIC. In connection with the Acquisition, FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates to be settled in cash. The Acquisition and related financing transactions are expected to close two to three weeks after the Expiration Date of the Stock Offering.


BUSINESS INSURANCE GROUP, INC.

     For the year ended December 31, 1997, and the six months ended June 30, 1998, BIG had net premiums earned of approximately $515.3 million and $215.9 million, respectively, and had losses from operations of approximately $30.6 million and $7.8 million, respectively. After certain adjustments described in the next sentence, for the year ended December 31, 1997, and the six months ended June 30, 1998, BIG had losses of approximately $29.9 million and $4.9 million, respectively. The 1997 results exclude unusually high realized gains of approximately $7.2 million, and $8.3 million of interest charges associated solely with inter-company debt due to FHS. The inter-company debt will be settled in cash prior to Closing and therefore interest charges will not affect BIG's results of operations thereafter. Prior to 1995, BIG was exclusively a California insurer and BIG's business continues to be concentrated in California, accounting for approximately 68.3% of direct premiums written for the six months ended June 30, 1998. However, in anticipation of regulatory reforms and the elimination of minimum rate laws in 1995, BIG began to pursue national growth opportunities and currently writes business in 42 states through a network of 37 regional and branch offices. BIG is licensed in 49 states and the District of Columbia. For the six months ended June 30, 1998 approximately 31.7% of BIG's direct premiums was written outside of the State of California. BIG has historically written policies with average annual premium greater than those of the Company's, as demonstrated by an average annual premium per policy of approximately $16,200 as opposed to approximately $8,300 for Superior National in the year ended December 31, 1997. The foregoing description of BIG is qualified in its entirety by reference to the more complete information set forth herein under "Business Insurance Group, Inc. -- Business."

     At June 30, 1998, BIG's net stockholder's equity under GAAP was $243.6 million, and its long-term intercompany debt was $121.8 million. BIG's equity will be reduced by $28.5 million upon FHC's acquisition of reinsurance to fund the Loss Reserves Guarantee. The net purchase price for BIG is $256.5 million. Under purchase accounting, the Acquisition, plus the elimination of the long-term debt, results in negative goodwill (the excess of the GAAP fair value of the net assets acquired over the purchase price). Pending the revaluation of BIG's assets after Closing as required under GAAP, the Company estimates it will book negative goodwill in the amount of $80.3 million.

     The purchase price and other terms were negotiated over a period of approximately four weeks by representatives of the Company and FHC and approved by the boards of directors of both parties. The GAAP book value of BIG was not a significant factor in the Company's proposal to purchase BIG, although the

Company relied very heavily on the book value determined under statutory accounting principles to arrive at the purchase price it was willing to pay. The Company adopted this position because, in the insurance industry, statutory book value, or multiples thereof, have historically been the basis upon which acquisitions occur. The Company concluded that BIG, because it was operating at a loss in 1997, in a line of business generally viewed as unattractive, was worth 100 percent or less of statutory book value. The Company also concluded that FHC was a motivated seller. FHC's parent, FHS, had stated its intention to divest itself of risk bearing activities that were not part of FHS' core operations. FHS had, in fact, discontinued its workers' compensation insurance operations and announced its intention to sell those operations prior to engaging in sale negotiations with the Company. Based on published accounts of the sale of BIG, and news associated with FHS, it appeared to the Company that a prompt sale of BIG was a key issue for FHS. Under these circumstances, FHS was apparently motivated to accept a purchase price below GAAP book value, and approximating statutory book value, to assure the timely disposition of its discontinued operations.


     In addition, the Company believes the fundamentals of BIG's business deteriorated temporarily, but significantly, after FHS announced its intention to discontinue its workers' compensation operations. BIG's Insurance Subsidiaries received a downgrade from a major rating agency, BIG's non-California operations received inquiries from certain state insurance regulators due to the failure of one of the BIG Insurance Subsidiaries to be within the usual range of six regulatory financial ratio tests run using the 1997 statutory annual statement, and there was a substantial amount of negative publicity associated with FHS' withdrawal from the workers' compensation insurance market. See "Business Insurance Group, Inc. -- Business." Meanwhile, in early 1998, BIG had adopted a premium pricing strategy that, in the Company's view, was resulting in a significant decline in BIG's direct premium written. All of the above contributed to a temporary, but nonetheless real, decline in the intangible value of the BIG franchise, which decline the Company took into account in the determination of the purchase price.


     Prior to agreeing to the Purchase Agreement, the Company conducted due diligence on BIG's assets, liabilities, operations and business practices, including BIG's premium pricing strategies and its claim and claim adjustment expense reserves. BIG recorded a significant adjustment to its reserves in the fourth quarter of 1997, resulting in its reporting operating losses for the year of $30.6 million. FHC's actuaries have apparently determined that after giving effect to this adjustment, BIG's reserves were adequate, and its auditors delivered an unqualified opinion as to BIG's financial statements for the year ended December 31, 1997. Although the adequacy of claim and claim adjustment reserves is inherently difficult to determine, the Company conducted an examination of BIG's reserving practices, taking particular note of the negative trends in claim severity that the Company believes are affecting all California workers' compensation insurers. The Company satisfied itself as to its risks regarding BIG's reserves by negotiating the Loss Reserves Guarantee, the cost of which is being carried by FHC through a purchase price adjustment. The Loss Reserves Guarantee mitigates, but does not eliminate, the Company's risk that BIG's claim and claim adjustment expense reserves may be inadequate.


     The Company also secured protections against premium pricing practices at BIG that the Company believes were not warranted by the loss ratios experienced in the BIG Insurance Subsidiaries in 1997. These protections primarily take the form of a consulting relationship that allows the Company to maintain a day-to-day presence in BIG's executive offices during the period between the signing of the Purchase Agreement and the Closing, and consult in the major strategic decisions, including underwriting practices, by BIG's executive officers. In exchange for these interim consulting rights, the Company assumed a greater risk than is typical for adverse changes in BIG's business between the signing of the Agreement and Closing. During the interim period, the Company has used its consulting team and the knowledge they have obtained in planning for the combination of the businesses and for enhancing collections, investment strategies, claims handling and other business practices at BIG.


FINANCING OF THE ACQUISITION


     The Acquisition will be financed by the Company with a combination of equity and debt. The Stock Offering is expected to result in proceeds of $106.0 million. Additionally, IP will purchase $94.0 million of Common Stock in the IP Stock Issuance. As a result of the IP Stock Issuance, warrant holders of the

Company will have the opportunity to exercise preemptive rights and purchase shares of Common Stock under the terms of the IP Stock Issuance, and, if they do so, they will not participate in the Stock Offering. IP has also agreed to provide the Standby Commitment and purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance (with the related exercises of warrant holder preemptive rights), and the Standby Commitment to $200.0 million.


     The Company also intends to undertake the Senior Debt Financing in the aggregate principal amount of up to $110.0 million through a credit facility or other borrowing arrangement with a lender or lenders or through a public or private offering of senior notes, or a combination thereof. The interest rate, due date, and other terms of the Senior Debt Financing will be determined in negotiations between the Company and the lenders under the credit facility or other borrowing arrangement or the underwriters or initial purchasers of the senior notes, as the case may be. The amounts obtained from the Senior Debt Financing and Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and these financing transactions, for capital for BIG, and for general corporate purposes.


RATIONALE FOR THE ACQUISITION

     Before approving the Acquisition and the Equity Financings, the Board of Directors considered not only the benefits it expected the Company to receive from these transactions, but also a number of mitigating factors that could prevent the Company from realizing these benefits and could possibly materially and adversely affect the Company's financial condition and results of operations, including, that:

     - Significant net losses recently incurred by BIG could continue after the Acquisition, which would materially and adversely affect the Company's future financial condition and results of operations.

     - Significant declines in BIG's direct written premium in California could continue after the Acquisition, which could threaten the Company's leadership position in California and limit the Company's ability to spread sufficient premium over its fixed costs, thereby materially and adversely affecting the Company's earnings.

     - If the Company were not successful in coordinating and integrating the operations and business enterprises of the Company and BIG, the Company would not realize the expected benefits of the Acquisition.

     - The Company expects to experience large negative cash flows after the Acquisition, due primarily to the Company's increased use of reinsurance and, with respect to the Company and BIG, the higher number of claims arising under policies written on the higher premium volumes that existed prior to 1995 relative to the current decreased level of premium. This negative cash flow will result in reduced investment income.

     - The anticipated longer-term economies of scale may fail to materialize, adversely affecting the Company's cash flow and earnings before taxes.

     - The Acquisition will cause the Company to change its operating strategy from focusing on smaller accounts located almost entirely in California and Arizona to expanding the focus to larger accounts throughout the United States, while maintaining its emphasis on California and Arizona. The Company may not be successful in implementing these strategies, or the new strategies may fail to generate the expected financial benefits.

     - The Company's change in operating strategy also includes a significant use of reinsurance. The expected benefits of the Acquisition could be materially and adversely affected if the reinsurers fail to perform their obligations.

     - The Equity Financings will increase the concentration of ownership of the Company by IP and certain parties having business relationships with it and will enable them to further influence the Company's management and policies, delay or prevent a change in control of the Company, or have a depressive effect on the trading market for the Common Stock.

     - The limitations on the Company's ability to use its NOLs upon completion of the Equity Financings could adversely affect its earnings. See "Risk Factors -- Inherent Uncertainties Relating to Certain Effects of the Acquisition."

     After considering the above factors, the Board of Directors approved the Acquisition and the Equity Financings, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected the Company to receive from these transactions, including, that:

     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium. The Company believes that size and financial strength are important to the Company's ability to succeed in the workers' compensation insurance industry.

     - While increasing its presence in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance. The Company has been informed by insurance rating agencies that the Company's status as a mono-state carrier has been viewed negatively by them in the review process.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period immediately following the Acquisition. The Board of Directors believes that the Company's operating and reinsurance strategy will be important factors in the Company's success following the Acquisition.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the Equity Financings. The Board of Directors believes this will be viewed favorably by insurance and investment rating agencies.

     - The Company will strengthen its relationship with IP, providing opportunities for additional acquisitions and continued growth. The Board of Directors believes important growth opportunities through acquisitions will continue to arise in the workers' compensation insurance industry in the near future.

     In evaluating the above factors, the Board of Directors found particularly important the strength of Company's management team and their experience and ability to coordinate and integrate the business operations of the Company and BIG, having recently completed the integration of Pac Rim's business operations into the Company's business operations. While the Board of Directors was particularly sensitive to the risks associated with the increase in the ownership of IP and certain related parties, the Board determined that the terms of the Stock Purchase Agreement, which restrict the impact of such control, sufficiently mitigated this concern. Also given significant weight was the Board's view that size and financial strength are critical to success in the insurance industry. On a pro forma basis, after the Acquisition the Company would have had net premiums earned of $675.7 million for the year ended December 31, 1997 (versus $160.4 million for Superior National and Pac Rim combined as of that date), and assets of $1.6 billion on a pro forma combined basis at June 30, 1998 versus $396 million in assets for Superior National at June 30, 1998. Ultimately, after weighing the various risks and concerns against the expected benefits, the Board of Directors determined that completing the Acquisition and the Equity Financings is in the best interests of the Company and its stockholders.

     The foregoing statements contain forward-looking statements regarding benefits that management believes may be achieved through the Acquisition. Realization of management's beliefs and projections will depend on a number of factors, including management's successful execution of its business plan for integrating the operations of the two companies, the insurance market's reception to the combination of the two companies, and other factors beyond the Company's control. See "Risk Factors."

LOSS RESERVES GUARANTEE


     In connection with the Acquisition, FHC has agreed to obtain, at its expense, the Loss Reserves Guarantee on BIG's claim and claim adjustment expense reserves. The Loss Reserves Guarantee covers $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing. The Loss Reserves Guarantee, which will become effective immediately prior to the Closing, is in the form of an Aggregate Excess of Loss Reinsurance Agreement that was entered into by BIG, at the request and on behalf of FHC, with an affiliate of American Re-Insurance Company ("American Re") pursuant to which the affiliate will retrocede its obligations under the Loss Reserves Guarantee to American Re. Under the Loss Reserves Guarantee, BIG may cede to American Re up to $175.0 million of loss and allocated loss adjustment expense in excess of BIG's aggregate retention at the Closing Date. The aggregate retention at the Closing Date is defined as $495.0 million (the amount of BIG's recorded loss and allocated loss adjustment expense reserves at December 31, 1997), plus 75.7% of 1998 net earned premium excluding premium ceded to the Quota-Share Arrangement, and less losses and allocated loss adjustment expense paid by BIG during 1998.


     The Company intends to account for the Loss Reserves Guarantee in accordance with Topic D-54 of the Emerging Issues Task Force of the Financial Accounting Standards Board, Accounting by the Purchaser for a Seller's Guarantee of the Adequacy of Liabilities for Losses and Loss Adjustment Expenses of an Insurance Enterprise Acquired in a Purchase Business Combination ("EITF D-54"). Under EITF D-54, losses and allocated loss adjustment in the income statement and the effects of the Loss Reserves Guarantee will be disclosed separately in the notes to the financial statements, including the reconciliation of claims reserves, in loss ratio information, and in Management's Discussion and Analysis of Financial Condition and Results of Operations.


     In addition to bearing the cost of the Loss Reserves Guarantee through a purchase price adjustment, FHC was responsible for and bore all costs in connection with the negotiation and obtaining of the reinsurance policy used to provide the Loss Reserves Guarantee. FHC, with the assistance of Salomon Smith Barney, its representative in the sale transaction, selected the reinsurer (American Re) and contacted American Re only after the Company requested a guarantee on loss reserves. The terms of the reinsurance contract were negotiated solely by officers of FHC. FHC placed the reinsurance with the BIG Insurance Subsidiaries only in order to minimize a perceived credit risk, in a manner that the Company and FHC, in consultation with their respective auditors, believed was consistent with EITF D-54. The Company was given the opportunity to consent to the terms of the contract, which consent was not to be unreasonably withheld.



     The amount paid by BIG for the reinsurance will be deducted from the price paid to FHC by the Company, thus reducing the purchase price for BIG to $256.5 million. However, the Company believes it would be prudent to contribute additional capital to BIG out of the proceeds of the Equity Financings and the Senior Debt Financing. This contribution of additional capital will result in the Company's total cash outlay to complete the Acquisition being $285.0 million, excluding transaction expenses.


LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT


     Separately, effective May 1, 1998, the Company and BIG each entered into the three-year Quota-Share Arrangement with a reinsurer under which each has agreed to cede all risks with an estimated annual premium at each risk's inception date of $25,000 or more. Continuation of the Quota-Share Arrangement by BIG is contingent on the Closing. The Company believes there is significantly more pricing and persistency risk associated with policies with larger annual premium amounts. The use of the Quota-Share Arrangement will allow the Company to re-underwrite this business over time to the Company's underwriting standards while preserving BIG's relationships with producers and insureds. Additionally, because the Quota-Share Arrangement will reduce net written premium, the Company's and BIG's ratio of net written premium to statutory surplus will decrease.

DISPOSITION OF BICO

     The Company has entered into a letter of intent to sell BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Under the letter of intent, Superior Pacific will assume BICO's insurance business and liabilities, receive assets with a fair market value equal to the liabilities assumed, and receive additional consideration equal to BICO's statutory capital and surplus, plus the value of BICO's charter and licenses, at the sale date. The purchase price is $5.6 million, subject to adjustments reflecting the statutory capital surplus requirements in the various licensed jurisdictions. After the sale of BICO, an affiliate of Zurich intends to recapitalize BICO and enter into a five-year underwriting arrangement with Superior Pacific under which Superior Pacific will be given the right to produce up to $50.0 million in estimated annual premium on BICO's policy forms in exchange for an underwriting fee equal to 2.5% of direct written premium plus a pass through of all related expenses. The Company intends to retain BICO's business and employees within the Superior National organization, and, together with other BIG Insurance Subsidiaries acquired in the Acquisition, to continue, and attempt to expand, BIG's national workers' compensation insurance operations.

     The sale of BICO is contingent upon a number of conditions, including the completion of a due diligence investigation by Zurich Centre Group LLC, execution of definitive documents prior to the completion of the Acquisition, approval from state insurance regulators, the execution of other related agreements, and other customary conditions.

SERVICE AGREEMENTS


     In connection with the Acquisition Agreement, the Company and BIG will enter into the Service Agreements with various subsidiaries of FHC that are not being sold to Superior National. These agreements include medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services. The Service Agreements will have minimum terms of five years.


CONSEQUENCES IF THE COMPANY FAILS TO COMPLETE THE ACQUISITION


     In the event FHC meets all of its conditions precedent to the sale of BIG to the Company, and the Company then fails to complete the Acquisition, such event would likely have a material adverse effect on the Company. In such circumstances, if the Company is deemed to have wrongfully failed to close the Acquisition, it could be liable to FHC for a $15.0 million payment and additional monetary damages. Further, the Commitment Fee Warrants are payable even if the Acquisition and the Equity Financings do not take place.


     If the Acquisition is not consummated, all funds received by the Subscription Agent in the Stock Offering will be returned, but without interest.

GOVERNMENTAL AND REGULATORY AND OTHER APPROVALS


     The Acquisition requires the approval of the departments of insurance in the States of California, Delaware, and New York, and notice filings in other states. The Company has already made the requisite filings in order to obtain such approval, including an application to the New York Department of Insurance. If approval in New York is not obtained, the Acquisition will proceed without the inclusion of CCIC. While the Company is confident of obtaining approval in New York, as of the date of this Prospectus, all necessary regulatory approvals have not yet been obtained. The Acquisition is also subject to the expiration of the waiting period under the HSR Act, which has expired. Additionally, the holders of the Trust Preferred Securities issued by a Subsidiary of the Company are being requested to consent to the issuance of the debt under the Senior Debt Financing. The Company expects to obtain all such approvals, although no assurances can be given that they will be obtained.

ACCOUNTING TREATMENT

     The Acquisition is to be treated as a purchase for accounting purposes. See "Unaudited Pro Forma Financial Information."

EFFECT OF EQUITY FINANCINGS; RELATIONSHIPS AMONG THE COMPANY, IP, AND ZURICH


     Effect of Equity Financings; Ownership of IP. IP is playing a significant role in the Equity Financings. Following the Acquisition and assuming no exercise of the Standby Commitment, the IP partnerships would own in the aggregate approximately 7.7 million shares and 528,480 warrants, representing approximately 43% of the then outstanding Common Stock (approximately 38% on a diluted basis). In addition, certain parties having business relationships with IP, primarily, Centre Solutions, CentreLine, III, and IIA, could acquire approximately 1.3 million shares (as participants in the Rights Offering or upon exercise of their warrant holder preemptive rights). As a result, following the Acquisition, IP and these related parties could own in the aggregate up to approximately 9.0 million shares of Common Stock and approximately 2.6 million warrants, representing approximately 50% of the then outstanding Common Stock (approximately 54% on a diluted basis).


     In the event that IP is required to purchase all of the shares under the Standby Commitment, then the IP partnerships would own in the aggregate approximately 14.1 million shares and 528,480 warrants, representing approximately 79% of the then outstanding Common Stock (approximately 68% on a diluted basis). Furthermore, IP, Centre Solutions, CentreLine, III, IIA, and other related parties would own in the aggregate approximately 14.1 million shares and approximately 2.6 million warrants, representing approximately 79% of the then outstanding Common Stock (approximately 78% on a diluted basis).


     Currently, IP Delaware and IP Bermuda beneficially own 1,375,547 and 765,304 shares of Common Stock, respectively, or 23.1% and 12.8% of the outstanding Common Stock. IP II does not own any Common Stock. IP Delaware and IP Bermuda purchased their shares in April 1997 in connection with the Company's financing of its acquisition of Pac Rim. Robert A. Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff who has no other relationship to the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP Bermuda. Mr. Spass and Bradley E. Cooper, a director of the Company, are officers of Capital Z, the ultimate general partner of IP II. Each of Messrs. Spass and Cooper owns 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z.



     III engaged in a transaction with the Company in 1992 that involved the Company's issuing $11.0 million in promissory notes (which were repaid in 1994), the Voting Notes, and 1,616,886 warrants (some of which were issued to the Company's management). The warrants have been distributed to and, to the extent not transferred to unaffiliated parties, are held by the partners of III and Centre Solutions, subject to a revocable agency relationship with IIA that allows IIA to exercise rights set forth in the warrants and with respect to the Common Stock issuable upon their exercise. The Voting Notes are held directly by III and allow III to vote the number of shares of Common Stock that may be purchased upon exercise of the warrants originally issued to III (1,566,465 votes at present, as some of the warrants issued to management have since been cancelled) in director elections and removals, amendments to such voting rights, and changes to the authorized number of directors. Some of III's management are also involved in IP. Robert A. Spass, a director of the Company, is an officer of IIA and has voting power over all of the capital stock of the general partner of III; however, pursuant to an agreement between the general partner's board of directors and Mr. Spass, he makes no voting or investment decisions with respect to the securities of the Company held by such general partner. Bradley E. Cooper, a director of the Company, was an officer of IIA from 1990 to 1994.


     Participation of Zurich. Zurich is part of the multinational Zurich Insurance Group. Zurich is the ultimate owner of CentreLine and Centre Solutions, both of which have made investments in the Company, as discussed below. In addition, several affiliates of Zurich are significant investors in some of the IP partnerships.

     CentreLine completed a $20.0 million financing transaction with the Company in 1994 under which CentreLine received 579,356 warrants (which if exercised would represent approximately 8.9% of the presently outstanding Common Stock). The preferred securities that were issued by an affiliate of the Company to an affiliate of Centre Solutions in connection with this transaction have since been redeemed. Steven Germain, a director of the Company, is an officer and director of CentreLine.

     Centre Solutions, which is an affiliate of CentreLine, holds 395,128 warrants (which if exercised would represent approximately 6.2% of the presently outstanding Common Stock), which were transferred to it by an affiliate that received them through an investment in III. III received these warrants, as discussed above, in connection with its investment in the Company. In addition, an affiliate of Centre Solutions is a significant limited partner in some of the IP partnerships. Mr. Germain is also an officer and director of Centre Solutions.

     In connection with the Equity Financings, Zurich is receiving 205,520 of the Commitment Fee Warrants. Zurich is receiving these warrants because at the time the Acquisition was being negotiated, IP II was in the process of being formed. As a condition to entering into the Acquisition Agreement, FHC required assurances that funding would exist in IP II to allow it to meet its obligations to fund the Acquisition. Zurich, anticipating its major investment in IP II, provided FHC with the necessary assurances and, in exchange, received from IP a portion of the Commitment Fee Warrants that IP was to receive under the Stock Purchase Agreement. Separately, the Company is selling BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC. See "-- Disposition of BICO." Other than with respect to the transactions described above and except for any participation that they may have as investors in any of the IP partnerships, Zurich and its affiliates are not actively involved in any other aspect of the Acquisition or the Equity Financings.

     Background to the Acquisition and Equity Financings. The degree of ownership that IP and its related parties would have upon consummation of the Acquisition was an issue of concern to the Board of Directors during the period when the Company negotiated the Acquisition and the Equity Financings. The Board was particularly concerned that IP would have the ability to further influence the Company's management and policies and was aware that such a concentration of ownership could delay or prevent a change in control of the Company or have a depressive effect on the trading market for the Company's equity securities. However, these concerns were reduced to some degree by the knowledge that "IP" constitutes a number of entities not under common control, with some diversity of ownership and related, but not necessarily identical, investment objectives and motivations. While for convenience, "IP" is referred to in this Prospectus as though it were a single entity, the differences among the IP partnerships, including diversity in ownership, term of existence, and management personnel are significant enough that all of the IP partnerships may not necessarily act in concert on every matter. Furthermore, to reduce the impact of IP's and its related parties' ownership of the Company, the terms of the Stock Purchase Agreement were negotiated to restrict IP's and its related parties' voting rights and ability to acquire additional shares of Common Stock. Finally, the Board of Directors believes that aspects of the relationship with IP are beneficial to the Company's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The Board of Directors determined these advantages, in addition to the willingness of IP to make equity commitments months in advance of the consummation of the Acquisition, and to do so to an extent that convinced FHC that the Company, although significantly smaller than BIG in terms of assets and direct written premium, could complete the Acquisition, outweighed the concerns raised by this concentration of control.


     The terms of the Acquisition were negotiated by J. Chris Seaman, an Executive Vice President and the Chief Financial Officer of the Company, with the assistance of Bradley E. Cooper, a director of the Company who is affiliated with parties related to IP. These negotiations were overseen by C. Len Pecchenino, the Company's Chairman of the Board. Because of the conflict of interest with Messrs. Spass, Gruber, and Cooper, independent directors of the Company were designated by the Board of Directors to negotiate, on behalf of the Company, the terms of the Stock Purchase Agreement, including the $3.9 million transaction fee payable to IP and the Commitment Fee Warrants. Mr. Pecchenino and Thomas J. Jamieson, in consultation with the Company's lawyers and investment bankers, performed that function.

     The Board of Directors, in consultation with DLJ, investigated a number of transaction forms and terms before determining to finance the Acquisition with the Equity Financings and the Senior Debt Financing, including a larger debt offering, a private equity offering to a wider group of institutional investors, and an underwritten public offering of Common Stock. The Board of Directors determined that a majority of the financing for the Acquisition should be equity in order to avoid incurring excessive debt obligations and to provide the Company with additional stockholders' equity, which it believes will be viewed favorably by rating agencies, such as A.M. Best. The directors determined that the expected benefits from the Acquisition and a significant equity financing would outweigh any limitation on the availability of the Company's NOLs as a result of the likely "ownership change" (as defined in Section 382 of the Code) that would occur upon the consummation of such an equity financing. See "Description of Superior National Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions." Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing. Thus, when the Acquisition was to close, the Company would have to have committed financing that it could call upon quickly and be confident that sufficient funds would be available at the designated time. This need made it impractical for the Company to structure its financing arrangements for the Acquisition solely in reliance upon transactions that would depend upon the decisions of a large group of private purchasers or upon access to the public market at a future date. These transaction forms presented too much risk that the market would be unfavorable and no financing transaction meeting the Company's needs could be completed on a timely basis. The Company determined, therefore, to complete the equity transactions with IP, in the form of the IP Stock Issuance and the Stock Offering, backed by the Standby Commitment, because it had assisted the Company in procuring the Acquisition; had communicated its desire and ability to enter quickly into a private equity investment agreement with the Company committing IP to provide a substantial portion of the Acquisition price, which enabled the Company to convince FHC that it could finance the Acquisition; and was an investment group known to the Company. The IP Stock Issuance, in conjunction with the Standby Commitment, gave the Company and FHC confidence that the Company would raise the equity financing necessary to complete the Acquisition, which, in turn, upon the advice of the Company's financial advisor, made the likelihood of successfully completing the Senior Debt Financing significantly greater.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Financial Information of the Company for the six months ended June 30, 1998 and the year ended December 31, 1997 presents the results of operations for the Company as if the Acquisition had been consummated as of the beginning of each period presented. The pro forma adjustments are based on available information and certain assumptions the Company currently believes are reasonable in the circumstances. The Unaudited Pro Forma Financial Information has been derived from and should be read in conjunction with the historical Consolidated Financial Statements and Notes of the Company for the six months ended June 30, 1998 (unaudited) and the year ended December 31, 1997 and the historical Combined Financial Statements and Notes of BIG for the six months ended June 30, 1998 (unaudited) and the year ended December 31, 1997 contained elsewhere herein, and should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Financial Information.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                           AS OF JUNE 30, 1998
                                                          ------------------------------------------------------
                                                                                     PURCHASE
                                                          SUPERIOR                  ACCOUNTING        PRO FORMA
                                                          NATIONAL       BIG       ADJUSTMENT(1)       COMBINED
                                                          --------    ----------   -------------      ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
  Investments:
    Bonds and notes:
      Available-for-sale, at market.....................  $180,830    $  667,290     $                $  848,120
      Held-to-maturity, at amortized value..............        --        10,838                          10,838
    Equity securities, at market........................     5,263            --                           5,263
    Real estate.........................................        --        29,496       (29,496)(a)            --
  Note from parent......................................        --        10,000       (10,000)(b)            --
  Short-term investments, at cost.......................       650            --                             650
                                                          --------    ----------     ---------        ----------
        Total investments...............................   186,743       717,624       (39,496)          864,871
Cash and cash equivalents...............................     4,421        50,579        29,496(a)        109,293
                                                                                        10,387(b)
                                                                                        17,509(c)
                                                                                       107,000(e)
                                                                                       177,100(f)
                                                                                        (7,799)(g)
                                                                                      (256,500)(h)
                                                                                       (28,500)(h)
                                                                                         5,600(i)
Reinsurance receivables.................................    55,474       243,538                         299,012
Premiums receivable.....................................    23,375        75,536                          98,911
Earned but unbilled premiums receivable.................    11,143        15,194                          26,337
Accrued investment income...............................     1,799        11,232          (387)(b)        12,644
Deferred policy acquisition costs.......................     5,422        21,629                          27,051
Income tax receivable...................................        --        17,509       (17,509)(c)            --
Deferred income taxes...................................    22,592        18,585       (18,585)(j)        22,592
Funds held by reinsurer.................................     5,969            --                           5,969
Prepaid reinsurance premiums............................    25,822        19,400                          45,222
Goodwill................................................    35,248        13,813       (13,813)(k)        35,248
Prepaid and other.......................................    18,028        21,010                          39,038
                                                          --------    ----------     ---------        ----------
        Total Assets....................................  $396,036    $1,225,649     $ (35,497)       $1,586,188
                                                          ========    ==========     =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Claim and claim adjustment expenses.....................  $154,843    $  690,515                      $  845,358
Unearned premiums.......................................    16,198        47,827                          64,025
Reinsurance payable.....................................    17,964        67,942                          85,906
Long-term debt..........................................        30       121,750     $(121,750)(d)       107,030
                                                                                       107,000(e)
Deferred credit -- negative goodwill....................                                80,333(h)         53,535
                                                                                         5,600(i)
                                                                                       (18,585)(j)
                                                                                       (13,813)(k)
Policyholder dividends..................................     1,370         3,473                           4,843
Capital lease...........................................     6,960            --                           6,960
Discontinued operations -- liabilities..................    10,861                                        10,861
Accounts payable and other liabilities..................    28,064        50,559        (7,799)(g)        70,824
                                                          --------    ----------     ---------        ----------
        Total Liabilities...............................   236,290       982,066        30,986         1,249,342
Trust preferred securities..............................   101,051            --                         101,051
Stockholders' equity
Common stock............................................    34,333       167,416       195,520(f)        227,433
                                                                                      (167,416)(h)
                                                                                        (2,420)(f)
Paid-in capital warrants................................     2,206            --                           2,206
Accumulated other comprehensive income..................                                                      --
Unrealized gain on investments, net of taxes............     1,225         3,884        (3,884)(h)         1,225
Retained earnings.......................................    26,076        72,283       121,750(d)         26,076
                                                                                      (194,033)(h)
Less: Notes receivable from subscribed stock............        --            --       (16,000)(f)       (16,000)
Less: 245,000 shares of treasury stock at cost..........    (5,145)           --            --            (5,145)
                                                          --------    ----------     ---------        ----------
        Total Stockholders' Equity......................    58,695       243,583       (66,483)          235,795
                                                          --------    ----------     ---------        ----------
        Total Liabilities and Stockholders' Equity......  $396,036    $1,225,649     $ (35,497)       $1,586,188
                                                          ========    ==========     =========        ==========

Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments

(a) Adjustment represents the sale of real estate to FHS at current book value, pursuant to the Acquisition Agreement.

(b) Adjustment represents FHC's repayment of an intercompany promissory note including principal and interest, pursuant to the Acquisition Agreement.

(c) Adjustment represents repayment of the income tax receivable due BIG by FHC, pursuant to the Acquisition Agreement.

(d) Adjustment represents FHC's forgiveness of intercompany debt at the time of the Acquisition, pursuant to the Acquisition Agreement.

(e) Adjustment represents the issuance of debt in connection with the Senior Debt Financing in the amount of $110.0 million, net of transaction costs in the amount of $3.0 million, in connection with the Acquisition.


(f) Adjustment represents the Equity Financings proceeds of $200 million less Employee Participation loans of $16.0 million which is shown as a contra equity account, net of transaction costs in the amount of $6.9 million, which include the $3.9 million transaction fee payable to IP under the Stock Purchase Agreement, in connection with the Acquisition. The Company will pay a fee to IP consisting of the Commitment Fee Warrants, which are exercisable to purchase 734,000 shares of Common Stock at a purchase price of $16.75, in consideration of the Standby Commitment. Zurich will receive 205,520 of these warrants in consideration of certain financing commitments to IP II.



    The Company will incur compensation expense for up to 641,809 shares issued to employees and consultants with an "in-the-money" value, assumed for purposes of this calculation to be $3.75 per share, which is the difference between the $20.50 per share market price at May 4, 1998, the day immediately prior to the public announcement of the Stock Offering, and the $16.75 Subscription Price of the Rights. The actual compensation expense the Company will incur will be equal to the actual number of shares purchased pursuant to the Employee Participation multiplied by the "in-the-money" value, if any, on the day the Rights are exercised. In the event the market price on such date is equal to or below $16.75, the Company expects that there may be few to no purchases under the Employee Participation, which would result in no or substantially less borrowing than the amount presented. On October 30, 1998, the last reported trading price for a share of Common Stock on Nasdaq was $18.00.


(g) Adjustment to settle intercompany payable arising in the ordinary course of business with FHS, pursuant to the Acquisition Agreement.

(h) Adjustments represent $256.5 million payable to FHC to acquire BIG, plus an expected $28.5 million capital contribution as set forth in the Company's applications for regulatory approval of the Acquisition, and corresponding adjustment to Common Stock and additional paid-in capital to reflect the elimination of BIG's stockholders' equity interest.

(i) Adjustment represents the sale of BICO to Zurich Centre Group LLC or its designee for estimated proceeds of $5.6 million. The Company will retain BICO's insurance business, infrastructure, liabilities, and employees.

(j) Adjustment represents the elimination of the deferred tax asset related to the election under Section 338(h) of the Code taken by FHC.

(k) Adjustment represents the elimination of BIG's goodwill existing prior to the Acquisition.

                        PRO FORMA FINANCIAL INFORMATION
  ACQUISITION OF BUSINESS INSURANCE GROUP, INC. BY SUPERIOR NATIONAL INSURANCE
                                  GROUP, INC.
                           PURCHASE ACCOUNTING METHOD
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

[CAPTION]

                                   SIX MONTHS ENDED JUNE 30, 1998
                          -------------------------------------------------
                                                     PRO
                                                    FORMA
                                                   ADJUST-
                                                    MENTS           PRO
                           SUPERIOR                 INC.           FORMA
                           NATIONAL      BIG      (DECR)(1)      COMBINED
                          ----------   --------   ---------     -----------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                              AMOUNTS)
REVENUES:
Net premiums earned.....  $   50,206   $215,911          --     $   266,117
Net investment income
  and capital gains.....       8,014     18,490      (1,296)(a)      25,208
Other income............                    100                         100
                          ----------   --------   ---------     -----------
        Total
          Revenues......      58,220    234,501      (1,296)        291,425
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      26,319    182,385          --         208,704
Underwriting and general
  and administrative
  expenses..............      18,406     63,156       2,420(g)       83,982
Policyholder
  dividends.............          --      1,763                       1,763
Goodwill amortization...         639        447        (447)(c)        (334)
                                                       (973)(d)
Interest expense........          --      4,718      (4,718)(e)       4,400
                                                      4,400(b)
Loss on termination of
  financing transaction
  with a related party
  reinsurer.............
Other expense...........         375         --                         375
                          ----------   --------   ---------     -----------
        Total
          Expenses......      45,739    252,469         682         298,890
                          ----------   --------   ---------     -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................      12,481    (17,968)     (1,978)         (7,465)
Income tax expense
  (benefit).............       4,665    (10,191)      2,874(f)       (2,652)
                          ----------   --------   ---------     -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...  $    7,816   $ (7,777)  $  (4,852)    $    (4,813)
                          ==========   ========   =========     ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     1.34                            $     (0.27)
Weighted average shares
  outstanding...........   5,853,713                             17,794,012
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     0.99                            $     (0.24)
Weighted average shares
  outstanding...........   7,912,227                             19,959,000

                                           YEAR ENDED DECEMBER 31, 1998
                          --------------------------------------------------------------
                                                                  PRO
                                                                 FORMA
                                                                ADJUST-
                                                                 MENTS           PRO
                           SUPERIOR        PAC                   INC.           FORMA
                          NATIONAL(2)     RIM(3)      BIG      (DECR)(1)      COMBINED
                          -----------   ---------  ----------  ---------     -----------
                          (RESTATED)               (RESTATED)
REVENUES:
Net premiums earned.....  $  140,920    $  19,507   $515,272          --     $   675,699
Net investment income
  and capital gains.....      12,674        1,449     44,724      (1,996)(a)      56,851
Other income............          --           --      3,512                       3,512
                          ----------    ---------   --------   ---------     -----------
        Total
          Revenues......     153,594       20,956    563,508      (1,996)        736,062
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      90,447       25,841    443,204                     559,492
Underwriting and general
  and administrative
  expenses..............      37,695       10,769    170,070       2,420(g)      220,954
Policyholder
  dividends.............          --        1,006        793                       1,799
Goodwill amortization...       1,039           --      1,262      (1,262)(c)        (908)
                                                                  (1,947)(d)
Interest expense........       6,335          589      8,326      (8,326)(e)      15,724
                                                                   8,800(b)
Loss on termination of
  financing transaction
  with a related party
  reinsurer.............      15,699                                              15,699
Other expense...........         817           --         --          --             817
                          ----------    ---------   --------   ---------     -----------
        Total
          Expenses......     152,032       38,205    623,655        (315)        813,577
                          ----------    ---------   --------   ---------     -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................       1,562      (17,249)   (60,147)     (1,681)        (77,515)
Income tax expense
  (benefit).............       1,099          612    (29,506)      1,131(f)      (26,664)
                          ----------    ---------   --------   ---------     -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...  $      463    $ (17,861)  $(30,641)  $  (2,812)    $   (50,851)
                          ==========    =========   ========   =========     ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     0.09                                         $     (2.96)
Weighted average shares
  outstanding...........   5,249,736                                          17,190,034
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     0.07                                         $     (2.68)
Weighted average shares
  outstanding...........   7,016,165                                          18,956,463

Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments.

(a) Adjustment represents the elimination of net investment income for real estate sold to FHC and interest on the promissory note from FHC, pursuant to the Acquisition Agreement.

(b) Adjustment represents estimated interest expense on the $110.0 million of debt to be issued in connection with the Senior Debt Financing. The Company is using an estimated interest rate of 8.0% for purposes of this calculation, which assumes a benchmark ten year treasury rate plus a credit spread that the Company believes is reasonable. A one percentage point change in the interest rate on such debt would result in an annual increase/decrease in interest expense of approximately $1.1 million.

(c) Adjustment represents the elimination of the amortization of BIG's goodwill existing prior to the Acquisition.

(d) Adjustment represents the amortization of the negative goodwill (deferred credit) on a straight line basis over 27.5 years.

(e) Adjustment represents the elimination of the interest expense at a rate of 7.75% and 6.75% in 1998 and 1997, respectively, associated with $121.7 million of intercompany debt that will be settled by FHC at the time of the Acquisition.

(f) Adjustment represents the tax effect of the pro forma adjustments, excluding goodwill, calculated at the statutory rate in effect during the periods presented.


(g) Adjustment reflects the deferred compensation expense related to the Rights distribution and is assumed for purposes of this calculation to be the difference between the $20.50 per share market price on May 4, 1998, the day immediately prior to the public announcement of the Stock Offering, and the $16.75 Subscription Price of the Rights. The Rights are fully vested upon the issuance of the Rights. The actual deferred compensation expense the Company will incur will be equal to the number of shares purchased pursuant to the Employee Participation multiplied by the "in-the-money" value, if any, on the day the Rights are exercised. In the event the market price on such date is equal to or below $16.75, the Company expects that there may be little to no purchases under the Employee Participation, which would result in no or substantially less borrowing than the amount presented. On October 30, 1998, the last reported trading price for a share of Common Stock on Nasdaq was $18.00.


(2) The results of Superior National for the year ended December 31, 1997 include the results of SPCC (formerly The Pacific Assurance Company) for periods subsequent to April 1, 1997.

(3) Pac Rim was acquired on April 11, 1997. The results of operations presented are for the period January 1, 1997 through March 31, 1997.

                               THE STOCK OFFERING


     The Stock Offering consists of the Rights Offering and the Employee Participation. Under the Rights Offering, the Company will issue to existing stockholders of record as of the Record Date (excluding IP Delaware and IP Bermuda) and to holders of outstanding warrants to purchase Common Stock (other than warrant holders exercising preemptive rights in connection with the IP Stock Issuance), one transferable subscription Right to purchase a share of Common Stock for the Subscription Price of $16.75 for each share of Common Stock (or share of Common Stock issuable upon the exercise of a warrant) held. The Employee Participation consists of the grant, to each employee and consultant of the Company holding vested and unvested stock options, or granted shares of Restricted Stock, all of which were issued pursuant to the Company's stock incentive plans, the same form of Right issued in the Rights Offering, excepting contractual restrictions on transferability. The closing of the Stock Offering is conditioned upon completion of the Acquisition.


     The Company also has entered into the Stock Purchase Agreement with IP pursuant to which, subject to certain conditions, IP has provided the Standby Commitment. The Company will pay a fee in the form of the Commitment Fee Warrants, exercisable to purchase 734,000 shares of Common Stock at a purchase price of $16.75, in consideration for the Standby Commitment. No Rights will be issued to the recipients of the Commitment Fee Warrants.

THE RIGHTS


     The Company is distributing transferable Rights at no cost to the holders of its Common Stock (excluding IP Delaware and IP Bermuda) and warrants to purchase Common Stock (excluding certain warrant holders as discussed below) as of the close of business on the Record Date. One Right will be distributed for each share of Common Stock or, in the case of warrant holders, share of Common Stock issuable upon the exercise of a warrant, held on the Record Date. Separately, the Company will distribute the same form of Right, excepting for contractual restrictions on transferability, to participants in the Employee Participation. Each Right will entitle the holder to purchase one share of Common Stock upon the payment of the Subscription Price. An aggregate of 6,540,613 Rights exercisable to purchase an aggregate of 6,540,613 shares of Common Stock are being distributed in connection with the Rights Offering and the Employee Participation. The Rights will be evidenced by Subscription Certificates delivered by the Subscription Agent that, in the case of the Rights Offering, will be transferable, and, in the case of the Employee Participation, will not be transferable. There can be no assurance that the Common Stock will trade at prices above the Subscription Price. See "Risk Factors -- Market Considerations."


     The issuance by the Company of shares of Common Stock pursuant to the Stock Offering is not conditioned upon subscription for any minimum number of shares of Common Stock by holders of the Rights. The completion of the Stock Offering is conditioned, however, upon completion of the IP Stock Issuance, the Senior Debt Financing, and the Acquisition. If the Acquisition Agreement is terminated in accordance with its terms, the Subscription Agent will return all subscription payments made, without interest.

     BEFORE EXERCISING OR SELLING ANY RIGHTS, POTENTIAL INVESTORS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS."

     Each Right issued in the Stock Offering will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. To exercise the Rights, holders must deliver payment of the Subscription Price in funds that are immediately available on or prior to the Expiration Date and fully comply with the instructions set forth below under the heading
"-- Exercise of Rights." Certificates representing shares of Common Stock purchased pursuant to the exercise of the Rights will be delivered to subscribers as soon as practicable after the Closing (expected to be two to three weeks after the Expiration Date).

EXPIRATION DATE

     The Stock Offering and the Rights will expire on the Expiration Date (November 20, 1998) at 5:00 p.m., New York City time, unless extended. The Company may extend the Expiration Date, in its sole discretion, up to a total of 30 days and will announce any extensions thereof by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. Any extension of the Expiration Date will be for at least three Nasdaq trading days. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, or any exercise for which immediately available funds are not on deposit with the Subscription Agent on or prior to the Expiration Date, regardless of when payment or the documents relating to such exercise were sent.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price of $16.75 was determined in negotiations between the Company and IP. The Company's objective in establishing the Subscription Price was to approximate recent trading prices, raise the targeted proceeds, and provide all of the Company's stockholders with a reasonable opportunity to make an additional investment in the Company and thus limit to some extent dilution of their ownership and voting percentage in the Company. In approving the Subscription Price, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the market price of the Common Stock, pricing of similar transactions, the business prospects for the Company, and the general condition of the securities markets. There can be no assurance, however, that the market price of the Common Stock will not decline prior to the Expiration Date or that, following the issuance of the Rights and of the Common Stock upon exercise of Rights, a subscribing holder will be able to sell the Rights or sell the Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

EXERCISE OF RIGHTS


     Except for participants in the Employee Participation, Rights may be exercised by delivery to the Subscription Agent, on or prior to the Expiration Date, of the properly completed and duly executed Subscription Certificate evidencing such Rights (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each share of Common Stock to be purchased. Persons exercising Rights may purchase any number of shares of Common Stock, up to the maximum shown on the Subscription Certificate. All payments must be made by (i) check or bank draft drawn upon a U.S. bank or any postal, telegraphic, or express money order payable to "Wilmington Trust Company, as Subscription Agent," or (ii) wire transfer of same-day funds to the account maintained by the Subscription Agent for such purpose at Wilmington Trust Company, ABA No. 031100092, Account No. 46675-0, Account Name: Superior National Rights Offering, Attn: Charisse L. Rodgers, telephone (302) 651-8951. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic, or express money order, or (c) receipt of good funds in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE FIVE OR MORE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, OR WIRE TRANSFER OF SAME DAY FUNDS. Subscription Certificates and payment of the Subscription Price should be delivered to one of the following addresses:



By Hand:                      Wilmington Trust Company


                              1105 N. Market Street, 1st Floor


                              Wilmington, Delaware 19890


                              Attention: Kristin Long


                                         Corporate Trust Operations

By Mail/Overnight Delivery: Wilmington Trust Company


                            Rodney Square North


                            1100 N. Market Street


                            Wilmington, Delaware 19890-0001


                            Attention: Kristin Long


                                 Corporate Trust Operations



By Facsimile (Foreign/APO/FPO use only): (302) 651-1079



Confirm Facsimile by Telephone Only:     (302) 651-8951


     A subscription will not be valid if the Subscription Certificate has not been received on or before the Expiration Date.

     Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution (as defined below), signatures on such Subscription Certificate must be guaranteed by an Eligible Institution subject to the standards and procedures adopted by the Subscription Agent. An "Eligible Institution" is an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved medallion signature guarantee program) as defined in the Commission's rules.

     A holder who holds shares of Common Stock or warrants for the account of others, such as a broker, a trustee, or a depositary for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Common Stock, warrants, or Rights held through a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner's instructions. If a beneficial owner wishes to obtain a separate Subscription Certificate, he or she should contact the nominee as soon as possible and request that a separate Subscription Certificate be issued in his or her own name. A nominee may request that any Subscription Certificate held by it be split into such smaller denominations as it wishes, provided that the Subscription Certificate to be split is received by the Subscription Agent, properly endorsed, no later than 11:00 a.m., New York City time, three Nasdaq trading days prior to the Expiration Date.

     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full Subscription Price for all Common Stock stated as being subscribed for, the holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment he or she delivered. If the payment delivered exceeds the aggregate Subscription Price for the number of shares of Common Stock subscribed for, as indicated on the Subscription Certificate(s), any excess payment remaining after the number of shares so indicated have been purchased will be refunded as soon as practicable by mail, without interest.

     The Instructions accompanying the Subscription Certificates should be read carefully and followed in detail. PLEASE DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS, BUT, IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE FIVE OR MORE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, OR WIRE TRANSFER OF SAME DAY FUNDS.

     IF THE SUBSCRIPTION PRICE HAS NOT BEEN RECEIVED IN IMMEDIATELY AVAILABLE FUNDS ON OR PRIOR TO THE EXPIRATION DATE, THE SUBSCRIPTION WILL NOT BE VALID.

     All questions concerning the timeliness, validity, form, and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus should be directed to the Information Agent whose address and telephone numbers are set forth under "-- Information Agent."

NO REVOCATION

     ONCE A HOLDER HAS EXERCISED HIS OR HER RIGHTS, THAT EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS

     Rights (other than those issued in connection with the Employee Participation) may be purchased or sold through usual investment channels, including banks and brokers. It is anticipated that the Rights will trade on Nasdaq under the symbol "SNTLR." Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. However, there can be no assurance that a trading market for the Rights will develop or, if such a market develops, as to how long it will continue.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the instructions included thereon. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register that portion of the Rights indicated thereon in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the holder or, if the holder so instructs, to an additional transferee. A signature guarantee must be provided by an Eligible Institution.

     Rights issued pursuant to the Employee Participation are not transferable.


     Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.


     Except for the engagement fee to be paid by the Company to the Subscription Agent, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS


     In the event Subscription Certificates cannot be mailed to persons whose addresses are outside the United States or who have an APO or FPO address, those Subscription Certificates will be held by the Subscription Agent for their account. To exercise their Rights, these holders must notify the Subscription Agent of their desire to exercise before 11:00 a.m., New York City time, on the third Nasdaq trading day preceding the Expiration Date, and must establish to the satisfaction of the Company that their exercise is permitted under applicable law. If such a holder does not notify the Subscription Agent and provide acceptable instructions to the Subscription Agent before that deadline, his or her Rights will be sold, if feasible, and the net proceeds, if in excess of $5.00 (after expenses of sale), will be remitted to such holder. Any net proceeds not distributed will be retained by the Company for general corporate purposes.


SUBSCRIPTION AGENT

     The Company has appointed Wilmington Trust Company as Subscription Agent for the Stock Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price must be delivered, is:


By Hand:                     Wilmington Trust Company
                             1105 N. Market Street, 1st Floor
                             Wilmington, Delaware 19890
                             Attention: Kristin Long
                                        Corporate Trust Operations
By Mail/Overnight Delivery:  Wilmington Trust Company
                             Rodney Square North
                             1100 N. Market Street
                             Wilmington, Delaware 19890-0001
                             Attention: Kristin Long
                                        Corporate Trust Operations
By Wire:                     Wilmington Trust Company
                             ABA No. 031100092
                             Account No. 46675-0
                             Account Name: Superior National Rights Offering
                             Attn: Charisse L. Rodgers
                             (302) 651-8951



By Facsimile (Foreign/APO/FPO/use only): (302) 651-1079



Confirm Facsimile by Telephone Only:       (302) 651-8951


     The Subscription Agent will be paid customary fees and reimbursements for its expenses by the Company. The Company has also agreed to indemnify the Subscription Agent against any liability that it may incur in connection with the Stock Offering.

INFORMATION AGENT

     The Company has appointed Corporate Investor Communications, Inc. ("CIC") as Information Agent for the Stock Offering. Any questions or requests for additional copies of this Prospectus may be directed to the Information Agent at the following address and telephone number:


     Corporate Investor Communications, Inc.


     111 Commerce Road


     Carlstadt, New Jersey 07072-2586



     Banks and brokers can call collect: (201) 896-1900. All others can call toll-free (888) 296-3413.

     The Information Agent will be paid customary fees and reimbursed for its expenses by the Company. The Company has also agreed to indemnify the Information Agent from certain liabilities that it may incur in connection with the Stock Offering.

EMPLOYEE PARTICIPATION


     The Board of Directors has approved the grant, pursuant to the Employee Participation, of the opportunity to participate in the Stock Offering for employees and consultants holding stock options and Restricted Stock, all of which have been issued under the terms of equity incentive plans previously approved by the Company's stockholders. The consultants are employees of Comprehensive Compensation Claims Management, Inc., a third party provider of claims administration services to the Company.



     As a result, each employee or consultant will receive one non-transferable right to purchase Common Stock at the Subscription Price of $16.75 for each Common Stock equivalent share held by them. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering, except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferable.


     Issuance of the Rights


     In order to receive Rights under the Employee Participation, option holders and holders of Restricted Stock are required to enter into an Employee Participation Agreement with the Company. This agreement will contain restrictions on transferability of the Rights to be issued. Employee Participation Agreements will be distributed prior to the issuance of Rights to these holders.


     Rights Non-Transferable; Shares Issued Upon Exercise Non-Transferable

     Pursuant to the terms of the Employee Participation Agreement, option holders and holders of Restricted Stock will be unable to transfer the Rights issued under the Employee Participation. To enforce the restriction, the Company will issue a "stop transfer" order to the Subscription Agent for Subscription Certificates issued in connection with the Employee Participation.


     Purchases and sales of publicly traded Rights (if such a market develops) issued in the Rights Offering by employees and consultants are governed by the Company's normal stock trading policies. Employees and consultants should obtain a copy of these policies from the general counsel of the Company before engaging in any transactions.



     Under the terms of the "Stock Subscription Agreement," (under which purchases of Common Stock by participants in the Employee Participation will take place), the shares of Common Stock purchased under the Employee Participation will be restricted from transfer for a period of one year, except in certain limited circumstances.


     Stock Purchase Program

     The Board of Directors has incorporated a stock purchase program into the Employee Participation in order to encourage the employees and consultants of the Company who are eligible to participate in the Employee Participation to exercise Rights and make an investment in the Common Stock. Each employee and consultant of the Company who wishes to purchase shares of Common Stock in the Employee Participation may, in lieu of delivering cash to pay the Subscription Price, borrow funds from the Company and use the borrowed funds to pay all or a portion of the Subscription Price and income taxes incurred as a result of exercise. The maximum amount that may be borrowed is 66% of the value of the collateral pledged by an individual, with value calculated as set forth below. Material terms of these loans, including their maturity date and interest rate, are discussed below in the "Participation Note" paragraph. Employees or consultants may pledge as collateral for the loan (i) shares of Common Stock purchased by the employee or consultant under the Employee Participation, (ii) other shares of Common Stock owned by the employee or consultant, (iii) warrants to purchase Common Stock held by the employee or consultant, and (iv) vested and unvested options and Restricted Stock granted to the employee or consultant.


     The "value" of a share of Common Stock (including shares of Restricted Stock) pledged as collateral will be equal to the average closing price (last trade) of a share of Common Stock for the first ten trading days after the Rights Offering begins (including the first day Rights are eligible for trading). The value of each option or warrant pledged as collateral will be equal to the deemed value of the underlying share of Common Stock, less the exercise price of such security.

     Each employee and consultant of the Company who elects to pay all or a portion of the Subscription Price with loan proceeds shall deliver to the Subscription Agent a promissory note in favor of the Company (a "Participation Note") and enter into a pledge agreement with respect to shares, options, or warrants pledged as collateral (a "Securities Pledge Agreement"). See
"-- Participation Note" and "-- Securities Pledge Agreement."

     Exercise of the Employee Participation Right


     Participants may exercise their Rights in the Employee Participation by delivery to the Subscription Agent, on or before the Expiration Date, of the properly completed and duly executed Subscription Certificate evidencing such Rights and a duly executed Stock Subscription Agreement, accompanied by payment in full of the Subscription Price for each share of Common Stock being purchased. All payments must be made by a combination of (i) delivery of a duly executed Participation Note, together with a duly executed Securities Pledge Agreement and the certificates evidencing the securities (other than the shares being purchased) pledged as collateral under the Securities Pledge Agreement,
(ii) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to "Wilmington Trust Company, as Subscription Agent," or (iii) wire transfer of same-day funds to the account maintained by the Subscription Agent for such purpose at Wilmington Trust Company, ABA No. 031100092, Account No. 46675-0, Account Name: Superior National Rights Offering,
Attn: Charisse L. Rodgers, telephone (302) 651-8951. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon
(i) acceptance of the Participation Note and the accompanying documents, (ii) clearance of any uncertified check, (iii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order, or (iv) receipt of good funds by wire in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE FIVE OR MORE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, OR WIRE TRANSFER OF SAME DAY FUNDS. Subscription Certificates, Stock Subscription Agreements, and payment of the Subscription Price (which may include a Participation Note and Securities Pledge Agreement) should be delivered to one of the following addresses:



By Hand:                      Wilmington Trust Company


                        1105 N. Market Street, 1st Floor


                        Wilmington, Delaware 19890


                        Attention: Kristin Long


                                 Corporate Trust Operations



By Mail/Overnight Delivery: Wilmington Trust Company


                        Rodney Square North


                        1100 N. Market Street


                        Wilmington, Delaware 19890-0001


                        Attention: Kristin Long


                                 Corporate Trust Operations

By Facsimile (Foreign/APO/FPO use only): (302) 651-1079



Confirm Facsimile by Telephone Only:       (302) 651-8951


     A subscription will not be valid if the Subscription Certificate has not been received on or before the Expiration Date.


     THE COMPANY WILL FACILITATE TRANSMISSION OF EMPLOYEE PARTICIPATION SUBSCRIPTION DOCUMENTS TO THE SUBSCRIPTION AGENT THROUGH THE OFFICE OF THE COMPANY'S SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ROBERT E. NAGLE. PARTICIPANTS ARE URGED TO CONTACT MR. NAGLE'S OFFICE BEFORE SENDING DOCUMENTS OR FUNDS TO THE SUBSCRIPTION AGENT.


     Stock Subscription Agreement

     The Stock Subscription Agreement will contain a provision that prohibits the employee or consultant purchasing shares of Common Stock in the Employee Participation from selling, transferring, or otherwise disposing of or encumbering those shares for a period of one year, except in certain limited circumstances. In the event of termination of the employment or consulting relationship with the Company, the loan evidenced by the Participation Note, if applicable, and accrued interest thereon, will be immediately due and payable.

     Participation Note


     Under the terms of the Participation Note, the employee or consultant will promise to pay the Company the amount borrowed, plus any unpaid accrued interest thereon. The Company's recourse in event of default on payment of principal or interest will be to the collateral pledged as security for the Participation
Note. The interest rate is      %. The interest accrued on the Participation
Note will be payable on each December 31. Principal on the Participation Note will be due in a lump sum on the earlier of the tenth anniversary of the Closing, or termination of the employment or consulting relationship with the Company or any of its affiliates. Additionally, the Company may call principal for repayment to the extent of and at any time the loan amount exceeds 100% of the value of the pledged collateral.


     Securities Pledge Agreement

     Under the terms of the Securities Pledge Agreement, the employee or consultant will grant to the Company a security interest in all of the collateral pledged in order to collateralize the loan amount. The pledge will secure the payment of all of the obligations of such employee or consultant under the Participation Note. In the event of default under the Stock Subscription Agreement, the Participation Note, or the Securities Pledge Agreement, the Company may seize the pledged collateral in order to satisfy any outstanding obligations which the employee or consultant may have under such agreements. There can be no assurance that the liquidation value of the collateral will be sufficient to satisfy the amount due under the Participation Note, particularly in light of the fact that the unvested securities will have no value in liquidation.

     No Revocation

     ONCE A HOLDER HAS EXERCISED THE RIGHTS ISSUED UNDER THE EMPLOYEE PARTICIPATION, THAT EXERCISE MAY NOT BE REVOKED.

PREEMPTIVE RIGHTS OF WARRANT HOLDERS

     The Company's outstanding warrants to purchase Common Stock grant preemptive rights to the warrant holders. Due to these rights, the warrant holders are entitled to be included in the Rights Offering. The IP Stock Issuance, however, is a separate transaction to which the preemptive rights also apply. In order to meet its obligations under the preemptive rights, the Company has offered warrant holders the opportunity to participate in the private issuance of Common Stock occurring in the IP Stock Issuance. Their participation in the IP Stock Issuance will be on the basis of one share per share of Common Stock issuable upon the exercise of their warrants. They may purchase shares at $16.75 per share (the same price being paid by IP) and the amount of their purchases will be added to the $94.0 million of shares to be purchased by IP. Warrant holders who satisfy their preemptive rights by this means will be excluded from the Rights Offering.

     To the extent that a warrant holder has not elected to exercise his or her preemptive rights by purchasing under the terms of the IP Stock Issuance, that holder will be eligible to receive Rights in the Rights Offering on the basis of one share per share of Common Stock issuable upon the exercise of warrants held.


     The advantage to the warrant holders of purchasing Common Stock under the terms of the IP Stock Issuance rather than in the Rights Offering is that the tax treatment of exercising a contractual right inherent in the warrant (by purchasing under the terms of the IP Stock Issuance) is probably more favorable than that of receiving a Right and exercising it. See "Certain Federal Income Tax Considerations." A disadvantage is that the Common Stock purchased privately under the terms of the IP Stock Issuance is non-transferable in the public market other than by complying with Rule 144, while the shares purchased upon exercise of the Rights will be issued in a registered transaction and will be freely tradeable on Nasdaq. A further disadvantage is that the ability to purchase under the terms of the IP Stock Issuance is not transferable. Warrant holders who have made the election to purchase in that transaction, are not eligible to participate in the Rights Offering, even if they subsequently decide not to complete a purchase of shares under the terms of the IP Stock Issuance.



     From the Company's perspective, the total number of shares being made available to the warrant holders is the same, regardless how they choose to exercise their preemptive rights. To the extent that any warrant holders have opted to purchase Common Stock under the terms of the IP Stock Issuance and are thereby excluded from the Rights Offering, the total number of Rights distributed will have been reduced by the number of Rights that would have been distributed to the excluded warrant holders. The Standby Commitment will be based on the proceeds of the Stock Offering plus the proceeds of purchases by warrant holders who exercised their preemptive rights by purchasing privately under the terms of the IP Stock Issuance. Thus, the means chosen by warrant holders to exercise their preemptive rights is neutral in terms of use or effect of the Standby Commitment.


STANDBY COMMITMENT


     To assure the Company that a total of $200.0 million in proceeds will be provided by the Stock Offering, the IP Stock Issuance, and the exercise of warrant holder preemptive rights to purchase stock under the terms of the IP Stock Issuance, IP has agreed to purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance, the exercise of warrant holder preemptive rights, and the Standby Commitment to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Subscription Price under the terms and conditions of the Stock Purchase Agreement. IP Delaware and IP Bermuda are not participating in the Stock Offering.


     The Standby Commitment is in addition to IP's agreement to purchase a minimum of 5,611,940 shares of Common Stock at $16.75, or approximately $94.0 million in the aggregate. See "Acquisition of Business Insurance Group, Inc. -- Equity Financings."


     The Company is obligated to pay a commitment fee to IP (consisting of the Commitment Fee Warrants, which are exercisable to purchase 734,000 shares of Common Stock at $16.75 per share) in consideration of its providing the Standby Commitment. Of that number, Commitment Fee Warrants to purchase 205,520 shares of Common Stock will be issued to Zurich in consideration of certain financing commitments it made to IP II. The Company is obligated to issue the Commitment Fee Warrants whether or not the Stock Offering is consummated. No Rights will be issued in respect of the Commitment Fee Warrants.


     The rights and obligations of the Company and IP with respect to the Standby Commitment are subject to certain limited conditions, including the absence of any pending or threatened action, suit, or proceeding relating to the Stock Offering or the Stock Purchase Agreement.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of the Company included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1994 and 1993 have been derived from audited financial statements of the Company not included in this document. The selected consolidated financial data as of and for the six months ended June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of the Company, but include all adjustments, including normally occurring accruals, that the Company considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the three months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending December 31, 1998.

                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (RESTATED)   (RESTATED)
                                             (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
  Gross premiums written.............  $   81,951   $   71,090   $  159,352   $   99,282   $   97,084   $  134,769   $  157,986
  Net premiums written...............      42,080       63,706      136,929       87,715       89,139      105,946      154,431
  Net premiums earned................      50,206       64,388      140,920       88,648       89,735      110,418      153,585
  Net investment income (excluding
    capital gains and losses)........       6,985        5,502       12,630        7,738       10,309        9,014        8,481
  Net capital gain (loss)............       1,029           19           44           31         (525)          35        1,069
  Other (expense) income, net........        (375)        (521)        (817)         186         (536)        (340)        (743)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues...............      57,845       69,388      152,777       96,603       98,983      119,127      162,392
EXPENSES:
  Claim and claim adjustment
    expenses, net of reinsurance.....      26,319       44.995       90,447       55,638       53,970       78,761      113,817
  Underwriting and general and
    administrative expenses..........      18,406       17,849       37,695       34,138       29,447       21,660       28,779
  Policyholder dividends.............          --           --           --       (5,927)      (5,742)       4,983       11,371
  Goodwill amortization..............         639          137        1,039           --           --           --           --
  Interest expense...................          --        4,144        6,335        7,527        9,619        8,726        6,221
  Loss on termination of financing
    transaction with a related party
    reinsurer........................                   15,699       15,699
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total expenses...............      45,364       82,824      151,215       91,376       87,294      114,130      160,188
  Income from continuing operations
    before preferred securities and
    extraordinary items -- pre-tax...      12,481      (13,436)       1,562        5,227       11,689        4,997        2,204
  Income tax (expense) benefit.......      (2,747)       5,036        1,788         (739)       5,849           (4)       2,304
  Accretion on preferred securities
    -- pre-tax.......................      (5,642)      (1,374)      (4,650)      (2,525)      (2,255)      (1,035)          --
  (Loss) from operations of
    discontinued P&C
    operations -- pre-tax(2).........          --           --           --           --      (14,912)          --       (4,532)
  Extraordinary (loss) -- pre-tax....          --           --       (3,841)          --           --       (3,064)        (686)
  Cumulative effect of change in
    accounting for income taxes......          --           --           --           --           --           --        2,297
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $    4,092   $   (9,774)  $   (5,141)  $    1,963   $      371   $      894   $    1,587
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (RESTATED)   (RESTATED)
                                             (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
BASIC EPS:(7)
Per common share:
  Income before items below -- after
    all taxes(3).....................  $     1.66   $    (1.81)  $     0.64   $     1.31   $     5.12   $     1.45   $     1.31
  Preferred securities -- pre-tax....       (0.96)       (0.30)  $    (0.89)       (0.74)       (0.66)       (0.30)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (4.35)          --        (1.32)
  Extraordinary items -- pre-tax.....          --           --        (0.73)          --           --        (0.89)       (0.20)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.67
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $     0.70   $    (2.11)  $    (0.98)  $     0.57   $     0.11   $     0.26   $     0.46
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
DILUTED EPS:(7)
Per common shares:
  Income before items below -- after
    all taxes(3).....................  $     1.23   $    (1.31)  $     0.47   $     0.93   $     4.44   $     0.97   $     0.94
  Preferred Securities -- pre-tax....       (0.71)       (0.21)       (0.66)       (0.52)       (0.57)       (0.20)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (3.78)          --        (0.95)
  Extraordinary items -- pre-tax.....          --           --        (0.55)          --           --        (0.60)       (0.14)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.48
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income (loss)................  $     0.52   $    (1.52)  $    (0.74)  $     0.41   $     0.09   $     0.17   $     0.33
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
GAAP RATIOS:(4)
  Claim and claim adjustment expense
    ratio............................        52.4%        69.9%        64.2%        62.8%        60.1%        71.3%        74.1%
  Expense ratio......................        36.7%        27.7%        26.7%        31.8%        26.4%        24.1%        26.1%
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Continuing operations combined
    ratios, net of reinsurance.......        89.1%        97.6%        90.9%        94.6%        86.5%        95.4%       100.2%
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to combined fixed
    charges and accretion on
    preferred securities(5)..........        1.91x       (1.46x)       0.51x        1.27x        1.87x        1.36x        1.33x
FINANCIAL POSITION:
  Total cash and investment(6)
  Carrying value.....................  $  191,164   $  244,326   $  242,116   $  149,440   $   49,030   $   68,595   $   45,982
    Market value.....................     191,164      244,326      242,116      149,440       49,030       68,591       46,212
  Investments withheld from a related
    party reinsurer..................          --           --           --           --      114,921      108,283      104,197
  Total assets.......................     396,036      395,399      429,473      323,830      240,781      286,776      264,098
  Long-term debt.....................          30       44,030           30       98,961        8,530        9,730        6,743
  Claim and claim adjustment expense
    liability........................     154,843      213,686      201,225      115,529      141,495      171,258      171,038
  Total liabilities..................     236,290      316,464      268,378      255,068      176,256      227,622      224,044
  1994 Preferred securities issued by
    affiliate........................          --       24,945           --       23,571       21,045       18,790           --
  Company-obligated trust preferred
    securities.......................     101,051           --      101,277           --           --           --           --
  Net stockholders' equity...........      58,695       53,990       59,818       45,191       43,480       40,364       40,055
  Book value per share(7)............  $     9.98   $     9.25   $    10.19   $    13.11   $    12.68   $    11.77   $    11.68
  Outstanding shares(7)..............   5,876,399    5,837,173    5,871,279    3,446,492    3,430,373    3,429,873    3,429,873

------------------------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC for the period beginning April 1, 1997.

(2) The Company's losses from discontinued operations resulted principally from contractors' and developers' liability business underwritten from 1986 to 1991.

(3) Since the Company's inception it has not declared or paid any dividends to its stockholders. "Income before items below -- after all taxes" has been calculated to include the tax benefits related to the items following.

(4) These ratios are for continuing operations. The claim and claim adjustment expense ratio is calculated by dividing the claim and claim adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of commissions (net of reinsurance ceding commissions), policyholder dividends, and general and administrative expenses by net premiums earned. The combined ratio is the sum of the claim and claim adjustment expense ratio and the expense ratio.

(5) For purposes of calculating the ratio of earnings to combined fixed charges and accretion on preferred securities, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on preferred securities having an effective interest rate of 11.7% issued in June 1994 by an affiliate. An aggregate of $20.0 million in such securities were issued and $26.6 million in face value was repaid in December 1997. The payment was made out of the proceeds of the Trust Preferred Securities and thereafter accrual of preferred securities dividends reflects the Trust Preferred Securities.


(6) Investments as of December 31, 1997 and 1996 are reflected at market value. As of December 31, 1995 and 1994 a portion of the portfolio was classified as held-to-maturity and was therefore reflected at amortized cost and the remaining portfolio was shown at market value. Investments as of December 31, 1993 are reflected at amortized cost. The changes in portfolio valuation reflect the adoption of Statement of Financial Accounting Standard No. 115, effective for fiscal years following December 15, 1993.



(7) Adjusted to reflect a four-into-one reverse stock split effective as of May 25, 1995.

                               SUPERIOR NATIONAL

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis provides information that management believes to be relevant to an understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.


OVERVIEW

     The Company recorded an underwriting profit from continuing operations of $5.5 million in the six month period ended June 30, 1998, versus an underwriting profit of $1.5 million, excluding a loss on the termination of a financing transaction with a related party reinsurer (namely, Centre Re) in the corresponding period in the prior year. The increase in underwriting profit from continuing operations was primarily the result of an increase in premiums as a result of the April 11, 1997 acquisition of SPCC. During the six months ended June 30, 1998, the Company realized net income of $4.1 million or $0.52 per share on a diluted basis as compared to a loss of $9.8 million or $1.52 per share on a diluted basis for the six months ended June 30, 1997. In addition to improved underwriting profit, net income increased due to a $2.5 million increase in investment income, which resulted from the increase in invested assets. Invested assets increased due to the SPCC acquisition and the net proceeds of the issuance of the Trust Preferred Securities discussed below. The increase in underwriting profit and investment income was offset in part by dividends and accretion on the Trust Preferred Securities and amortization of goodwill. The loss in the prior year relates to a $15.7 million charge due to the termination of a financing transaction with a related party reinsurer.

     During 1997, the Company entered into three significant transactions: the acquisition of Pac Rim, the parent of SPCC, completed April 11, 1997; the termination of a financing transaction with a related party reinsurer, which transferred $110.5 million in receivables from the related party reinsurer in exchange for the cancellation of $94.9 million of long-term debt, completed June 30, 1997; and the issuance by the Trust of $105.0 million in Trust Preferred Securities, completed December 3, 1997. The Company's income before preferred securities' dividends and accretion, discontinued operations, and extraordinary items was $0.5 million in 1997, as compared to $3.6 million in 1996. The decrease of $3.1 million in income before preferred securities' dividends and accretion, discontinued operations, and extraordinary items was primarily the result of a $15.7 million loss on the termination of a financing transaction with a related party reinsurer. The $15.7 million charge was offset in part by a $4.9 million increase in investment income before taxes in 1997 and a $5.9 million pre-tax reduction in the accrual for policyholder dividends in 1996. The increase of $4.9 million in net investment income is primarily due to increases of $92.7 million and $93.1 million in assets available for investment that resulted, respectively, from the acquisition of SPCC and the November 1996 financing transaction with The Chase Manhattan Bank ("Chase"). See "-- Liquidity and Capital Resources."

     For the year ended December 31, 1997, the Company recorded a net loss of $5.1 million after preferred securities' dividends and accretion, discontinued operations, and extraordinary items, as compared to net income of $2.0 million for the year ended December 31, 1996. Net loss per share for the year ended December 31, 1997 was $0.74 (diluted) versus net income per share of $0.41 (diluted) in 1996. During 1997, the Company recorded a $15.7 million pretax charge as a result of the termination of a financing transaction with a related party reinsurer as compared to 1996, when no such charges were recorded. Further, during 1997, the Company recorded $3.0 million in dividend expense and accretion on preferred securities, as compared to $1.7 million in 1996.

     For the year ended December 31, 1996, the Company's net income was $2.0 million, as compared to $0.4 million in 1995. Net income per share for the year ended December 31, 1996 was $0.41 (diluted) versus $0.09 (diluted) for the year ended December 31, 1995. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss was $3.6 million for the year ended December 31, 1996, versus $11.7 million in 1995. The decrease in 1996 was due principally to a $5.3 million expense for a negotiated settlement of a reinsurance contract with Centre Re, as well as an increase of $1.7 million from 1995 claim and claim adjustment expense. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss, excluding the above discussed adjustments, was $10.6 million for the year ended December 31, 1996, as compared to $11.7 million for the comparable period of 1995. See "Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re."

SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     Gross written premium increased $10.9 million or 15.3% to $82.0 million in the first six months of 1998 as compared to the same period in 1997. Substantially all of this increase can be attributed to the addition of business written by SPCC. Net written premium decreased $21.6 million or 33.9% to $42.1 million in the first six months of 1998 as compared to the same period in 1997. This decrease is primarily due to $31.6 million in premiums ceded under the Quota-Share Arrangement, which is partially offset by a $10.9 million increase to gross written premiums. Net premium earned decreased $14.2 million or 22% to $50.2 million in the first six months of 1998 as compared to the same period in 1997, reflecting the decrease in net written premium.

     Net claim and claim adjustment expenses decreased $18.7 million or 41.5% to $26.3 million in the first six months of 1998 as compared to the same period in 1997. This decrease primarily reflects a $17.7 million increase in ceded claim and claim adjustment expense related to the Quota-Share Arrangement. The net claim and claim adjustment expense ratio decreased to 52.4% in the first six months of 1998 from 69.9% in the same period of 1997. This decrease in the net claim and claim adjustment expense ratio is due to an increase, during the second quarter of 1997, in claim and claim adjustment expenses relative to the related premium level from activity related to the SPCC acquisition.


     Underwriting and general and administrative expenses, excluding the loss on the termination of a financing transaction with a related party reinsurer (namely, Centre Re), increased $6.0 million or 54.5% to $16.9 million in the first six months of 1998, as compared to the same period in 1997. This increase is primarily due to the acquisition of SPCC and partially due to a $1.8 million expense. The $1.8 million expense is related to the commutation of a reinsurance contract effective June 30, 1998 whereby the Company and Zurich Reinsurance (North America), Inc. ("ZRNA") entered an agreement to settle and commute all obligations and liabilities known and unknown associated with a quota-share reinsurance contract, effective January 1, 1994, between SNIC and ZRNA (the "ZRNA Quota-Share") and its related Assumption of Liability Endorsement facility for the contract years incepting January 1, 1994, 1995, 1996, and 1997. The commutation was negotiated in accordance with the commutation provision from the original ZRNA Quota-Share contract. See "Superior
National -- Business -- Reinsurance." Net commission expense decreased $5.4 million or 78.7% to $1.5 million in the first six months of 1998, as compared to the same period in 1997. The decrease in net commission expense is mainly due to $6.6 million in ceded commission related to the Quota-Share Arrangement, which is partially offset by an increase in gross commission expense related to the increase in gross written premium. Net underwriting and general and administrative expenses increased 3.1% to $18.4 million in the first six months of 1998 from $17.8 million in the same period of 1997, reflecting the changes discussed above.


     The Company recorded an underwriting profit, excluding the loss on the termination of a financing transaction with a related party reinsurer, from continuing operations of $5.5 million in the first six months of 1998, versus $1.5 million for the same period in 1997. The increase in underwriting profit from continuing operations was primarily the result of the decrease in claim and claim adjustment expense discussed above, along with a decrease in underwriting and general and administrative expenses.

     Net investment income, excluding realized investment gains/losses, increased $1.5 million or 27.0% to $7.0 million in the first six months of 1998 compared to the same period in 1997. The improvement was due to the increase in assets available for investment resulting from the SPCC acquisition and the availability of $30.0 million in invested assets as a result of the issuance of the Trust Preferred Securities. Excluding the assets acquired in the SPCC acquisition and the increase in invested assets due to the issuance of the Trust Preferred Securities, net investment income decreased $2.6 million or 46.4% to $2.9 million in the first six months of 1998 as compared to the same period in 1997. This 46.4% decrease was due to a decrease in the average investable asset of $10.9 million as compared to the same period in 1997.

     No interest expense was incurred in the first six months of 1998 as compared to $4.1 million for the same period in 1997, due to the repayment in the fourth quarter of 1997 of all long-term debt with funds obtained through the sale of the Trust Preferred Securities.

     In June 1997, the Company recorded a $15.7 million charge related to the termination of a financing transaction with Centre Re, a related party reinsurer. The termination of the financing transaction transferred $110.5 million in receivables from the related party reinsurer in exchange for the cancellation of $94.9 million in indebtedness to Chase. No such charges were incurred in the 1998 period.


     Distributions and accretion on preferred securities increased by $4.3 million to $5.6 million in the first six months of 1998 as compared to the same period in 1997, as a result of the issuance of the Trust Preferred Securities and the redemption of preferred securities issued by an affiliate in December 1997.


     A summary of net investment income, excluding capital gains (losses), for the six months ended June 30, 1998 and 1997 is as follows (in thousands):

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Interest on bonds and notes.................................  $6,685    $2,798
Interest on invested cash...................................     518     3,052
Other.......................................................     143        --
                                                              ------    ------
Total investment income.....................................   7,346     5,850
Capital gains...............................................   1,029        19
Investment expense..........................................     361       348
                                                              ------    ------
Net investment income.......................................  $8,014    $5,521
                                                              ======    ======

     The distribution of the Company's consolidated investment portfolio is as follows:

                                             JUNE 30, 1998
                                              (UNAUDITED)          DECEMBER 31, 1997
                                          --------------------    --------------------
                                          CARRYING     MARKET     CARRYING     MARKET
                                           VALUE       VALUE       VALUE       VALUE
AVAILABLE FOR SALE:                       --------    --------    --------    --------
                                                         (IN THOUSANDS)
U.S. Government Agencies and
  Authorities...........................  $ 60,405    $ 60,405    $ 90,097    $ 90,097
Collateralized Mortgage Obligations.....    40,923      40,923      73,481      73,481
Corporate Instruments...................    22,707      22,707      41,636      41,636
Special Revenue and Special
  Assessment............................    56,795      56,795          --          --
                                          --------    --------    --------    --------
Total Available for Sale................  $180,830    $180,830    $205,214    $205,214
                                          ========    ========    ========    ========

                                                   JUNE 30, 1998
                                                    (UNAUDITED)       DECEMBER 31, 1997
                                                  ----------------    ------------------
                                                            MARKET               MARKET
                                                   COST     VALUE      COST       VALUE
EQUITY SECURITIES                                 ------    ------    -------    -------
                                                              (IN THOUSANDS)
Corporate.......................................  $5,179    $5,263    $1,356     $1,526
                                                  ------    ------    ------     ------
Total...........................................  $5,179    $5,263    $1,356     $1,526
                                                  ======    ======    ======     ======

     The Company's management monitors the matching of assets and liabilities and attempts to maintain the Company's portfolio's investment duration at the mid-point of the length of its net claim and claim adjustment expense payout pattern. Investment duration is the weighted average measurement of the current maturity of a fixed income security, in terms of time, of the present value of the future payments to be received from that security. However, in selecting assets to purchase for its investment portfolio, the Company considers each security's modified duration and the effect of that security's modified duration on the portfolio's overall modified duration. Modified duration is a measurement that estimates the percentage change in market value of an investment for a small change in interest rates. The modified duration of fixed maturities at June 30, 1998 was 2.94 years compared to 2.90 years at December 31, 1997. At June 30, 1998, 99.5% of the carrying values of investments in the fixed maturities portfolio were rated as investment grade by the Securities Valuation Office of the NAIC.



     Discontinued operations had claim and claim adjustment expense reserves of $15.7 million as of June 30, 1998, which was consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to closely monitor the Company's potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expenses on discontinued operations since 1995. Management believes its current reserves are adequate to cover the Company's claims activity. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. The Company will continue to closely monitor the adequacy of its claim and claim adjustment expense reserves in the discontinued operations. Offsetting these liabilities are $5.0 million in reinsurance recoverable on paid and unpaid claim and claim adjustment expenses.


YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Gross written premium for the years ended December 31, 1997 and 1996 was $159.4 million and $99.3 million, respectively. This increase in gross written premium represents an increase of $60.1 million or 60.5% for the 1997 policy year as compared to the 1996 policy year. Substantially all of this increase can be attributed to business written related to SPCC. Net written premium increased $49.2 million or 56.1% to $136.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. This increase reflects the increase in gross written premium. Net premium earned increased $52.3 million or 59.0% to $140.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.

     For the year ended December 31, 1997, net claim and claim adjustment expenses increased $34.8 million or 62.6% to $90.4 million as compared to $55.6 million for the year ended December 31, 1996. The entire increase of claim and claim adjustment expense relates to the acquisition of SPCC. The net claim and claim adjustment expense ratio increased to 64.2% for the year ended December 31, 1997, as compared to 62.8% for the year ended December 31, 1996. The increase in the claim and claim adjustment expense ratio is due primarily to the 1997 accident year. Although the Company has continued to experience a reduction in the frequency of claims, at the same time there has been an increase in claim severity for injuries sustained in 1995 and thereafter. To address the increasing severity trend, management has put into place the Claim Severity Management Program that is intended to reduce the Company's average ultimate loss cost per claim and claim adjustment expense for 1995 and subsequent dates of injury. See "Superior National -- Business -- Claim Severity Management Program."


     Underwriting and general and administrative expenses, excluding policyholder dividends and a loss on the termination of a financing transaction with Centre Re, a related party reinsurer, increased $3.6 million or 10.4% to $37.7 million for the year ended December 31, 1997, as compared to the same period in 1996. This increase primarily resulted from the SPCC acquisition. Excluding the one-time expense of $5.3 million for the cancellation in 1996 of a reinsurance contract, underwriting expenses for 1997 increased $8.9 million or 30.9%. The Company's expense ratio decreased to 26.7% from 38.5% for the year ended December 31, 1997, as compared to 1996. The decrease in the expense ratio from 1997 to 1996 is due to the 1996 expense of $5.3 million in connection with a negotiated settlement of a reinsurance contract with Centre Re, and an increase in premium without a corresponding increase in expense resulting from the SPCC acquisition.


     No policyholder dividends were paid during the year ended December 31, 1997, as compared to $1.3 million of such dividends during fiscal 1996. Prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are currently no longer a significant factor in the marketing of workers' compensation insurance in California. In 1995, as a result of the diminishing value of policyholder dividends as a marketing tool, the Company's management declared a moratorium in the payment of policyholder dividends for California policies. In December 1996, the Company discontinued policyholder dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by the Company. As a result of the change in policyholder dividend practices, a $5.9 million accrual (pre-tax) was reversed in 1996. Dividends were paid to the extent that a surplus was accumulated from the premium paid on the specific workers' compensation policy.

     Net investment income increased $4.9 million or 63.1% to $12.7 million for the year ended December 31, 1997, as compared to 1996. The increase in investment income is due to a $92.7 million increase in assets available for investment that resulted from the acquisition of SPCC.

     Interest expense decreased 15.8% to $6.3 million for the year ended December 31, 1997, as compared to 1996. The decline in interest expense is due primarily to the elimination of the funds withheld balance.

     In June 1997, the Company recorded a $15.7 million charge related to the termination of a financing transaction with Centre Re, a related party reinsurer. The termination of the financing transaction transferred $110.5 million in receivables from a related party reinsurer in exchange for the cancellation of $94.9 million in indebtedness to Chase. No such charges were incurred in the 1996 period.

     Discontinued operations claim counts and losses as of December 31, 1997 were 215 and $13.5 million, respectively. These amounts and estimates are consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to monitor closely its potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expense on discontinued operations since 1995. Management believes its current reserves are adequate to cover its claim liabilities. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. See "Superior National -- Business -- Discontinued Operations."

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Gross written premium increased $2.2 million or 2.3% to $99.3 million in 1996 from 1995. The increase in gross written premium in 1996 was due primarily to the Company's continued strategy of underwriting smaller risks where the competition has been less fierce, as compared to larger policies. Net written premium decreased $1.4 million or 1.6% to $87.7 million reflecting an increased amount of premiums ceded to reinsurers. Net premiums earned decreased $1.1 million or 1.2% to $88.6 million in 1996 from 1995, reflecting, in part, an increase in ceded premiums.

     Claim and claim adjustment expenses increased $1.7 million or 3.1% to $55.6 million in 1996 from 1995, due principally to adverse development in claim and claim adjustment expense reserves related to the 1995 accident year. The claim and claim adjustment expense ratio as a percentage of net earned premium increased slightly to 62.8% in 1996 from 60.1% in the 1995 accident year.

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $4.7 million or 16% to $34.1 million in 1996 from 1995. The increase in underwriting and general and administrative expenses, excluding policyholder dividends, was due primarily to a $5.3 million expense in connection with a negotiated settlement of a reinsurance contract with Centre Re. See "Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re." Underwriting and general and administrative expenses for 1996, excluding the $5.3 million in accrued costs, were $28.8 million as compared to $29.4 million in 1995. The Company's expense ratio, excluding the $5.3 million in accrued costs and policyholder dividends, was 32.5% for 1996, which is comparable to 32.8% in 1995.

     Policyholder dividend expenses for 1996 were comparable to 1995, constituting a decrease in underwriting expense of $5.9 million in 1996 as compared to $5.7 million in 1995.

     Underwriting profit from continuing operations decreased $7.3 million or 60% to $4.8 million in 1996 from 1995, principally due to a $4.7 million increase in underwriting expense. The increase in underwriting and general and administrative expenses was due primarily to the cost of canceling the reinsurance contract discussed above, and $2.0 million in claim and claim adjustment expense due as a result of adverse development on reserves related to prior accident years.

     Net investment income decreased $2.0 million or 20% to $7.8 million in 1996 as compared to 1995. The decline in investment income was due to a decrease in the average investable assets of $11.3 million and a decline in the average portfolio investment yield as a result of generally lower market interest rates in 1996 as compared to 1995. While a financing transaction involving Chase and Centre Re entered into in November 1996 substantially increased the size of the investment portfolio on which the Company retained investment income, it occurred too late in 1996 to have a material effect on 1996 net investment income results. See "-- Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of an entity's ability to secure sufficient cash to meet its contractual obligations and operating needs. The Company's cash inflows are generated from cash collected for policies sold, investment income on the existing portfolio, and sales and maturities of investments. The Company's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For their insurance operations, the Company's Subsidiaries must have available sufficient cash and liquid assets to meet their obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting their ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, and based on the expectation that the financing transactions in connection with the Acquisition will be completed, management believes that the Company's present cash resources are sufficient to meet the needs of the Company for the foreseeable future.

  Six Month Comparison

     During the first six months of 1998, the Company used $40.0 million of cash in its operations versus cash used of $11.9 million during the same period in 1997. This $28.1 million increase in cash used is primarily due to the addition of SPCC's operations beginning April 1, 1997. The Company's continued negative cash flow is the result of the Company's historical in force premium bases being significantly higher than its current level and higher than expected payments of claim and claim adjustment expenses in the 1995 and 1996 accident years. The Company anticipates it will continue to experience negative cash flow from operations until the claims related to the historically higher premium base have been paid out. In addition, the reduction in net written premium arising out of the Quota-Share Arrangement for large accounts will increase negative cash flow substantially. Although the Company has implemented its Claim Severity Management Program to control cash outflows related to the 1995 and 1996 accident years at acceptable levels, there can be no assurance that it will be successful. In any event, the Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. As of June 30, 1998, the Company had total cash, cash equivalents and investments of $193.3 million and had 97.3% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 97.1% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 99.5% had ratings of "BBB" or equivalent or better.

     The Company used $17.8 million in cash from financing activities for the six months ended June 30, 1998, and generated $54.8 million for the corresponding period in 1997. During the six months ended June 30, 1998, funds used for financing activities consisted of $12.7 million in reinsurance deposits to ZRNA associated with a reinsurance contract, and $5.1 million to purchase 245,000 shares of Common Stock, which are held by SNIC as treasury stock on a GAAP basis. The Common Stock acquired by SNIC was purchased in a single transaction from Thomas J. Jamieson, a director of the Company, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The purchase price of $21.00 per share represented a discount from the market price of the Common Stock at the time of the transaction. See "Certain Relationships and Related Transactions -- Purchase of Common Stock by SNIC from Thomas J. Jamieson, Director." The cash generated by financing activities in the first six months of 1997 was primarily associated with the Company's acquisition of SPCC. The Company generated the necessary cash to acquire SPCC from the proceeds of a $44.0 million term loan and the sale of approximately $18.0 million in Common Stock. Of the approximately $62.0 million raised in those financing transactions, approximately $42.0 million was used to fund the acquisition of SPCC, approximately $6.6 million was used to repay an existing bank loan, $10.0 million was contributed as capital to SPCC, and the remaining funds were used for general corporate purposes, including the payment of related transaction costs.

  Year to Year Comparison

     During the year ended December 31, 1997, the Company used $52.4 million of cash in its operations versus $7.4 million of cash used in the year ended December 31, 1996. The cash used in 1997 includes a $6.8 million increase in cash used in operations due to the addition of the SPCC operations and a $38.1 million increase in reinsurance balances receivable. The Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. At December 31, 1997, the Company had total cash, cash equivalents, and investments of $242.1 million and had 99.4% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 90.8% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 98.0% had ratings of "BBB" or equivalent or better.

     The Company generated $81.6 million from financing activities during the year ended December 31, 1997, as compared to cash generated of $90.5 million in 1996. During 1997, the Company repaid outstanding bank debts and redeemed the outstanding preferred stock issued in 1994 by an affiliate for a total use of cash of $79.2 million. Partially offsetting the use of cash are the proceeds from the Trust Preferred Securities and bank debt and the issuance and sale of Common Stock in connection with the Company's acquisition of SPCC totaling $160.8 million. The 1996 financing activities consisted primarily of the November 1996 Chase loan discussed below.

  Other Events

     On December 3, 1997, the Trust, a wholly owned subsidiary of the Company, issued its Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, in a private placement, and also issued to the Company, for an aggregate consideration of approximately $3.25 million, all of the Trust's common securities. The proceeds from the sale of these securities were used by Trust to purchase the Senior Subordinated Notes. On January 16, 1998, the Company and the Trust completed the registration with the SEC of an exchange offer for the outstanding Trust Preferred Securities, Senior Subordinated Notes, and related Company guarantee, pursuant to which substantially all of these securities were exchanged for substantially similar securities. The Company used the proceeds it received from the issuance of the Senior Subordinated Notes to repay the $40.3 million outstanding balance on the term loan used to acquire SPCC, to redeem approximately $27.7 million in preferred stock issued by a Company affiliate to Centre Solutions, to pay approximately $4.0 million in related transaction costs, and for general corporate purposes, including a $15.0 million contribution to the surplus of SNIC.

     Distributions on the Trust Preferred Securities (and interest on the related Senior Subordinated Notes) are payable semi-annually, in arrears, on June 1 and December 1 of each year, and commenced June 1, 1998. Subject to certain conditions set forth in the Indenture pursuant to which the Senior Subordinated Notes were issued (the "Subordinated Notes Indenture"), on or after December 1, 2005, the Company has the right to redeem the Senior Subordinated Notes, in whole or in part at any time, at call prices ranging from 105.375% at December 1, 2005 to 101.792% at December 1, 2007, and 100% thereafter. The proceeds from any redemption will be immediately applied by the Trust to redeem Trust Preferred Securities and the Trust's common securities at such redemption prices. In addition, the Company has the right, at any time, subject to certain conditions, to defer payments of interest on the Senior Subordinated Notes for Extension Periods (as defined in the Subordinated Notes Indenture), each not exceeding 10 consecutive semi-annual periods, provided that no Extension Period may extend beyond the maturity date of the Senior Subordinated Notes. As a consequence of any such extension by the Company of the interest payment period, distributions on the Trust Preferred Securities would be deferred (though such distributions would continue to accrue interest at a rate of 10.75% per annum compounded semi-annually). Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to certain requirements.

     In addition, during 1997 the Company repaid approximately $0.6 million of an existing bank loan and, at the time due, $3.7 million of the principal of the term loan used to acquire SPCC.

     In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used the proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. As a result, the Company's investable assets increased $93.1 million. The additional investments contributed to the increase in investment income in 1997.

     In June 1997, the term loan was retired when $110.5 million of receivables from Centre Re were transferred to Chase in exchange for cancellation of the Company's $94.9 million debt due to Chase under the term loan. The retirement of the term loan resulted in the Company recognizing a $15.7 million charge.

     The Company has a reverse purchase facility with a national securities brokerage firm that allows it to engage in up to $20.0 million in reverse purchase transactions secured by either U.S. Treasury instruments, U.S. Agency debt, or corporate debt. This arrangement provides the Company with additional short-term liquidity. Reverse purchase transactions may be rolled from one period to the next, at which time the transaction is repriced. This type of financing allows the Company a great deal of flexibility to manage short-term investments, avoiding unnecessary realization of losses to satisfy short-term cash needs. Further, this method of financing is less expensive than bank debt. As of June 30, 1998, the Company had no obligation outstanding under this facility.

     The Company, as a holding company, depends on dividends and intercompany tax allocation payments from its operating Subsidiaries for its net cash flow requirements, which consist primarily of periodic payments on its outstanding debt obligations. Absent other sources of cash flow, the Company cannot expend funds materially in excess of the amount of dividends or tax allocation payments that could be paid to it by SNIC and SPCC. Further, insurance companies are subject to restrictions affecting the amount of shareholder dividends and advances that may be paid within any year without the prior approval of the DOI. The California Insurance Code provides that amounts may be paid as dividends on an annual noncumulative basis (generally up to the greater of (i) net income for the preceding year and (ii) 10% of statutory surplus as regards policyholders as of the preceding December 31) without prior notice to, or approval by, the DOI. Dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. No dividends were paid by SPCC or SNIC during 1997; however, SNIC paid $2.9 million to the Company for its current income taxes. No dividends were paid in the six months ended June 30, 1998. Insurance holding company regulations, in ordinary circumstances, place a two-year moratorium on payments of dividends by a subsidiary that has undergone a change of control. The Company has requested of the DOI, and expects to receive, a waiver from the moratorium in connection with the Acquisition. If dividends are available for payment as expected, the Company believes it will have adequate cash to service its debt.

     The Company is party to several leases principally associated with the Company's home and branch office space, as well as its fixed assets. These leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. The Company's minimum lease commitment with respect to these leases in 1998 is approximately $7.0 million. These leases expire from 2000 to 2003.

     With the exception of the approximately $285.0 million in cash outlays to complete the Acquisition of BIG, together with fees and costs related thereto, the Company does not foresee any material expenditures during the next twelve months other than those arising in the ordinary course of business.

     The effect of inflation on the revenues and net income of the Company during the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995 was not significant.

TAXES

     As of June 30, 1998, the Company had available $128.0 million in NOLs to offset taxable income recognized by the Company in periods after June 30, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. Any 5% shift in the current ownership of the Company may result in a "change of ownership" under Section 382 of the Code, and limit and defer the Company's ability to utilize NOLs. In an effort to protect these NOLs, the Company's charter documents prohibit 5% owners of Common Stock (including holders of options and warrants) from acquiring additional stock and prohibit any additional person or entity from becoming a 5% holder of Common Stock. The prohibition against changes in ownership by the 5% holders of Common Stock expires in April 2000. The Company believes that it is very likely that the Equity Financings will result in a "change of ownership," but has concluded that the cost of the limitation of use of the NOLS in relation to the benefits derived from the Acquisition is acceptable.

The Company intends to remove the transfer restrictions currently prohibiting a change in ownership only if the Equity Financings occur. See "Risk
Factors -- Limitation of Use of Net Operating Loss Carryforwards" and "Description of Superior National Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions."

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP;
(c) certain assets such as agents' balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. Commencing January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company is in the process of identifying all necessary software and hardware changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has appointed an internal Year 2000 project manager and adopted a three-phase approach of assessment, correction, and testing. The scope of the project includes all internal software, hardware, and operating systems, and assessment of risk to the business from producers, vendors, and other partners in Year 2000 issues. The Company believes that this formal assessment of risk (including the prioritization of business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems. The Company plans to complete its Year 2000 conversion not later than December 31, 1998. Although the Company has not completed its Year 2000 project, the Company does not believe the Year 2000 issue will cause any system problems that could have a material adverse effect on its operations. The Company does not expect the cost associated with its Year 2000 project to be material. See "Risk
Factors -- Year 2000 Compliance" and "Superior National -- Business -- Discontinued Operations."

SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998 (unaudited), 1997, and 1996 is as follows:

                                                                  THREE MONTHS ENDED
                                                    ----------------------------------------------
                                                    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                    ---------    --------    ---------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Earned premiums...................................   $30,587     $ 19,619     $    --     $    --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 6,078     $  6,403     $    --     $    --
Net income........................................   $ 1,895     $  2,197     $    --     $    --
Basic earnings per share..........................   $  0.32     $   0.37     $    --     $    --
Diluted earnings per share........................   $  0.24     $   0.27     $    --     $    --
1997
Earned premiums...................................   $18,978     $ 45,410     $34,760     $41,772
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,881     $(15,317)*   $ 5,460     $ 9,538
Net income (loss).................................   $   756     $(10,530)    $ 2,132     $ 2,501
Basic earnings per share..........................   $  0.22     $  (1.80)    $  0.36     $  0.42
Diluted earnings per share........................   $  0.14     $  (1.39)    $  0.28     $  0.32
1996
Earned premiums...................................   $18,897     $ 24,136     $23,007     $22,608
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,656     $  1,406     $ 1,440     $   725
Net income........................................   $   678     $    526     $   712     $    47
Basic earnings per share..........................   $  0.20     $   0.15     $  0.21     $  0.02
Diluted earnings per share........................   $  0.17     $   0.12     $  0.15     $  0.01

------------------------------
* Three months ended June 30, 1997, restated.

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128"), which was adopted for the year ended December 31, 1997. The Company has changed its method used to compute per share results and restated the results for all prior periods. The impact of SFAS 128 did not have a material effect on the Company's earnings per share.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Effective for periods ending after December 15, 1997, including interim periods, SFAS 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has not yet seen any material impact from the implementation of SFAS 130.

     Also, in June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement specifies revised guidelines for determination of an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 is effective for periods ending after December 15, 1997, including interim periods. The Company's adoption of SFAS 131 has not had any impact on its current financial reporting practices.

     In December 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which focuses on the timing of recognition and measurement of liabilities for insurance-related assessments. The SOP is effective for fiscal years beginning after December 15, 1998. The adoption of this pronouncement is not expected to have a material effect on the financial statements of the Company.

                               SUPERIOR NATIONAL

                                    BUSINESS

OVERVIEW

     Superior National is a holding company that, through its wholly owned subsidiaries, SNIC and SPCC, underwrites and markets workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in the underwriting and marketing of commercial P&C insurance. The Company was incorporated in California in March 1985 and reincorporated in Delaware in April 1997. SNIC and SPCC conduct business under the "Superior Pacific" trade name. Unless the context indicates otherwise, "Superior Pacific," as used herein, refers to SNIC and SPCC and their combined operations from April 1997 to the present, and refers only to SNIC and its operations for all prior periods.


     In April 1997, Superior National acquired Pac Rim, the parent company of The Pacific Rim Assurance Company (subsequently renamed Superior Pacific Casualty Company). SPCC's Southern California operations complement SNIC's historical focus on Central and Northern California. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. Pro forma for the Pac Rim Transaction, the Company would have had direct written premium of $182.2 million and $179.7 million for the years ended December 31, 1996 and 1997, respectively. The Company had direct written premium for the year ended December 31, 1997 (reflecting the SPCC acquisition as of April 1, 1997) of $159.4 million, and had $82.0 million in direct written premium in the first six months of 1998. Pro forma for the Acquisition of BIG, the Company would have had direct written premium of $823.3 million and $848.6 million for the years ended December 31, 1996 and 1997, respectively, and $381.8 million in direct written premium for the six months ended June 30, 1998. The preceding pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition or the Pac Rim Transaction been consummated on the dates assumed, nor is this pro forma information intended to be indicative of the Company's future results of operations.


     In connection with the Pac Rim Transaction, the Company agreed with the DOI that SPCC would operate in a "run-off" situation and that all new or renewal business would be written only by SNIC. As a result, the Company has been integrating SPCC's operations into SNIC's operations and has substantially completed the process. The Pac Rim Transaction has enabled the Company to increase its book of California workers' compensation insurance business and generate significant expense savings through the consolidation of the back office operations of the two companies.

     In addition to California, Superior Pacific is also licensed to write business in Arizona, Arkansas, Colorado, District of Columbia, Georgia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, and Wyoming, but virtually all of Superior Pacific's current premium is generated in California (94%) and Arizona (6%). Following the Pac Rim Transaction, SPCC's operations in states other than California and Arizona were discontinued and are currently in run-off, but the Company intends to maintain BIG's multi-state operations upon consummation of the Acquisition.

STRATEGY

  Integration Strategy

     The Company acquired SPCC in April 1997 and has rapidly integrated SPCC's operations into Superior Pacific. The Company believes it has achieved significant expense savings through the integration of SPCC into Superior Pacific. Although the Company does not expect any material cost savings to arise in the short term out of the Acquisition of BIG, the benefits of economics of scale could be realized over a period of years.

The Company's strategy for improving the overall financial performance of both Superior Pacific and BIG includes:

     - Leadership in California Market. As the largest private sector workers' compensation insurer in California, the Company will be positioned to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing.

     - Nationwide Presence; Opportunities for Growth. The Company intends to maintain a nationwide presence and seek additional opportunities for growth outside of California, using the regional and branch network established by BIG.

     - Underwriting. The Company believes it can accomplish a gradual re-underwriting of BIG's book of business to enhance profitability. The pricing and persistency risk associated with the re-underwriting of larger accounts will be mitigated by ceding accounts with estimated annual premium of $25,000 or more at inception to a reinsurer.

     - Information Systems. The Company believes that its data processing systems will give Superior Pacific and BIG a significant competitive advantage by (i) enhancing the effectiveness of their employees' underwriting, policy administration, and claims activities, (ii) providing detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) providing marketing benefits through improved customer service.

     - Loss Control and Claims Management. The Company believes BIG is a leader in loss control for workers' compensation, and expects to introduce innovative concepts developed by BIG, such as employer safety management schools, to Superior Pacific's business. Additionally, once a claim is made the Company expects to benefit from the Service Agreements with FHS, and the claim severity management services Superior Pacific will obtain from REM as part of the Claim Severity Management Program. These claim practices will continue to emphasize rapid medical intervention to mitigate the severity of injuries.

     - Producer Relationships. The Company intends to strengthen its marketing relationships with its producers, including nationally recognized insurance brokers who have longstanding relationships with BIG, in order to reach potential customers with nationwide operations. The Company endeavors to be the primary supplier of workers' compensation insurance for many of its producers. The Company will continue to emphasize its relationships with small- and medium-sized producers who often use the Company as a primary underwriter of workers' compensation insurance.

  Operating Strategy

     Superior National intends to continue to focus on the bottom line while completing the integration of Superior Pacific and BIG. The key elements of its strategy to maintain operating margins in its business are:

     - Focus on Specialized Market Segments. The Company's experienced management team utilizes a sophisticated information system to focus the Company's business on selected policy sizes and employment classifications that management believes provide the greatest opportunity for profitability.

     - Underwriting Discipline. Following the advent of open rating in California in 1995, some California workers' compensation insurers have reduced premium rates substantially to increase or maintain market share. The Company has not followed this practice and has maintained consistently stringent underwriting policies in order to maintain gross profit margins. As a result, although the Company experienced declines in premium until acquiring SPCC, from 1993 to 1997 the Company's combined ratio from continuing operations has improved from 100.2% to 90.9%.

EXPERIENCED MANAGEMENT; BUSINESS RELATIONSHIPS WITH ZURICH AFFILIATES

     The Company is led by an experienced management team, with the Chief Executive Officer and the Chief Operating Officer having a combined 60 years of workers' compensation insurance business experience both in and outside of California. The experience of management and the Company's sophisticated data processing systems allow the Company to react quickly to positive and negative developments in its markets.

     In addition, the Company benefits from business relationships with affiliates of Zurich, which have provided financing and access to their expertise and products, including claim management services and reinsurance. The Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by a Zurich affiliate having an A.M. Best "A" rating. Affiliates of Zurich are providing services that the Company has integrated into its Claim Severity Management Program. Furthermore, in December 1997, Centre Solutions purchased $10.0 million of the Trust Preferred Securities issued by the Company's subsidiary, the Trust. In addition, in connection with the Acquisition, Zurich Centre Group LLC or its designee will purchase BICO from the Company and establish an underwriting arrangement with the Company for a fee equal to 2.5% of direct written premium plus a pass through of all related expenses.

COMPANY STRUCTURE

     Superior National has two direct, wholly owned active subsidiaries:
Superior Pacific Insurance Group, Inc. ("SPIG") and the Trust, a statutory business trust created under the laws of the State of Delaware. SPIG has four, direct, wholly owned active subsidiaries: SNIC, SPCC, InfoNet Management Systems, Inc. ("InfoNet"), and Superior (Bermuda) Ltd. ("SBL"). InfoNet provides data processing purchasing services to Superior National and its Subsidiaries. SBL was formed in September 1995 to facilitate the management of the run-off of SNIC's P&C business.

     The Trust was formed by the Company in December 1997 and exists solely for the purpose of issuing the Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, and investing the proceeds thereof in an equivalent amount of the Senior Subordinated Notes. The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of approximately $3.25 million. See "Superior
National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     SNIC's only subsidiary is wholly owned Western Select Service Corp., which currently provides vocational rehabilitation, legal, paralegal, and other services to SNIC and SPCC. SPCC has no active subsidiaries.

CALIFORNIA WORKERS' COMPENSATION MARKET

     Workers' Compensation. Workers' compensation is a no-fault statutory system under which an employer is required to provide its employees with medical care and other specified benefits for work-related injuries and diseases. There are four types of benefits payable under workers' compensation policies: disability, vocational rehabilitation, medical, and death benefits. The amount of benefits payable for various types of claims is established by statute and varies with the nature and severity of the injury or disease, and the wage, occupation, and age of the employee. While no dollar limitations are set for medical benefits and dollar limitations apply only under certain circumstances to vocational rehabilitation benefits, reinsurance typically covers liability in excess of a specified dollar amount agreed upon by the insurer and the reinsurer.

     California Marketplace. California is the country's largest workers' compensation insurance market, with total direct written premium of $4.9 billion in 1997. The California market is composed of (i) the State Fund, (ii) companies, including BIG, that write workers' compensation insurance in California but have significant writings in other lines of business and/or in other states, and (iii) the Company, which, prior to the Acquisition, is the one private sector company that writes exclusively workers' compensation insurance specifically focused in California. The State Fund, which is obligated to write workers' compensation insurance for any applicant, including those turned down by the private sector carriers, is the largest underwriter of workers' compensation insurance in California, accounting for approximately 19% of the direct written premium in California in 1996. Because the State Fund must accept all risks, its combined ratios have historically been much higher than those of the private sector carriers. Despite these results, the State Fund has consistently achieved profitability through the investment income earned on its large invested asset base. As of December 31, 1997, the State Fund had invested assets of $7.1 billion and statutory capital and surplus of $1.6 billion. The State Fund currently maintains an "A" claims paying ability rating from S&P and an "A-" rating from A.M. Best. Although the State Fund regularly competes with the Company for profitable underwriting business, the Company views the State Fund's role as the insurer of last resort to be a significant benefit because it eliminates the need to create an assigned risk plan in which the Company and other insurers conducting business in California would be required to participate.

     Pricing. Prior to January 1, 1995, the DOI set minimum premium rates for workers' compensation insurance to provide a stable environment for the pricing of such insurance. On January 1, 1995, the State of California formally converted to a system of "open rating" for workers' compensation insurance written within the state. Insurance companies now file and use their own actuarially defensible rates. Following the introduction of open rating, total direct written premium in the California market decreased from $9.0 billion in 1993 to $5.0 billion in 1996 as many carriers engaged in price competition.

     Under open rating, the DOI sets "pure premium" (effectively, the estimated claim and allocated claim adjustment expense) rates for each employment classification. Carriers then apply their own multipliers to the pure premium rate to adjust for that carrier's anticipated unallocated claim adjustment and underwriting expenses. These rates are then subject to further adjustment on a policyholder by policyholder basis to account for historical loss experience, the presence of stricter safety programs, differing dividend and commission plans, and other factors.

     Recent Results. The State Fund's relatively poor underwriting results, together with its large size, have created a skewed perception of the underwriting profitability of companies writing business in the California workers' compensation insurance marketplace. Although market-wide combined ratios have increased, responsible underwriters, such as Superior National, have been able to achieve an underwriting profit. The results of the State Fund and of the total industry under SAP are detailed below (1997 data is not yet available):


                                    1996                  1995                  1994                  1993
                             ------------------    ------------------    ------------------    ------------------
                             STATE                 STATE                 STATE                 STATE
                              FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY
                             ------    --------    ------    --------    ------    --------    ------    --------
                                                               ($ IN MILLIONS)
Premiums...................  $  992    $ 5,779     $1,073     $5,855     $1,456     $7,655     $1,705     $8,965
Loss Ratio.................   111.8%      94.4%      87.0%      75.7%      71.0%      67.8%      96.1%      80.4%
Expense Ratio..............    21.1       20.6       17.0       20.0       12.6       17.8       11.1       15.4
Policyholder Dividend
  Ratio....................    11.8        6.5       26.3       15.1       23.3       14.2        9.8        7.4
                             ------    -------     ------     ------     ------     ------     ------     ------
Combined Ratio.............   144.7%     121.5%     130.3%     110.8%     106.9%      99.8%     117.0%     103.2%
                             ======    =======     ======     ======     ======     ======     ======     ======
Underwriting Gain (Loss)...  $ (443)   $(1,244)    $ (325)    $ (632)    $ (102)    $   15     $ (290)    $ (286)
Investment Income..........     473         NA        490      1,740        502      1,623        531      2,178
                             ------    -------     ------     ------     ------     ------     ------     ------
Pre-Tax Income.............  $   30         NA     $  165     $1,108     $  400     $1,638     $  241      1,892
                             ======    =======     ======     ======     ======     ======     ======     ======


     Recent Developments. While competitive pressures in the California's workers' compensation insurance market increased with the implementation of open rating in January 1995, certain fundamentals of the workers' compensation insurance market have recently improved. In 1996, the total direct workers' compensation written premium in California leveled out at approximately $5.0 billion as compared to $9.0 billion in 1993, as the market began to experience rate stabilization. Based on the Company's analysis of data obtained from the WCIRB and other sources, this trend continued into 1997, as demonstrated by a slight improvement in premium pricing of 0.5% for the year ended December 31, 1997 over 1996. Additionally, anti-fraud legislation passed by the State of California in 1993 continues to have a positive effect on the market's losses by addressing fraudulent claims and medical and legal expense levels. These improvements have resulted in a reduction in the frequency of claims in the California workers' compensation insurance market. However, beginning in 1997, the Company has recognized an increase in claim severity for injuries sustained in 1995 and thereafter. Management has taken steps to address this issue by undertaking the Claim Severity Management Program. See "-- Claim Severity Management Program" and "-- Claim and Claim Adjustment Expense Reserves" and "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses."

     Superior Pacific Within the California Workers' Compensation Market. After the Acquisition the Company believes that it will be better positioned than its competitors to compete successfully in the post-open rating California workers' compensation insurance market, while also reducing somewhat its dependence on California for growth and profitability. The Company believes it will benefit from its focus on workers' compensation insurance, and that its leadership position in the California market will allow it to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing. The national presence provided by the Acquisition will give the Company some diversification from the California market, offering what the Company believes are attractive growth opportunities in a number of markets. The Company continues to believe that pricing and underwriting policies designed specifically for workers' compensation insurance means that its workers' compensation insurance business should perform better financially than the workers' compensation insurance business of insurers who offer workers' compensation policies to insureds as part of a package of insurance.

MARKETING


     Superior Pacific primarily markets its insurance products through approximately 250 small- to medium-sized producers located throughout California and Arizona, most of which have an ongoing relationship with the Company's executives. The Company's legal relationship with its producers is evidenced by a broker agreement, under which the producer agrees to present potential workers' compensation risks to the Company on a non-exclusive basis. The broker agreement principally documents that the producer represents his policyholder client, not the Company, establishes the producer's authority to bind the Company to risks, typically extremely limited, and prescribes the terms under which premium must be remitted to the Company. Because these producers also represent one or more competing insurance companies, Superior Pacific views the producers as its marketing target and delivers service the Company believes surpasses normal industry levels. Superior Pacific's percentage of business with each of its producers, in terms of premium volume, has a significant effect on a producer's efforts, because management believes companies that represent a significant volume of a producer's business typically receive the highest quality business. The Company is one of the primary underwriters of workers' compensation insurance for most of its producers. During the year ended December 31, 1997, no single producer controlled more than 5.0% of the Company's premium in force.


     While the Company's principal marketing strategy is to meet the business needs of Superior Pacific's producers by providing the insurance coverage and services needed by their customers, the Company has concentrated its marketing efforts on policies with annual premium under $50,000, principally to avoid the extreme price competition usually associated with larger insureds. As of December 31, 1997, the Company's average annual premium per policy was approximately $8,300. In 1998, the Company initiated a program to market coverage to selected large accounts that meet the Company's underwriting criteria.


     As of December 31, 1997, approximately 57.9% of the Company's premium in force was concentrated in 925 non-group policies and 291 group programs that each provide annual premium in excess of $25,000. The average annual premium volume generated by each of Superior Pacific's group programs is approximately $820,000 and in the aggregate these programs represent 31.1% of the Company's premium in force. Because policies issued through group programs reflect some of the attributes of smaller non-group policies, marketing workers' compensation insurance through such programs to reach smaller policyholders is a means by which the Company can implement its strategy to underwrite smaller policies. For example, individual policies within a group typically possess rate adequacy associated with small non-group accounts. Moreover, renewal rates within a group are generally superior to those for non-group business. However, group programs, because of their overall premium, also reflect some of the attributes of large non-group policies, mainly their greater vulnerability to price competition than the individual accounts within the group.



     The average size of Superior Pacific's non-group policies that exceeded $25,000 in annual premium as of December 31, 1997 was approximately $76,424 and those policies in the aggregate represented 47.1% of premium in force. Most of these policies were obtained by the Company upon its acquisition of SPCC. The Company's strategy is to maintain adequate pricing on accounts regardless of their size, and in pursuing this strategy the Company has been unable to retain a portion of these large non-group policies. However, the Company expects to replace many of them with new, smaller accounts through its newly acquired relationships with policyholders and producers previously associated with Pac Rim, and with larger accounts (where adequate pricing can be obtained) through the Company's new large account marketing program.


     Superior Pacific closely monitors its producers through its on-line management information systems, with special attention given to the volume and profitability of business written through Superior Pacific.

Relationships with producers who consistently write unprofitable business, or do not meet the minimum guideline of annual premium per year, may be terminated. Superior Pacific believes that by continually monitoring and improving the quality of the business acquired through its producers, long-term profitability will be enhanced. See "-- Information Services."

     The marketing staff, along with the branch office managers and the underwriting, loss control, and regional claim staffs, work closely with producers and frequently make joint presentations with producers to potential workers' compensation policyholders. Superior Pacific conducts its marketing by territory to enable its marketing representatives to better address the specific types of accounts located in each region.

     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. Superior Pacific's average direct commission rate was 11.1% for the years ended December 31, 1997 and 1996, and 12.0% in 1995. The Company believes the stabilization in the average direct commission rate for the year ended December 31, 1997 was due primarily to a combination of firming prices and a greater use by larger policyholders of fee-based arrangements (as opposed to traditional commission arrangements) with their insurance producers. Superior Pacific's producers are not permitted to bind Superior Pacific with respect to any account. All new and renewal policyholder applications must be submitted to Superior Pacific for approval. Superior Pacific is not committed to accept a fixed portion of any producer's business.

UNDERWRITING

     Because the types of accounts that Superior Pacific insures vary among different geographic regions, Superior Pacific conducts its underwriting activities through branch offices that are focused on the local economies. While Superior Pacific underwrites over 400 of the approximately 500 employment classifications established by the WCIRB, it targets specific classifications that management believes to be profitable. The Company believes that by focusing on certain employment classifications, it can provide claim management and standardized loss control services at a level appropriate to each policyholder. For the year ended December 31, 1997, five employment classifications, made up primarily of office and clerical, hospitality, agricultural, garment, and health care workers, represented approximately 35% of Superior Pacific's premium in force. The Company excludes most employment classifications that represent historically higher risk exposure, including the manufacturing, handling, and shipping of explosives; oil rig and derrick work; subway construction; and navigation of marine vessels. Classifications that require the approval of Superior Pacific's principal underwriting officer include those that represent potential exclusions from Superior Pacific's reinsurance treaties, unusual hazards, or catastrophic exposures such as taxicab fleets, carnivals, ski resorts, and detective agencies. Certain risks, such as the transportation of groups of employees, are generally ceded to reinsurers under separate reinsurance agreements.

     Prior to insuring an account, Superior Pacific's underwriting department reviews, inter alia, the employer's prior loss experience and safety record, premium payment and credit history, operations, geographic location, and employment classifications. Superior Pacific verifies employment classifications principally through information provided by the WCIRB and, in many instances, through its own on-site surveys of the employer's place of business.

     The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. See "-- Information Services."

     SPCC historically underwrote larger accounts than SNIC, and in a more limited range of risk classification codes. Since SPCC's acquisition, Superior Pacific has been re-underwriting SPCC's book of business at policy renewal dates in conformity with SNIC's historic underwriting standards and pricing guidelines. SPCC's average policy size has declined significantly, standing at approximately $17,000 for the policy year ended December 31, 1997, versus approximately $20,300 for the policy year ended December 31, 1996. Management believes that the re-underwriting of SPCC's business will produce a new book of business mirroring SNIC's historical book of business, both as to size and range of risk classifications, by the end of 1998.

     Virtually all of SPCC's business is located in urban and suburban Southern California. Until 1993, claim experience in Southern California was more volatile and less favorable than in the rest of the state. Further, since open rating began in 1995, the relatively large accounts that SPCC has underwritten have been subject to extreme price competition, consequently, the nature of SPCC's historical book of business may cause historical claim reserves to be subject to more uncertainty versus claim reserves established on prospective business.


LOSS CONTROL

     In addition to its responsibility for risk evaluation as part of the underwriting process, Superior Pacific's loss control department may assist policyholders in developing and maintaining safety programs and procedures to minimize on-the-job injuries and health hazards. After analyzing the policyholder's loss profile, Superior Pacific's loss control consultants will help develop a loss control program and establish accident reporting and claim follow-up activities for the policyholder. Superior Pacific's loss control personnel may also consult with policyholder management about safety and health issues, as well as about the effectiveness of the policyholder's loss prevention procedures.

CLAIM SEVERITY MANAGEMENT PROGRAM

     Effective December 31, 1997, the Company entered into agreements with REM and ZRNA, affiliates of Zurich, to provide claim management services for its Claim Severity Management Program ("CSMP"). Under the CSMP, REM, acting as a third party administrator ("TPA"), provides claim processing and management services to Superior Pacific, and ZRNA provides Superior Pacific with protection predicated on REM's ability to reduce Superior Pacific's claim severity. The Company may terminate the contract with six months notice after the initial three-year term of the contract, with a penalty that will not exceed $250,000 plus REM's reasonable expenses to unwind the agreement.

     REM, in its capacity as a TPA, provides certain claim management services, while the Company provides claims facilities and data processing systems. All of the Company's claims personnel have been moved to an independent contractor service provider as part of the CSMP. The terms of the agreement bind REM to certain operational restrictions and performance standards designed to assure quality claims administration. The Company believes that combining REM's claim management techniques with the Company's claim processing systems should produce material improvements in the Company's claim severity, more than offsetting the cost of such services. The Company believes the CSMP will reduce the Company's ultimate loss cost severity with favorable cost-benefit trade-offs.

     Under the agreement with ZRNA, ZRNA will credit the Company's direct claim costs, up to an aggregate of $30.0 million, to the extent that REM is unsuccessful in minimizing the claim severity.

     The Company's claims services are provided primarily by Comprehensive Compensation Claims Management, Inc. ("3CM"), which was formed with the support of the Company and REM for that purpose. The Company and REM continue to work closely with policyholders to return injured workers to the job as quickly as is medically appropriate. 3CM continues to maintain for the Company four full service claim service offices ("CSOs") in California, which are located in Woodland Hills, Fresno, Pleasanton, and Sacramento. Additionally, the Company uses a 3CM CSO in Phoenix, Arizona. Each CSO is managed by a claims manager. The claims technical staffs are organized into units with, generally, one supervisor supervising four claims examiners and two claims assistants per unit.

     3CM relies extensively on the Company's data processing systems. The Company's data processing systems were developed internally through a joint effort of the claim and management information systems departments' personnel with three goals in mind: capture timely and meaningful data, reduce the possibility of human error through a series of system prompts and edit checks, and automate manual functions. An additional benefit of the claims system is the increased productivity, as a result of claims examiners' handling larger case loads.

     3CM's claims handling also includes a specialized subrogation function. Claims examiners are responsible for the identification of potential recoupments from third parties responsible for a work-related accident, after which the examiner notifies a subrogation specialist of this potential. The subrogation specialist determines whether a subrogation situation exists, and, if so, assumes responsibility for all aspects of subrogation to finalization.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     Several years or more may elapse between the occurrence of a workers' compensation loss, the reporting of the loss, and final payment of the loss. Claim and claim adjustment expense reserves are estimates of what an insurer expects to pay claimants. Superior Pacific is required to maintain reserves for payment of estimated claim and claim adjustment expense for both reported claims and claims that have been incurred but not reported ("IBNR"). Superior Pacific's ultimate liability may be materially more or less than current reserve estimates.


     Reserves for reported claims are established on a case-by-case basis. Case-by-case reserve amounts are determined by claim examiners, based on the examiner's judgment and experience, and on Superior Pacific's reserving practices, which take into account the type of risk, the circumstances surrounding the claim or policy provisions relating to type of loss, and historical paid claim and claim adjustment expense data for similar claims. Case-by-case reserves are not established for claim adjustment expense, and the entire reserve for claim adjustment expense is established primarily based upon the Company's historical paid data. Superior Pacific's claim services providers regularly monitor reserve adequacy for claims that have occurred and been reported and Superior Pacific adjusts such reserves as necessary.



     Claim and claim adjustment expense reserves for IBNR are estimated based on many variables including historical and statistical information, inflation, legal developments, the regulatory environment, benefit levels, economic conditions, judicial administration of claims, general frequency and severity trends, medical costs, and other factors affecting the adequacy of loss reserves. Changes in the Company's operations and management philosophy also may cause actual developments to vary from the past. The adoption of new data processing systems, shifts to underwriting more or less hazardous risk classifications, the hiring of new claims personnel, changes in claim servicing vendors and third party administrators, may all change rates of reserve development, payments, and claim closings, increasing or decreasing claim severity and closing rates. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense." The senior officers of the Company review and adjust IBNR reserves monthly.


     Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although claims for which reserves are established may not be paid for several years or more, the reserves are not discounted, except to calculate taxable income as required by the Code.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance....................  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.............    24,986      27,076      31,897
                                                             --------    --------    --------
Beginning reserve, net of reinsurance......................    90,543     114,419     139,361
Pac Rim reserves at acquisition............................   104,588          --          --
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year.....................    95,826      57,614      58,842
  For claims occurring in prior years......................    (5,379)     (1,976)     (4,872)
                                                             --------    --------    --------
  Total claim and claim adjustment expenses................    90,447      55,638      53,970
                                                             --------    --------    --------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year..................................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior years...   (95,533)    (59,698)    (59,180)
                                                             --------    --------    --------
  Total claim and claim adjustment expense payments........  (133,478)    (79,514)    (78,912)
                                                             --------    --------    --------
Ending reserves, net of reinsurance........................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...................    49,155      24,986      27,076
                                                             --------    --------    --------
Ending reserves, gross of reinsurance......................  $201,255    $115,529    $141,495
                                                             ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claim severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997 at the end of calendar year 1997 was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995 at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996. The Company believes similar adverse development has been experienced throughout the California workers' compensation industry, perhaps due to an increase in claim severity.


     In 1996, the Company experienced approximately $2.0 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million in adverse development on direct reserves for accident year 1995. The net claim and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6% versus 74.6% at the end of the 1996 calendar year. The Company believes, from its review of data obtained by the WCIRB, that similar adverse development has been experienced throughout the California workers' compensation industry.


     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line. Similar favorable development on pre-1995 losses has been experienced elsewhere in the California workers' compensation industry. Offsetting the favorable direct development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

     On April 11, 1997, the Company acquired SPCC. The claim and claim adjustment expenses related to SPCC for this analysis are reflected in the Company's 1997 claim and claim adjustment expense balances regardless of the year the claim was previously reported to SPCC. To the extent that claims develop in the future or close favorably, the result will be reflected in the calendar year development to which it relates.

     The following table discloses the development of direct workers' compensation claim and claim adjustment expense reserves of Superior Pacific from December 31, 1987 through December 31, 1997.

       ANALYSIS OF DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                             1987      1988      1989      1990       1991       1992       1993       1994
                            -------   -------   -------   -------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $21,969   $42,268   $60,615   $88,270   $116,811   $136,102   $171,038   $171,258
Reserve Re-estimated as
  of:
  One Year Later..........   24,241    43,581    68,718   112,160    144,676    162,634    171,960    162,635
  Two Years Later.........   26,120    46,788    79,059   111,151    143,912    148,906    161,262    145,626
  Three Years Later.......   29,140    50,955    74,619   117,506    138,607    152,420    148,654    144,173
  Four Years Later........   29,423    47,696    78,112   113,029    137,939    144,898    148,983
  Five Years Later........   29,541    49,297    75,475   112,840    135,074    146,867
  Six Years Later.........   29,082    47,554    75,913   109,655    138,048
  Seven Years Later.......   27,759    49,470    74,149   111,871
  Eight Years Later.......   27,846    48,653    75,898
  Nine Years Later........   27,573    49,451
  Ten Years Later.........   27,803
Cumulative (Deficiency)
  Redundancy..............   (5,834)   (7,183)  (15,283)  (23,601)   (21,237)   (10,765)    22,055     27,085

Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 9,447   $17,698   $24,478   $42,627   $ 53,914   $ 57,348   $ 60,726   $ 67,757
  Two Years Later.........   14,482    19,879    35,195    51,160     56,299     61,648     66,077     61,952
  Three Years Later.......   15,777    25,830    38,067    52,761     63,354     63,523     64,464     67,388
  Four Years Later........   18,666    26,165    38,261    57,332     64,703     66,547     66,754
  Five Years Later........   19,384    26,026    40,794    59,093     68,152     66,750
  Six Years Later.........   19,660    27,181    42,032    59,917     69,052
  Seven Years Later.......   20,707    27,202    43,146    60,749
  Eight Years Later.......   20,803    27,947    42,898
  Nine Years Later........   21,123    27,857
  Ten Years Later.........   20,899
Gross Reserve -- December 31...........................................................   $171,038   $171,258
Reinsurance Recoverables...............................................................     28,971     31,897
                                                                                          --------   --------
                                                                                           142,067    139,361
Reclassification of Amounts Recoverable from Centre Re.................................    (42,032)   (34,269)
                                                                                          --------   --------
Net Reserve -- December 31.............................................................   $100,035   $105,092
                                                                                          ========   ========
Gross Re-estimated Reserve.............................................................   $148,983   $144,173
Re-estimated Reinsurance Recoverables..................................................     25,775     34,083
                                                                                          --------   --------
                                                                                           123,208    110,090
Reclassification of Amounts Recoverable from Centre Re.................................     42,032     34,269
                                                                                          --------   --------
Net Re-estimated Reserve...............................................................   $ 81,176   $ 75,821
                                                                                          ========   ========
Net Cumulative Redundancy..............................................................   $ 18,859   $ 29,271
                                                                                          ========   ========

                               YEAR ENDED DECEMBER 31,
                            ------------------------------
                              1995       1996       1997
                            --------   --------   --------
                                    (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $141,495   $115,529   $201,255
Reserve Re-estimated as
  of:
  One Year Later..........   137,242    120,999
  Two Years Later.........   145,209
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Cumulative (Deficiency)
  Redundancy..............    (3,714)    (5,470)
Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 63,587   $ 69,658
  Two Years Later.........    72,946
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Gross Reserve -- December   $141,495   $115,529   $201,255
Reinsurance Recoverables..    27,076     24,986     49,155
                            --------   --------   --------
                             114,419     90,543    152,100
Reclassification of Amount   (11,696)        --         --
                            --------   --------   --------
Net Reserve -- December 31  $102,723   $ 90,543   $152,100
                            ========   ========   ========
Gross Re-estimated Reserve  $145,209   $120,999
Re-estimated Reinsurance R    35,648     35,835
                            --------   --------
                             109,561     85,164
Reclassification of Amount    11,696         --
                            --------   --------
Net Re-estimated Reserve..  $ 97,865   $ 85,164
                            ========   ========
Net Cumulative Redundancy.  $  4,858   $  5,379
                            ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of Superior Pacific at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, gross of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A direct reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A net-of-reinsurance redundancy is displayed for each of the years ended December 31, 1993, 1994, 1995, and 1996 at the bottom of the table.


     The direct reserve deficiencies associated with the years ended December 31, 1987 and 1988 were due to the lack of claim and claim adjustment expense history, which prevented management from accurately estimating ultimate claim costs. The direct deficiencies associated with reserves as of December 31, 1989, 1990, 1991, and 1992 were due to unexpected increases in claim costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The direct redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The direct reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996. The Company believes that the increase in claim severity resulted from the weeding out of low dollar claims by workers' compensation reform, creating a statistical increase in per claim severity, and by a general inflation in medical costs. BIG has informed the Company that it believes other factors were more important causes of the increase in claim severity. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 1998 as Compared to Six Months Ended June 30, 1997."


     Superior Pacific's experience with direct reserve deficiencies occurring for the years ended December 31, 1989 through 1992, 1995, and 1996 and direct redundancies occurring for the years ended December 31, 1993 and 1994 is consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claim frequency and severity during the years ended December 31, 1993 and 1994 that caused Superior Pacific to develop direct redundant reserves is also consistent with industry experience. The direct reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claim severity, consistent with some California workers' compensation insurers' experience. The net-of-reinsurance redundancies displayed at the bottom of the table reflect Superior Pacific's per risk excess of loss, quota-share, and aggregate excess of loss reinsurance, the effects of which were to reduce Superior Pacific's direct redundancies/deficiencies due to the cession to a reinsurer of a portion of Superior Pacific's favorable development.

     Currently, management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. However, conditions and trends that have historically affected Superior Pacific's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves and utilizing sophisticated data processing systems, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. For example, the Company was one of the first to recognize and quantify the increase in claim severity appearing in claims with 1995 and subsequent dates of injury. Recognition of this shift has enabled management to take pro-active steps, an example of which is its undertaking of the CSMP. See
"-- Claim Severity Management Program."

DISCONTINUED OPERATIONS

     Superior Pacific's discontinued operations consist of P&C business that was discontinued effective September 30, 1993. The discontinued operations liabilities principally pertain to contractors' general liability policies underwritten during the years 1986 through 1990. There is often a significant lag between the date of loss of construction-related claims and the date such claims are reported to Superior Pacific. Superior Pacific believes the existing provision is sufficient to cover future claims, but there is significant uncertainty associated with the reporting and severity of construction claims. Certain investments are allocated to discontinued operations to fund future claim and claim adjustment expense payments. Management estimates that discontinued operations will essentially have "run-off" by the year 2000.

     In 1993, the Company recorded a pre-tax charge to income of $4.5 million for estimated operating losses during the phase-out period. During the second quarter of 1995, the Company increased by approximately $15.0 million its reserves for discontinued operations for accident years 1993 and prior and has not increased them since.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for discontinued operations for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR DISCONTINUED OPERATIONS CLAIM AND
                            CLAIM ADJUSTMENT EXPENSE

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance.....................  $25,466    $ 40,526    $ 36,410
Less: Reinsurance recoverable on unpaid losses..............    6,976       9,159       8,777
                                                              -------    --------    --------
Beginning reserve, net of reinsurance.......................   18,490      31,367      27,633
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................       --          --      15,006
                                                              -------    --------    --------
          Total claim and claim adjustment expenses.........       --          --      15,006
                                                              -------    --------    --------
Payments for net claim and claim adjustment expense:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
          Total claim and claim adjustment expense
            payments........................................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
Ending reserves, net of reinsurance.........................   13,470      18,490      31,367
Reinsurance recoverable on unpaid losses....................    5,216       6,976       9,159
                                                              -------    --------    --------
Ending reserves, gross of reinsurance.......................  $18,686    $ 25,466    $ 40,526
                                                              =======    ========    ========

     The following table discloses the development of discontinued operations direct claim and claim adjustment expense reserves from December 31, 1987 through December 31, 1997.

 ANALYSIS OF DISCONTINUED OPERATIONS DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE
                                  DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------
                            1987       1988       1989       1990       1991       1992       1993       1994
                          --------   --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve...............  $ 12,678   $ 25,935   $ 41,088   $ 56,735   $ 65,629   $ 66,532   $ 54,898   $ 36,410
Re-estimated as of:
  One Year Later........    19,879     32,395     56,093     73,295     83,770     73,298     56,041     54,855
  Two Years Later.......    25,865     43,160     60,679     89,336     91,453     73,067     75,073     55,622
  Three Years Later.....    30,455     43,585     72,860     98,206     90,717     96,531     76,079     60,849
  Four Years Later......    30,134     52,261     82,218    102,538    117,215     92,569     82,026
  Five Years Later......    34,215     61,539     84,304    126,431    113,084     99,009
  Six Years Later.......    38,051     63,072    103,326    123,722    119,112
  Seven Years Later.....    38,844     77,080    104,428    130,055
  Eight Years Later.....    44,129     78,938    108,897
  Nine Years Later......    44,866     80,906
  Ten Years Later.......    45,315
Cumulative
  (Deficiency)..........   (32,637)   (54,971)   (67,809)   (73,320)   (53,483)   (32,477)   (27,128)   (24,439)
Cumulative Amount of
  Reserve Paid Through
  One Year Later........  $  7,529   $ 13,754   $ 19,839   $ 27,397   $ 29,274   $ 26,473   $ 23,043   $ 14,329
  Two Years Later.......    13,146     15,301     26,399     35,278     29,165     23,483     16,203     16,765
  Three Years Later.....    15,900     19,844     32,188     39,203     28,136     18,380     19,649     11,857
  Four Years Later......    18,915     23,007     37,758     42,135     23,255     17,777     19,263
  Five Years Later......    22,329     28,609     38,798     41,835     22,047     18,276
  Six Years Later.......    26,129     31,715     37,585     42,943     23,104
  Seven Years Later.....    27,645     31,247     42,260     42,363
  Eight Years Later.....    27,791     37,394     40,796
  Nine Years Later......    27,780     41,325
  Ten Years Later.......    29,163
Gross Reserve -- December 31.............................................................   $ 54,898   $ 36,410
Reinsurance Recoverables.................................................................     (8,379)    (8,777)
                                                                                            --------   --------
Net Reserve -- December 31...............................................................   $ 46,519   $ 27,633
                                                                                            ========   ========
Gross Re-estimated Reserve...............................................................   $ 82,026   $ 60,849
Re-estimated Reinsurance Recoverables....................................................     21,249     18,210
                                                                                            --------   --------
Net Re-estimated Reserve.................................................................   $ 60,777   $ 42,639
                                                                                            ========   ========
Net Cumulative (Deficiency)..............................................................   $(14,258)  $(15,006)
                                                                                            ========   ========

                            YEAR ENDED DECEMBER 31,
                          ----------------------------
                            1995      1996      1997
                          --------   -------   -------
                                 (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve...............  $ 40,526   $25,466   $18,686
Re-estimated as of:
  One Year Later........    41,293    30,693
  Two Years Later.......    46,520
  Three Years Later.....
  Four Years Later......
  Five Years Later......
  Six Years Later.......
  Seven Years Later.....
  Eight Years Later.....
  Nine Years Later......
  Ten Years Later.......
Cumulative
  (Deficiency)..........    (5,994)   (5,227)
Cumulative Amount of
  Reserve Paid Through
  One Year Later........  $ 15,827   $10,717
  Two Years Later.......    10,717
  Three Years Later.....
  Four Years Later......
  Five Years Later......
  Six Years Later.......
  Seven Years Later.....
  Eight Years Later.....
  Nine Years Later......
  Ten Years Later.......
Gross Reserve -- Decembe  $ 40,526   $25,466   $18,686
Reinsurance Recoverables    (9,159)   (6,976)   (5,216)
                          --------   -------   -------
Net Reserve -- December   $ 31,367   $18,490   $13,470
                          ========   =======   =======
Gross Re-estimated Reser  $ 46,520   $30,693
Re-estimated Reinsurance    15,153    12,203
                          --------   -------
Net Re-estimated Reserve  $ 31,367   $18,490
                          ========   =======
Net Cumulative (Deficien  $     --   $    --
                          ========   =======

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense for discontinued operations recorded for each of the indicated periods. The table follows the form of the table depicting workers' compensation reserve development in "-- Analysis of Direct Claim and Claim Adjustment Expense Development," above.

     From 1987 to 1990, the increase in ultimate claim and claim adjustment expense for discontinued operations was due to the lack of Company history, as well as changes in economic and legal environments that prevented management from reasonably estimating ultimate loss costs. Thereafter, a full actuarial analysis has been performed semi-annually taking into account the Company's history of reserve development, industry claim experience, and the effects of litigation on future loss costs.

     The predominant number of the Company's pre-1991 discontinued operations claims are attributable to construction defect claims associated with commercial package policies sold to general contractors, developers, and artisan contractors underwritten from 1986 to 1993. Other carriers writing these same lines of business have also been negatively affected by the unfavorable increase in claim frequency and severity that occurred as a result of changes in the economic and legal environment during this time. At December 31, 1997, approximately $16.8 million (approximately 90%) of the total $18.7 million of direct reserves for discontinued operations was attributable to construction defect claims.

     The Company began to monitor separately the effects of construction defect claims beginning in 1993. Prior to 1993 the effects of construction defect claims were combined with all other general liability business for reserve valuation purposes. The frequency, severity, and time lag between the occurrence and reporting dates of such claims vary significantly from the statistics associated with all other lines and sublines of the Company's claim and claim adjustment expense reserves for discontinued operations. Effective June 30, 1995, the Company recorded a pre-tax charge of approximately $15.0 million ($9.8 million net of tax) for discontinued P&C operations due principally to an increase in management's estimates of IBNR construction defect claims.


     The frequency of newly reported construction defect claims increased significantly in July 1995. Management believes the increase in new construction defect claims was attributable to the California Supreme Court decision in Montrose Chemical Corporation v. Admiral Insurance Company ("Montrose") handed down in July 1995. The Montrose decision effectively broadened the definition of "loss occurrence" to potentially include an extended period of time beginning with the construction date and ending perhaps as late as the date of judgment associated with defective construction. Since July 1995 the Company has received notices of claims on allegedly defective construction projects where the manifestation of the loss, the immediate cause of the loss, and the first report of the loss all fall outside of the Company's policy terms. Regardless of these facts, under the California Supreme Court's ruling, the Company believes it is compelled to defend the "insured" and to contribute appropriately to loss settlements.



     Management cannot predict the volume of future Montrose-related claims, the cost of handling the claims, or the ultimate severity of losses associated with such claims, but believes its current reserves are adequate to cover this increase in claims activity, depending on the length of time the recent reporting trends continue. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur.


     The Company has also experienced significant development with respect to loss costs for components of discontinued operations other than construction defect claims. While these other claims are generally more predictable than construction defect claims, there can be no assurance that further upward development of loss costs associated with such claims will not occur.

REINSURANCE

     Reinsurance is generally used to reduce the liability on individual risks and to protect against individual risks or aggregate catastrophic losses. Superior Pacific follows the industry practice of reinsuring a portion of its risks. The availability and cost of reinsurance are subject to prevailing market conditions and may affect Superior Pacific's profitability. Superior Pacific's reinsurance program is based on the security of the reinsurers, coverage, and price. Superior Pacific monitors its reinsurers' financial condition carefully and recoverable losses are pursued aggressively. Occasionally, Superior Pacific is involved in disputes with reinsurers, which, if not settled, may be resolved in arbitration. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Superior Pacific maintains excess of loss reinsurance contracts with various reinsurers and a quota-share contract with ZRNA. Under its current excess of loss contracts (with multiple reinsurers), various reinsurers collectively assume liability on that portion of each loss that exceeds $500,000 on a per occurrence basis, up to a maximum of $150.0 million per occurrence.

     Effective January 1, 1994, SNIC entered into the ZRNA Quota-Share with ZRNA. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement facility ("ALE"), or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific received ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA under the 1994-1997 contracts. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended to increase ZRNA's participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA no longer received a separate fee for policies written on ALEs, but received an additional 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Effective January 1, 1998, the terms of the ZRNA Quota-Share again were amended to increase the ceding commission to 27.5% for non-ZCIC policies and on ALE premium. The ceding commission on ZCIC policies remained at 20%. Further, the additional 2% of premium paid to ZCIC for its underwriting was eliminated.

     Superior Pacific entered into a contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1.0 million in cash and assignment of Superior Pacific's rights of contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1.0 million premium. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Effective February 1, 1998, Superior Pacific entered into the unrelated Quota-Share Arrangement with United States Life Insurance Company, rated "A+" by A.M. Best, under which Superior Pacific ceded 100% of premiums and claim and claim adjustment expenses associated with policies having $100,000 or more of estimated annual premium. Superior Pacific received a 35.0% ceding commission on premiums ceded under this contract. Effective May 1, 1998, the Quota-Share Arrangement was amended so that the ceding level was reduced to $25,000 in estimated annual premium at inception, and the ceding commission was adjusted to 33.5%. The term of the amended agreement is three years, with two one-year extensions. As BlG has entered into a substantially identical Quota-Share Arrangement with the same reinsurer, this contract plays an important role in the Company's strategy going forward.


     Reinsurance makes the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded, but it generally does not legally discharge an insurer of its primary liability for the full amount of the policy liability (except for ALEs). If a reinsurer fails to meet its obligations under a reinsurance agreement, the ceding company is required to pay the loss. With respect to policies of Superior Pacific's with an ALE, however, in the event that Superior Pacific is unable to meet its claim payment obligations, ZRNA assumes all responsibility for the payment of losses related to the policy. All of the excess of loss reinsurance is with non-affiliated reinsurers.

     Superior Pacific generally enters into its contracts on an annual basis. Superior Pacific has maintained reinsurance contracts with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts cover specified underwritten risks. Superior Pacific also from time to time purchases reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRNA and General Reinsurance Corporation ("Gen Re") accounted for 24.5% and 21.6%, respectively, of total amounts recoverable by Superior Pacific from all reinsurers on paid and unpaid claims and claim adjustment expenses, and were the only reinsurers that accounted for more than 10% of such amounts.

INVESTMENTS

     The amount and types of investments that may be made by the Company are regulated under the California Insurance Code and the rules and regulations promulgated by the DOI. The Company's investments are primarily managed externally, based upon guidelines and strategies approved by management. As of December 31, 1997, the Company's consolidated portfolio consisted almost entirely of fixed-income securities. The bond portfolio is heavily weighted toward short- to intermediate-term, investment-grade securities rated "A" or better, with approximately 91% rated "AA" or better.


     Funds withheld assets having carrying and market values of $114.9 million and $117.1 million, respectively, at December 31, 1995, were withheld from Centre Re as collateral under an excess of loss reinsurance contract. These investments are reported separately on the financial statements as investments withheld from a related party reinsurer. These assets were carried as held-to-maturity until they were returned to Centre Re in 1996 upon the commutation of the reinsurance contract. All investment income and market value risk associated with these assets was assumed by Centre Re. Interest expense in the amount of $6.1 million and $8.8 million was paid to Centre Re during 1996 and 1995, respectively. In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. On June 30, 1997, the Company reached an agreement under which the Company agreed to transfer receivables from a related party reinsurer to Chase in exchange for the cancellation of the Company's debt to Chase. As a result of these transactions, the Company's investable assets increased by $93.1 million.


     The table below contains information concerning the composition of the Company's investment portfolio at December 31, 1997:

                                                                AS OF
                                                          DECEMBER 31, 1997
                                                        ----------------------
                                                         CARRYING      MARKET
                                                        AMOUNT (1)     VALUE
                  TYPE OF INVESTMENT                    ----------    --------
                                                            (IN THOUSANDS)
Bonds: (2)
U.S. government and agencies (AAA/Aaa rated)..........   $165,273     $165,273
AA/Aa rated...........................................     21,127       21,127
A rated...............................................     12,584       12,584
BBB/Baa rated.........................................      2,150        2,150
BB/Ba rated...........................................      4,080        4,080
                                                         --------     --------
          Total Bonds.................................    205,214      205,214
Cash and cash equivalents and short-term
  investments.........................................     35,376       35,376
Common stocks.........................................      1,526        1,526
                                                         --------     --------
          Total.......................................   $242,116     $242,116
                                                         ========     ========

------------------------------
(1) Carrying amount is amortized cost for bonds held to maturity and short-term investments. Market value is used for bonds held for sale and common stocks.

(2) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The table below reflects investments (including investments withheld from a related party reinsurer) and interest earned thereon and average annual yield on investments for each year in the five-year period ended December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Total investments at end of period......  $213,374   $115,017   $163,951   $174,345   $144,778
Net investment income (before taxes)....  $ 12,674   $  7,769   $  9,784   $  9,049   $  9,550
Average annual yield on ending
  investment portfolio (before taxes)...      5.9%       6.7%       5.9%       5.2%       6.6%

     The Company in monitoring its asset and liability match attempts to keep the investment duration at the mid-point of the payout pattern. As of December 31, 1997, the investments under the Company's management (i.e., excluding funds withheld) have a duration of 2.9 years.

     The table below sets forth the maturity profile of the Company's bond portfolio at market value as of December 31, 1997:

                                                     AS OF DECEMBER 31, 1997
                                    ----------------------------------------------------------
                                                          BONDS RATED(1)
                                    ----------------------------------------------------------
                                    AAA/AAA     AA/AA       A      BBB/BAA   BB/BA     TOTAL
                                    --------   -------   -------   -------   ------   --------
                                                          (IN THOUSANDS)
1 year or less....................  $ 25,086                                          $ 25,086
More than 1 year, through 3
  years...........................     9,038             $ 5,544                        14,582
More than 3 years, through 5
  years...........................    11,988   $15,120     3,020                        30,128
More than 5 years, through 10
  years...........................    26,519     6,007     4,020   $2,150    $4,080     42,776
More than 10 years, through 15
  years...........................     2,866                                             2,866
More than 15 years................    89,776                                            89,776
                                    --------   -------   -------   ------    ------   --------
          Total...................  $165,273   $21,127   $12,584   $2,150    $4,080   $205,214
                                    ========   =======   =======   ======    ======   ========

------------------------------
(1) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The Company intends to cause BIG to liquidate its investment portfolio immediately prior to Closing. The bulk of the investable assets obtained as a result of the Acquisition will be invested in accordance with the Company's existing investment policies. The Company also intends to purchase a $110.0 million Federal National Mortgage Association security maturing in 2013. Such a security would have a high investment grade rating, a higher yield coupon than the Company's portfolio generally, and an approximately ten-year duration.

INFORMATION SERVICES

     Superior Pacific emphasizes the development of personal computer based information and processing systems for use in all areas of its business and to that end strives to maintain a creative, flexible, and dynamic data processing capability that (i) enhances the effectiveness of its employees' underwriting, policy administration, and claims activities, (ii) provides detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) provides marketing benefits through improved customer service. The Company believes that these systems give it a significant competitive advantage over competitors that lack such systems. Superior Pacific expensed or capitalized 3.7%, 4.2%, and 3.3% of direct written premium in 1997, 1996, 1995, respectively, for developing and upgrading its systems.

     Data Warehouse Decision Support System. In 1993 the Company developed SWAMI(R), its proprietary "data warehouse decision support" system. Beginning with the installation of SWAMI(R), Superior Pacific adjusted the Company's monitor and feedback cycle to no less frequently than weekly, and, in many respects, to a daily basis. Management believes this monitoring and feedback system is necessary due to the information intensive nature of the insurance business because lack of information represents a major aspect of underwriting risk. Accordingly, SWAMI(R) was developed to provide quality, detailed, real-time, and near real-time information to management as needed to reduce the risk represented by lack of information. The SWAMI(R) system has been constantly enhanced since its implementation. Management believes that SWAMI(R) is the first comprehensive "data warehouse decision support" system developed in the insurance industry.

     Underwriting. The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. Detailed information for each producer can be instantaneously reviewed on an accident year, policy year, or calendar year basis. The system provides analytical information as to producers, underwriters, or branch operations, which management uses to take corrective action with respect to unprofitable producers or ineffective staff. The system permits management to evaluate commissions, in force business, collections activity, and product pricing in detail, utilizing information that is no more than 24 hours old.

     Policy Administration. The Company's policy administration, including premium collection and audit activities, is fully automated. In addition to traditional "agency" billing services, the Company's collections capabilities also include direct bill, automatic withdrawals from policyholders' bank accounts, and credit card billings, which, management believes, dramatically improve credit experience and policy persistency.

     Claims Administration. The core of the claims system is a proprietary document imaging system that, combined with sophisticated workflow protocols, improves the productivity of the Company's claims administration.

     The Company has comprehensive physical and virtual safeguards for its information and processing systems. Disaster recovery programs and back-up procedures include nightly back-up storage of all transactions and changes to the system's database. At the end of each business day, the Company transfers this information to tapes that are stored off site. The Company maintains back-up systems in the branch offices to use if the main system fails. Computer access is restricted by use of codes and passwords.

     The Company does not believe that it will incur any material expenditures or liabilities as a result of the Year 2000 problem in computer software and hardware. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."


     The Company is developing a strategy to integrate BIG's policy and claims functions into its system over time. The integration of policy functions would be the first step, and would occur as new or renewal policies are issued after the Acquisition. The claims functions of Superior Pacific and BIG would be separate for some time.


COMPETITION

     California is the country's largest workers' compensation insurance market. Competitive pressures in the California workers' compensation market increased with the implementation of open rating in January 1995. As a result, total direct written premium for the California market decreased from $9.0 billion in 1993 to $4.9 billion in 1997. More recently, certain fundamentals of the workers' compensation market in California have improved, as demonstrated by an actual improvement in premium pricing of 0.5% for the year ended December 31, 1997, as compared to the same period in 1996.

     The workers' compensation insurance industry in California is extremely competitive. Many of Superior Pacific's competitors have been in business longer, have a larger volume of business, offer more diversified types of insurance coverage, have greater financial resources, and have greater distribution capabilities than Superior Pacific. Of the approximately 300 companies that report to the WCIRB that write workers' compensation insurance, the Company believes that Liberty Mutual Insurance Companies, CalComp, and

American International Group are the largest private sector underwriters of workers' compensation insurance in California. Superior Pacific believes the dominant competitor in the California workers' compensation industry is the State Fund. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. On a pro forma basis, upon acquiring CalComp in the Acquisition, as well as the other BIG Insurance Subsidiaries, the Company believes it will be the largest California workers' compensation insurer overall, excluding the State Fund.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. Superior Pacific's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating Superior Pacific's markets with products priced at levels substantially below Superior Pacific's.

RATINGS


     Superior Pacific is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Insurance companies rated "BBB" are considered by S&P to offer adequate financial security, but capacity to meet policyholder obligations is susceptible to adverse economic and underwriting conditions. A.M. Best has currently assigned a "B+" (Very Good) rating to Superior Pacific, a rating it has held since 1995. A.M. Best has placed the Company's rating on a watch with positive implications. A.M. Best's ratings are based upon an evaluation of a company's: (i) financial strength (leverage/capitalization, capital structure/holding company, quality, appropriateness of reinsurance program, adequacy of loss/policy reserves, quality and diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk). A "B+" rating is assigned to companies that have on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and have a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. A.M. Best's and S&P's ratings represent independent opinions of a company's financial strength and ability to meet its obligations to policyholders and are not based upon factors concerning investors. There is no direct relationship between an insurance rating established by A.M. Best or S&P and the investment ratings issued by the several securities rating firms, including S&P and Moody's. Investment ratings generally pertain to individual securities, although the firms who issue ratings associated with specific investments also issue insurance ratings that duplicate in some respects the activities of A.M. Best. Insurance ratings are subject to change and are not recommendations to buy, sell, or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. The Company's A.M. Best rating is lower than that of many of its competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position.


     In addition, the Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by ZCIC, having an A.M. Best "A" rating. As a result of the planned sale of BICO to Zurich Centre Group LLC or its designee, and an underwriting arrangement created in connection therewith, the Company expects to have the ability to offer certain policyholders policies with Zurich's "A" rating.

REGULATION

     Superior National and its insurance subsidiaries are subject to extensive governmental regulation and supervision. Regulations relate to such matters as the filing of premium rates and policy forms, adequacy of reserves, types and quality of investments, minimum capital and surplus requirements, deposits of securities for the protection of policyholders, statutory financial reporting, and restrictions on stockholder dividends. Superior National and its insurance subsidiaries are also subject to periodic examination by the DOI. In addition, assessments are made against Superior Pacific and other California insurers to cover liabilities to policyholders of insolvent insurance companies. The regulation and supervision of insurance companies by state agencies is designed only for the benefit of policyholders, not stockholders. Superior National believes that it and its Subsidiaries are in material compliance with state regulatory requirements that are relevant to their respective businesses.


     The DOI's Triennial Examination of SNIC, which covered the three years ended December 31, 1994, was completed in 1996 and indicated no material issues or actions needed to be taken by SNIC in either its operations or financial statements. SPCC's Triennial Examination, which was completed in 1996, resulted in an additional $18.5 million of claim and claim adjustment expense reserves being recorded as of December 31, 1996, and other significant adjustments totalling $4.1 million in aggregate. An additional $12.0 million in claim and claim adjustment expense was recorded by SPCC in the first quarter of 1997. These events preceded SPCC's acquisition on April 11, 1997.


     The California Insurance Code requires the DOI to approve any proposed change of control of the Company. For such purposes, "control" is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing more than 10% of the voting securities of the Company.

     The California Insurance Code also limits the amount of dividends or distributions an insurance subsidiary may pay without DOI approval or non-disapproval in any 12-month period to the extent it exceeds the greater of
(a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. Payments of greater amounts require the approval of the DOI. The maximum dividends permitted under the California Insurance Code are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, that could affect an insurer's competitive position, the amount of premiums that can be written, and the ability to pay future dividends. Further, the California Insurance Code requires that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs. Moreover, dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. New York and Delaware, the respective domiciles of CCIC and BICO, also limit the amount of dividends that may be paid by an insurance subsidiary.

     In 1989, 1991, 1993, and 1995, various workers' compensation reform laws that were passed into law by the California legislature materially impacted the Company's rates, claims experience, financial condition, and results of operations.

     Under the last important measure, adopted in 1993 and declared effective as of January 1995, California's minimum rate law was replaced by an open rating system. Under this new rating system, individual insurance companies file rates and rules not less than 30 days prior to their effective date, and such rates and rules can only be disapproved by the DOI after a hearing and only on the basis of solvency, market share, or improper filing. Superior Pacific cannot predict the ultimate effect of open rating on its workers' compensation business, but during the first three years of open rating, the intense price competition that ensued led to lower average premiums per policy. Rates stabilized in 1996 and appeared to increase slightly during 1997. Superior Pacific believes the rates it has filed with the DOI are adequate, but it is unable to predict the degree to which such rates are competitive in the marketplace.

     In 1996, the California legislature implemented a set of workers' compensation reforms, referred to as Assembly Bill 1913 ("AB 1913"), and the DOI issued its guidelines with respect to their interpretation. AB 1913 causes, among other things, the experience modification factor of a current workers' compensation policy and the immediately preceding two policies regardless of carrier to be subject to revision if a single claim used in a modification closes on or after January 1, 1995, for a value of 60% or less of its highest earlier reported value, if the highest reported incurred value was $10,000 or more. AB 1913 was amended effective January 1, 1998 by Senate bill 1217 ("SB 1217"). Under the new guidelines of SB 1217, if the aggregate amount of incurred claims (as opposed to a single claim) changes by the threshold amount, than the WCIRB will calculate a new experience modification factor. Such a change in the experience modification factor will require the current workers' compensation carrier to return a portion of a policyholder's premium for the current and preceding two policies' periods without regard to whether the current workers' compensation insurance carrier was the insured's previous carrier. WCIRB estimates the ultimate cost to California workers' compensation underwriters will be less than 2.5% of 1996 premium; however, these estimates are based upon broad industry estimates and could vary significantly from company to company based upon the type of claims incurred, size of employer, and employer industry group.

     Proposed federal legislation has been introduced from time to time in recent years that would provide the federal government with substantial power to regulate P&C insurers, including state workers' compensation systems, primarily through the establishment of uniform solvency standards. Proposals also have been discussed to modify or repeal the antitrust exemption for insurance companies provided by the McCarran-Ferguson Act. The adoption of such proposals could have a material adverse impact upon the operations of the Company.

     In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for P&C (including workers' compensation) insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The NAIC model law has been incorporated into the California Insurance Code. The RBC formula for P&C insurance companies measures four major areas of risk: (i) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing, (ii) declines in asset values arising from credit risk,
(iii) declines in asset values arising from investment risks, and (iv) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates, contingent liabilities, and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

     The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus as a percentage of the RBC amount falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC), which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of December 31, 1997, the RBC ratios of SNIC and SPCC were in excess of the Company Action Level, the first trigger level that would require regulatory action.


     The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies eleven industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more of the ratios may lead to increased regulatory oversight. Based on its 1997 statutory financial statement, SNIC was within the usual range of all twelve IRIS tests, and SPCC fell outside the usual range of three of the twelve IRIS tests. SPCC was outside of the usual range of the tests measuring change in net writings, two-year overall operating ratio, and two-year reserve development to surplus. The unusual values were the result of 1996 claim and claim adjustment expense reserve increases and the runoff of SPCC's premium in force during 1997.


     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP; (c) certain assets such as agent's balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

     It is not possible to predict the future impact of changing state and federal regulation on the Company's operations and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws.

EMPLOYEES

     As of September 30, 1998, the Company had 270 employees, none of whom was covered by a collective bargaining agreement.

BUSINESS PROPERTIES

     The Company's principal executive offices are located in Calabasas, California and are subject to a lease that expires in 2000. The Company also leases space for branch offices in Woodland Hills, Pleasanton, Sacramento, and Fresno (all in California). Such leases expire in 2002, 2003, 2001, and 2000, respectively. The Company's Phoenix, Arizona office is the subject of a lease that expires in 2001.

     The Company's principal executive office is located at 26601 Agoura Road, Calabasas, California 91302, and the telephone number is (818) 880-1600.

LEGAL PROCEEDINGS

     Superior National and its Subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of the Company and are not material to the financial condition and operation of the business. Neither Superior National nor any of its Subsidiaries is a party to any litigation expected to have a material adverse effect upon the Company's business or financial position.

     The Company is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by the Company. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                               SUPERIOR NATIONAL
                                   MANAGEMENT

DIRECTORS

     Information is set forth below concerning the directors of the Company and the year in which each was first elected as a director of the Company.


                                                                                         DIRECTOR
          DIRECTORS            AGE               POSITION WITH THE COMPANY                SINCE
-----------------------------  ---   --------------------------------------------------  --------
C. Len Pecchenino(1).........  71    Director, Chairman of the Board                       1988
Steven D. Germain(2).........  45    Director                                              1995
Steven B. Gruber.............  41    Director                                              1997
Thomas J. Jamieson(1)(3).....  55    Director                                              1985
Gordon E. Noble(2)...........  70    Director                                              1990
Craig F. Schwarberg(1)(3)....  42    Director                                              1992
Robert A. Spass..............  42    Director                                              1992
Bradley E. Cooper(2)(3)......  32    Director                                              1992
William L. Gentz.............  57    President, Chief Executive Officer and Director       1994
J. Chris Seaman(3)...........  43    Executive Vice President, Chief Financial Officer     1993
                                     and Director
Roger W. Gilbert.............  66    Director                                              1997


------------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Investment Committee


     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that IP Delaware and IP Bermuda nominated Steven B. Gruber to the Board of Directors in April 1997, pursuant to the terms of the Stock Purchase Agreement dated September 17, 1996, as amended and restated February 17, 1997, pursuant to which IP Delaware, IP Bermuda and others purchased Common Stock in connection with the Company's acquisition of Pac Rim (the "1996 Stock Purchase Agreement"). Under the 1996 Stock Purchase Agreement, which will be reaffirmed by the Stock Purchase Agreement upon the consummation of the Equity Financings, IP and certain related parties have agreed that they will nominate no more than five directors to the eleven-member Board.


     C. Len Pecchenino became a director of the Company in May 1988 and was elected as Chairman in June 1994. He served as the Company's Chief Executive Officer from September 1991 to February 1992 and as the President and Chief Executive Officer from February 1994 to May 1994. He also served as the Chairman from September 1991 to August 1992. Until his retirement in 1986, Mr. Pecchenino held various executive officer positions, including President and Chief Operating Officer, with IC Industries, Inc. and Pneumo Corporation.

     Steven D. Germain was elected to the Board of Directors in April 1995. From 1988 to 1994 he served as General Counsel to the Centre Reinsurance Group of Companies. Since 1994 he has served as General Counsel of Zurich Centre Group LLC, a company that provides management services to the Centre Reinsurance Group of Companies. Mr. Germain continues to serve as a Senior Vice President, General Counsel and Secretary to Centre Re and as a director, Senior Vice President, General Counsel and Secretary of CentreLine. Mr. Germain is also a director of Home Holdings, Inc.

     Steven B. Gruber became a director of the Company in April 1997. He was a founder of, and since February 1994, has served as a Managing Partner of, Insurance Partners Advisors, L.P. ("IPA"). From May 1990 to present, Mr. Gruber has served as a Managing Director of Oak Hill Partners, Inc. and from October

1992 to present, has served as a Vice President of Keystone, Inc. From 1981 to April 1990 he was associated with Lehman Brothers Inc., most recently as Managing Director and Co-Head of high-yield securities. From 1994 to 1997, he served as a director of Unionamerica Holdings plc. From 1990 to 1996, he served as a director of National Reinsurance Holding, Corp. He is also a director of Reliant Building Products, Inc., Grove Worldwide L.L.C., and MVE Inc.

     Thomas J. Jamieson has been a director of the Company since December 1985. Since 1971, he has served as President of Jaco Oil Company, and since 1993, he has been a director of Berry Oil Co.

     Gordon E. Noble became a director of the Company in October 1990. Since July 1990, he has been Chairman and Chief Executive Officer of Commodore Insurance Services. Previously he served as Executive Vice President and as a director and member of the Executive Committee of Sedgwick James, an international insurance brokerage and risk management firm.

     Craig F. Schwarberg was appointed to the Board of Directors in March 1992. From 1991 to 1997, Mr. Schwarberg worked for IIA, serving as a Managing Director through February 1994. From 1994 to March 1996, Mr. Schwarberg was a director and Chairman of the Board of NACOLAH Holding Corporation. Prior to 1991, he held various positions at Lehman Brothers Inc., most recently as Senior Vice President.

     Robert A. Spass was appointed to the Board of Directors in March 1992. Since 1990, Mr. Spass has served as President and Chief Executive Officer, and a director, of IIA. From 1994 to the present, Mr. Spass has been a Managing Partner of IPA. Prior to 1990, Mr. Spass held various positions at Salomon Brothers Inc, most recently as a Director. Since January 1996, he has served as a director of Highlands Insurance Group, Inc. Since January 1998, he has served as a director of MMI Companies, Inc. From 1990 to 1996, he served as a director of National Reinsurance Holdings Corp. From 1994 to 1997, he served as a director of Unionamerica Holdings plc, and from 1994 to 1996 he served as a director of NACOLAH Holding Corporation.

     Bradley E. Cooper became a director of the Company in May 1992. Currently, Mr. Cooper is a Partner of IPA, joining at its formation in 1994. From May 1990 to February 1994, Mr. Cooper served as Vice President of IIA. Prior to 1990, Mr. Cooper was an analyst with Salomon Brothers Inc. Since January 1996, he has served as a director of Highlands Insurance Group, Inc.


     William L. Gentz became a director of the Company in June 1994. Mr. Gentz has held the position of President and Chief Executive Officer since mid-1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.


     J. Chris Seaman became a director of the Company in March 1993. Mr. Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Roger W. Gilbert became a director of the Company in April 1997. From May 1988 until his retirement in June 1993, Mr. Gilbert served simultaneously as the Chief Executive Officer and Chairman of the Board of TIC Indemnity Co., the Chief Executive Officer of TMIC Insurance Co. Inc., and a California Special Deputy Insurance Commissioner, a position to which he was appointed by the California Insurance Commissioner. Prior to 1988, Mr. Gilbert served as Senior Vice President and director of Great American Insurance Companies, and as President of Great America West Inc.

COMMITTEES

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Investment Committee.

     The Audit Committee recommends to the Board of Directors the engagement or discharge of the Company's independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services, and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts such additional projects as may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations with respect to the Company's financial condition, its financial controls, and its accounting practices and procedures. The Audit Committee, which presently consists of Messrs. Pecchenino, Jamieson, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

     The Compensation Committee reviews and approves the Company's executive compensation policies and bonus distributions to officers and key employees of the Company. The Compensation Committee, which during the fiscal year ended December 31, 1997 held four meetings, consists of Messrs. Noble, Cooper, and Germain.

     The Investment Committee reviews the investment practices of the Company's primary insurance subsidiaries, SNIC and SPCC, and oversees the relationship between SNIC and SPCC and their investment manager. It carries out this function through the fact that its members are the directors of SNIC and SPCC responsible for the same oversight at SNIC and SPCC. The Investment Committee, which presently consists of Messrs. Jamieson, Cooper, Seaman, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

MEETINGS AND REMUNERATION

     During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings and took various actions by unanimous written consent. Each incumbent director attended at least 75% of (i) the total number of meetings held by the Board of Directors during fiscal 1997, other than Mr. Germain, who attended 63% of all such meetings, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during that period, other than Mr. Germain, who attended 25% of all such meetings.


     Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Each incumbent director who is not an officer of the Company is paid a fee of $4,000 for each regular Board meeting attended and $500 for each committee meeting attended. The Board of Directors regularly meets once each quarter. All directors are reimbursed for their out-of-pocket expenses in serving on the Board.


     In May 1997, the Board of Directors approved the payment to C. Len Pecchenino, the Chairman of the Board, of $50,000 per year so long as he remains Chairman of the Board and serves on the Audit Committee. This amount is to be paid in addition to the fees he normally receives for attendance at regularly scheduled Board meetings. Mr. Pecchenino was paid $50,000 in September 1997 and since then he has been paid this amount in four equal quarterly installments.

     Messrs. Spass and Cooper are employees of IIA, and Mr. Schwarberg is a former IIA employee. Mr. Spass is also an officer and director of IIA. Mr. Germain is an officer and director of Centre Re, Centre Solutions, and CentreLine, each of which are affiliates of Zurich. Messrs. Spass and Gruber are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In addition, Messrs. Spass and Cooper are officers of Capital Z, the ultimate general partner of IP II. Each of IIA, Centre Re, Centre Solutions, CentreLine, Zurich, IP Delaware, IP Bermuda, IP II, IPA, and Capital Z are parties to transactions with the Company described in "Certain Relationships and Related Transactions." Additionally, Mr. Gentz and Mr. Seaman have participated in transactions pursuant to which they acquired or are acquiring Common Stock and/or warrants issued by the Company. See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

     Set forth in the table below are the names, ages, and current offices held by all executive officers of the Company and Superior Pacific. Unless specifically noted, the positions named are held at both the Company and at Superior Pacific.

                                                                                         EXECUTIVE
                                                                                          OFFICER
          NAME            AGE                  POSITION WITH THE COMPANY                   SINCE
          ----            ---                  -------------------------                 ---------
William L. Gentz          57    President and Chief Executive Officer                      1994
J. Chris Seaman           43    Executive Vice President and Chief Financial Officer       1991
Arnold J. Senter          56    Executive Vice President and Chief Operating Officer       1997
Thomas I. Boggs, Jr.      52    Senior Vice President -- Underwriting                      1995
Karl O. Johnson           66    Senior Vice President, Superior Pacific                    1989
Douglas R. Roche          57    Senior Vice President -- Management Information Systems    1990
Robert E. Nagle           49    Senior Vice President, General Counsel and Secretary       1996
James L. Cinney           57    Senior Vice President, Superior Pacific                    1994
Edward C. Shoop           54    Senior Vice President and Chief Actuary                    1997
Theresa A. Sealy          50    Senior Vice President -- California Operations             1998
Doris K.T. Lai            42    Vice President -- Finance and Treasurer                    1998

     Executive officers of the Company are elected by and serve at the discretion of the Board. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any director or to any other executive officer of the Company. Set forth below is a brief description of the business experience for at least the previous five years of all of the executive officers.

     William L. Gentz has held the positions of President and Chief Executive Officer since mid-1994, and has served as a director of the Company since June 1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

     J. Chris Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991, and has served as a director of the Company since March 1993. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions, following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Arnold J. Senter has held the positions of Executive Vice President and Chief Operating Officer since February 1997. Prior to joining the Company, Mr. Senter most recently served as Senior Vice President, Southwest and Southeast Operations at Zenith National Insurance Company, and had previously held various operational positions in nearly every functional area for Zenith since 1981. Mr. Senter has 30 years experience with both regional and national carriers.

     Thomas I. Boggs, Jr. was appointed Senior Vice President -- Underwriting effective March 1995. From October 1993 to March 1995, he served as Assistant Vice President of Fremont Compensation Insurance Company and from October 1991 to October 1993 served as Business Development Executive for the Southern California Commercial Insurance Center for Fireman's Fund Insurance Company. Prior to October 1991, Mr. Boggs held various underwriting and marketing positions at Cypress Insurance Company, Industrial Indemnity Insurance Company, and Safeco.

     Karl O. Johnson has been responsible for SNIC's Central California Operations since 1989. He was promoted to Senior Vice President in 1994. Mr. Johnson has served with various insurance organizations in loss control and marketing capacities since 1955; he joined the Company in 1987.

     Douglas R. Roche was appointed Senior Vice President -- Management Information Systems in 1994 and served in such position until January 1997 at which point he was appointed Senior Vice President -- Claims. He served in such position until September 1997 when he was reappointed Senior Vice President -- Management Information Systems. Before 1994, he served as Vice President of Internal Operations from the time he joined the Company in 1990. From 1987 to 1990, Mr. Roche sold software and provided systems consulting services to the insurance industry. From 1969 to 1987 he held a variety of management positions in various insurance companies' systems analysis operations.

     Robert E. Nagle has held the positions of Senior Vice President, General Counsel, and Secretary since January 1996. From 1986 until he joined the Company, Mr. Nagle was corporate counsel and senior corporate counsel for Farmers Group, Inc.

     James L. Cinney has been responsible for Superior Pacific's Woodland Hills branch since 1997. Prior to that, he held the position of Senior Vice
President -- Loss Control of SNIC from 1994. Before joining the Company, Mr. Cinney was self-employed in the hospitality industry for one year. Prior to that, he was Vice President, responsible for loss control, at Industrial Indemnity Insurance Company. Mr. Cinney has 30 years of workers' compensation loss control experience in a variety of staff and management positions with Industrial Indemnity Insurance Company, Zenith Insurance Company, Employee Benefits Insurance Company, and Hanover California Compensation & Fire Insurance Company.

     Edward C. Shoop was appointed Senior Vice President and Chief Actuary in October 1997. From April 1995 to August 1997 he served as Senior Vice President and Actuary with Zenith Insurance Company, and from March 1994 to April 1995 served as Vice President and Actuary with Great States Insurance Company. Prior to that, Mr. Shoop was Vice President and Actuary with the Workers' Compensation Insurance Rating Bureau of Massachusetts from November 1991 to March 1994. Mr. Shoop's 31 years of actuarial experience also includes working for Fireman's Fund Insurance Company and Royal Insurance Company of Canada, as a Vice President, and for Aetna Life and Casualty Company.

     Theresa A. Sealy was appointed Senior Vice President -- California Operations in July 1998. From November 1997 to June 1998 she served as Vice President of the Company. From June 1997 until she joined the Company, she served as regional manager for CalComp and, prior to that, served as a Senior Vice President of Allianz Insurance Company since February 1992.

     Doris K.T. Lai has held the position of Vice President -- Finance and Treasurer since August 1998. From November 1997 until she joined the Company, Ms. Lai was employed by Zenith National Insurance Company as director of financial services. From October 1996 to November 1997 she served as Vice President and controller with Fremont Financial Corporation and from May 1994 to October 1996 she served as a controller with Superior National. Prior to that, Ms. Lai served as SEC Reporting Manager with TIG Holdings, Inc. from April 1991 to April 1994.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1997, with the exception of (i) Curtis H. Carson, an executive officer of the Company, who filed a Form 5 to report one transaction that was not reported on a Form 4 on a timely basis, and (ii) IIA and International Insurance Investors

(Bermuda) Limited ("III (Bermuda)"), each of which filed a late Form 4 to report the same two transactions.


EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996, and 1995 of those persons who were, at December 31, 1997, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                         --------------------------------   -----------------------------------
                                                                                    AWARDS             PAYOUT
                                                                            -----------------------   ---------
                                                                  OTHER     RESTRICTED   SECURITIES
                                                                 ANNUAL       STOCK      UNDERLYING                ALL OTHER
                                                                 COMPEN-      AWARDS      OPTIONS/      LTIP        COMPEN-
  NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(2)   SATION($)     ($)(3)      SARS(#)     PAYOUT(#)   SATION($)(4)
--------------------------------  ----   ---------   --------   ---------   ----------   ----------   ---------   ------------
William L. Gentz................  1997   $293,830    $     --      --        $121,250(5)   18,800        --          $2,250
  President and Chief             1996    298,300     278,500      --          46,874      17,875        --           2,250
  Executive Officer               1995    294,508     203,500      --          53,690      19,175        --           2,250
J. Chris Seaman.................  1997    231,616          --      --         109,125(6)   17,500        --           2,250
  Executive Vice President        1996    235,298     128,500      --          36,223      13,813        --           2,250
  and Chief Financial Officer     1995    215,500     128,500      --          40,170      39,325        --           2,250
Arnold J. Senter(7).............  1997    229,335          --      --              --      25,000        --           2,250
  Executive Vice President        1996         --          --      --              --          --        --              --
  and Chief Operating Officer     1995         --          --      --              --          --        --              --
Matthew Natalizio...............  1997    183,292          --      --          18,188(9)    2,786        --           2,250
  Vice President --               1996    131,004      35,000      --          20,058       6,500        --           1,875
  Finance and Treasurer(8)        1995    138,504      30,000      --           7,280       2,600        --           2,078
Thomas I. Boggs, Jr.............  1997    164,261          --      --          30,313(11)   4,643        --           2,250
  Senior Vice President --        1996    155,800      32,000      --          21,306       8,125        --           2,163
  Underwriting(10)                1995    115,917       7,000      --          13,000      12,150        --           1,098

------------------------------
 (1) The amounts set forth for fiscal year 1997 include salary and other cash compensation paid in that year, other than amounts listed in the column entitled "Bonus."

 (2) Bonus amounts represent cash payments and are presented in the year to which they apply, although payment typically is made in April of the subsequent year. No bonus payments were made for fiscal year 1997.

 (3) Represents the fair market value of the underlying shares on the date of grant.

 (4) Represents the employer's contribution under the Company's 401(k) Plan.

 (5) Represents a grant of 10,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Gentz held an aggregate of 29,950 shares of Restricted Stock valued at $434,275, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (6) Represents a grant of 9,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Seaman held an aggregate of 24,163 shares of Restricted Stock valued at $350,364, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (7) Mr. Senter began his employment with the Company in February 1997.

 (8) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.

 (9) Represents a grant of 1,500 shares of Restricted Stock that vests in nine equal increments following the date of grant. As of December 31, 1997, Mr. Natalizio held an aggregate of 6,399 shares of Restricted Stock valued at $92,786, based upon the $14.50 per share fair market value of the Common Stock on such date.

(10) Mr. Boggs began his employment with the Company in March 1995.

(11) Represents a grant of 2,500 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Boggs held an aggregate of 9,375 shares of Restricted Stock valued at $135,938, based upon the $14.50 per share fair market value of the Common Stock on such date.

EMPLOYMENT AGREEMENTS

     The Company has in effect employment agreements with the following officers:


     William L. Gentz, President and Chief Executive Officer. Mr. Gentz's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of June 1, 1994 at $275,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. Mr. Gentz's annual salary was increased to $287,500 effective August 1, 1995. If Mr. Gentz's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two year's salary. In the event of a change in control of the Company, Mr. Gentz would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.



     Arnold J. Senter, Executive Vice President and Chief Operating Officer. Mr. Senter's agreement expires on February 17, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of February 17, 1997 at $200,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Senter's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two year's salary. In the event of a change in control of the Company, Mr. Senter would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.



     J. Chris Seaman, Executive Vice President and Chief Financial Officer. Mr. Seaman's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His annual salary under the agreement is $200,000, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Seaman's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two year's salary. In the event of a change in control of the Company, Mr. Seaman would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.


     Edward C. Shoop, Senior Vice President and Chief Actuary. Mr. Shoop's agreement expires on October 6, 1999 and provides that, if his employment with the Company is terminated as a result of a change in control, he will be entitled to his salary and benefits for two years from the date of his termination.

     Each of Messrs. Gentz, Senter, Seaman, and Shoop has acknowledged that the acquisition by IP of a majority of the outstanding Common Stock, should it occur as a result of the Equity Financings, does not constitute a change in control for purposes of their employment agreements.

     Matthew Natalizio, Vice President -- Operations. Mr. Natalizio's agreement is open-ended. His compensation and benefits are determined by the Board. If Mr. Natalizio's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for one year from the date of the termination. Mr. Natalizio's agreement does not provide any special rights in the event of a change in control.

     Doris K.T. Lai, Vice President -- Finance. Ms. Lai's agreement is open-ended. Her compensation and benefits are determined by the Board. If Ms. Lai's employment is terminated by the Company other than for cause, she is entitled to payment of her salary and benefits for one year from the date of the termination. Ms. Lai's agreement does not provide any special rights in the event of a change in control.

CHANGE IN CONTROL ARRANGEMENTS

     In addition to the rights described above with respect to Messrs. Gentz, Senter, Seaman, and Shoop, the only change in control arrangement in place is in connection with the Company's stock incentive plans. Under the terms of the 1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock Purchase Plan (the "1986 Plan"), in a reorganization, merger, or consolidation in which the Company does not survive or in which a change in control takes place, unless replacement options to purchase stock in the new or recapitalized entity are offered, all option holders will have thirty days to exercise their outstanding options, excluding those that have then not yet vested. Under the terms of the Company's 1995 Stock Incentive Plan (the "1995 Plan"), under similar circumstances, the Compensation Committee may, in its discretion, allow each person holding an option or Restricted Stock who did not receive a replacement equity incentive grant to exercise that option without regard to its vesting provisions, or to retain that Restricted Stock without regard to the Company's repurchase right, as applicable.

EQUITY INCENTIVE GRANTS

     Officers, key employees, including directors who are key employees, and consultants chosen by the Compensation Committee are eligible to participate in the 1995 Plan.


     Under the 1995 Plan, officers, key employees, and consultants of the Company or its Subsidiaries may be granted options to purchase shares of Common Stock or they may be given the opportunity to purchase Restricted Stock of the Company. The 1995 Plan permits the granting both of options that qualify for treatment as Incentive Stock Options under Section 422 of the Code and those that do not, referred to as Nonqualified Stock Options. The 1995 Plan also allows for the issuance of Restricted Stock, which is subject to the Company's right of repurchase, which expires over time.



     In 1986, the Company adopted the 1986 Plan, which allowed the Company to issue to employees of the Company and its Subsidiaries Nonqualified Stock Options and rights to purchase Common Stock. The purchase right aspect of the 1986 Plan was terminated by the Board of Directors in 1989. Following the adoption of the 1995 Plan, the Board of Directors determined to make no further grants pursuant to the 1986 Plan.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during fiscal 1997 to each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Compensation."

                                                  INDIVIDUAL GRANTS
                               -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                               % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                                NUMBER OF     OPTIONS/SARS     EXERCISE                   STOCK PRICE APPRECIATION FOR
                                SECURITIES     GRANTED TO         OR                              OPTION TERM
                                UNDERLYING     EMPLOYEES         BASE                    ------------------------------
                               OPTIONS/SARS    IN FISCAL        PRICE       EXPIRATION              5%          10%
            NAME                GRANTED(#)        YEAR        ($/SH)(1)        DATE      0%(2)    ($)(3)       ($)(3)
-----------------------------  ------------   ------------   ------------   ----------   -----   ---------   ----------
William L. Gentz.............   18,800(4)         14.9          12.125       3/31/07      --      143,414     363,294
J. Chris Seaman..............   17,500(4)         13.8          12.125       3/31/07      --      133,497     338,172
Arnold J. Senter.............   25,000(4)         19.8          11.380       2/17/07      --      178,920     453,419
Matthew Natalizio(5).........    2,786(4)          2.2          12.125       3/31/07      --       21,244      53,837
Thomas I. Boggs, Jr..........    4,643(4)          3.7          12.125       3/31/07      --       35,419      89,722

------------------------------
(1) Represents the fair market value of the underlying shares of Common Stock at the time of the grant.

(2) Unless the stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.

(3) Represents the value of the shares of Common Stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the Common Stock price.

(4) Represents a ten-year, Incentive Stock Option grant, vesting at a rate of 20% per year for five years from the date of grant, granted pursuant to the 1995 Plan.

(5) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.

OPTION EXERCISES AND YEAR-END VALUE

     The following table sets forth information concerning the aggregate number of options exercised during fiscal 1997 by each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Compensation," and outstanding options held by each such officer as of December 31, 1997.


                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING
                                                                   UNEXERCISED
                                                                     OPTIONS/         VALUE OF UNEXERCISED
                                                                     SARS AT          IN-THE-MONEY OPTIONS/
                                                                   FISCAL YEAR-              SARS AT
                                                                      END(#)           FISCAL YEAR-END(1)
                                                                ------------------    ---------------------
                              SHARES ACQUIRED       VALUE          EXERCISABLE/           EXERCISABLE/
            NAME              ON EXERCISE(#)     REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
----------------------------  ---------------    -----------    ------------------    ---------------------
William L. Gentz............        --               --           29,995/57,105         $280,133/$405,606
J. Chris Seaman.............        --               --           40,591/45,047          392,016/ 304,878
Arnold J. Senter............        --               --                0/25,000                0/  78,000
Matthew Natalizio(2)........        --               --            8,340/13,546           78,068/ 104,719
Thomas I. Boggs, Jr.........        --               --            6,485/18,433           60,847/ 141,419


------------------------------
(1) Uses a fair market value at December 31, 1997 of $14.50 per share, with the aggregate exercise price deducted from the total value of the Common Stock underlying the options.

(2) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during the fiscal year ended December 31, 1997 consisted of Messrs. Noble, Cooper, and Germain, each of whom was a non-employee director. Mr. Cooper is an employee of IIA, which was paid $250,000 by the Company in fiscal 1997 for investment banking and financial consulting services. Mr. Germain is an officer and a director of Centre Re, which was involved in several transactions with the Company during 1997 involving payments in excess of $60,000. See "Certain Relationships and Related Transactions."


     During fiscal 1997, no officers participated in deliberations of the Compensation Committee concerning executive officer compensation, except Mr. Gentz, the Company's President and Chief Executive Officer.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The table below sets forth certain information regarding the beneficial ownership of the Company's voting securities as of October 30, 1998 by each person who is known by the Company to be the beneficial owner of more than 5% of the indicated classes of the Company's voting securities and the estimated beneficial ownership of the Company's voting securities by each such person as of October 30, 1998, the Record Date, after giving effect to the consummation of the Equity Financings. On March 31, 1992, the Company issued its Voting Notes in connection with a transaction wherein the Company issued its 14.5% Senior Subordinated Promissory Notes (the "14.5% Notes") in an aggregate principal amount of $11.0 million, together with warrants to purchase approximately 1,616,886 shares of Common Stock. The Company redeemed all of the 14.5% Notes with a prepayment, effective June 30, 1994, except for the Voting Notes, with respect to which prepayment is prohibited. See "Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re." The outstanding principal amount of the Voting Notes is $30,000. The number of votes attaching to the Voting Notes is equal to the number of shares of Common Stock that may be purchased upon exercise of the warrants that were issued in that March 31, 1992 transaction and that remain outstanding and are unexercised as of the applicable record date for a stockholder vote. As of October 30, 1998, the number of votes held by III, the holder of the Voting Notes, was equivalent to 1,566,465 shares of Common Stock. The holder of the Voting Notes is permitted to vote only in director elections, director removals, votes on amending that right to vote, and changes to the number of authorized directors. As a result of the cancellation of a portion of the relevant warrants, the number of Common Stock equivalent votes held under the Voting Notes has decreased somewhat since March 31, 1992. The specific voting rights of the Voting Notes are set forth in the Company's Certificate of Incorporation and Bylaws.


                           CERTAIN BENEFICIAL OWNERS

                                                                        COMMON STOCK
                                                                        AS ADJUSTED
                                                                       FOR THE EQUITY
                                             COMMON STOCK(1)           FINANCINGS(2)            VOTING NOTES
                                          ----------------------   ----------------------   --------------------
                                                                                              SHARES
            NAME AND ADDRESS               SHARES     PERCENT(3)    SHARES     PERCENT(4)   EQUIVALENT   PERCENT
----------------------------------------  ---------   ----------   ---------   ----------   ----------   -------
"III"...................................    204,759(5)    3.32%      409,518(5)    2.24%    1,566,465(5)   100%
International Insurance Investors, L.P.,
  c/o International Insurance Investors
  (Bermuda) Limited, General Partner
  Cumberland House
  One Victoria Street
  Hamilton HM HX, Bermuda
"IP DELAWARE"...........................  1,375,547(6)   23.07%    3,361,928(6)   18.32%       --           --
Insurance Partners, L.P.
  201 Main Street
  Suite 2600
  Ft. Worth, Texas 76102
"IP II".................................         --        --      3,348,206(7)   18.27%       --           --
Insurance Partners II, L.P. and/or
Insurance Partners II Private Fund, L.P.
  One Chase Manhattan Plaza
  New York, New York 10005
"IIA"...................................  1,243,332(8)   17.26%    1,243,332(8)    6.42%       --           --
International Insurance Advisors, Inc.
  One Chase Manhattan Plaza
  44th Floor
  New York, New York 10005
"CENTRE SOLUTIONS"......................    974,484(9)   14.05%    1,948,968(9)   10.21%       --           --
Centre Solutions (Bermuda) Limited
  One Victoria Street
  Seventh Floor
  Hamilton HM HX, Bermuda
"IP BERMUDA"............................    765,304(10)   12.84%   1,571,137(10)    8.63%      --           --
Insurance Partners Offshore (Bermuda),
  L.P.
  Cedar House
  41 Cedar Avenue
  P.O. Box HM 1179
  Hamilton HM HX, Bermuda
"TJS"...................................    529,652(11)    8.88%   1,405,750(11)    7.69%      --           --
TJS Partners, L.P.
  52 Vanderbilt Avenue, 5th Floor
  New York, New York 10017
"BISHOP ESTATE".........................    326,552(12)    5.19%     653,104(12)    3.54%      --           --
Trustees of the Estate of Bernice P.
  Bishop
  567 South King Street
  Suite 200
  Honolulu, Hawaii 96813

------------------------------

 (1) Includes warrants expiring on April 1, 2002 to purchase 1,566,465 shares of Common Stock and a warrant expiring on April 1, 2002 to purchase 579,356 shares of Common Stock described more fully in footnote 9, below. All such warrants are subject to an agreement among all warrant holders that prohibits the exercise or transfer of any such warrants until April 2000 unless prior approval from the Board of Directors is obtained. The Company's stockholders have approved the removal of certain transfer restrictions contained in the Company's Certificate of Incorporation at the Company's 1998 Annual Meeting of Stockholders, thus, it is anticipated that this agreement will terminate upon the consummation of the Equity Financings. Certain warrants were issued on March 31, 1992 in a transaction in which the Company issued (a) warrants to purchase approximately 1,616,886 shares of Common Stock and (b) promissory notes in the aggregate principal amount of $11.0 million to III and certain members of the Company's management. These warrants are exercisable at $4.00 per share. The warrants purchased by III, initially exercisable into 1,474,306 shares of Common Stock, were originally issued to IIA, as agent for each of the limited partners and the general partner of III. These warrants have since been distributed to the partners of III; however, IIA's revocable agency relationship with such partners was reestablished after the distribution. Since the distribution, some of these partners sold their warrants to certain third parties that do not have such an agency relationship with IIA. See footnote 8 below. The Company has retired certain warrants issued to members of management no longer employed by the Company.



 (2) Assumes that the Rights issued in the Rights Offering to such person, if any, are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the Record Date of the Rights Offering and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of October 30, 1998. Also assumes that there is no exercise of the Standby Commitment.



 (3) Percent ownership is based on the number of shares outstanding as of October 30, 1998, which number is 5,961,497 shares, plus any shares issuable pursuant to warrants held by the entity in question that may be exercised within 60 days after October 30, 1998. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise such warrants.



 (4) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, assuming the Equity Financings were consummated as of that date, and all Rights issued in the Stock Offering and/or warrant holder preemptive rights were exercised in full, which number is estimated to be 18,114,050 shares, plus any shares issuable pursuant to warrants held by the entity in question that may be exercised within 60 days thereof. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.



 (5) Represents warrants to purchase 204,759 shares of Common Stock. Shares As Adjusted for the Equity Financings include these warrants. Robert A. Spass, Craig F. Schwarberg, and Bradley E. Cooper, each of whom is a director of the Company, beneficially own limited partnership interests in III of 0.583%, 0.225%, and 0.075%, respectively. In addition, Mr. Spass has voting power over all of the voting capital stock of III (Bermuda), the general partner of III; however, pursuant to an agreement between the board of directors of III (Bermuda) and Mr. Spass, the board of directors (of which Mr. Spass is not a member) is entitled to make all voting and investment decisions with respect to the warrants held by III (Bermuda) and the Common Stock issuable upon the exercise thereof. III (Bermuda) beneficially owns warrants to purchase 13,183 shares of Common Stock that are subject to IIA's revocable agency relationship. Centre Solutions and the limited partners of III and III (Bermuda) transferred warrants to purchase an aggregate of 204,759 shares of Common Stock to III to be held by III (subject to IIA's revocable agency relationship) in reserve for the payment to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. Upon the occurrence of certain events, Messrs. Spass, Schwarberg, and Cooper, Centre Solutions and others will be entitled to a distribution of the warrants presently held by III (subject to IIA's revocable agency relationship) in amounts to be determined at the time of distribution. Each such party presently disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all such warrants. See footnote 8 below. See also "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and

     Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on III's ability to acquire additional equity securities of the Company.

 (6) Represents shares of Common Stock held by IP Delaware. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar MGP, Inc. ("GenPar Inc."), the general partner of Insurance GenPar MGP, L.P. ("GenPar MGP"), the general partner of Insurance GenPar, L.P. ("GenPar," and, together with GenPar MGP and IP Delaware, the "Delaware Partnerships"), which is the general partner of IP Delaware. Mr. Spass owns 40% and Messrs. Gruber and Daniel L. Doctoroff each own 30% of the voting capital stock of GenPar Inc. In addition, Messrs. Spass, Gruber, Doctoroff, and Cooper own direct or indirect limited partnership interests in certain of the Delaware Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock held by IP Delaware. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Delaware's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Delaware under the Standby Commitment, then, upon consummation of the Equity Financings, IP Delaware would beneficially own 3,361,928 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Delaware. In the event that IP Delaware is required to exercise the Standby Commitment in full, then IP Delaware would beneficially own 5,342,805 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fees Warrants to be acquired by IP Delaware, representing 29.47% of the Common Stock estimated to be then outstanding.


 (7) Represents shares of Common Stock to be purchased by IP II pursuant to the IP Stock Issuance and 205,520 shares issuable upon exercise of the Commitment Fee Warrants to be acquired by IP II assuming that it is not required to purchase any shares of Common Stock under the Standby Commitment. Robert A. Spass and Bradley E. Cooper, directors of the Company, are officers of Capital Z, the ultimate general partner of IP II. In addition, each of Messrs. Spass and Cooper owns 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z. Each of Messrs. Spass and Cooper disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock that will be held by IP II. Certain members of management of the Company are investors in an investment fund that is a limited partner of IP II. In the event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock, which includes 205,520 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP II, representing 38.06% of the Common Stock estimated to be then outstanding.


 (8) Represents warrants to purchase shares of Common Stock that are subject to IIA's revocable agency relationship with Centre Solutions and the limited partners and the general partner of III, as discussed in footnotes 1 and 5 above. As agent, IIA has the revocable authority to exercise rights set forth in the warrants and to vote any shares of Common Stock issuable upon exercise of the warrants. Robert A. Spass, a director of the Company, is an officer of IIA and, as such, has the authority to exercise these rights. The parties who, upon revocation of IIA's authority, would be entitled to exercise warrants covering more than 5% of the Common Stock are Centre Solutions and Bishop Estate, in the share amounts and percentages stated. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IIA's ability to acquire additional equity securities of the Company or exercise warrants to purchase Common Stock. Because IIA is not the record holder of the warrants it beneficially owns, IIA will not receive any Rights in the Rights Offering; as a result, its beneficial ownership will not change upon consummation of the Equity Financings.

 (9) Includes warrants to purchase 395,128 shares of Common Stock held by Centre Solutions, which were transferred to it by Centre Re in 1997. Centre Re received the warrants upon a distribution by III to its partners of warrants, as described in footnote 1 above. These warrants are subject to IIA's revocable agency relationship. Also includes a warrant to purchase 579,356 shares of Common Stock issued to CentreLine as of June 30, 1994 (the "CentreLine Warrant"). CentreLine is an affiliate of Centre Solutions and Centre Re. Steven D. Germain, a director of the Company, is an officer and director of both Centre Solutions and CentreLine. In addition to Mr. Germain, each of Scott Levine, Tara Leonard, and David A. Brown is a director of both Centre Solutions and CentreLine. Messrs. Germain, Levine, and Brown and Ms. Leonard disclaim any beneficial interest in the CentreLine Warrant and the Common Stock issuable upon its exercise, and in the warrants held by Centre Solutions (which are subject to IIA's revocable agency relationship, as described in footnote 8 above), and the shares of Common Stock issuable upon the exercise of such warrants. However, as officers and/or directors of both Centre Solutions and CentreLine, such persons share voting and/or investment power over such securities (subject to the agency appointment described in footnotes 1 and 8 above). See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on Centre Solution's and CentreLine's ability to acquire additional equity securities of the Company. The CentreLine Warrant, which is exercisable at $5.20 per share, was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 75,262 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment by Centre Solutions to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. See footnote 5 above.

(10) Represents shares of Common Stock held by IP Bermuda. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar (Bermuda) MGP, Ltd. ("GenPar (Bermuda) Ltd."), the general partner of Insurance GenPar (Bermuda) MGP, L.P. ("GenPar (Bermuda) MGP"), the general partner of Insurance GenPar (Bermuda), L.P. ("GenPar (Bermuda)" and, together with GenPar (Bermuda) MGP and IP Bermuda, the "Bermuda Partnerships"), which is the general partner of IP Bermuda. Robert A. Spass owns 40% and Messrs. Gruber and Doctoroff each own 30% of the voting capital stock of GenPar (Bermuda) Ltd. In addition, each of Messrs. Spass, Gruber, and Doctoroff and Bradley E. Cooper, a director of the Company, owns direct or indirect limited partnership interests in certain of the Bermuda Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held by IP Bermuda. See "Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Bermuda's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Bermuda under the Standby Commitment, then upon consummation of the Equity Financings, IP Bermuda would beneficially own 1,571,137 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda. In the event that IP Bermuda is required to exercise the Standby Commitment in full, then IP Bermuda would beneficially own 2,374,737 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda, representing 13.20% of the Common Stock estimated to be then outstanding.

(11) TJS Corporation and its controlling stockholder, sole director, and executive officer, Thomas J. Salvatore, are the general partners of TJS Management, L.P., the general partner of TJS; exercise voting control and dispositive power over all shares presently owned; and are the beneficial owners of all such shares. The information contained in this footnote is based, in part, on an Amendment No. 2 to Schedule 13D/A, filed with the SEC in May 1997. Does not include 173,223 shares issuable upon the exercise of warrants acquired since May 1997 that are subject to an agreement among all holders of warrants, which prohibits the exercise or transfer of these warrants until April 2000 unless prior approval from the Board of Directors is obtained. See footnote 1 above. Because of these restrictions, TJS, TJS Management, L.P., TJS Corporation, and Mr. Salvatore disclaim beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such warrants. Upon consummation of the Equity Financings, because the Company's stockholders have approved the removal of certain transfer restrictions in the Company's Certificate of Incorporation at the Company's 1998 Annual Meeting of Stockholders, the agreement containing these restrictions will terminate. As a result, the number of shares TJS will beneficially own, as adjusted for the Equity Financings, would include the 173,223 shares of Common Stock issuable upon such warrants.


(12) Represents warrants to purchase shares of Common Stock received upon the distribution by III to its partners of warrants, as described in footnote 1 above. Shares As Adjusted for the Equity Financings include these warrants. These warrants are subject to IIA's revocable agency relationship. Richard S.H. Wong, Oswald K. Stender, Lokelani Lindsey, Gerard A. Jervis, and Henry
     H. Peters, the trustees of the Bishop Estate, share voting and/or investment power over securities held by the Bishop Estate. Mr. Peters is a director of IIA. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 62,200 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. See footnote 5 above.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 30, 1998 and the estimated beneficial ownership of Common Stock as of October 30, 1998, after giving effect to the consummation of the Equity Financings, by (i) each director and certain executive officers of the Company, individually, and (ii) all directors and executive officers as a group:


                            OWNERSHIP OF MANAGEMENT


                                                                              AS ADJUSTED FOR
                                                                           THE EQUITY FINANCINGS
                                                                         -------------------------
                                           SHARES                         SHARES
                  NAME                      OWNED        PERCENT(1)      OWNED(2)       PERCENT(3)
----------------------------------------  ---------      ----------      ---------      ----------
William L. Gentz........................    115,349(4)      1.92%          270,383(4)      1.49%
J. Chris Seaman.........................    183,209(5)      3.01%          394,437(5)      2.16%
Arnold J. Senter........................      7,000(6)         *            46,500(6)         *
Matthew Natalizio.......................     26,351(7)         *            62,862(7)         *
Douglas R. Roche........................     32,481(8)         *            75,034(8)         *
Thomas J. Jamieson......................        300(9)         *               600(9)         *
Gordon E. Noble.........................      6,000            *            12,000            *
C. Len Pecchenino.......................     14,250            *            28,500            *
Robert A. Spass.........................     15,216(10)        *            30,432(10)        *
Craig F. Schwarberg.....................      2,790(11)        *             5,580(11)        *
Bradley E. Cooper.......................      4,930(12)        *             9,860(12)        *
Steven D. Germain.......................    980,964(13)    14.14%        1,961,928(13)    10.27%
Steven B. Gruber........................         --(14)       --                --(14)       --
Roger W. Gilbert........................         --           --                --           --
Directors and Executive Officers as a
  Group (21 persons)....................  1,508,277(15)    20.94%        3,211,168(15)    16.58%


------------------------------
  *  Less than 1%


 (1) Percent ownership is based on the number of shares outstanding as of October 30, 1998, which number is 5,961,497 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days after October 30, 1998. See footnote 1 to the preceding

     "Certain Beneficial Owners" table regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.


 (2) Assumes that the Rights issued in the Stock Offering to such person are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the Record Date and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of October 30, 1998.



 (3) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, assuming the Equity Financings were consummated as of that date, and all Rights issued in the Stock Offering and/or warrant holder preemptive rights were exercised in full, which number is estimated to be 18,114,050 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days thereof.



 (4) Includes 47,415 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998, in addition to 29,950 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 6,698 shares. As adjusted for the Equity Financings, includes 47,415 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998, and 29,950 Restricted Stock grants, of which the restrictions have lapsed as to 6,698 shares.



 (5) Includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which is exercisable within 60 days of October 30, 1998, in addition to 24,163 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 5,240 shares. As adjusted for the Equity Financings, includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998, and 24,163 Restricted Stock grants, of which the restrictions have lapsed as to 5,240 shares.



 (6) Includes 5,000 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998. As adjusted for the Equity Financings, includes 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of October 30, 1998.



 (7) Includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998, in addition to 6,399 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,425 shares. As adjusted for the Equity Financings, includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,399 Restricted Stock grants, of which the restrictions have lapsed as to 1,425 shares. In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.



 (8) Includes 11,471 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998, in addition to 6,387 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,320 shares. As adjusted for the Equity Financings, includes 13,798 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,387 Restricted Stock grants, of which the restrictions have lapsed as to 1,320 shares.


 (9) Represents shares owned of record by Jaco Oil Company, an entity controlled by Mr. Jamieson.


(10) Includes 8,000 shares of Common Stock owned directly by Mr. Spass. Also includes warrants to purchase 7,216 shares of Common Stock that are owned by Mr. Spass (as a limited partner of III) that are subject to IIA's revocable agency relationship, as described in footnote 8 of the preceding "Certain Beneficial Owners" table. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of warrants to purchase 13,183 shares of Common Stock held by III (Bermuda), the general partner of III, (subject to IIA's revocable agency relationship) and warrants to purchase an aggregate of 204,759 shares of Common Stock held by III in reserve for the payment to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. See footnotes 5 and 8 of the preceding "Certain Beneficial Owners" table. Mr. Spass is an officer of IIA, which has a revocable agency relationship with the partners of III and Centre Solutions with respect to warrants to purchase 1,243,332 shares of Common Stock that are held by such partners and Centre Solutions. In addition, see footnote 5 to the preceding "Certain Beneficial Owners" table concerning

     Mr. Spass' affiliation with III, the owner of the Voting Notes. Separately, 1,375,547 shares of Common Stock are beneficially owned by IP Delaware and 765,304 shares of Common Stock are beneficially owned by IP Bermuda. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table. Mr. Spass is the President of GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held, and the Commitment Fee Warrants to be acquired, by IP Delaware and IP Bermuda. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships. In addition, Mr. Spass is an officer of Capital Z, the ultimate general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock, and the Commitment Fee Warrants, to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(11) Represents warrants to purchase 2,790 shares of Common Stock that are subject to a revocable agency relationship with IIA, as described in footnote 8 of the preceding "Certain Beneficial Owners" table.

(12) Includes 4,000 shares of Common Stock owned directly by Mr. Cooper. Also includes warrants to purchase 930 shares of Common Stock that are subject to a revocable agency relationship with IIA, as described in footnote 8 of the preceding "Certain Beneficial Owners" table. Mr. Cooper is also an officer of Capital Z, the ultimate general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Cooper disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock and the Commitment Fee Warrants to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(13) Includes (i) 5,600 shares of Common Stock owned directly, (ii) 880 shares of Common Stock owned indirectly as custodian for the benefit of his children under the New York Uniform Gift to Minors Act, and (iii) warrants to purchase Common Stock, consisting of the CentreLine Warrant to purchase 579,356 shares and the warrants to purchase 395,128 shares held by Centre Solutions (subject to IIA's revocable agency relationship). See the preceding "Certain Beneficial Owners" table and footnote 9 thereto. Mr. Germain is an officer and director of both Centre Solutions and CentreLine. As such, he shares voting and/or dispositive control over such securities (subject to the termination of the agency relationship with IIA by Centre Solutions). Mr. Germain disclaims any beneficial interest in the CentreLine Warrant, the warrants held by Centre Solutions, and the Common Stock issuable upon their exercise.

(14) Mr. Gruber, a director of the Company, is a Vice President of each of GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. IP Delaware beneficially owns 1,375,547 shares of Common Stock and IP Bermuda beneficially owns 765,304 shares of Common Stock. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table. Mr. Gruber disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held, and the Commitment Fee Warrants to be acquired, by IP Delaware and IP Bermuda. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships.


(15) Includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 192,506 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. As adjusted for the Equity Financings, includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 195,026 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. Refer to footnotes 10 through 13 for information regarding beneficial interests in warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH IIA

     Messrs. Spass and Cooper, directors of the Company, are employees of IIA. Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, a director of the Company, is a former employee of IIA. IIA was paid $250,000 by the Company during each of fiscal 1997, 1996, and 1995 for investment banking and financial consulting services. Such payments were made pursuant to a consulting agreement entered into in 1992 that continues through the end of 1998.

TRANSACTIONS WITH AFFILIATES OF ZURICH, INCLUDING CENTRE RE

     Zurich, Centre Solutions, Centre Re, and CentreLine are affiliates of each other. Mr. Germain, a director of the Company, is an officer and director of Centre Solutions, Centre Re, and CentreLine and an officer of Zurich.

  Financing Transactions

     In December 1997, Centre Solutions purchased $10.0 million of the Trust Preferred Securities.


     Effective June 11, 1998, ZRNA advanced to SNIC $5.5 million of a reinsurance commutation amount to be paid to SNIC in July 1998. SNIC used the proceeds of the advance to purchase Common Stock from a director of the Company, and for other investments. See "-- Purchase of Common Stock by SNIC from Thomas
J. Jamieson, Director." Until the commutation occurs, ZRNA will receive interest on the funds advanced at current short-term borrowings rates.


     As of June 30, 1994, the Company completed a $20.0 million financing transaction (the "1994 Transaction") with CentreLine and another affiliate of Centre Re. The 1994 Transaction resulted in Centre Re's affiliate owning preferred securities issued by an entity controlled by the Company, with a 9.7% annual rate of return payable semi-annually, and in the issuance of the CentreLine Warrant. Because no cash dividends were paid on the preferred securities, additional preferred securities were issued. In December 1997, the Company applied the proceeds from the issuance and sale of the Trust Preferred Securities and the underlying Senior Subordinated Notes to redeem all of the approximately $26.6 million in such preferred securities then outstanding.


     In March 1992, the Company engaged in an $11.0 million financing transaction with III in which the Company issued its 14.5% Notes and detachable warrants to purchase Common Stock. III is an investment partnership that was formed to make investments in the insurance and related industries. It is no longer actively making investments. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners" table, including footnotes 1 and 5. Substantially all the 14.5% Notes were repaid in 1994 but the III warrants remain outstanding. In 1997 Centre Re, which is a limited partner of III, transferred to Centre Solutions the warrants that were distributed to Centre Re from III. Messrs. Spass, Schwarberg, and Cooper, directors of the Company, are each the beneficial owner of less than one percent of the limited partnership interests in III. In addition, Mr. Spass has voting power over all of the voting capital stock of III's general partner. Messrs. Seaman and Johnson, each of whom is an officer of the Company (Mr. Seaman is also a director), Joseph Wolonsky (an officer who resigned from the Company in June 1997), Richard Hotchkiss (an officer who retired from the Company in June 1996), and Edwin Wilson (an officer who resigned from the Company in May 1995) each received warrants in this 1992 transaction as a result of their purchase of 14.5% Notes.


     In addition to its interest in the 14.5% Notes, Centre Re, because of its limited partnership position in III, was further interested because, under the terms of the CentreLine Warrant, the exercise price thereof would have been reduced from $5.20 to $4.00 had the 14.5% Notes not been refinanced prior to December 31, 1994. If that reduction had occurred, the aggregate exercise price that CentreLine would have had to pay to exercise the CentreLine Warrant in full would have decreased by $695,228.

     Under the terms of the warrants issued to III and the CentreLine Warrant, Centre Solutions, and CentreLine, among other things, have preemptive rights on the issuance by the Company of equity securities, including rights or warrants to purchase equity securities. Those preemptive rights are the basis for the warrant holders participation in the Rights Offering or the IP Stock Issuance transactions.


  Reinsurance

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract (the "1993 Contract") with Centre Re under which SNIC was required to cede not less than $15.0 million and not more than $20.0 million of claim and claim adjustment expense to Centre Re with respect to any covered accident year. During 1995 the Company paid $15.0 million into a funds withheld account on behalf of Centre Re for reinsurance services. Effective January 1, 1996, the Company cancelled prospectively the 1993 Contract. The Company remained subject to the funds withheld arrangement in the 1993 Contract and the interest on the funds withheld balance significantly exceeded the accretion to the experience account under the 1993 Contract. Thus, the Company made a business decision to terminate the funds withheld arrangement via a negotiated settlement with Centre Re. In 1996, after lengthy negotiations with Centre Re, the Company agreed to freeze the experience account at $45 million and expensed $5.3 million in consideration of the termination of the funds withheld arrangement. The $5.3 million was paid to Centre Re in 1997.

     At present, the Company owes Centre Re $45 million of funds withheld premiums, and Centre Re owes the Company $45 million of experience refunds, neither of which have been accruing interest or accreting since June 30, 1996. Because the Company and Centre Re enjoy the legal right of contractual offset under the 1993 Contract, the two amounts offset to zero in the balance sheet. The 1993 Contract has no further economic effect on either the Company or Centre Re, and the Company will neither receive from nor pay to Centre Re any cash at the future commutation date of the 1993 Contract.

     Effective January 1, 1994, SNIC entered into the ZRNA Quota-Share with ZRNA, an affiliate of Zurich, which also applies to business written by SPCC since April 1, 1997. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement facility, or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZCIC, an affiliate of ZRNA (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended. Under the amended terms of the ZRNA Quota-Share, ZRNA increased its participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on Assumption of Liability Endorsement facilities, but will receive 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Superior Pacific entered into a reinsurance transaction with Centre Re effective June 30, 1997 under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments only from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain or loss will be recognized until net cash payments from (or to) Centre Re are either greater (or less) than Superior Pacific's $1.0 million premium.

  Claim Severity Management Program

     Beginning December 31, 1997 the Company entered into agreements with Risk Enterprise Management Limited ("REM") and an affiliate of REM to provide the Claim Severity Management Program. The total cost of this program to the Company is expected to be approximately the same as the Company's regular claim management functions would have cost over the expected five-year life of the program. The Company believes its operating costs would have been similar had it not determined to pursue the program, while its claim severity risk has been reduced. See "Superior National -- Business -- Claim Severity Management Program."

  Acquisition and Equity Financings

     In connection with the Acquisition and Equity Financings, Zurich Centre Group LLC or its designee will purchase BICO from the Company immediately after the Closing, and will cause BICO to enter into an underwriting arrangement with the Company. See "Acquisition of Business Insurance Group, Inc. -- Disposition of BICO." In addition, Zurich will receive 205,520 of the Commitment Fee Warrants in exchange for certain financing commitments provided to IP II. Also, due to their status as holders of warrants, Centre Solutions and CentreLine will be issued Rights in the Rights Offering or will have the opportunity to exercise preemptive rights arising out of the IP Stock Issuance.

1996-97 TRANSACTIONS WITH IP AND LIMITATIONS ON RELATED PARTY CONTROL

     Messrs. Spass and Gruber, directors of the Company, are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In April 1997, IP Delaware and IP Bermuda purchased an aggregate of 2,124,834 shares of Common Stock at $7.53 per share, for an aggregate purchase price of $16.0 million, pursuant to the 1996 Stock Purchase Agreement among the Company, IP Delaware, IP Bermuda, TJS, and certain members of the Company's management. The Company used the proceeds to fund, in part, its acquisition of Pac Rim. The price of the Common Stock was determined based on its per share price as quoted on Nasdaq during a certain period preceding the September 17, 1996 announcement of the Pac Rim Transaction, and represented, in April 1997, a significant discount to the then-current market price of the Common Stock. Mr. Gruber's election as a director of the Company was effective upon the consummation of the acquisition of Pac Rim. The Board of Directors (without Messrs. Gentz, Seaman, Spass, Germain, and Cooper, who disclosed their conflict of interest, withdrew from the discussion, and abstained from the vote) unanimously approved the 1996 Stock Purchase Agreement. The negotiations of the 1996 Stock Purchase Agreement were conducted by Mr. Pecchenino on behalf of the Company.

     The 1996 Stock Purchase Agreement contains, in addition to customary terms and provisions, certain covenants by IP Delaware and IP Bermuda that shall remain effective so long as IP Delaware and IP Bermuda and their "Associates" beneficially own an aggregate of 15% or more of the Common Stock on a fully diluted basis. As used herein and for purposes of the 1996 Stock Purchase Agreement, "Associates" means each of CentreLine, Centre Re, Centre Solutions, III, IIA, and any person or entity that controls, is under common control with, or is controlled by IP Delaware and IP Bermuda or such persons or entities, and all individuals who are officers, directors, or control persons of any such entities, including IP Delaware and IP Bermuda. One such covenant, with certain limited exceptions, prohibits IP Delaware and IP Bermuda or any of their Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to the foregoing, without a two-third majority vote of (i) the non-Associate and non-employee directors or (ii) the Company's stockholders (excluding those shares held by IP Delaware and IP Bermuda and their Associates and by executive officers having to report transactions in Common Stock under securities laws). Other covenants provide that IP Delaware and IP Bermuda and their Associates would not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP Delaware and IP Bermuda and their Associates would not transfer any of their shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP Delaware and IP Bermuda and their Associates agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP Delaware and IP Bermuda and their Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     In connection with the 1996 Stock Purchase Agreement, the Company entered into an agreement with all holders of the Company's outstanding warrants pursuant to which such holders are prohibited from exercising their warrants until April 2000 unless prior approval of the Board of Directors is obtained. This restriction was implemented in order to reduce the risk that the Company would undergo an ownership change for purposes of Section 382 of the Code and thus be limited in its ability to use its NOLs. This restriction will be terminated effective at the Closing. See "Description of Superior National Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions."



     The relevant provisions of the 1996 Stock Purchase Agreement will be superseded by comparable provisions in the Stock Purchase Agreement effective upon the Closing. See "-- Participation by IP in the Equity Financings and Limitations on Related Party Control."



     In addition, each of Messrs. Spass and Gruber are executive officers of IPA. On April 11, 1997, IPA received a transaction fee from the Company of $625,000 representing a percentage of all of the funds raised in connection with the Pac Rim Transaction.


PURCHASE OF COMMON STOCK BY SNIC FROM THOMAS J. JAMIESON, DIRECTOR

     Effective June 11, 1998, SNIC agreed to purchase an aggregate of 245,000 shares of Common Stock from Thomas J. Jamieson, a director of the Company, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The price per share paid was $21.00, for total consideration of $5,145,000. The closing sales price per share of Common Stock on June 10, 1998 was $22.88. The Common Stock purchased by SNIC is held as an investment. The Board of Directors, with disclosure of the conflicts of interest of Mr. Jamieson, and also Mr. Germain (due to ZRNA's advance of funds discussed above), unanimously approved SNIC's purchase of Mr. Jamieson's and Jaco Oil Company's Common Stock.

PARTICIPATION BY IP IN THE EQUITY FINANCINGS AND LIMITATIONS ON RELATED PARTY CONTROL

     On May 3, 1998, in connection with the Acquisition and in accordance with the terms of the 1996 Stock Purchase Agreement, the non-Associate and non-employee directors of the Company unanimously approved the IP Stock Issuance and the Standby Commitment. Under the IP Stock Issuance, concurrently with the Acquisition, IP Delaware, IP Bermuda, and IP II, collectively, will purchase an aggregate of 5,611,940 shares of Common Stock at a price of $16.75, for a total of $94.0 million. Under the Standby Commitment, IP has agreed to purchase up to an additional 6,328,358 shares of Common Stock in an amount of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Stock Offering's Subscription Price of $16.75. The purchase of shares by IP under each of the IP Stock Issuance and, if necessary, the Standby Commitment will be governed by the Stock Purchase Agreement. The terms of the Stock Purchase Agreement, and the $16.75 Subscription Price, were negotiated by independent directors on behalf of the Company. Because the $16.75 price equals the Subscription Price in the Stock Offering, and the Subscription Price was set with the intention of inducing participation by the Company's stockholders, at the time the price was determined, the $16.75 price represented a discount to the market price of the Common Stock.

     As in the 1996 Stock Purchase Agreement, the Stock Purchase Agreement contains, in addition to customary terms and provisions, including customary representations and warranties, covenants, and reciprocal indemnification provisions, certain covenants by IP that shall remain effective so long as IP and its Associates beneficially own an aggregate of 15% or more of the outstanding Common Stock on a diluted basis. One such covenant, with certain limited exceptions, prohibits IP or any of its Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to any of the foregoing, without a two-third majority vote of (i) the directors not affiliated with IP or its Associates, or (ii) the stockholders (other than IP and its Associates). Other covenants provide that IP and its Associates will not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP will not transfer any of its shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP has agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     The Company has agreed to pay $3.9 million to IP as a transaction fee upon consummation of the IP Stock Issuance in consideration of IP's providing the Company with the opportunity to undertake the Acquisition, originating a portion of the financing for the Acquisition, and assisting in negotiating the terms of the Acquisition.


     In consideration of its agreement to provide the Standby Commitment, IP will receive a commitment fee from the Company, regardless of whether the Stock Offering and Standby Commitment are consummated, consisting of Commitment Fee Warrants to purchase 734,000 shares of Common Stock at $16.75 per share. Zurich will receive 205,520 of these Commitment Fee Warrants in consideration of certain financing commitments it made to IP II in connection with the Stock Purchase Agreement.


MANAGEMENT PURCHASE OF EQUITY IN 1997


     In April 1997, 30 members of the Company's management and TJS, at the time a 10% or greater stockholder of the Company, purchased an aggregate of 265,604 shares of Common Stock at $7.53 per share for an aggregate purchase price of $2.0 million under the 1996 Stock Purchase Agreement. As is its policy, IP Delaware and IP Bermuda requested that management participate with IP Delaware and IP Bermuda in their purchase of Common Stock under the 1996 Stock Purchase Agreement. Of the 2,390,438 shares of Common Stock issued under the 1996 Stock Purchase Agreement, 2,124,834 shares were acquired by IP Delaware and IP Bermuda, as discussed above; 132,802 shares were acquired by TJS; 25,234 were acquired by William Gentz (a director and the President and Chief Executive Officer of the Company); 25,232 were acquired by J. Chris Seaman (a director, an Executive Vice President and the Chief Financial Officer of the Company); 9,296 were acquired by Joseph P. Wolonsky (who was then a Senior Vice President of the Company, but who subsequently resigned from the Company as of June 30, 1997); 9,296 were acquired by Karl O. Johnson (a Senior Vice President of Superior Pacific); 9,296 were acquired by Douglas R. Roche (a Senior Vice President of the Company); and 54,448 were acquired by other members of management.


PARTICIPATION BY MANAGEMENT IN THE STOCK OFFERING


     The Board of Directors has approved the opportunity to participate in the Stock Offering for employees and consultants of the Company holding vested and unvested stock options and Restricted Stock, all previously issued under the terms of equity incentive plans approved by the Company's stockholders. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering (bearing an identical $16.75 Subscription Price), except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferable. In addition, the Board of Directors has approved making certain financing arrangements available to the participating employees and consultants and the Company will have the power to dispose of Common Stock and Common Stock equivalents pledged as collateral. Up to 641,809 shares of Common Stock may be issued pursuant to the Employee Participation portion of the Stock Offering. Messrs. Gentz and Seaman, who are employees and directors of the Company, and all other executive officers of the Company, will be eligible to purchase Common Stock through the Employee Participation. It is expected that several of these participants may incur obligations in excess of $60,000 to the Company as a result of financing arrangements provided as part of the Employee Participation. See "The Stock Offering -- Employee Participation."


     Those directors and executive officers who own Common Stock (whether acquired through open market purchases, in private transactions, or through the exercise of options or the lapse of restrictions on Restricted Stock), will, by virtue of such holdings, have the opportunity to purchase shares of Common Stock in the Rights Offering. See "The Stock Offering -- Employee Participation" and "Security Ownership of Certain Beneficial Owners and Management."

                         BUSINESS INSURANCE GROUP, INC.

                                  INFORMATION

                        SELECTED COMBINED FINANCIAL DATA

     The following selected combined financial data are qualified by reference to and should be read in conjunction with the combined financial statements and notes thereto included elsewhere in this document. The selected combined financial data set forth below as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of BIG included in this document. The selected combined financial data set forth below as of December 31, 1995, 1994, and 1993 and for the years ended December 31, 1994 and 1993 have been derived from unaudited combined financial statements of BIG not included in this document. The selected combined financial data as of and for the six months ended June 30, 1998 and 1997 have been derived from unaudited combined financial statements of BIG, but include all adjustments, including normally occurring accruals, that BIG considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for BIG's fiscal year ending December 31, 1998.

                                                SIX MONTHS
                                              ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                          -----------------------   ----------------------------------------------------------
                                             1998         1997         1997         1996         1995        1994       1993
                                          ----------   ----------   ----------   ----------   ----------   --------   --------
                                                (UNAUDITED)         (RESTATED)   (RESTATED)   (RESTATED)       (UNAUDITED)
                                                                             (IN THOUSANDS)
REVENUES:
Gross premiums written..................  $  299,845   $  326,290   $  668,906   $  641,113    $421,422    $364,466   $332,772
Net premiums written....................     207,392      260,675      526,925      490,367     397,077     343,006    240,991
  Net premiums earned...................     215,911      246,282      515,272      480,828     390,974     340,097    233,341
  Net investment income (excluding
    capital gains and losses)...........      18,215       19,283       37,548       33,317      24,005      16,146     13,711
  Net capital gain (loss)...............         275          284        7,176          892       1,667         (61)     2,539
  Other income, net.....................         100        1,528        3,512        2,823         248          96         --
                                          ----------   ----------   ----------   ----------    --------    --------   --------
         Total revenues.................     234,501      267,377      563,508      517,860     416,894     356,278    249,591
EXPENSES:
  Claim and claim adjustment expenses,
    net of reinsurance..................     182,385      176,348      443,204      381,897     245,522     218,240    169,828
  Underwriting and general and
    administrative expenses.............      63,156       70,037      170,070      111,477     118,572      75,364     49,262
  Policyholder dividends................       1,763           --          793       (5,250)      5,494      11,176     24,487
  Goodwill amortization.................         447          227        1,262          909         256         146        175
  Interest expense......................       4,718        4,216        8,326        4,330          --          --        946
                                          ----------   ----------   ----------   ----------    --------    --------   --------
         Total expenses.................     252,469      250,828      623,655      493,363     369,844     304,926    244,698
  Income (loss) from continuing
    operations..........................     (17,968)      16,549      (60,147)      24,497      47,050      51,352      4,893
  Income tax benefit (expense)..........      10,191       (2,125)      29,506       (1,591)    (11,673)    (13,832)     1,461
                                          ----------   ----------   ----------   ----------    --------    --------   --------
         Net income (loss)..............  $   (7,777)  $   14,424   $  (30,641)  $   22,906    $ 35,377    $ 37,520   $  6,354
                                          ==========   ==========   ==========   ==========    ========    ========   ========
GAAP RATIOS:
  Claim and claim adjustment expense
    ratio...............................        84.5%        71.6%        86.0%        79.4%       62.8%       64.2%      72.8%
  Expense ratio.........................        30.1%        28.4%        33.2%        22.1%       31.7%       25.4%      31.6%
                                          ----------   ----------   ----------   ----------    --------    --------   --------
  Continuing operations combined ratios,
    net of reinsurance..................       114.6%       100.0%       119.2%       101.5%       94.5%       89.6%     104.4%
                                          ==========   ==========   ==========   ==========    ========    ========   ========
FINANCIAL POSITION:
  Total cash and investments
    Carrying value......................  $  768,203   $  771,042   $  763,171   $  754,652    $529,515    $419,943   $362,133
    Market value........................     768,404      771,063      763,339      754,745     529,650     419,053    370,437
  Total assets..........................   1,225,649    1,146,967    1,222,406    1,093,773     749,104     627,855    602,023
  Long-term debt........................     121,750      121,750      121,750      128,250          --          --         --
  Claim and claim adjustment expense
    liability...........................     690,515      623,087      728,421      590,595     443,600     412,666    386,194
  Total liabilities.....................     982,066      855,225      970,060      825,881     508,214     479,543    466,139
  Net stockholder's equity..............     243,583      291,742      252,346      267,892     240,890     148,312    135,884

                         BUSINESS INSURANCE GROUP, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis provides information that BIG's management believes to be relevant to an understanding of BIG's combined results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.


SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997


     Gross written premium for the six months ended June 30, 1998 and 1997 were $299.8 million and $326.3 million, respectively. The $26.5 million decline was the result of $31.8 million less premium in California, offset by a premium increase of $5.3 million outside of California. Net premium written for the first six months of 1998 of $207.4 million is $53.3 million less than the first six months of 1997. Under the May 1, 1998 quota share reinsurance treaty, $56.3 million of earned premium was ceded during the period. In the first six months of 1997, earned premium of $29.8 million was ceded under an aggregate excess of loss treaty and $21.9 million was ceded under a 7.5% quota-share agreement. Neither of these two treaties were in effect during the six months ended June 30, 1998. Net premium earned declined $30.4 million in the first six months of 1998, due primarily to the effect of these reinsurance agreements.



     Net claim and claim adjustment expense for the six months ended June 30, 1998 increased $6.1 million to $182.4 million compared to $176.3 million for the same period in 1997. The net claim and claim adjustment expense ratio for the period was 84.5% compared to 71.6% in 1997. The increase in claim and claim adjustment expenses and expense ratio was primarily due to two factors. The first factor was the expiration of BIG's aggregate excess of loss reinsurance treaty on January 1, 1998. During the six months ended June 30, 1997, BIG ceded $37.3 million of claims and claim adjustment expenses under this treaty, while no comparable cession occurred during the six months ended June 30, 1998. The second factor is the continued increase in the severity of BIG's California workers' compensation claims. The increase in California workers' compensation severity is believed by BIG's management to be caused by several factors: first, legal decisions in late 1996 permitting injured workers to provide greater direction in their treatments and also allowing treating physicians more discretion, which resulted in an increase in surgeries and higher medical costs; second, increased claims and legal costs associated with a change in the permanent disability rating schedule effective April 1997; third, higher treating physician back to work restrictions and less modified work usage by employers, as a result of a $16,000 limit on vocational rehabilitation costs.



     The Company and BIG differ on their analysis of the reasons for the losses that were incurred by BIG in 1997 and 1998 relating to adverse development in prior accident years. Reserve estimates, and the amount eventually paid on claims, are a product of estimated and actual outcomes of claim frequency and claim severity. Both the Company and BIG correctly predicted, to a large extent, that claim frequency in California would decline after the advent of open rating for workers' compensation in 1995. Neither the Company nor BIG correctly predicted that claim severity would increase relative to historic levels for accidents occurring in 1995 and 1996. The Company believes the reason it has not suffered losses equivalent to BIG is because the Company maintained a pricing strategy that resulted in lost premiums but reduced claim frequency. Operating margins were admittedly eroded by the increase in claim severity for the relevant years, but the Company did not suffer significant adverse development. BIG added significant new premium during the 1995 - 96 period using, the Company believes, aggressive pricing. When the increase in claim severity occurred, in the Company's view, the magnitude of the loss at BIG was increased because of the large volume of premium written, and because BIG had established reserves in a manner that predicted operating margins in line with historic levels despite the more attractive pricing offered to insureds.


     BIG's view, which the Company believes is equally plausible, is that the losses were solely attributable to changes in severity and did not arise out of the original pricing strategy adopted in connection with the shift to open rating. If that is the case, then factors such as court decisions, changes in disability rating schedules, and limits on vocational rehabilitation costs that led to increased severity are in fact of greater materiality to an understanding of the development in BIG's reserves than if the Company's explanation -- namely, that the development arose out of initial pricing decisions -- was correct. The Company believes the factors listed here contributed to the increase in claim severity, but are not as significant as the weeding out of low dollar claims by workers' compensation reform, creating a statistical increase in per claim severity, and a general inflation in medical costs.


     BIG's underwriting and general and administrative expenses, excluding policyholder dividends, decreased $6.9 million for the six months ended June 30, 1998, due primarily to the 33.5% ceding commission on the Quota-Share Arrangement, effective May 1, 1998.



     Policyholder dividend expense for the six months ended June 30, 1998 was $1.8 million due to the dividend plans on policies outside of California with no comparable expense in 1997. The expense reflects BIG's geographic diversification outside of California and policyholder dividend plans for the 1997 and 1998 policy years. Participating policies are now offered in 22 states outside of California with the concentration in Florida, Georgia, Arizona and Colorado.


     Net investment income of $18.2 million for the six months ended June 30, 1998 was $1.1 million less than the same period in 1997 due to the lower yields and higher investment expenses.

     Interest expense increased $0.5 million during the first six months of 1998 compared to the same period in 1997 on lower principal balances because the interest rate charged BIG by FHC on its credit facility (the "FHC Credit Facility") increased to 7.75% in 1998 from 6.75% in 1997.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Gross premiums written for the years ended December 31, 1997 and 1996 were $668.9 million and $641.1 million, respectively. This increase in gross premiums written represents an increase of $27.8 million or 4.3% for the 1997 calendar year as compared to the 1996 calendar year. Gross premiums written relating to states other than California increased $42.2 million or 28.8% to $188.5 million in 1997, as BIG experienced premium growth through BICO's nationwide operations. Offsetting this increase was a decline of $14.4 million, or 2.9% of premiums written in California. The 2.9% decrease reflects the continued price competition in the California workers' compensation insurance marketplace since the advent of open rating in January 1995. Net premiums written increased $36.5 million or 7.4% to $526.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The increase in net premiums reflects the increase in gross premiums and a decrease in the quota-share ceding percentage from 30% for the second six months of 1996 to 7.5% for the first six months of 1997. The decrease in the quota-share ceding percentage resulted in $68.3 million in additional net premiums. Partially offsetting these increases is a reinsurance charge of $93.5 million related to an aggregate excess of loss treaty purchased by BIG in 1997. Net premiums earned increased $34.5 million or 7.2% to $515.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.

     Net claim and claim adjustment expenses increased $61.3 million or 16.1% to $443.2 million for the year ended December 31, 1997, as compared to $381.9 million for the year ended December 31, 1996. This increase is primarily attributable to the increase in the claim and claim adjustment expense ratio to 86.0% in 1997 as compared to 79.4% in 1996. The 1997 increase is primarily due to an increase in the estimates for accident year 1996 and prior loss and loss adjustment expenses incurred, which estimates were increased by $75.2 million in 1997. The cause of the increase in the accident year 1996 and prior estimates were due, BIG's management believes, to increases in claim severity resulting from the factors described in the discussions of the six-month period results, above, thereby contributing to the higher 1997 accident year claim and claim adjustment cost expense ratio compared to 1996.


     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $58.6 million or 52.6% to $170.1 million for the year ended December 31, 1997, as compared to the same period in 1996. The underwriting expense ratio was 33.0% in calendar year 1997 as compared to 23.2% in 1996. The expense increase is attributable to a $33.5 million decrease in ceding commissions as a result of the reduced quota-share reinsurance ceding percentage in 1997, and approximately $20 million in increased expense resulting from the growth in BIG's non-California operations as BIG fully developed its expense infrastructure during 1997 to support the higher in force premium levels for policies issued during 1995 and 1996.

     Policyholder dividends increased to $0.8 million for the year ended December 31, 1997, as compared to a credit to expense of $5.2 million for the same period in 1996. The increase primarily resulted from BIG's issuing participating workers' compensation insurance policies in a limited number of states where dividends play an important role in the marketing of policies, and BIG's reduction of its California policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $4.2 million or 12.6% to $37.5 million for the year ended December 31, 1997, as compared to 1996. BIG's average invested assets increased to $758.9 million in 1997 from $642.1 million in 1996. The investment income increase was due to higher investable assets as BIG borrowed $130.0 million in mid-1996 under the FHC Credit Facility and contributed $120.0 million of the proceeds to the statutory policyholders' surplus of CalComp and BICO.

     Net capital gains increased $6.3 million to $7.2 million for the year ended December 31, 1997, from $0.9 million for 1996. The increase is due to BIG's decision to take advantage of decreases in long-term interest rates throughout 1997 and increases in the market value of its bond portfolio. BIG sold $350.9 million of available-for-sale bonds in 1997, primarily during the fourth quarter of 1997, realizing investment gains of $7.2 million.


     Interest expense increased 92.3% to $8.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The higher interest expense is primarily due to BIG's incurring a full year of interest expense on funds borrowed in mid-1996 from the FHC Credit Facility.


YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995


     Gross premiums written increased $219.7 million or 52.1% to $641.1 million in 1996 from 1995. In California, BIG's premiums increased $102.2 million or 26.0% to $494.7 million. Additionally, in 1996, BIG experienced very strong growth in its non-California operations. BIG's non-California gross premiums written increased $117.5 million to $146.4 million. This level of growth was consistent with BIG's change in its strategic plan regarding geographic diversification. Net premium written increased $93.3 million or 23.5% to $490.4 million, reflecting the increase in gross premium written, partially offset by an increase in premium ceded to reinsurers. The increase in premium ceded was the result of BIG entering into a 30% quota-share treaty effective July 1, 1996. Net premium earned increased $89.8 million or 23.0% to $480.8 million in 1996 from 1995. The change in net premium earned is consistent with the changes affecting net premium written.


     Net claim and claim adjustment expenses increased $136.4 million or 55.6% to $381.9 million in 1996 from $245.5 million for the year ended December 31, 1995. The increase in claim and claim adjustment expenses occurred primarily due to BIG's growth in gross premium written and a $20.1 reserve strengthening recorded in 1996 for accident year 1995. However, BIG recorded a $26.9 million decrease in claim and claim adjustment expense in 1995 for accident years 1994 and prior.


     Underwriting and general and administrative expenses, excluding policyholder dividends, decreased $7.1 million or 6.0% to $111.5 million in 1996 as compared to $118.6 million in 1995. The underwriting expense ratio decreased to 23.2% in calendar year 1996 as compared to 30.3% in 1995. The lower underwriting and general and administrative expenses were due to ceding commissions of $28.7 million recorded in 1996 under the quota-share reinsurance treaty effective July 1, 1996. The other reason for the lower expense ratio was an increase in gross premiums earned in states outside California, as BIG did not have its operating infrastructure fully in place until 1997 to support the higher premium volume of non-California policies issued in 1995 and 1996.


     Policyholder dividend expense decreased $10.7 million for the year ended 1996 as compared to the same period in 1995. This decrease is due primarily to the fact that in California prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are no longer a significant factor. Therefore, BIG discontinued its payment of dividends in the state of California and reduced its outstanding policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $9.3 million or 38.8% to $33.3 million for the year ended December 31, 1996 as compared to 1995. BIG's average invested assets increased to $642.1 million in 1996 from $474.7 million in 1995. The increased investment income in 1996 is due to higher invested assets produced from net cash flows from operations during the year of $104.8 million and funds borrowed under the FHC Credit Facility in May and August of 1996, totalling a net amount of $128.2 million.

LIQUIDITY AND CAPITAL RESOURCES


     BIG's cash inflows are generated from cash collected from policies sold, investment income generated from its existing portfolio, and sales and maturities of investments. BIG's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For its insurance operations, BIG must have available cash and liquid assets to meet obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, management believes BIG's present cash resources are sufficient to meet its needs for the foreseeable future. BIG believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses.


     During the year ended December 31, 1997, operating activities provided the Company with $7.9 million of cash versus $104.8 million for the year ended December 31, 1996. The decrease in cash generation is due primarily to reinsurance payments of $93.5 million under an aggregate excess of loss reinsurance treaty that commenced on January 1, 1997. At December 31, 1997, BIG had total cash and cash equivalents of $98.1 million in an investable asset portfolio of $763.2 million. Of the fixed income portfolio, 76.9% was rated "AA" or better and 95.7% was rated "A" or better.

     BIG generated $65.7 million in cash from investing activities during the year ended December 31, 1997, as compared to a use of cash of $237.2 million in 1996. The Company's cash and cash equivalents position increased in 1997 as a result of the sales of bonds available for sale as BIG repositioned its portfolio during the fourth quarter to take advantage of a decline in long-term interest rates.

     BIG used $1.3 million in financing activities in 1997 with the repayment of $6.5 million of debt to FHS and the excess of book value over net asset acquired related to the purchase of Christania General Insurance Corporation (renamed Commercial Compensation Insurance Company), offset by a $10.8 million dividend received from BIG's non-insurance subsidiaries. The non-insurance subsidiaries are not part of the Acquisition transaction with Superior National and will remain subsidiaries of FHS.


     BIG is a party to several leases principally associated with BIG's home and regional office space. Such leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. BIG's \minimum lease commitment with respect to these leases in 1998 is $8.9 million. These leases expire between 1998 and 2005.


     The effect of inflation on the revenues and net income of BIG during the years ended December 31, 1997, 1996, and 1995 was not significant.

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein for BIG have been prepared in conformity with GAAP as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. For a discussion of the differences between GAAP and SAP, see "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Primary Differences Between GAAP and SAP."

YEAR 2000 STRATEGY


     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. For insurance policies with an expiration date of January 1, 2000 or later, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. BIG believes that its computer systems are fully Year 2000 compliant; there can be no assurance, however, that BIG's recently completed upgrade of its computer hardware and software will successfully prevent any Year 2000 problems from occurring. BIG does not expect the cost associated with its Year 2000 project to be material. See "Risk Factors -- Year 2000 Compliance."


SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998, 1997, and 1996 is as follows:

                                                                THREE MONTHS ENDED
                                                  ----------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                  ---------    --------    ---------    --------
                                                                  (IN THOUSANDS)
1998
Earned premiums.................................  $137,675     $ 78,236    $     --     $     --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $(11,067)    $ (6,901)   $     --     $     --
Net income (loss)...............................  $ (4,879)    $ (2,898)   $     --     $     --
1997
Earned premiums.................................  $121,388     $124,894    $127,084     $141,906
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 12,540     $  4,009    $  9,565     $(86,261)
Net income (loss)...............................  $ 10,146(1)  $  4,278(1) $  8,265(1)  $(53,330)
1996
Earned premiums.................................  $126,212     $140,288    $109,475     $104,853
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 18,759     $ 20,900    $ 22,292     $(37,454)
Net income (loss)...............................  $ 13,206(1)  $ 15,253(1) $ 16,720(1)  $(22,273)(1)

------------------------------
(1) Restated.

NEW ACCOUNTING STANDARDS

     The FASB has recently adopted a number of new standards. The impact of these new standards did not have a material effect on BIG's results. For a discussion of the new standards, see "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Accounting Standards."

                         BUSINESS INSURANCE GROUP, INC.

                                    BUSINESS

OVERVIEW

     BIG, a wholly owned indirect subsidiary of FHS, is an insurance holding company that writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. BIG has four insurance subsidiaries: CalComp, BICO, CBIC, and CCIC. Some members of BIG's current senior management team established BIG, formerly Business Insurance Corporation, in 1987, and in 1988 purchased CalComp from Hanover Insurance Company ("Hanover"). BIG was subsequently acquired in 1993 by FHC. Based on available data on 1997 direct written premium, BIG ranks as the largest private sector writer of workers' compensation insurance in California.

     BIG currently conducts its insurance operations through its four wholly owned subsidiaries. CalComp, a specialty workers' compensation carrier writing business primarily in California, is the largest of these and is licensed in 12 states. BICO, acquired in February 1995, is licensed in 49 states and the District of Columbia and writes workers' compensation insurance primarily in states other than California. CBIC was acquired in January 1995 and writes single source workers' compensation and employee group health insurance in California. CCIC is licensed in 40 states and was acquired in May 1997 to create a broader range of products and pricing plans.

     Of the $647.4 million of BIG's direct written premium in 1997, $465.0 million was written in California; $20.4 million, $19.4 million, $18.9 million, $16.9 million, and $13.4 million in direct premium was written in Georgia, Texas, Louisiana, Colorado, and Oregon, respectively; and the remaining 14.4% of direct premium was written in other states. The premium outside of California primarily was written through BICO.

MARKETING


     BIG has developed an extensive nationwide presence through 16 regional offices and 21 branch offices, with eight regional offices and two branch offices in California. BIG has historically expanded into a new region by establishing a branch office with a few employees specializing in marketing, underwriting, and loss control. As the branch office grew and there were demonstrated needs for further infrastructure to support growth, resources were added and certain branches became regional offices. Regional offices have additional local management and support the growth of additional branch offices. BIG's expanding presence outside of California is indicated by the growth in direct written premium outside of California from $27.1 million in 1995 to $182.4 million in 1997. As of September 30, 1998, BIG employed a staff of approximately 270 outside California.



     BIG markets its products through a distribution network of approximately 1,900 producers. Of these, over 1,300 are located in California, and approximately 600 are outside California.


     BIG markets its policies through major national brokers as well as through small- to medium-sized producers focusing on regional customers. The top ten producers accounted for 18.5% of direct written premium in fiscal 1997, and the top 50 producers accounted for 42.9%. Of the top 50 producers for BIG in California and Arizona, 8 are also among the top 50 producers for Superior National.


     BIG enters into brokerage contracts with producers as opposed to agency relationships. Certain states require that all appointments be made through an agency contract. No agent in these states has the ability to bind BIG to issue policies, and the same basic contract that is used for brokerage appointments is also used for agency appointments. BIG also has relationships with certain other producers ("Program Administrators") that have the ability to bind BIG to issue coverage to a customer based on its program administration agreement with BIG. These agreements call for override commissions to be paid to the Program Administrators and most of the Program Administrators' agreements provide for direct premium billing to policyholders. These agreements may be cancelled by BIG with no recourse whatsoever if the Program Administrator violates the terms of the agreement. All new and renewal policyholder applications (other than those handled under a program administration agreement) must be submitted to BIG for approval. BIG is not committed to accept a fixed portion of any producer's business, but must accept all policies written consistent with the underwriting and pricing templates of the program administration agreements. BIG also has in force a variety of override, contingency, and profit-sharing commission agreements with certain of its producers in order to encourage a certain level of pricing and profitability.


     CalComp focuses on the California workers' compensation market. The regional offices and BIG's national account marketing group focus on accounts with estimated annual premiums ("EAP") over $25,000. Overall, BIG's average policy size of $16,165 generated $562.3 million in EAP as of December 31, 1997. Within California, the average policy size of $15,708 generated $404.6 million in EAP, and outside of California the average policy size was $17,471 and generated an EAP of $157.7 million. Policies with over $25,000 in EAP at inception as of June 30, 1998 accounted for 70.5% of BIG's combined EAP.



     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. BIG's average direct commission rate was 9.5% for the year ended December 31, 1997, 11.0% for the year ended December 31, 1996, and 14.0% for the year ended December 31, 1995. The reduction in the average direct commission rate from 1995 to 1996 was due to an increase in commissions paid to brokers for policies issued with an expiration date after January 1, 1995. This increase was implemented in an effort to increase market share to position the brokers for the start of open rating on January 1, 1995. The reduction from 1996 to 1997 was due to an increase in BIG's national business, which has a lower commission rate than California, lowering the average direct commission rate.


UNDERWRITING

     BIG's workers' compensation underwriting is conducted almost entirely through regional and branch offices nationwide. As a policy matter, BIG does not write policies in employment classifications that represent historically higher risk exposure, particularly those risks in the classifications generally considered specialized workers' compensation insurance.

     For new and renewal policies effective on or after January 1, 1998, BIG filed a rate increase in California. In March 1998, BIG management implemented a program to increase rates on policies with unacceptable hazard grade and loss ratio combinations. In the first and the second quarters of 1998, BIG experienced a substantial reduction in premium due to the non-renewal of these accounts. Reduction in premium related in part to changes in pricing. Additionally, a reduction by A.M. Best of BIG's rating and the uncertainty related to the sale of BIG by FHS contributed to the loss of business in 1998. See "-- Ratings." Following the execution of the Acquisition Agreement, BIG modified the March 1998 pricing program to be more competitive and to stem the loss of premium. BIG also implemented the Quota-Share Arrangement effective May 1, 1998.


     BIG offers a number of alternative pricing plans for its customers, including retrospectively rated policies, deductible plans, contingent surcharge plans, and, only outside of California, dividend plans. Retrospective rating results in a return of premium to customers if certain loss criteria are achieved. Deductible plans offer customers lower premiums in exchange for the customers' participating in the first layer of losses. Contingent surcharge plans add additional premium at specified dates after expiration of the policy if the account exceeds an expected loss ratio. The surcharge premium is subject to return if the loss ratio is reduced in future periods.


     In many states, workers' compensation insurers issue participating policies, which allow the insurer to declare and pay dividends to a policyholder after expiration of the policy. Although policyholder dividends are no longer an important component of the workers' compensation insurance marketplace in California, they remain a significant tool for BIG to obtain and retain business outside of California. In 1997, BIG paid $1.2 million in policyholder dividends, and participating policies represented 2.1% of BIG's workers' compensation policies overall, 8.2% outside of California. Policyholder dividends may be computed as a flat rebate to the policyholder upon achievement of certain loss ratios or expense factors, or, more commonly, reflect an amount that is not guaranteed but is determined based on the insurer's view of a number of related factors including loss ratio, the class of business, geographic location and premium payment history of the policyholder, risk and expense factors, competition in the marketplace, and the overall financial condition of the insurer.

LOSS CONTROL

     BIG has a loss control department that seeks to control claims before they occur, and loss control has formed a key component of BIG's business strategy. BIG has specialized employer and employee safety management schools that are unique in the industry. In addition, BIG utilizes comprehensive reports to track loss control results and key factors in reducing claims. The loss control unit had approximately 100 employees at June 1, 1998. BIG requires that every regional and branch office be staffed with a loss control specialist from the time it is established. The employer safety management school involves approximately 28 employees, and all but two of these specialists are based in California.

CLAIM MANAGEMENT

     BIG's claims department is organized on the basis of claim supervisory units consisting of four to six claims examiners, each responsible for 150 - 170 claims; one claims assistant for each claims examiner; one file clerk for each supervisory unit; and one data entry clerk/processor for each supervisory unit. A vocational rehabilitation specialist is utilized in each unit to evaluate vocational rehabilitation plans and attend formal and informal rehabilitation planning conferences. Claims examiners are responsible for vocational rehabilitation plan approval and statutory filings. Each claims unit also employs a specialist to handle settlement negotiations. BIG's claims handling policy includes contacting the injured worker within 24 hours of notification of the injury, obtaining a recorded statement during the initial claimant contact, and maintaining monthly contact while the injured worker is receiving total disability payments. BIG uses third party administrators for the handling of claims and loss control services that are associated with captive programs, representing approximately 5% of BIG's EAP as of December 31, 1997.

     Since 1992, BIG has maintained a Special Investigations Unit ("SIU") to handle potentially fraudulent claims. The group consists of former law enforcement officers and medical and claims experts, and provides training to employees and customers in areas of fraud recognition, trends, and legal updates. Through 1997, the SIU was responsible for 241 referrals to insurance departments and district attorneys, 80 criminal cases filed, 23 arrests, and 14 convictions.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     BIG's claim and claim adjustment expense reserves are established in a manner similar to Superior National's. See "Superior National -- Business" and "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves of BIG for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
Beginning reserve, gross of reinsurance.................  $ 590,595    $ 443,600    $ 412,666
Less: Reinsurance recoverable on unpaid losses..........   (121,170)     (76,154)     (90,326)
                                                          ---------    ---------    ---------
Beginning reserve, net of reinsurance...................    469,425      367,446      322,340
                                                          =========    =========    =========
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year..................    367,971      361,750      272,388
  For claims occurring in prior years...................     75,233       20,147      (26,866)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expenses.............    443,204      381,897      245,522
                                                          ---------    ---------    ---------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year...............................................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in prior
     years..............................................   (255,877)    (173,161)    (128,517)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expense payments.....   (391,079)    (279,918)    (200,416)
                                                          ---------    ---------    ---------
Ending reserves, net of reinsurance.....................    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses................    206,871      121,170       76,154
                                                          ---------    ---------    ---------
Ending reserves, gross of reinsurance...................  $ 728,421    $ 590,595    $ 443,600
                                                          =========    =========    =========

     In 1997, claim and claim adjustment expenses incurred in prior years increased by $75.2 million due primarily to unfavorable development of the 1996 and 1995 accident years. The cause of the increase in the accident year 1996 and prior estimates was in part due, BIG's management believes, to a 1996 court ruling that gave the treating physician expanded authority in determining the level of disability of the injured worker. The impact of this court ruling is believed to be the primary cause of increased claim severity. In addition, changes to the California permanent disability rating schedules in April 1997 adversely affected average claim severity in California, thereby contributing to the higher 1997 accident claim and claim adjustment cost expense ratio compared to 1996.

     In 1996, BIG experienced adverse loss development related to accident year 1995. The increases for prior accident year claim and claim adjustment expense reserves is primarily attributable to increases in BIG's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

     In 1995, BIG experienced favorable loss development on net claim and claim adjustment expense reserves estimated on December 31, 1994. The decrease in prior accident year claim and claim adjustment expense reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from BIG's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

     The following table discloses the development of net workers' compensation claim and claim adjustment expense reserves of BIG from December 31, 1987 through December 31, 1997.

         ANALYSIS OF NET CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                        YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------------------
                            1987      1988      1989       1990       1991       1992       1993       1994
                           -------   -------   -------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $53,170   $55,089   $76,296   $158,268   $206,993   $219,464   $268,191   $322,394
Paid (cumulative) as of:
  One year later.........   14,186    11,649    20,541     59,110    103,361    106,693    115,189    129,284
  Two years later........   21,998    20,780    36,151    106,334    167,932    191,397    184,304    204,245
  Three years later......   27,849    28,389    44,665    130,826    211,087    233,537    214,676    243,210
  Four years later.......   33,527    31,492    50,240    146,186    233,168    249,012    226,187
  Five years later.......   35,630    34,015    53,896    154,514    241,693    252,921
  Six years later........   37,448    35,975    56,301    161,152    244,308
  Seven years later......   39,121    37,374    58,577    164,606
  Eight years later......   40,346    38,970    59,858
  Nine years later.......   41,854    39,780
  Ten years later........   42,637
Liability re-estimated as
  of:
  One year later.........   53,321    51,147    75,988    160,141    218,747    251,012    262,032    295,856
  Two years later........   51,382    51,991    65,376    162,040    242,231    257,134    256,132    270,293
  Three years later......   54,349    43,651    61,098    172,981    242,533    262,582    250,238    296,016
  Four years later.......   47,241    41,513    66,135    172,269    245,877    268,031    254,791
  Five years later.......   46,116    44,701    66,174    173,581    249,220    270,478
  Six years later........   47,011    45,364    66,569    174,892    257,332
  Seven years later......   47,928    45,452    66,963    175,053
  Eight years later......   47,883    45,541    67,786
  Nine years later.......   47,839    46,906
  Ten years later........   49,371
Redundancy
  (deficiency)...........  $ 3,799   $ 8,183   $ 8,510   $(16,785)  $(50,339)  $(51,014)  $ 13,400   $ 26,378
Net reserve -- end of
  period..........................................................................................   $322,394
Reinsurance recoverable on
  unpaid losses and loss
  adjustment expenses.............................................................................     90,366
                                                                                                     --------
Gross reserve -- end of
  period..........................................................................................   $412,760
                                                                                                     ========
Net re-estimated reserve --
  end of period...................................................................................   $296,016
Re-estimated reinsurance
  recoverable.....................................................................................     91,848
                                                                                                     --------
Gross re-estimated
  reserve -- end of period........................................................................    387,864
                                                                                                     --------
Gross cumulative redundancy
  (deficiency)....................................................................................    $24,896
                                                                                                     ========

                              YEAR ENDED DECEMBER 31,
                           ------------------------------
                             1995       1996       1997
                           --------   --------   --------
                                   (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $367,061   $469,258   $521,550
Paid (cumulative) as of:
  One year later.........   173,161    255,856
  Two years later........   288,885
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Liability re-estimated as
  of:
  One year later.........   387,426    544,491
  Two years later........   410,082
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Redundancy
  (deficiency)...........  $(43,021)  $(75,233)
Net reserve -- end of
  period.................  $367,061   $469,258   $521,550
Reinsurance recoverable o
  unpaid losses and loss
  adjustment expenses....    76,309    121,326    206,871
                           --------   --------   --------
Gross reserve -- end of
  period.................  $443,370   $590,584   $728,421
                           ========   ========   ========
Net re-estimated reserve
  end of period..........  $410,082   $544,679
Re-estimated reinsurance
  recoverable............    83,202    134,668
                           --------   --------
Gross re-estimated
  reserve -- end of perio   493,284    679,347
                           --------   --------
Gross cumulative redundan
  (deficiency)...........  $(49,914)  $(88,763)
                           ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of BIG at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, net of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A net reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A gross-of-reinsurance redundancy (deficiency) is displayed for each of the years ended December 31, 1994, 1995, and 1996 at the bottom of the table.

     The net reserve deficiencies associated with the years ended December 31, 1987, 1988, and 1989 were due to CalComp's reassessment of the outstanding reserve liability of all open claims at December 31, 1988, after BIG acquired CalComp from Hanover in December, 1988. The net deficiencies associated with reserves as of December 31, 1990, 1991, and 1992 were due to unexpected increases in claims costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The net redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The net reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996.


     BIG's experience with net reserve deficiencies occurring for the years ended December 31, 1990 through 1992, 1995, and 1996 and net redundancies occurring for the years ended December 31, 1993 and 1994 is believed by BIG to be consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claims frequency and severity during the years ended December 31, 1993 and 1994 that caused BIG to develop net redundant reserves is also consistent with industry experience. The net reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claims severity, consistent, BIG believes, with other California workers' compensation insurers' experience. The direct net-of-reinsurance redundancies displayed at the bottom of the table reflect BIG's per risk excess of loss, quota-share, and aggregate excess of loss reinsurance, the effects of which were to reduce BIG's net redundancies/deficiencies due to the cession of a portion of BIG's development.


     Currently, BIG's management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. Further, conditions and trends that have historically affected BIG's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

REINSURANCE

     Under reinsurance agreements, BIG reinsures certain workers' compensation risks with other insurance companies. Reinsurance contracts do not relieve BIG from its obligations to policyholders, and failure of reinsurers to honor their obligations could result in losses to BIG. See "Risk Factors -- Importance of Reinsurance." BIG has regularly evaluated the financial condition of its reinsurers. Based on that evaluation, BIG's management believes the reinsurers are creditworthy and that any potential losses on these agreements will not have a material impact on the consolidated financial statements. At December 31, 1997, there were no disputes related to BIG's reinsurance agreements.

     BIG has a treaty with Gen Re providing for an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported loss adjustment expense, and unearned premiums in excess of 3% of the Company's surplus at December 31, 1996, of $122.2 million, and December 31, 1997, of $194.5 million.

     BIG maintains specific excess of loss reinsurance on workers' compensation policies, which provides coverage in excess of $1,000,000 per occurrence for accident years 1996 through 1998, in excess of $500,000 per occurrence for accident years 1994 and 1995, in excess of $350,000 per occurrence for accident years 1992 and 1993, and in excess of $250,000 per occurrence for accident years 1989 through 1991. The agreements provide coverage up to a maximum of $200 million per occurrence, including BIG's retention.

     In addition, BIG also purchased several pro rata reinsurance agreements wherein the reinsurer assumed a proportional amount of net premiums earned and related losses. The quota-share percentage ranged from 5% to 40% (5% at June 30, 1994). As of July 1, 1994 the quota-share agreement was terminated, and this treaty was commuted in 1997. Effective July 1, 1996, BIG entered into a 30% quota-share treaty to cede a proportional amount of net premiums earned and related loss and loss adjustment expenses incurred. The 30% ceding rate was applicable from July 1, 1996 to December 31, 1996. Effective January 1, 1997, the quota-share reinsurance ceding rate was reduced to 7.5% through June 30, 1997. The quota-share treaty contains a provisional ceding commission, which adjusts based on actual reported loss experience on the subject business. BIG stopped ceding under this quota-share treaty effective July 1, 1997.


     BIG entered into an aggregate excess of loss reinsurance agreement ("First Aggregate Treaty") with Gen Re effective January 1, 1997. Under the terms of the First Aggregate Treaty, $32.0 million of premiums were ceded to Gen Re and $37.3 million of losses and allocated loss adjustment expenses were ceded to Gen Re. Effective July 1, 1997 a second six-month Aggregate Treaty was entered into with Gen Re ("Second Aggregate Treaty"). Under the terms of the Second Aggregate Treaty, $61.5 million of premiums were ceded to Gen Re and $75.0 million of losses and allocated loss adjustment expenses were ceded to Gen Re. The First and the Second Aggregate Treaties are expected to be commuted at or prior to the Closing.


     Effective May 1, 1998, BIG entered into two additional reinsurance agreements. One is an excess of loss reinsurance arrangement whereby losses in excess of $500,000, per occurrence, are ceded. The other is the Quota-Share Arrangement, identical to Superior Pacific's, whereby all policies with estimated annual premium at inception of $25,000 or more are ceded to the reinsurer. See "Superior National -- Business -- Reinsurance."


     In connection with the Acquisition, FHC will fulfill the Loss Reserves Guarantee by causing BIG to obtain a binding commitment for an aggregate excess of loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150.0 million of adverse loss development indemnification on BIG's December 31, 1997 claim and claim adjustment expense reserves. In addition, FHC will cause BIG further to obtain a binding commitment for a second aggregate excess of loss reinsurance agreement providing $25.0 million of adverse loss development indemnification for claims and claim adjustment expense incurred through the Closing.

COMBINED CARE BENEFITS


     BIG, through CBIC in California and through BICO in Utah, markets a program of "24-hour care," providing the insureds' employees with workers' compensation and group health benefits. The intent of the program is to provide insureds with "one-stop shopping," so that the same medical provider who handles illness off the job can treat workplace injuries as well. Additionally, the insureds obtain centralized claims service on both health and workers' compensation benefits. The combined care benefits product generated $7.5 million in premium in 1997, or 1.2% of BIG's overall direct written premium.


INVESTMENTS

     After the close of the Acquisition, BIG's invested cash will be invested in a manner consistent with Superior Pacific's investment guidelines described in "Superior National -- Business -- Investments."


     The amount and types of investments that may be made by BIG are regulated under the California Insurance Code and rules and regulations promulgated by the DOI, and are similarly regulated by the States of Delaware and New York. As of December 31, 1997, approximately 98% of BIG's investment portfolio was held in fixed income securities, of which 93% were rated "A" or better and 89% were invested in municipal securities. BIG maintains a minimum rating requirement of "BBB." As of December 31, 1997, the average duration of BIG's portfolio was 3.88 years, the market value of the portfolio was $625.4 million, and its book value was $617.7 million.


INFORMATION SERVICES

     BIG uses a proprietary policy and claims administration system that was developed in 1990. The system issues multistate policies for most non-monopolistic states. Policies are issued, billed, endorsed, and final audited through the system. Agency and direct billing are also supported by the system. All functions except for premium audit and credit and collections are decentralized through the system and may be carried out in any office that has proper authorization. The claims system enforces benefit limits and vocational rehabilitation benefits, and automatically places claims on diaries and produces required notices. BIG believes that its computer systems are 100% Year 2000 compliant; there can be no assurance, however, that BIG's recently completed upgrade of its computer hardware and software will successfully prevent any Year 2000 problems from occurring. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."


     BIG operates a client/server wide area network ("WAN") in a Windows environment. This system shares a similar technical background with the Company's, which will make a conversion to the Company's computer system easier than if BIG utilized a mainframe system.

COMPETITION

     Within California, BIG and Superior National compete for the same accounts and face similar issues. See "Superior National -- Business -- Competition."

     Nationally, several of the largest and best known multi-line insurance carriers seek to obtain accounts for their workers' compensation arms in direct competition with BIG. These carriers include Liberty Mutual, American International Group and the Travelers Group. Many competing carriers have higher A.M. Best ratings, enhancing their competitive position. Thus, BIG competes with better capitalized and higher rated insurance concerns to write workers' compensation insurance for the nation's largest industrial and service companies. Additionally, many large companies self-insure for workers' compensation where permitted by local regulations.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. BIG's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating BIG's markets with products priced at levels substantially below BIG's.

RATINGS

     A.M. Best has currently assigned a "B++" (Very Good) rating to BIG, a rating it was assigned in February 1998. The "B++" rating marks a downgrade from the "A-" (Excellent) rating BIG had held from 1993 through 1998. The following factors were relevant in A.M. Best's decision to downgrade the rating: BIG's projected 1997 underwriting loss and reduced capital position following the announcement that it would increase its loss reserves in response to adverse loss development on its most recent accident years, the continued uncertainty related to the pricing environment in BIG's core California market, BIG's aggressive premium growth over the past few years, the potential for further adverse loss development impacting future earnings, the capital position of BIG, and the uncertainty regarding BIG's future ownership. In February 1998, the "B++" rating was placed under review by A.M. Best with negative implications. In May 1998, however, following announcement of the Acquisition, A.M. Best stated BIG's "B++" rating was under review with developing (a change from negative) implications.


     A.M. Best's ratings are based upon an evaluation of an insurer's: (i) financial strength (leverage/ capitalization, capital structure/holding company, quality and appropriateness of reinsurance program, adequacy of loss/ policy reserves, quality and diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk) subject to confirmation of A.M. Best procedure. A rating of "B++" from A.M. Best is considered by A.M. Best to be a

"secure rating." BIG is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Such ratings are subject to change and are not recommendations to buy, sell, or hold securities.

     One factor in an insurer's ability to compete effectively is its A.M. Best rating because some customers and insurance brokers require certain ratings as a prerequisite for writing business with an insurance company. The reduction of BIG's A.M. Best rating in February 1998 may have had an adverse effect on BIG's competitive position in the nationwide workers' compensation insurance market.

     A.M. Best often follows a practice of assigning an equal rating to all insurers within an affiliated group of companies. If this practice is followed with respect to Superior National's insurance subsidiaries after the Acquisition, there can be no assurance that Superior Pacific's "B+" A.M. Best rating will not be assigned to the BIG Insurance Subsidiaries. Such a rating would reflect a further downgrade of BIG's rating and would likely have a material adverse effect on Superior National's competitive position and results of operations.

REGULATION

     BIG and its insurance subsidiaries, like Superior National and its insurance subsidiaries, are subject to extensive governmental regulation and supervision. See "Superior National -- Business -- Regulation." Moreover, outside of California, workers' compensation insurers may be required to participate in assigned risk plans that provide coverage to individuals or entities unable to obtain coverage from existing insurers in those states. The net profit or loss incurred in administration of these plans is allocated back to participant insurers based on each insurer's relative market share in each state. In addition to DOI regulation, BICO is subject to regulation by the Delaware Department of Insurance, and CCIC is subject to regulation by the New York Department of Insurance.

     California law also limits the ability of the BIG Insurance Subsidiaries to pay stockholder dividends to BIG. See "Superior
National -- Business -- Regulation." Based upon restrictions presently in effect, the maximum amount available for payment of dividends by the BIG Insurance Subsidiaries during 1998 without prior regulatory approval is approximately $21.3 million. In ordinary circumstances, following a change in control BIG's subsidiaries would have a two-year moratorium on payment of dividends. Superior National expects to obtain a waiver of such restrictions.

     The NAIC's RBC formulae are also applied to BIG's subsidiaries. See "Superior National -- Business -- Regulation." As of December 31, 1997, all of the BIG Insurance Subsidiaries engaged in continuing operations that exceed all RBC levels requiring any regulatory intervention.

     Like Superior National, BIG's operations are subjected to the IRIS tests to assist state regulators in their oversight function. Based on its 1997 statutory financial statement, CBIC was within the usual range of eleven of the twelve IRIS tests, CalComp and CCIC were within the usual range of nine of the twelve IRIS tests, and BICO was within the usual range of six of the twelve IRIS tests. CBIC was outside the range of the one-year reserve development to surplus test. CalComp was outside of the usual range of the tests measuring two-year overall operating ratio, one-year reserve development to surplus, and two-year reserve development to surplus. CCIC was outside the usual range of tests measuring change in net writings, two-year overall operating ratio, and investment yield. BICO was outside of the usual range of the tests measuring net premiums to surplus, change in net writings, two-year overall operating ratio, change in surplus, agents' balances to surplus, and one-year reserve development to surplus.


     As a result of the statutory financial results filed by BICO for the year ended December 31, 1997, and BICO's only passing six of the twelve IRIS tests for 1997, insurance regulators in certain states in which BICO is licensed have requested an explanation for the 1997 financial results as filed. Two states, Minnesota and North Carolina, accounting for $662,000 in direct written premium in 1997 (representing 0.1% of BIG's total direct written premium), summarily restricted BICO's issuance of new workers' compensation policies based on BICO's reported financial results. In responding to the various regulatory authorities, BICO has replied by stating that the reason for the reduced 1997 income and policyholders' surplus result was BICO's increased percentage of the BIG intercompany pooling reinsurance agreement effective January 1, 1997. In 1996, BICO's reinsurance pooling percentage was 15%. In 1997, the percentage was increased to 25%. On a consolidated basis, BIG reported an increase to its estimate for the 1996 accident year loss and loss adjustment expenses by $53.2 million in its 1997 financial statements. BICO's proportionate share of this adverse prior accident year development increased BICO's 1997 calendar year loss before income taxes by $5.3 million. In addition, the higher percentage of the 1997 accident year results accounted for another $2.1 million of losses, for a total of $7.4 million on a pre-tax basis. BICO's response to regulators also disclosed the May 5, 1998 announcement of the sale of BIG and its four insurance subsidiaries from FHC to Superior, and the Loss Reserves Guarantee in favor of Superior National in the amount of $175.0 million, obtained at FHC's cost through the purchase of reinsurance (See "-- Reinsurance"). In addition, effective May 1, 1998, BIG entered into two new reinsurance treaties: the first is a specific excess of loss agreement for losses between $0.5 million and $1.0 million, per occurrence; and the second is the Quota-Share Arrangement whereby BIG will cede 100% of the gross premiums earned on accounts with an estimated annual premium at inception greater than $25,000, and 100% of the net losses and allocated loss adjustment expenses incurred on those associated policies for claims with an accident date of May 1, 1998 and subsequent. BIG will also recognize a 33.5% ceded commission of premiums ceded under this agreement. Pursuant to the Acquisition Agreement, BIG and Superior National are jointly discussing these financial and regulatory issues with regulators. Additionally, Zurich Centre Group LLC, an affiliate of Zurich, has agreed that it, or a designee, will purchase BICO from Superior National immediately after the Closing.


     The California DOI Triennial Examination for CalComp, which covered the five years ended December 31, 1995, was completed in 1997. As of December 31, 1995, CalComp reported policyholders' surplus of $151.6 million. Based on the Triennial Examination, the DOI reported CalComp's statutory surplus at $103.7 million, a difference of $47.9 million from the surplus reported by CalComp. The entire difference between CalComp's reported surplus and the surplus balance per the DOI exam was included and accounted for in CalComp's statutory financial statements for the year ended December 31, 1996. Of the $47.9 million difference, $10.0 million was due to the non-admission of a promissory note due CalComp from FHC, $27.2 million was due to an increase to CalComp's claim and claim adjustment expenses, including $6.8 million related to the statutory excess liability, and $10.7 million was due to other miscellaneous adjustments. During 1996, CalComp made the necessary adjustments to its internal control structures and its policies and procedures to address the issues raised by the DOI in connection with the Triennial Examination. Triennial Examinations as of December 31, 1995 were also completed for BICO and CBIC by the Delaware Department of Insurance and DOI, respectively. BICO's reported surplus at December 31, 1995 of $7.2 million was reduced by $0.7 million by Delaware to $6.5 million. The BICO surplus adjustment was primarily related to a federal income tax recoverable of $0.5 million deemed to be non-admitted for statutory accounting purposes. The DOI made no surplus adjustments to CBIC's reported statutory policyholder surplus balance of $7.4 million at December 31, 1995.

MANAGEMENT

     As of the date hereof, the management of BIG is as follows:


                                                                                         YEAR
                                                                                        JOINED
             NAME                AGE                       TITLE                          BIG
             ----                ---                       -----                      -----------
Maurice A. Costa...............  51    Chairman, President and Chief Executive           1988
                                       Officer
Robert P. White................  52    Senior Vice President-Field Operations            1988
Dana P. Brown..................  54    Senior Vice President-Chief Information           1988
                                       Officer
Jacqueline Andersen-McAuley....  42    Senior Vice President-Underwriting                1997
Paul W. Souza..................  39    Vice President-Finance and Treasurer              1995
Gregory L. Johnson.............  51    Vice President-Marketing                          1988
Robert A. Kamrath..............  54    Vice President-Administration                     1996
Deborah Day, M.D., MPH.........  46    Medical Director                                  1997
Trecia M. Nienow, Esq. ........  37    Corporate Counsel and Secretary                   1997


     Maurice A. Costa was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Chairman, President, and Chief Executive Officer since November 1993, and has directed the operations of BIG since 1988. Mr. Costa has more than 29 years of insurance industry experience having worked for Industrial Indemnity Company from 1969 to 1988 in various claims, underwriting, and management positions, including Division Manager from 1983 to 1988.

     Robert P. White was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Senior Vice President -- Field Operations since 1993 and, since 1988, has held various management positions with BIG including Southern California Division Manager and Division Manager of Special Programs, and was responsible for the expansion into states outside of California. He has more than 24 years of insurance industry marketing and underwriting experience, having worked for Industrial Indemnity Company from 1977 to 1988, including as Division Manager from 1980 to 1988 and prior to that with Royal Globe Insurance Company and Insurance Company of North America.

     Dana P. Brown was a founder of the company that acquired CalComp from Hanover in December 1988. Mr. Brown has 21 years of insurance industry information services and data processing experience having held similar positions at Employee Benefits Insurance Company from 1976 to 1982. Following the acquisition by the predecessor to FHS, Mr. Brown became Senior Vice President of Information Technology for FHC in 1994 and subsequently returned to BIG in his current position in 1996. Mr. Brown has a Doctorate in Physics from the University of California.

     Jacqueline Andersen-McAuley joined BIG as Senior Vice
President -- Underwriting in July 1997, having most recently held the position of Executive Vice President -- Workers' Compensation at Golden Eagle Insurance Company, where she was employed from 1991 to 1997 and was responsible for workers' compensation underwriting, loss control, and claims operations. Ms. McAuley has more than 19 years of insurance industry experience in claims and marketing with Guarantee National Insurance Company, Occidental Fire and Casualty Insurance Company, National Farmers Union Insurance Company, and State Farm Insurance Company. She also owned and operated a fire and casualty insurance brokerage firm in California and Wyoming from 1985 to 1991.

     Paul W. Souza has been Vice President -- Finance and Treasurer since 1995 and had been previously employed as a Vice President and Controller from 1989 to 1991. Mr. Souza has 16 years of insurance accounting, finance, and premium accounting/collection experience, having worked for Fireman's Fund Insurance Company and Beaver Insurance Company. Mr. Souza was employed by Pac Rim, where he was Vice President and Treasurer, from 1991 to 1995.

     Gregory L. Johnson has been employed by BIG since 1988 in various positions including Regional Manager and Northern California Division Manager prior to assuming the position of Vice President -- Marketing in 1995. Mr. Johnson has more than 23 years of insurance industry experience, having worked for Industrial Indemnity Company from 1970 to 1973 and 1985 to 1988, which included a Marketing Manager position. Mr. Johnson has held marketing positions with Employee Benefits Insurance Company, Mission Insurance Company, and Insurance Company of the West.

     Robert A. Kamrath joined BIG in 1996 as Vice President -- Administration. Mr. Kamrath served in the U.S. Navy for 30 years in various command positions including Captain of Submarines and Surface Ships. He also held the position of Chief of Staff of the Naval Base of Charleston, South Carolina, where he provided management oversight to a combined military and civilian workforce of 20,000. Prior to joining BIG, he worked for Tracor Applied Services as a Director. Mr. Kamrath has a M.S. in Systems Engineering from George Mason and a M.S. in Management from the Naval Post Graduate School.

     Deborah Day, M.D., MPH, joined BIG in 1997 as Medical Director. Dr. Day has over 13 years of experience in Occupational and Environmental Medicine as a Clinician and as Medical Director for the UCLA self-insured workers' compensation program from 1988 to 1992, where she was responsible for developing treatment protocols and return-to-work programs. Prior to joining BIG, Dr. Day was employed by Zenith National Insurance Company as Medical Director from 1992 to 1997, including a role in the management and development of their Single Point product. Dr. Day is a member of the American College of Physicians and the American College of Occupational and Environmental Medicine.

     Trecia M. Nienow, Esq., joined BIG as Corporate Counsel and Secretary in 1997 from FHS, where she had been employed in the corporate tax and law departments since 1992. Since the Company's acquisition by FHS's predecessor in 1993, Ms. Nienow has provided compliance, licensing, and general corporate legal support to BIG. Ms. Nienow is licensed by the State Bar of California and holds a Master of Laws in Taxation.

EMPLOYEES

     As of September 30, 1998, BIG had approximately 1,170 employees, none of whom was covered by a collective bargaining agreement.

BUSINESS PROPERTIES


     BIG's principal executive offices are located in Rancho Cordova, California and are subject to a lease that expires in 2005. All of the facilities housing BIG's 37 branch and regional offices in 42 states are leased, with lease expiration dates ranging from 1998 to 2005. Nine of these facilities lease space from FHS or its affiliates, and at nine other facilities, Superior National has agreed to provide FHS or its affiliates with subleases after the Closing.


     The address for BIG's principal executive office is 11171 Sun Center Drive, Rancho Cordova, California 95670, and the telephone number is (916) 853-7540.

LEGAL PROCEEDINGS

     BIG and its subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of BIG and are not material to the financial condition and operation of the business. Neither BIG nor any of its subsidiaries is a party to any litigation expected to have a material adverse effect upon BIG's business and financial position.

     BIG, like Superior National, is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by BIG. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                 DESCRIPTION OF SUPERIOR NATIONAL CAPITAL STOCK

     The following summary description of Superior National's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, Bylaws, the forms of outstanding warrants, the Registration Rights Agreement (as defined herein), and the Amended Registration Rights Agreement (as defined herein), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and by provisions of applicable law.

AUTHORIZED AND ISSUED CAPITAL STOCK


     The authorized capital stock of the Company consists of 25 million shares of Common Stock, par value $.01 per share. The Company's stockholders have approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 40 million at the Closing.



     On October 30, 1998, there were 5,961,497 shares of Common Stock outstanding held of record by 241 stockholders. Upon consummation of the Equity Financings, and assuming full exercise of Rights and/or warrant holder preemptive rights, there will be approximately 18,114,050 shares of Common Stock outstanding, assuming no outstanding options or warrants are exercised.


COMMON STOCK

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders of the Company. In electing directors, subject to complying with certain notice requirements, each stockholder is entitled to cumulate such holder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held, or to distribute such votes among as many candidates as the holder sees fit. The holders of Voting Notes vote with holders of Common Stock on elections of directors, as a single class. Generally, all matters to be voted upon by stockholders must be approved by a majority of the votes cast or entitled to be cast by all shares of Common Stock. Holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Market Price of and Dividends on the Common Stock." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding class or series of stock ranking prior to the Common Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Stock Offering will be, fully paid and nonassessable.

VOTING NOTES

     On March 31, 1992, the Company issued the Voting Notes in connection with a transaction wherein the Company issued its 14.5% Notes in an aggregate principal amount of $11.0 million, together with warrants to purchase approximately 1,616,886 shares of Common Stock. The Company redeemed all of its 14.5% Notes with a prepayment, effective June 30, 1994, except for the Voting Notes, with respect to which prepayment is prohibited. See "Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re." The outstanding principal amount of the Voting Notes is $30,000. The number of votes attaching to the Voting Notes is equal to the number of shares of Common Stock that may be purchased upon exercise of the warrants that were issued in that March 31, 1992 transaction and that remain outstanding and are unexercised as of the applicable record date for a stockholder vote. As of June 30, 1998, the number of votes held by III, the holder of the Voting Notes, was equivalent to 1,566,465 shares of Common Stock. The holder of the Voting Notes is permitted to vote only in director elections, director removals, votes on amending that right to vote, and changes to the number of authorized directors. As a result of the cancellation of a portion of the relevant warrants, the number of Common Stock equivalent votes held under the Voting Notes has decreased somewhat since March 31, 1992. The specific voting rights of the Voting Notes are set forth in the Company's Certificate of Incorporation and Bylaws.

WARRANTS

     The Company has issued warrants to purchase an aggregate of 2,145,821 shares of Common Stock, which expire on April 1, 2002. The exercise price of the warrants range from $4.00 to $5.20 per share. The Company granted certain registration rights to the holders of these warrants upon their issuance. See "-- Registration Rights." These warrants also contain certain customary preemptive rights, exercise price adjustments, and anti-dilutive provisions.

     In consideration of the commitment to provide the Standby Commitment, IP and an affiliate of Zurich will receive a commitment fee, regardless of whether the Stock Offering and Standby Commitment are consummated, consisting of the Commitment Fee Warrants to purchase 734,000 shares of Common Stock at $16.75 per share. The Commitment Fee Warrants expire five years after their date of issuance. The Commitment Fee Warrants contain certain customary anti-dilutive provisions and exercise price adjustments.

REGISTRATION RIGHTS


     The warrants (excluding the Commitment Fee Warrants, the holders of which will have, upon the exercise thereof, the registration rights set forth in the Amended Registration Rights Agreement, as defined below) provide the holders thereof certain rights with respect to registration of shares which could be received upon exercise of the warrants. Under the terms of the warrants, under certain conditions, the holders of the warrants may require the Company to register the shares of Common Stock that could be issued upon exercise of the warrants. Moreover, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of others, the holders of the warrants are entitled to elect to include in such registration the shares issuable upon exercise of the warrants.



     The Registration Rights Agreement, dated as of April 11, 1997 (the "Registration Rights Agreement"), by and among the Company, IP Delaware, and IP Bermuda provides that, with respect to the approximately 2.2 million shares of Common Stock purchased by IP Delaware and IP Bermuda under the 1996 Stock Purchase Agreement, IP Delaware, IP Bermuda, and any affiliate thereof (as defined in Rule 12b-2 promulgated pursuant to the Exchange Act) to whom or which such shares have been transferred may, on not more than three occasions at any time commencing after the date thereof, require the Company at its sole expense to prepare and file with the SEC a registration statement under the Securities Act covering the public offer and sale of such shares, in addition to other shares requested to be so covered by other securities holders having similar, preexisting registration rights, and use its best efforts to cause to be declared effective and remain effective for up to the lesser of 180 days or the period during which all of the shares requested to be so registered by IP Delaware or IP Bermuda and any affiliate thereof have been sold (a "Demand Registration"). IP Delaware, IP Bermuda, and their affiliates also have customary "piggyback" registration rights allowing them to register shares in the event the Company proposes to sell any of its Common Stock or other securities to the public in a transaction registered under the Securities Act. Notwithstanding the terms described above, the Company is not required to file a registration statement in response to a Demand Registration if certain conditions are not met, including the anticipated failure of a Demand Registration to earn aggregate net offering proceeds of $7.5 million or more. In addition, the ability of IP Delaware, IP Bermuda, and any affiliate thereof to request three Demand Registrations shall be reduced to two requests if the Company has registered shares of such Common Stock held by IP Delaware, IP Bermuda, or any of its affiliates having an anticipated net offering proceeds of not less than $5 million pursuant to an exercise of their "piggyback" rights. The Registration Rights Agreement contains additional customary terms and provisions, including reciprocal indemnification and contribution provisions with respect to information furnished or provided by the Company or IP Delaware and IP Bermuda for inclusion in any such registration statement.


     The Amended and Restated Registration Rights Agreement to be entered into by the Company and IP as a condition to the IP Stock Issuance ("Amended Registration Rights Agreement") provides that IP and any affiliate thereof (as defined in Rule 12b-2 promulgated pursuant to the Exchange Act) to whom or which shares of Common Stock have been transferred by IP may, on not more than four occasions at any time after the Closing Date, initiate a Demand Registration covering the public offer and sale of shares of Common Stock they hold (including shares issued in the IP Stock Issuance and upon exercise of the Commitment Fee Warrants), in addition to other shares requested to be so covered by other securities holders having similar, preexisting registration rights. Notwithstanding the terms described above, the Company is not required to file a registration statement in response to a Demand Registration if certain conditions are not met, including the anticipated failure of a Demand Registration to achieve aggregate net offering proceeds of $7.5 million or more. Under the Registration Rights Agreement, IP and its affiliates have customary "piggyback" registration rights allowing them to register shares in the event the Company proposes to sell any of its Common Stock or other securities to the public in a transaction registered under the Securities Act. The Amended Registration Rights Agreement contains additional customary terms and provisions, including reciprocal indemnification and contribution provisions with respect to information furnished or provided by the Company or IP for inclusion in any such registration statement. Under the terms of the Stock Purchase Agreement, the Amended Registration Rights Agreement will be executed by the Company and IP at the Closing, at which point it will amend and supersede in its entirety the Registration Rights Agreement.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  Transfer Restrictions

     On April 11, 1997, the Company, with Board of Director and stockholder approval, adopted provisions (the "Transfer Restrictions") in its Certificate of Incorporation that were designed to restrict, for a period of three years, direct and indirect transfers of the Company's equity securities that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of NOLs and other tax attributes that were and will be available to the Company. In general, NOLs can benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The Transfer Restrictions prohibit 4.9% or greater stockholders from accumulating additional shares of Common Stock (or securities exercisable into Common Stock) without prior approval from the Board of Directors. The Board of Directors has waived the Transfer Restrictions for purposes of approving the Equity Financings.


     The Board of Directors and the Company's stockholders also have approved the removal of the Transfer Restrictions from the Company's Certificate of Incorporation. The removal of the Transfer Restrictions will be effective upon consummation of the Acquisition. If the Acquisition is not consummated, the Transfer Restrictions will remain in the Certificate of Incorporation.


     Because some corporate takeovers occur through an acquiror's purchase (in the public market or otherwise) of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The Transfer Restrictions therefore may be deemed to have an "antitakeover" effect because they restrict, up to April 2000, the ability of a person or entity or group thereof from accumulating an aggregate of 4.90% or more of the Common Stock or Voting Notes and the ability of persons, entities or groups now owning 4.90% or more of the Common Stock or Voting Notes from acquiring additional securities. Further, the Transfer Restrictions discourage or prohibit accumulations of substantial blocks of shares for which stockholders might receive a premium above market value.

  Section 203 of the Delaware General Corporation Law

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). A "business combination" includes a merger, asset sale, or other transaction resulting in financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three prior years, did own) 15% or more of the corporation's voting stock. This statutory prohibition does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock option plans).

RIGHTS


     In connection with the Stock Offering, the Company is issuing Rights, consisting of the right to subscribe for and purchase an aggregate of 6,540,613 shares of Common Stock at a Subscription Price of $16.75 per share. See "The Stock Offering."


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation. The Subscription Agent for the Rights is Wilmington Trust Company. The Information Agent for the Rights is Corporate Investor Communications, Inc.


LISTING


     The Common Stock is listed for trading under the symbol "SNTL" on Nasdaq. The Rights are expected to be listed for trading under the symbol "SNTLR" on Nasdaq.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of October 30, 1998, the Company had outstanding 5,961,497 shares of Common Stock. Upon completion of the Equity Financings, assuming full exercise of Rights and/or warrant holder preemptive rights, the Company will have outstanding approximately 18,114,050 shares of Common Stock, assuming no exercise of outstanding options or warrants. Of these shares, approximately 7.7 million shares of Common Stock will be tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" (as defined in Rule 144) of the Company, the resale of which shall be subject to the volume limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Shares to be issued in the Employee Participation, due to certain contractual restrictions, will be non-transferable for a period of one year.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock and the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer.


     The shares to be issued in the Rights Offering will be registered under the Securities Act and immediately available for sale to the public. The shares issued through the Employee Participation will be registered under the Securities Act and will be available for sale to the public after restrictions on transferability applicable to them under the terms of the Employee Participation lapse, subject to restrictions on sales of Common Stock by affiliates of the Company. Thus, if all the issued Rights are exercised, the shares issued in the Stock Offering, which do not include shares acquired by warrant holders on exercise of preemptive rights in connection with the IP Stock Issuance, will be eligible for sale as stated in this paragraph.



     The Company has registered approximately 1,605,350 shares of Common Stock reserved for issuance pursuant to the 1986 Plan and the 1995 Plan, under which options to purchase approximately 560,000 shares of Common Stock have been granted as of October 30, 1998 and 83,680 shares of Restricted Stock have been granted. Effective upon completion of the Acquisition, the Company intends to increase the total number of shares of Common Stock reserved for issuance under the 1995 Plan to 3,000,000 shares of Common Stock, to adopt a stock purchase plan with 500,000 shares reserved for issuance, and to register the future issuance of all these shares on Form S-8.



     In addition, there are approximately 4.6 million shares of Common Stock issuable or outstanding that are "restricted securities" within the meaning of Rule 144 that were sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. These shares include an aggregate of approximately 2.2 million shares issuable upon exercise of outstanding warrants and approximately 2.4 million shares issued privately. All of these warrants are subject to an agreement among all warrant holders that prohibits the exercise or transfer of any such warrants until April 2000 unless prior approval from the Board of Directors is obtained. The Company's stockholders have approved a proposal to remove the Transfer Restrictions contained in the Company's Certificate of Incorporation. Thus, it is anticipated that this agreement will terminate upon the consummation of the Equity Financings. A significant portion of these shares may be eligible for sale under Rule 144 immediately upon exercise, subject to the volume limitations set forth in Rule 144. Additionally, the Company has granted registration rights to each holder of these warrants. These shares eligible for future sale also include approximately 2.4 million shares issued to IP Delaware, IP Bermuda, TJS, and certain members of the Company's management in April 1997 under the terms of the 1996 Stock Purchase Agreement. These shares are now eligible for sale under Rule 144, subject to the volume limitations thereof except that the shares by IP Delaware and IP Bermuda are subject to certain restrictions on transfer. See "Certain

Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control." Additionally, the Company has granted registration rights to IP Delaware and IP Bermuda with respect to the shares they acquired under the 1996 Stock Purchase Agreement. See "Description of Superior National Capital Stock -- Registration Rights."


     The 5,611,940 shares to be purchased by IP in the IP Stock Issuance, together with any shares purchased by warrant holders exercising their preemptive rights in connection with the IP Stock Issuance, plus any shares acquired by IP pursuant to the Standby Commitment, will be issued in a private transaction and thus will be restricted from resale upon issuance. Under Rule 144, these shares will be eligible for sale beginning one year after their issuance, subject to the volume limitations set forth in Rule 144. Any shares purchased (i) by warrant holders exercising their preemptive rights to purchase Common Stock under the terms of the IP Stock Issuance, or (ii) under the Standby Commitment will be subject to identical treatment. In addition, the Company has agreed to provide IP additional registration rights in consideration of the transactions contemplated by the IP Stock Issuance. See "Description of Superior National Capital Stock -- Registration Rights."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


     The following is a general discussion of certain U.S. federal income tax considerations applicable upon the issuance, exercise, disposition and lapse of Rights issued to the existing stockholders (other than holders of shares of Restricted Stock) (the "Existing Stockholders") and warrant holders pursuant to the Rights Offering and to the employees and consultants of the Company pursuant to the Employee Participation. This summary is based upon current provisions of the Code, regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "Service"), and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all aspects of federal income taxation that may be relevant to particular holders of Common Stock, warrants and/or options in light of their personal investment circumstances (for example, to persons holding interests in the Company as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss federal income tax considerations applicable to certain holders of interests in the Company subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax, or non-United States persons).



     Except as provided below with respect to Rights issued in connection with the Employee Participation, this discussion is limited to the Existing Stockholders and the warrant holders who will hold both their respective interests in the Company as capital assets and any Common Stock received upon exercise of the Rights as capital assets (persons who may not be holding their interests in the Company as capital assets might include, for example, securities dealers or traders who do not hold their interests primarily for investment or who treat their interests as inventory for federal income tax purposes). In addition, this discussion does not consider the effect of any foreign, state, local, gift or estate or other tax laws that may be applicable to a particular investor. No ruling has been or will be sought from the Service concerning the tax issues addressed herein, and such issues may be subject to substantial uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto. THEREFORE, ALL HOLDERS OF COMMON STOCK, WARRANTS AND OPTIONS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RIGHTS OFFERING AND EMPLOYEE PARTICIPATION, AS APPLICABLE, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.


TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK

     Issuance of Rights. Existing law is not clear as to whether the distribution of Rights to the Existing Stockholders would be characterized as a distribution under Section 305(a) of the Code or, alternatively, as a distribution under Sections 301 and 305(b) of the Code. The Company believes that it is most likely that the Rights Offering to Existing Stockholders will be properly characterized as a Section 305(a) distribution. Assuming that the Rights Offering to Existing Stockholders is properly characterized as a Section 305(a) distribution, the distribution of Rights to holders of Common Stock would be nontaxable without regard to the Company's earnings and profits. If the distribution of Rights to Existing Stockholders were treated as a Section 301 distribution, and provided the Company has current or accumulated earnings and profits, the fair market value of the Rights distributed would be treated as dividends (taxable as ordinary income) to the extent of such earnings and profits. To the extent that the amount of the distribution exceeded the earnings and profits of the Company, it would be treated first as a tax-free return of capital to the extent of the holder's tax basis in the underlying Common Stock, and thereafter as capital gain.


     Basis and Holding Period. If, as is most likely, the Rights Offering to Existing Stockholders is properly characterized as a nontaxable Section 305(a) distribution and either (i) the fair market value of the Rights on the date of distribution is equal to 15% or more of the fair market value on the date of issuance of the Common Stock with respect to which they are received or (ii) the stockholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the tax basis of the Common Stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's tax basis in the Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market values of each on the date of the issuance of the Rights. Otherwise, as a nontaxable Section 305(a) distribution, the tax basis of Rights received by a stockholder as a distribution with respect to the stockholder's Common Stock will be zero. If, however, the distribution of Rights to the Existing Stockholders were treated as a taxable Section 301 distribution, each Existing Stockholder would have a tax basis in the Rights that such stockholder received equal to the fair market value of the Rights on the date of distribution of the Rights and the holder's tax basis in his or her Common Stock would be reduced by the nontaxable portion of the distribution, if any (as discussed above).

     If, as is most likely, the Rights Offering to the Existing Stockholders is treated as a nontaxable Section 305(a) distribution, the holding period of an Existing Stockholder with respect to Rights received as a distribution on the stockholder's Common Stock will include the stockholder's holding period for the Common Stock with respect to which the Rights were issued. If, however, the Rights Offering to the Existing Stockholders were treated as a taxable Section 301 distribution, the Existing Stockholders would have a holding period that begins on the day following the date of distribution of the Rights.

     Transfer of Rights. An Existing Stockholder who sells Rights received in the Rights Offering rather than exercising them will recognize capital gain or loss equal to the difference between the sale proceeds and the stockholder's tax basis, if any, in the Rights sold.

     Lapse of Rights. If, as is most likely, the Rights Offering to the Existing Stockholders is treated as a nontaxable Section 305(a) distribution, an Existing Stockholder who allows Rights received by him or her to lapse without exercising or selling them will not recognize any gain or loss, and, as the Rights were neither exercised nor sold, no adjustment will be made to the tax basis of the Common Stock, if any, owned by the stockholder. If, however, the Rights Offering to the Existing Stockholders were treated as a taxable Section 301 distribution, an Existing Stockholder who allows the Rights to lapse would have a capital loss in an amount equal to his or her tax basis in the Rights (as discussed above), and no adjustment would be made to the tax basis of the Common Stock, if any, owned by the stockholder.

     Exercise of Rights; Basis and Holding Period of Common Stock. An Existing Stockholder will not recognize any gain or loss upon the exercise of Rights. The tax basis of the Common Stock acquired through exercise of Rights will be equal to the sum of the Subscription Price therefor and the holder's tax basis in the Rights, if any. The holding period for the Common Stock acquired through exercise of the Rights will begin on the day following the date the Rights are considered exercised.

TAX CONSEQUENCES TO HOLDERS OF WARRANTS


     Exercise of Preemptive Rights. All warrant holders have preemptive rights pursuant to the terms of their warrants. See "The Stock Offering -- Preemptive Rights of Warrant Holders." The Company has the obligation to offer the warrant holders the opportunity to exercise their preemptive rights in connection with the Equity Financings. Pursuant to such preemptive rights, the warrant holders will have the right to subscribe for Common Stock at the price of $16.75 per share under the terms of the IP Stock Issuance or the right to be issued Rights in the Rights Offering. Although not free from doubt due to the lack of directly applicable authority, the Company believes that the triggering and/or exercise of preemptive rights of warrant holders who do not elect to receive Rights most likely will be treated as a nontaxable purchase of Common Stock pursuant to a previously bargained for contractual right. If the triggering and/or exercise of preemptive rights is not treated as a nontaxable purchase of Common Stock, the transaction could be treated as a taxable distribution of the right to acquire Common Stock. Therefore, all warrant holders who exercise their preemptive rights should consult and rely upon their own tax advisors as to the specific tax consequences to them relating to the triggering and/or exercise of their preemptive rights.


     Issuance of Rights. The Company believes the distribution of Rights to warrant holders pursuant to the Rights Offering most likely would be characterized as a taxable distribution of the right to acquire Common Stock and not as a nontaxable distribution under Section 305(a) of the Code nor as a distribution under Sections 301 and 305(b) of the Code. Therefore, the holders of warrants would recognize taxable income for federal income tax purposes in connection with the receipt of Rights in an amount equal to the then-fair market value of the Rights received on the date of their distribution.

     Basis and Holding Period. The tax basis of Rights received by a warrant holder as a distribution in respect of the holder's warrants will equal the Rights' fair market value when issued and his or her holding period will commence on the day following the date of distribution of the Rights.

     Transfer of Rights. A warrant holder who sells Rights received in the Rights Offering rather than exercising them will recognize capital gain or loss in an amount equal to the difference between the sale proceeds and the holder's basis in the Rights sold.

     Lapse of Rights. Warrant holders who allow Rights received by them pursuant to the Rights Offering to lapse will recognize capital loss in an amount equal to the holder's tax basis.

     Exercise of Rights; Basis and Holding Period of Common Stock. Warrant holders will not recognize any gain or loss upon the exercise of Rights. The tax basis of the Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the holder's tax basis in the Rights. The holding period for the Common Stock acquired through exercise of the Rights will begin on the day following the date the Rights are considered exercised.

TAX CONSEQUENCES TO HOLDERS OF RIGHTS RECEIVED IN CONNECTION WITH EMPLOYEE PARTICIPATION


     Issuance of Rights. The Company will grant an opportunity to participate in the Employee Participation only to employees and consultants holding vested and unvested stock options issued pursuant to the Company's current equity incentive plans or holding shares of Restricted Stock (collectively, the "Equity Plan Participants"). Therefore, the Company believes that Rights issued pursuant to the Employee Participation should be treated as issued in connection with the performance of services for federal income tax purposes and, thus, the federal income tax treatment resulting from the issuance of Rights to Equity Plan Participants pursuant to the Employee Participation should be governed by
Section 83 of the Code. Accordingly, no gain or loss will be recognized by the Equity Plan Participants receiving Rights pursuant to the Employee Participation provided that the Rights do not have a readily ascertainable fair market value (within the meaning of Treasury Regulation Section 1.83-7(b)) when issued. The Company believes that Rights issued pursuant to the Employee Participation should not be treated as having a readily ascertainable fair market value at the time of grant because the Rights issued pursuant to the Employee Participation are non-transferable and, thus, will not be actively traded on an established market, and the fair market value of the rights otherwise cannot be measured with reasonable accuracy, as required under the Treasury Regulations.


     Lapse of Rights. Equity Plan Participants who allow Rights received by them pursuant to the Employee Participation to lapse will not recognize any gain or loss, and no adjustment will be made to the basis, if any, of any other ownership interest in the Company owned by the holders of the Rights.

     Exercise of Rights; Basis and Holding Period of Common Stock. If an Equity Plan Participant exercises Rights received pursuant to the Employee Participation, with respect to the Common Stock so purchased, the holder will recognize taxable income at the time the Common Stock is purchased in an amount equal to the amount, if any, that the fair market value of the Common Stock determined at the time of exercise exceeded the Subscription Price. Any income so recognized would be taxed at ordinary income rates and any gain or loss recognized on the subsequent disposition of the Common Stock so acquired would be treated as a capital gain or loss.

     Under these circumstances, the tax basis of the Common Stock acquired through the exercise of Rights will be equal to the fair market value of the Common Stock on the date of exercise and the holding period for the Common Stock acquired through the exercise of the Rights generally begins on the day following exercise.

     EQUITY PLAN PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC CONSEQUENCES TO THEM UPON THE EXERCISE OF RIGHTS.

                                 LEGAL MATTERS

     The validity of the Rights and the Common Stock offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. A principal of Riordan & McKinzie is the beneficial owner of 3,000 shares of Common Stock of the Company. In addition, principals of Riordan & McKinzie have made commitments to an investment fund that will, among other investments, make a commitment of capital to IP II. It is anticipated that as a result of IP II's investment in the Company the aggregate market value of the indirect interests of the firm's principals in the Common Stock will exceed $50,000.

                                    EXPERTS

     The financial statements of Superior National Insurance Group, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the financial statements of Pac Rim Holding Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and elsewhere in this Prospectus and the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing. The report on the financial statements of Superior National Insurance Group, Inc. dated March 27, 1998, except as to note 19 which is as of October 12, 1998, refers to certain reclassifications made to the consolidated financial statements that resulted in restatements of amounts that were previously reported. The report on the financial statements of Pac Rim Holding Corporation dated August 28, 1997, contains an explanatory paragraph which states that the consolidated financial statements as of and for the year ended December 31, 1996 have been restated.


     The combined financial statements of the insurance operations of BIG as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

DEFINED TERMS AND SELECTED INSURANCE TERMS

Acquisition...................   The acquisition of BIG and its insurance
                                 subsidiaries by the Company pursuant to the Acquisition Agreement.

Acquisition Agreement.........   The Purchase Agreement dated as of May 5, 1998
                                 between the Company and FHC.

Admitted assets...............   Assets recognized and accepted by state
                                 insurance regulatory authorities for their purposes in determining the financial condition of an insurance company.

ALE...........................   Assumption of Liability Endorsement

A.M. Best.....................   A.M. Best Company, Inc.

Associate.....................   A person or entity that controls, is under
                                 common control with, or is controlled by another person, and all individuals who are officers, directors, or control persons of any of such entities. IP's Associates include
                                 CentreLine, Centre Re, III, and IIA.

BICO..........................   Business Insurance Company, a wholly owned
                                 insurance subsidiary of BIG.


BIG...........................   The insurance business of Business Insurance
                                 Group, Inc., a Delaware corporation, and, where the context indicates, it and its wholly owned insurance subsidiaries.


BIG Insurance Subsidiaries....   BICO, CalComp, CCIC, and CBIC.

Bishop Estate.................   Estate of Bernice P. Bishop, a limited partner
                                 of III.

Board or Board of Directors...   Board of directors of the Company.

CalComp.......................   California Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.


Capital Z.....................   Capital Z Partners, Ltd., the ultimate general
                                 partner of IP II.


CBIC..........................   Combined Benefits Insurance Company, a wholly
                                 owned
                                 subsidiary of BIG.

CCIC..........................   Commercial Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.

Centre Re.....................   Centre Reinsurance Limited.

CentreLine....................   CentreLine Reinsurance Limited, a Bermuda
                                 Corporation.

CentreLine Warrant............   A warrant exercisable to purchase 579,356
                                 shares of Common Stock at $5.20 per share that was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate, Centre
                                 Reinsurance Services (Bermuda) III Limited.

Centre Solutions..............   Centre Solutions (Bermuda) Limited.

Chase.........................   The Chase Manhattan Bank.

Claim and claim adjustment
expenses......................   The estimated ultimate cost of claims, whether
                                 reported or unreported, charged against
                                 earnings when claims occur, including the estimated expenses of settling claims (claim adjustment expenses).

Closing.......................   Consummation of the Acquisition, the Equity
                                 Financings, and the Senior Debt Financing, which are conditioned on each other and are to occur simultaneously.

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

Closing Date..................   Date on which the Stock Offering, the Senior
                                 Debt Financing, the IP Stock Issuance, and the
                                 Acquisition all will be consummated.

Code..........................   Internal Revenue Code of 1986, as amended.

Combined ratio................   The sum of the expense ratio, the loss ratio,
                                 and the policyholder dividend ratio. A combined ratio under 100% generally indicates an underwriting profit, and a combined ratio over 100% generally indicates an underwriting loss.

Commission....................   Securities and Exchange Commission (also
                                 referred to as the "SEC").

Commitment Fee Warrants.......   Warrants to purchase 734,000 shares of Common
                                 Stock at $16.75 per share that will be issued to IP and an affiliate of Zurich as payment for the Standby Commitment

Common Stock..................   Common Stock of the Company.

Company.......................   Superior National Insurance Group, Inc., a
                                 Delaware corporation and its subsidiaries (also referred to as "Superior National").

CSMP..........................   Claim Severity Management Program.

DOI...........................   California Department of Insurance.

EBITDA........................   Earnings before interest, taxes, minority
                                 interest, depreciation, and amortization.

Employee Participation........   The offering of non-transferable Rights to
                                 holders of options and grants of Restricted
                                 Stock as part of the Stock Offering.

Employee Participation
Agreement.....................   Agreement between the Company and each employee
                                 and consultant electing to receive Rights under the Employee Participation that contains restrictions on transferability of such Rights.

Equity Financings.............   The Stock Offering, the Standby Commitment, and
                                 the IP Stock Issuance.

Exchange Act..................   Securities Exchange Act of 1934, as amended.

Expense ratio.................   The ratio of underwriting expenses to net
                                 premiums earned.


Expiration Date...............   November 20, 1998, unless extended by the
                                 Company.


FASB..........................   Financial Accounting Standards Board.

FHC...........................   Foundation Health Corporation, a Delaware
                                 corporation, a subsidiary of FHS and the immediate parent of BIG.

FHS...........................   Foundation Health Systems, Inc., the insurance
                                 holding company that is the ultimate parent of BIG.

GAAP..........................   Generally accepted accounting principles.

Gen Re........................   General Reinsurance Corporation.


HSR Act.......................   The Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976, as amended.


IBNR..........................   A reserve for incurred but not yet reported
                                 claims.

IIA...........................   International Insurance Advisors, Inc., a New
                                 York corporation, investment advisors to III.

III...........................   International Insurance Investors, L.P., a
                                 Bermuda limited partnership.

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


III (Bermuda).................   International Insurance Investors (Bermuda)
                                 Limited, the general partner of III.


IP............................   IP Bermuda, IP Delaware, and IP II,
                                 collectively.

IP Bermuda....................   Insurance Partners Offshore (Bermuda), L.P., a
                                 Bermuda limited partnership.

IP Delaware...................   Insurance Partners, L.P., a Delaware limited
                                 partnership.

IP II.........................   Capital Z Financial Services Fund II, L.P. and
                                 Capital Z Financial Services Private Fund II,
                                 L.P., collectively.

IP Stock Issuance.............   The Company's issuance and sale of 5,611,940
                                 shares of Common Stock for $16.75 per share, aggregating approximately $94.0 million, in a private transaction pursuant to the Stock
                                 Purchase Agreement.

IPA...........................   Insurance Partners Advisors, L.P.

IRIS..........................   The NAIC's Insurance Regulatory Information
                                 System, developed to assist state insurance departments in assessing the financial health of insurance companies through application of financial ratios.

Loss ratio....................   The ratio of claims and claim adjustment
                                 expenses to net premiums earned.

Loss Reserves Guarantee.......   FHC's guarantee of BIG's claim and claim
                                 adjustment expense reserves, covering $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing.

Moody's.......................   Moody's Investor Services, Inc.

NAIC..........................   National Association of Insurance
                                 Commissioners.

Nasdaq........................   The Nasdaq National Market.

Net Premiums Earned...........   The portion of net premiums written applicable
                                 to the insurance coverage provided in any particular accounting period.

Net Premiums Written..........   Premiums retained by an insurance company after
                                 deducting premiums on business reinsured with others.


NOLs..........................   Net Operating Loss Carryforwards under the
                                 Code.


Open rating...................   The elimination of required minimum workers'
                                 compensation premium rates in California, instituted in January 1993.

P&C...........................   Property and casualty insurance.

Pac Rim.......................   Pac Rim Holding Corporation, and where the
                                 context requires, its subsidiaries including
                                 The Pacific Rim Assurance Company.

Pac Rim Transaction...........   The Company's April 1997 acquisition of Pac Rim
                                 and its subsidiary, The Pacific Rim Assurance
                                 Company (subsequently renamed Superior Pacific
                                 Casualty Company).

Participating policies........   Policies that provide for the discretionary
                                 payment of dividends to policyholders (as a refund of premiums).

Participation Note............   Secured promissory note delivered by an
                                 employee or consultant as payment for all or a portion of the Subscription Price for shares of Common Stock purchased in the Employee
                                 Participation.

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

Persistency risk..............   The risk that insureds will not renew upon
                                 expiration of a policy and will select a different carrier.

Policy acquisition costs......   Agents' or brokers' commissions, premium taxes,
                                 marketing, underwriting, and other expenses associated with the production of business.

Policyholder dividend ratio...   The ratio of policyholder dividends incurred to
                                 net premiums earned. Policyholder dividends are amounts refunded by an insurance company to policyholders.

Policyholders' surplus........   The amount remaining after all liabilities are
                                 subtracted from all admitted assets, applying statutory accounting principles. This sum is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.

Quota-Share Arrangement.......   Either of the substantially identical
                                 three-year quota-share reinsurance treaties entered into by the Company and BIG.

RBC...........................   Risk-based capital.

Record Date...................   October 30, 1998, the Record Date for the Stock
                                 Offering.

Reinsurance...................   An agreement whereby an insurer transfers
                                 ("cedes") a portion of the insurance risk to a reinsurer in exchange for the payment of a premium. Reinsurance can be effected by "treaties," which automatically cover all risks of a defined category, amount, and type, or by "facultative reinsurance," which is negotiated between an original insurer and the reinsurer on an individual, contract-by-contract basis.

REM...........................   Risk Enterprise Management Limited, a Zurich
                                 affiliate, which provides claim severity management services to Superior Pacific.

Restricted Stock..............   Restricted Common Stock which were issued
                                 pursuant to the Company's stock incentive plans but for which a valid Code Section 83(b) election has not been made.

Rights........................   Subscription rights granted in respect of each
                                 share of Common Stock, option or warrant held, with each Right entitling the holder thereof to purchase one share of Common Stock for $16.75.

Rights Offering...............   The Company's distribution to existing
                                 stockholders (excluding IP Delaware and IP
                                 Bermuda) and warrant holders (excluding those exercising their preemptive rights to purchase shares under the terms of the IP Stock
                                 Issuance) of transferable Rights, the proceeds of which, upon exercise, will be used to acquire BIG.

S&P...........................   Standard & Poor's Corporation.

SAP...........................   Statutory Accounting Practices. An accounting
                                 method prescribed or permitted by state
                                 insurance regulators, which differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP; (c) certain assets such as agents' balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance;
                                 and (h) minimum statutory reserves for losses in excess of Company's estimates are required.

SEC...........................   Securities and Exchange Commission (also
                                 referred to as the "Commission").

Securities Act................   Securities Act of 1933, as amended.

Securities Pledge Agreement...   Agreement by which securities (which may
                                 include Common Stock already owned or purchased in the Employee Participation, options, or warrants) will be pledged by an employee or consultant to the Company as security for a Participation Note.


Senior Debt Financing.........   Senior debt financing in the aggregate
                                 principal amount of up to $110.0 million that the Company intends to obtain through a credit facility or other borrowing arrangement with a lender or lenders or through a public or private offering of senior notes, or a combination thereof, the proceeds of which will be used, among other things, to acquire BIG.


Senior Subordinated Notes.....   The Senior Subordinated Notes issued by the
                                 Company to the Trust, in exchange for the proceeds of the Trust's issuance of the Trust
                                 Preferred Securities.

Service.......................   Internal Revenue Service.

Service Agreements............   Long-term agreements that the Company and BIG
                                 will enter into with various subsidiaries of FHC that are not being purchased in the Acquisition, covering such services as medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services.

SNIC..........................   Superior National Insurance Company, a wholly
                                 owned insurance subsidiary of the Company.

SPCC..........................   Superior Pacific Casualty Company, a wholly
                                 owned insurance subsidiary of the Company.

Standby Commitment............   Commitment of IP to purchase at the
                                 Subscription Price up to 6,328,358 shares of Common Stock in an amount equal to the number of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million.

State Fund....................   California State Compensation Insurance Fund, a
                                 quasi-public insurer required to provide insurance to all applicants.

Stock Offering................   The Company's offering of approximately $107.9
                                 million of Common Stock, consisting of the Rights Offering and the Employee Participation.

Stock Purchase Agreement......   The Stock Purchase Agreement dated as of May 5,
                                 1998 among the Company, IP Delaware, IP
                                 Bermuda, and Capital Z Partners Ltd., general partner of IP II (which subsequently assigned its interest to IP II).

Stock Subscription
Agreement.....................   Agreement under which purchases of Common Stock
                                 by participants in the Employee Participation will take place, which will restrict transfer of the shares purchased for one year.

Subordinated Notes
Indenture.....................   Indenture relating to the Senior Subordinated
                                 Notes.

Subscription Certificates.....   Certificates representing Rights to be
                                 delivered by the Subscription Agent to
                                 participants in the Stock Offering, which, in the case of the Rights Offering, will be transferable, and, in the case of the Employee
                                 Participation, will not be transferable.

Subscription Price............   $16.75 per share.

Subsidiaries..................   The direct and indirect subsidiaries of the
                                 Company, including, after the Acquisition, BIG.

Superior National.............   Superior National Insurance Group, Inc., a
                                 Delaware corporation, and its subsidiaries
                                 (also referred to as the "Company").

Superior Pacific..............   SNIC and SPCC, together.

TJS...........................   TJS Partners, L.P., a New York limited
                                 partnership.

Treaty........................   A reinsurance agreement. See "Reinsurance,"
                                 above.

Triennial Examination.........   A regularly scheduled triennial review of the
                                 operations and financial condition of a
                                 regulated California insurance company by the DOI as required under various provisions of the California Insurance Code.

Trust.........................   Superior National Capital Trust I, a subsidiary
                                 of the Company.

Trust Preferred Securities....   $105 million in 10 3/4% Trust Preferred
                                 Securities issued by the Trust on December 3, 1997. Superior National simultaneously issued the Senior Subordinated Notes which were purchased by the Trust with the proceeds of the Offering, and provided certain guarantees in favor of the holders of the Trust Preferred
                                 Securities.

Underwriting..................   The process whereby an insurer reviews
                                 applications submitted for insurance coverage, determines whether it will accept all or part of the coverage requested, and determines the premiums to be charged.

Underwriting expenses.........   The aggregate of commissions and other policy
                                 acquisition costs, as well as the portion of administrative, general, and other expenses attributable to the underwriting operations.

Underwriting profit (loss)....   The excess (deficiency) resulting from the
                                 difference between net premiums earned and the sum of claims and claims adjustment expenses, underwriting expenses, and policyholder dividends.

Unpaid claim and claim
adjustment expenses...........   An estimate of claims that have occurred, both
                                 reported and unreported (including claim adjustment expenses), and have been charged against earnings but remain unpaid.

Voting Notes..................   14.5% Senior Subordinated Voting Notes issued
                                 by the Company on March 31, 1992, and due April
                                 1, 2002.

WCIRB.........................   California Workers' Compensation Insurance
                                 Rating Bureau.

Zurich........................   Zurich Centre Group Holdings, Limited, a
                                 Bermuda corporation.

ZRNA..........................   Zurich Reinsurance (North America), Inc. a
                                 Zurich affiliate.

1986 Plan.....................   The Company's 1986 Non-Statutory Stock Option
                                 and 1986 Non-Statutory Stock Purchase Plan.

1995 Plan.....................   The Company's 1995 Stock Incentive Plan.

1996 Stock Purchase
Agreement.....................   The Stock Purchase Agreement dated September
                                 17, 1996, as amended and restated February 17, 1997, pursuant to which IP Delaware, IP
                                 Bermuda, TJS and members of the Company's management purchased Common Stock in connection with the Company's acquisition of Pac Rim.


14.5% Notes...................   14.5% Senior Subordinated Promissory Notes
                                 issued by the Company in 1992 and redeemed in 1994.

                         INDEX TO FINANCIAL STATEMENTS

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                                                              PAGE
                                                              -----
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SUPERIOR
  NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES...........  F-1
INDEPENDENT AUDITORS' REPORT................................  F-3
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997 (restated), 1996 and 1995............  F-5
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1997, 1996 and 1995...  F-6
  Consolidated Statements of Cash Flows as restated for the
     years ended December 31, 1997, 1996 and 1995...........  F-7
  Notes to Consolidated Financial Statements................  F-8
FINANCIAL STATEMENTS SCHEDULES:
  Schedule I:  Condensed Financial Information of the
               Registrant, Superior National Insurance
               Group, Inc...................................  F-33
  Schedule II:  Valuation and Qualifying Accounts and
                Reserves....................................  F-38
  Schedule V:  Supplemental Insurance Information,
               Reinsurance and Supplemental Property and
               Casualty Insurance Information...............  F-39
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Condensed Consolidated Balance Sheets as of June 30, 1998
     (unaudited) and December 31, 1997......................  F-42
  Condensed Consolidated Statements of Income for the three
     and six months ended June 30, 1998 (unaudited) and June
     30, 1997 (restated) (unaudited)........................  F-43
  Condensed Consolidated Statement of Changes in
     Stockholders' Equity for the six months ended June 30,
     1998 (unaudited) and year ended December 31, 1997
     (unaudited)............................................  F-44
  Condensed Consolidated Statements of Cash Flows as
     restated for the six months ended June 30, 1998
     (unaudited) and June 30, 1997 (unaudited)..............  F-45
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-46
     THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC
INDEX TO COMBINED FINANCIAL STATEMENTS OF THE INSURANCE
  OPERATIONS OF BUSINESS INSURANCE GROUP, INC...............  F-52
INDEPENDENT AUDITORS' REPORT................................  F-53
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-54
  Combined Statements of Operations and Comprehensive Income
     for the years ended December 31, 1997, 1996 and 1995 as
     restated...............................................  F-55
  Combined Statements of Stockholder's Equity for the years
     ended December 31, 1997, 1996 and 1995 as restated.....  F-56
  Combined Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995 as restated...........  F-57
  Notes to Combined Financial Statements....................  F-58
UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS:
  Condensed Combined Balance Sheets as of June 30, 1998
     (unaudited) and December 31,
     1997...................................................  F-73
  Condensed Combined Statements of Operations and
     Comprehensive Income for the three months and six
     months ended June 30, 1998 and 1997 (unaudited)........  F-74
  Condensed Combined Statement of Changes in Stockholder's
     Equity for the six months ended June 30, 1998
     (unaudited) and twelve months ended December 31,
     1997...................................................  F-75

                                                              PAGE
                                                              -----
  Condensed Combined Statements of Cash Flows for the six
     months ended June 30, 1998 and 1997 (unaudited)........  F-76
  Notes to Condensed Combined Financial Statements..........  F-77

                    PAC RIM HOLDING CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS:
INDEPENDENT AUDITORS' REPORT................................  F-78
  Consolidated Balance Sheets as of December 31, 1996
     (restated) and 1995....................................  F-79
  Consolidated Statements of Operations for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-80
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996 (restated), 1995, and
     1994...................................................  F-81
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-82
  Notes to Consolidated Financial Statements................  F-83
  Consolidated Balance Sheets as of March 31, 1997
     (unaudited) and December 31, 1996 (restated)...........  F-97
  Consolidated Statements of Operations for the three months ended March 31, 1997 (unaudited) and March 31, 1996
     (unaudited)............................................  F-98
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 (unaudited) and March 31, 1996
     (unaudited)............................................  F-99
  Notes to Unaudited Consolidated Financial Statements......  F-100

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Superior National Insurance Group, Inc.:

     We have audited the consolidated financial statements of Superior National Insurance Group, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior National Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in note 19 to the consolidated financial statements, certain reclassifications were made to the accompanying consolidated financial statements that resulted in restatements to amounts previously reported.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 27, 1998, except as to
note 19 which is as
of October 12, 1998

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS
Investments:
  Bonds and Notes
    Available-for-sale, at market (cost: 1997, $203,373;
     1996, $46,549).........................................  $205,214     $ 46,330
  Equity securities, at market
    Common stock (cost: 1997, $1,356; 1996, $1,199).........     1,526        1,173
  Short-term investments, at cost...........................     6,634       67,514
                                                              --------     --------
         TOTAL INVESTMENTS..................................   213,374      115,017
Cash and cash equivalents (restricted cash: 1997, $651;
  1996, $1,747).............................................    28,742       34,423
Reinsurance recoverable:
  Paid and unpaid claims and claim adjustment expenses......    53,082       25,274
  Premiums receivable (less allowance for doubtful accounts
    of $800 in 1997 and $300 in 1996).......................    24,364        9,390
  Earned but unbilled premiums receivable...................    12,524        5,251
  Accrued investment income.................................     2,661        1,035
  Deferred policy acquisition costs.........................     5,879        3,042
  Deferred income taxes.....................................    25,104        9,520
  Funds held by reinsurer...................................     5,152        1,948
  Receivable from a related party reinsurer.................        --      110,527
  Prepaid reinsurance premiums..............................     1,598        1,039
  Goodwill..................................................    35,887           --
  Prepaid and other.........................................    21,106        7,364
                                                              --------     --------
         TOTAL ASSETS.......................................  $429,473     $323,830
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Claims and claim adjustment expenses......................  $201,255     $115,529
  Unearned premiums.........................................    12,913        9,702
  Reinsurance payable.......................................     3,412          874
  Long-term debt............................................        30       98,961
  Policyholder dividends....................................     1,370           --
  Capital lease obligation..................................     7,626           --
  Discontinued operations liability.........................    12,904       17,261
  Accounts payable and other liabilities....................    28,868       12,741
                                                              --------     --------
         TOTAL LIABILITIES..................................   268,378      255,068
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE; authorized
  1,100,000 shares; issued and outstanding 1,013,753 shares
  in 1996...................................................        --       23,571
COMPANY-OBLIGATED TRUST PREFERRED SECURITIES OF SUBSIDIARY
  TRUST HOLDING SOLELY SENIOR SUBORDINATED NOTES OF SNIG;
  $1,000 face per share; issued and outstanding 105,000
  shares in 1997............................................   101,277           --

                                STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares;
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Unrealized (loss) gain on investments, net of taxes.........     1,327         (162)
Paid-in capital -- warrants.................................     2,206        2,206
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
         NET STOCKHOLDERS' EQUITY...........................    59,818       45,191
                                                              --------     --------
         TOTAL LIABILITIES, PREFERRED SECURITIES AND NET
          STOCKHOLDERS' EQUITY..............................  $429,473     $323,830
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------    -------    -------
                                                              (RESTATED)

                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
REVENUES:
  Premiums written, net of reinsurance ceded................  $136,929    $87,715    $89,139
  Net change in unearned premiums...........................     3,991        933        596
                                                              --------    -------    -------
  Net premiums earned.......................................   140,920     88,648     89,735
  Net investment income.....................................    12,674      7,769      9,784
                                                              --------    -------    -------
        TOTAL REVENUES......................................   153,594     96,417     99,519
                                                              --------    -------    -------
EXPENSES:
  Claims and claim adjustment, net of reinsurance recoveries of $32,383, $6,064 and $2,418 in 1997, 1996 and 1995
    respectively............................................    90,447     55,638     53,970
  Commissions, net of reinsurance ceding commissions of
    $4,868, $2,030 and $1,350 in 1997, 1996 and 1995
    respectively............................................    13,838     10,426     11,881
  Policyholder dividends....................................        --     (5,927)    (5,742)
  Interest..................................................     6,335      7,527      9,619
  General and administrative
    Underwriting............................................    23,857     23,712     17,566
    Loss on termination of financing transaction with a
     related party reinsurer................................    15,699         --         --
    Other...................................................       817       (186)       536
    Goodwill................................................     1,039         --         --
                                                              --------    -------    -------
        TOTAL EXPENSES......................................   152,032     91,190     87,830
                                                              --------    -------    -------
Income before income taxes, preferred securities dividends
  and accretion, discontinued operations, and extraordinary
  items.....................................................     1,562      5,227     11,689
Income tax expense (benefit)................................     1,099      1,597        (12)
                                                              --------    -------    -------
Income before preferred securities dividends and accretion,
  discontinued operations and extraordinary items...........       463      3,630     11,701
Preferred Securities dividends and accretion, net of income
  tax benefit of $1,260, $858 and $767 in 1997, 1996 and
  1995 respectively.........................................    (2,445)    (1,667)    (1,488)
Trust Preferred Securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................      (624)        --         --
Loss from operations of discontinued property and casualty
  operations, net of income tax benefit of $5,070 in 1995...        --         --     (9,842)
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $762................................    (1,480)        --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327.............      (635)        --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134.........................      (259)        --         --
Extraordinary loss on early retirement of Imperial Bank loan
  net of income tax benefit of $83..........................      (161)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $ (5,141)   $ 1,963    $   371
                                                              ========    =======    =======
BASIC EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   0.09    $  1.06    $  3.41
  Preferred securities dividends and accretion..............     (0.58)     (0.49)     (0.43)
  Discontinued operations...................................        --         --      (2.87)
  Extraordinary items.......................................     (0.49)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $  (0.98)   $  0.57    $  0.11
                                                              ========    =======    =======
DILUTED EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   0.07    $  0.75    $  2.97
  Preferred securities dividends and accretion..............     (0.44)     (0.34)     (0.38)
  Discontinued operations...................................        --         --      (2.50)
  Extraordinary items.......................................     (0.37)        --         --
                                                              --------    -------    -------
        NET INCOME..........................................  $  (0.74)   $  0.41    $  0.09
                                                              ========    =======    =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                      NET
                                                    UNREALIZED    UNREALIZED
                                 COMMON STOCK          GAIN       GAIN (LOSS)
                             --------------------     (LOSS)     ON AVAILABLE-    PAID IN                    TOTAL
                              SHARES     $.01 PAR   ON EQUITY      FOR-SALE      CAPITAL --   RETAINED   STOCKHOLDERS'
                              ISSUED      VALUE     SECURITIES    INVESTMENTS     WARRANTS    EARNINGS      EQUITY
                             ---------   --------   ----------   -------------   ----------   --------   -------------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31,
  1994.....................  3,429,873   $15,941         --         $(2,574)       $2,206     $24,791       $40,364

Net Income.................         --        --         --              --            --         371           371
Unrealized gain on equity
  securities...............         --        --          2              --            --          --             2
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           2,741            --          --         2,741
Stock issued under stock
  option plan..............        500         2         --              --            --          --             2
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1995.....................  3,430,373    15,943          2             167         2,206      25,162        43,480
                             ---------   -------       ----         -------        ------     -------       -------

Net Income.................         --        --         --              --            --       1,963         1,963
Unrealized gain on equity
  securities...............         --        --        (19)             --            --          --           (19)
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --            (312)           --          --          (312)
Stock issued under a stock
  option plan..............      3,100        12         --              --            --          --            12
Common stock issued under a
  stock incentive plan.....     13,019        67         --              --            --          --            67
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1996.....................  3,446,492    16,022        (17)           (145)        2,206      27,125        45,191
                             ---------   -------       ----         -------        ------     -------       -------

Net Loss...................         --        --         --              --            --      (5,141)       (5,141)
Unrealized gain on equity
  securities...............         --        --        129              --            --          --           129
Change in unrealized gain
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           1,360            --          --         1,360
Common stock issued........  2,390,438    18,000         --              --            --          --        18,000
Stock issued under a stock
  option plan..............     22,127       105         --              --            --          --           105
Common stock issued under a
  stock incentive plan.....     12,222       174         --              --            --          --           174
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1997.....................  5,871,279   $34,301       $112         $ 1,215        $2,206     $21,984       $59,818
                             =========   =======       ====         =======        ======     =======       =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS AS RESTATED
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------   --------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $  1,963   $     371
                                                              --------   --------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bonds and preferred stock...............    (1,073)    (1,581)     (3,575)
    Amortization of long-term debt..........................        68         --          --
    Loss/(gain) on sale of investments......................        98        (31)        525
    Gain on sale of Centre Re investments...................        --     (2,036)     (4,891)
    Amortization of goodwill................................     1,039         --          --
    Loss on termination of financing transaction with a
     related party reinsurer................................    15,699         --          --
    Extraordinary loss......................................     2,535         --          --
    Interest expense on long-term debt......................     3,581         --          --
    Preferred securities dividends and accretion............     3,069      2,526       2,255
    (Increase) decrease in reinsurance balances
     receivable.............................................   (23,789)    14,339      28,516
    Decrease (increase) in investments withheld from a
     related party reinsurer................................        --    117,980     (13,339)
    (Increase) decrease in premiums receivable..............    (1,848)     2,184       6,901
    (Increase) decrease in earned but unbilled premiums
     receivable.............................................    (3,131)    (2,101)      3,336
    (Increase) decrease in accrued investment income........      (986)       792        (491)
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (2,837)      (262)        125
    Decrease in income taxes receivable.....................        --         --       1,721
    Decrease (increase) in deferred taxes...................     1,095        735      (5,853)
    Increase in funds held by reinsurer.....................    (3,204)      (976)       (972)
    Increase in receivable from a related party reinsurer...        --   (110,527)         --
    Increase in prepaid reinsurance premiums................    (2,406)      (287)        (88)
    Decrease (increase) in other assets.....................     1,637     (1,287)     (1,413)
    Decrease in claims and claim adjustment expense
     reserves...............................................   (24,523)   (25,966)    (29,763)
    Decrease in unearned premium reserves...................    (3,648)      (645)       (508)
    Increase (decrease) in reinsurance payable..............     2,538        504      (2,835)
    Decrease in policyholder dividends payable..............        --     (8,094)    (10,970)
    Decrease in discontinued operations.....................        --         --      (4,223)
    (Decrease) increase in accounts payable and other
     liabilities............................................   (11,143)     5,321      (1,994)
                                                              --------   --------   ---------
    Total adjustments.......................................   (47,229)    (9,412)    (37,536)
                                                              --------   --------   ---------
        Net cash (used in) provided by operating
        activities..........................................   (52,370)    (7,449)    (37,165)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Paid-in-capital -- stock options taken..................       279         79           2
    Proceeds from issuance of common stock..................    18,000         --          --
    Proceeds from Trust Preferred Securities net of $3.7
     million issuance.......................................   101,272         --          --
    Long-term debt -- Chase Manhattan Bank..................    41,257         --          --
    Retirement of long-term debt -- Chase Manhattan Bank....   (44,000)        --          --
    Retirement of 1994 Preferred Securities.................   (27,668)        --          --
    Retirement of long-term debt............................    (7,250)    (1,250)     (1,200)
    Prepayment penalty on long-term debt....................      (244)        --          --
    Retirement of long-term debt -- Chase financing.........        --     (1,410)         --
    Proceeds from Chase Financing...........................        --     93,091          --
                                                              --------   --------   ---------
        Net cash provided by (used in) financing
        activities..........................................    81,646     90,510      (1,198)
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................  (226,749)   (43,257)     (4,611)
  Purchases of common stock.................................    (1,496)      (513)       (680)
  Purchase of Pacific Rim Holding Company...................   (44,016)        --          --
  Investments and cash for discontinued operations..........    (4,357)    17,261      (1,581)
  Sales of bonds and notes: Investments
    available-for-sale......................................   109,082     25,343      17,643
  Maturities of bonds and notes:
    Investments held-to-maturity............................        --         --       2,250
    Investments available-for-sale..........................    15,042     12,771       3,035
  Sales of equity securities................................     1,197         --          --
  Net decrease in short-term investment.....................   116,340    (66,431)     25,962
                                                              --------   --------   ---------
  Net cash (used in) provided by investing activities.......   (34,957)   (54,826)     42,018
                                                              --------   --------   ---------
  Net (decrease) increase in cash...........................    (5,681)    28,235       3,655
  Cash and cash equivalents at beginning of period..........    34,423      6,188       2,533
                                                              --------   --------   ---------
  Cash and cash equivalents at end of period................  $ 28,742   $ 34,423   $   6,188
                                                              ========   ========   =========
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      4   $      4   $       4
                                                              ========   ========   =========
    Cash paid during the year for interest..................  $  2,803   $    641   $     808
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Superior National Insurance Group, Inc. ("SNIG") and all subsidiaries (together with SNIG, the "Company"). The Company's principal insurance subsidiaries (collectively referred to as "Superior Pacific"), Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), are licensed to write workers' compensation insurance and commercial property and casualty insurance in 20 states and the District of Columbia.

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. Earned premiums reported in 1997, 1996, and 1995 reflect workers' compensation premiums from policies that were primarily located in California.

     The Company's consolidated financial statements have been prepared on the basis of generally accepted accounting principles that vary in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities. The results of all significant intercompany transactions have been eliminated.

     Certain reclassifications have been made to prior year financial statements to conform to the 1997 presentation.

  Acquisition

     On April 11, 1997, the Company acquired all of the outstanding stock of Pac Rim Holding Corporation ("Pac Rim") for aggregate consideration of $42.0 million in cash. This consideration resulted in payments of $20.0 million to Pac Rim stockholders, $20.0 million to Pac Rim's convertible debenture holders, and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18 million of newly issued shares of common stock. The term loan was subsequently retired from funds raised from the sale of $105 million of 10.75% Trust Preferred Securities. As a result of the term loan's being retired, the Company recorded an extraordinary loss, net of federal income taxes, of $1.5 million.

     The transaction resulted in $36.9 million in goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of the acquisition have been included in operations. The transaction's designated accounting effective date is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105,913, cash of $2,627, receivables of $17,268, and other assets of $22,272. Liabilities assumed in the acquisition included unearned premiums of $6,859, claims and claim adjustment expense reserves of $107,743, and other liabilities of $32,289.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The unaudited pro forma condensed consolidated results of operations presented below assume the transaction occurred had the acquisition taken place at the beginning of each period presented.

                                                              PRO FORMA RESULTS FOR THE YEAR
                                                                    ENDED DECEMBER 31,
                                                              -------------------------------
                                                                  1997               1996
                                                              ------------       ------------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Revenues....................................................    $174,550           $187,732
Loss before income taxes, preferred securities dividends and
  accretion, and extraordinary items........................    $   (253)          $(18,620)
Net (loss)..................................................    $(23,280)          $(23,226)
Basic earnings per share....................................    $  (4.43)          $  (3.01)
Diluted earnings per share..................................    $  (3.32)          $  (2.55)

     These unaudited pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of each period or of future operations of the combined companies.

  Reverse Stock Split

     Effective May 25, 1995, shareholders of SNIG approved a four-into-one reverse split of SNIG's common stock. The purpose of the reverse split was to increase the per-share price of the SNIG common stock in order to enhance public trading of the common stock upon the effectiveness of the Company's registration with the Securities and Exchange Commission. Consequently, the shares of common stock and stock options information included in the accompanying consolidated financial statements were prepared assuming the reverse stock split had been outstanding at the beginning of all periods presented.

  Cash and Cash Equivalents and Short-term Investments

     Cash includes currency on hand and demand deposits with financial institutions. Short-term investments represents short-term, highly liquid investments, with an original maturity date of less than a year and greater than 90 days. Short-term investments is carried at cost, which approximates market.

  Investments

     Investments in debt instruments consist primarily of bonds and collateralized mortgage obligations. Debt instruments and equities are classified as (i) "held-to-maturity" (carried at amortized cost); (ii) "trading" (carried at market with differences between cost and market being reflected in the results of operations); or (iii) if not otherwise classified, as "available-for-sale" (carried at market with differences between cost and market being reflected as a separate component of stockholders' equity, net of applicable income tax effect). The premiums and discounts on fixed maturities and collateralized mortgage obligations are amortized using the interest method. Amortization and accretion of premiums and discounts on collateralized mortgage obligations are adjusted for principal paydowns and changes in expected maturities. Current market values of investments are obtained from published sources. Declines in market value that are considered other than temporary are charged to operations.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, "Disclosure About Derivative Financial Investments and Fair Value of Financial Investments." Securities not designated as held-to-maturity have been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is based on average cost.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Investments in equity securities are carried at fair value. Unrealized gains or losses on equity securities are reflected, net of applicable tax, in stockholders' equity.

  Premiums Receivable

     Superior Pacific records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable, which are substantially all earned, primarily represent Superior Pacific's estimate of the difference between amounts billed on installment policies and the amount to be ultimately billed on the policy. Unbilled premiums receivable also include estimated billings on payroll reporting policies which were earned but not billed prior to year end. Superior Pacific uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums receivable. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts received will equal the recorded unbilled amounts.

     The ultimate collectability of the unbilled receivables can be affected to a greater degree by general changes in the economy and the regulatory environment than billed receivables due to the increased time required to determine the billable amount. The Company attempts to consider these factors when estimating the receivable for unbilled premiums.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, loss control, policy issuance, and underwriting costs related to the production of SNIC's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged to income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

     Policy acquisition costs incurred and amortized into income are as follows:

                                                       1997        1996        1995
                                                     --------    --------    --------
Balance at beginning of year.......................  $  3,042    $  2,780    $  2,905
Cost deferred during the year......................    22,814      17,132      18,163
Amortization charged to expense....................   (19,977)    (16,870)    (18,288)
                                                     --------    --------    --------
Balance at end of year.............................  $  5,879    $  3,042    $  2,780
                                                     ========    ========    ========

  Claims and Claim Adjustment Expenses

     Claims and claim adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported claims and claim adjustment expenses. The provision for unpaid claims and claim adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required claims and claim adjustment expense reserves. Management has selected ultimate claim and claim adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims.

     Changes in Company operations and management philosophy also may cause actual developments to vary from the past. The adoption of new data processing systems, shifts to underwriting more or less hazardous

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES risk classifications, the hiring of new claims personnel, changes in claims servicing vendors and third party administrators, may all change rates of reserve development, payments, and claims closings, increasing or decreasing claims severity and closing rates.

  Policyholder Dividends

     Prior to the inception of open rating in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by Superior Pacific as a percent of total policies from 24% of workers' compensation premiums in force at December 31, 1995 to 1% at December 31, 1996. A small increase in the percentage of participating policies to 3% at December 31, 1997 is attributable to policies written in Arizona. In 1995, as a result of the diminishing value of policyholder dividends, Superior Pacific's management declared a moratorium in the payment of policyholder dividends. In December 1996, the Company discontinued policyholder dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by Superior Pacific. Dividends were paid to the extent that a surplus was accumulated from premiums on workers' compensation policies.

  Premium Income Recognition

     Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

  Income Taxes

     The Company files a consolidated Federal income tax return which includes all qualifying subsidiaries.

     Deferred income taxes are provided for temporary differences between financial statement and tax return bases using the asset and liability method, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method, deferred taxes are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be settled. Tax rate changes are accounted for in the year in which the tax law is enacted.

  Earnings per Share ("EPS")

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share", which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years ending after December 15, 1997. Note 16 contains the required disclosures which make up the calculation of basic and diluted earnings per share. The required restatement of prior years earnings per share reflect an immaterial difference.

  Property, Equipment, Leasehold Improvements and Assets Under Capital Lease

     Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. The accumulated depreciation and amortization as of December 31, 1997 and 1996 was $2,207 and $4,289 respectively. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, or, if less, the term of the lease. Property, equipment, and leasehold improvements are included as a component of "Prepaid and other assets" on the consolidated balance sheets.

  Use of Management Estimations

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its workers' compensation claims and claim adjustment expenses; discontinued operations; policyholder dividends; earned but unbilled premiums; and deferred tax balances in its financial statements. While these estimates are based upon analyses performed by management, outside consultants, and actuaries, the amounts the Company will ultimately pay may differ materially from the amounts presently estimated.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and Related Interpretations in accounting for its employee stock options.

  Business Relationships with Related Parties

     In April 1997, Insurance Partners, L.P. ("IP Delaware") and Insurance Partners (Offshore) Bermuda, L.P. ("IP Bermuda" and, together with IP Delaware, "IP") purchased 2,124,834 shares of Common Stock at $7.53 per share, for an aggregate purchase price of $16.0 million. As a result of this purchase, IP owns approximately 36.2% of the outstanding Common Stock (approximately 24.8% on a fully diluted basis). Certain affiliates of Zurich Reinsurance Centre Holdings LLC ("Zurich") are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those partnerships on an aggregate basis (representing an aggregate, indirect ownership by such affiliates of approximately 5.7% of the Common Stock on a fully diluted basis).

     In March 1992, the Company issued warrants (the "Warrants") to purchase 1,616,886 shares of Common Stock in connection with the sale of its 14.5% Senior Subordinated promissory notes in an aggregate principal amount of $11.0 million, which notes have since been redeemed. The Warrants are exercisable at $4.00 per share and expire April 1, 2002. International Insurance Investors, L.P. ("III") purchased 1,474,306 of the Warrants (which have since been distributed to III's partners), 1,243,332 of which are subject to a revocable agency relationship with International Insurance Advisors, Inc. ("IIA"), pursuant to which IIA exercises the voting or consent rights of such Warrants and the underlying shares of Common Stock. Management acquired the remaining 142,580 Warrants. Centre Solutions (Bermuda) Limited ("Centre Solutions"), an affiliate of Zurich, holds 395,128 of the Warrants (subject to the revocable agency relationship with IIA), representing approximately 4.6% of the Common Stock on a fully diluted basis. As of December 31, 1997, Warrants to purchase 1,566,465 shares of Common Stock were outstanding, as Warrants to purchase 50,421 shares of Common Stock held by management have since been retired upon the termination of their employment with the Company.

     In June 1994, in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine Reinsurance Limited ("Centre Line"), an affiliate of Zurich, the Company issued to CentreLine a warrant to purchase 579,356 shares of Common Stock at an exercise price of $5.20 per share, which expires April 1, 2002. These warrants represent approximately 6.8% of the Common Stock on a fully diluted basis.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(2)  INVESTMENTS

     The amortized cost and market values of bonds and notes classified as available-for-sale at December 31, 1997 are as follows:

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
Available-for-sale:
  United States government agencies and
     authorities........................  $ 89,884       $  420        $(207)      $ 90,097
  Collateralized mortgage obligations...    72,478        1,100          (97)        73,481
  Corporate instruments.................    41,011          657          (32)        41,636
  State and political subdivisions......        --           --           --             --
                                          --------       ------        -----       --------
  Total available-for-sale..............  $203,373       $2,177        $(336)      $205,214
                                          ========       ======        =====       ========

     The market values of equity securities as of December 31, 1997 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,356         $171          $(1)       $1,526
                                             ------         ----          ---        ------
  Total Equity Securities.................   $1,356         $171          $(1)       $1,526
                                             ======         ====          ===        ======

     The amortized cost and estimated market values of investments classified as available for sale at December 31, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security. Changes in interest rates, investor expectations, and political agendas could cause the ultimate payout pattern to differ.

                                                               AVAILABLE FOR SALE
                                                              ---------------------
                                                              AMORTIZED      FAIR
                                                                COST        VALUE
                                                              ---------    --------
Due in one year or less.....................................  $ 25,044     $ 25,086
Due after one year through five years.......................    44,254       44,710
Due after five years through ten years......................    42,101       42,776
Due after ten years.........................................    91,974       92,642
                                                              --------     --------
Total.......................................................  $203,373     $205,214
                                                              ========     ========

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The amortized cost and market values of bonds and notes classified as available for sale at December 31, 1996 are as follows:

                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
Available-for-sale:
  United States government agencies and
     authorities.........................   $22,596        $ 62         $(174)      $22,484
  Collateralized mortgage obligations....    12,989          --          (134)       12,855
  Corporate instruments..................     9,864          23           (20)        9,867
  State and political subdivisions.......     1,100          24            --         1,124
                                            -------        ----         -----       -------
  Total available-for-sale...............   $46,549        $109         $(328)      $46,330
                                            =======        ====         =====       =======

     The market value of equity securities as of December 31, 1996 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,199         $73           $(99)      $1,173
                                             ------         ---           ----       ------
  Total Equity Securities.................   $1,199         $73           $(99)      $1,173
                                             ======         ===           ====       ======

     A summary of net investment income for the years ended December 31, are as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Interest on bonds and notes............................  $ 9,124    $6,628    $ 9,310
Interest on short-term investments, cash and cash
  equivalents..........................................    4,068     1,609      1,297
Realized gains (losses)................................       44        31       (525)
Other..................................................      190        --         --
                                                         -------    ------    -------
Total investment income................................   13,426     8,268     10,082
Investment expense.....................................     (752)     (499)      (298)
                                                         -------    ------    -------
Net investment income..................................  $12,674    $7,769    $ 9,784
                                                         =======    ======    =======

     Realized gains (losses) on investments for the years ended December 31, are as follows:

                                                              1997    1996    1995
                                                              ----    ----    -----
Bonds and notes.............................................  $44     $31     $(525)
Equity securities...........................................   --      --        --
                                                              ---     ---     -----
Total.......................................................  $44     $31     $(525)
                                                              ===     ===     =====

     The changes in unrealized gains (losses) on debt instruments held as available-for-sale and equity security investments at December 31, are as follows:

                                                             1997     1996      1995
                                                            ------    -----    ------
Bonds and notes...........................................  $2,060    $(472)   $4,154
Equity securities.........................................     196      (29)        2
                                                            ------    -----    ------
Total.....................................................  $2,256    $(501)   $4,156
                                                            ======    =====    ======

     Proceeds from sales of bonds and notes held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $109,082, $25,343, and
$17,643, respectively. Gross gains of $176 and gross losses of

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

$132 were realized on those sales in 1997. Gross gains of $44 and gross losses of $13 were realized on those sales in 1996. Gross gains of $4 and gross losses of $529 were realized on those sales in 1995.

     Bonds and other securities with a market value of $180,447 at December 31, 1997, $127,112 at December 31, 1996 and $143,462 at December 31, 1995, were on deposit with various insurance regulatory authorities.

(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table represents the carrying amounts and estimated fair values of the Company's financial liabilities at December 31, 1997 and 1996. Statement of Financial Accounting Standard No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107") defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair values with respect to investments are presented in Note (2) and the fair value of all other investments approximates their fair value.

     The carrying amounts shown in the table below are included in the Consolidated Balance Sheet under the indicated options:

                                                    1997                   1996
                                            --------------------    -------------------
                                            CARRYING      FAIR      CARRYING     FAIR
                                             AMOUNT      VALUE       AMOUNT      VALUE
                                            --------    --------    --------    -------
Financial liabilities:
Chase financing agreement.................  $     --    $     --    $91,681     $91,374
Imperial Bank debt........................  $     --    $     --    $ 7,250     $ 7,541
1994 Preferred Securities issued by
  affiliate...............................  $     --    $     --    $23,571     $19,998
Trust Preferred Securities issued by
  affiliate...............................  $101,277    $104,990    $    --     $    --

     Fair value is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities. However, there can be no assurances that in the event the assets and liabilities would be required to be liquidated that the amounts received or due would be the amounts reflected herein.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(4)  CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The activity in the claim and claim adjustment expense reserve account is summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                          (AMOUNTS IN THOUSANDS)
Beginning reserve, gross of reinsurance............  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.....    24,986      27,076      31,897
                                                     --------    --------    --------
Beginning reserve, net of reinsurance..............    90,543     114,419     139,361
Pac Rim reserves at acquisition....................   104,588          --          --
Provision for net claims and claim adjustment
  expenses
  For claims occurring in current year.............    95,826      57,614      58,842
  For claims occurring in prior years..............    (5,379)     (1,976)     (4,872)
                                                     --------    --------    --------
  Total claims and claim adjustment expenses.......    90,447      55,638      53,970
                                                     --------    --------    --------
Payments for net claims and claim adjustment
  expense:
  Attributable to insured events incurred in
     current year..................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior
     years.........................................   (95,533)    (59,698)    (59,180)
                                                     --------    --------    --------
  Total claims and claim adjustment expense
     payments......................................  (133,478)    (79,514)    (78,912)
                                                     --------    --------    --------
Ending reserves, net of reinsurance................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...........    49,155      24,986      27,076
                                                     --------    --------    --------
Ending reserves, gross of reinsurance..............  $201,255    $115,529    $141,495
                                                     ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claims severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997, at the end of calendar year 1997, was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995, at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996.

     In 1996, the Company experienced approximately $2.0 million in favorable development on net claims and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million adverse development on direct reserves for accident year 1995, and $2.3 million adverse development on ceded reserves for accident years 1995 and prior. The Company's 1995 accident year net claims and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6%, verses 74.6% at the end of the 1996 calendar year. Offsetting the favorable development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line.

(5)  DISCONTINUED OPERATIONS

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. As a result, the Company recorded a pre-tax charge to income of $2,991 for estimated operating losses during the phase-out period.

     During the second quarter of 1995, the Company increased its reserves by approximately $15 million for discontinued operations for accident years 1994 and prior. This increase in claims and claim adjustment expense reserves from the original estimate at the measurement date resulted from increased frequency and severity of claims incurred from those years relative to previous expectations, which in turn caused an increase in the estimated ultimate claims and claim adjustment expense reserves related to 1994 and prior years.

     At December 31, 1997 and 1996, liabilities of discontinued operations relating to unpaid claim and claim adjustment expenses, off-set by certain assets, have been reclassified in the balance sheet. Management estimates the discontinued operations will be "run off" by the year 2000. The assets and liabilities of discontinued operations are summarized below.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Assets:
  Reinsurance recoverables..................................  $ 5,937    $ 8,604
                                                              -------    -------
          Total Assets......................................  $ 5,937    $ 8,604
                                                              =======    =======
Liabilities:
  Claims and claim adjustment expense reserves..............  $18,686    $25,466
  Other liabilities.........................................      155        399
                                                              -------    -------
          Total Liabilities.................................  $18,841    $25,865
                                                              =======    =======

(6)  INCOME TAXES

     Total income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 was allocated as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Continuing operations..................................  $ 1,099    $1,597    $   (12)
Dividend accrued on preferred securities...............   (1,581)     (858)      (767)
Discontinued operations................................       --        --     (5,070)
Extraordinary items....................................   (1,305)       --         --
                                                         -------    ------    -------
          Total........................................  $(1,787)   $  739    $(5,849)
                                                         =======    ======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Income tax expense (benefit) from continuing operations for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                              1997      1996     1995
                                                             ------    ------    ----
Current....................................................  $    4    $    4    $  4
Deferred...................................................   1,095     1,593     (16)
                                                             ------    ------    ----
          Total............................................  $1,099    $1,597    $(12)
                                                             ======    ======    ====

     Taxes computed at the statutory rate of 34% varied from the amounts reported in the consolidated statements of income at December 31, as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Income taxes at statutory rates.........................  $  531    $1,777    $ 3,974
Effect of tax-exempt interest...........................     (10)      (22)       (15)
Effect of meals and entertainment.......................      42        38         38
Effect of goodwill amortization.........................     353        --         --
Research and development credit.........................     179      (200)        --
Change in valuation allowance for tax assets............      --        --     (4,013)
Other...................................................       4         4          4
                                                          ------    ------    -------
          Total.........................................  $1,099    $1,597    $   (12)
                                                          ======    ======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, are presented below:

                                                                1997        1996
                                                              --------    --------
Deferred tax assets:
  Original issue discount...................................  $     --    $  5,764
  Net operating loss carryforward...........................    43,918      29,062
  Alternate minimum tax credit carryforward.................     1,035         701
  Loss reserve discounting..................................     7,787          --
  Unearned premium liability................................       878         660
  Policyholder dividends....................................       466          --
  Deferred gain on capital lease............................       546          --
  Unrealized loss on available-for-sale securities..........        --          84
  Research and development credit...........................        21         200
  Other.....................................................       403         281
                                                              --------    --------
  Total gross deferred tax assets...........................    55,054      36,752
  Less: Valuation allowance.................................    (8,129)         --
                                                              --------    --------
          Total.............................................    46,925      36,752
                                                              --------    --------
Deferred tax liabilities:
  Loss reserves.............................................        --      (9,139)
  Discontinued operations...................................    (3,039)     (1,245)
  Reinsurance experience refunds............................   (15,300)    (15,300)
  Deferred acquisition costs................................    (1,999)     (1,034)
  Direct collection allowance...............................      (799)       (510)
  Unrealized gain on available-for-sale investments.........      (684)         --
  Reinsurance payable.......................................        --          (4)
                                                              --------    --------
  Total gross deferred tax liabilities......................   (21,821)    (27,232)
                                                              --------    --------
     Net deferred tax asset.................................    25,104       9,520
                                                              ========    ========

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Management believes it is more likely than not that the existing net deductible temporary differences will reverse during the periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

     At December 31, 1997, the Company had a tax net operating loss carryforward of $130.2 million that begins to expire in the year 2006. Based on projections of taxable income expected to be realized during the carryforward period for the Company's net operating losses, there is a possibility that up to $24.0 million of such net operating loss carryforwards may expire prior to their utilization. Accordingly, a valuation allowance has been established to reflect the possibility that this portion of the net operating loss carryforwards may expire.

(7)  REINSURANCE

     Superior Pacific cedes claims and claim adjustment expenses to reinsurers under various contracts that cover individual risks, classes of business, or claims that occur during specified periods of time. Reinsurance is ceded on pro-rata, per-risk, excess-of-loss, and aggregate bases. These reinsurance arrangements provide greater diversification of risk and limit SNIC's claims arising from large risks or from hazards of an unusual nature. Superior Pacific is contingently liable to the extent that any reinsurer becomes unable to meet its contractual obligations. Therefore, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from reinsurance activities and economic characteristics to minimize its exposure to significant losses from reinsurer insolvencies.

     As of December 31, 1997, SNIC was involved in a dispute with certain of its reinsurers, which, if not settled, may be resolved in arbitration. SNIC's dispute exists with its property and casualty reinsurers as to the existence of coverage related to a claim in the amount of $456. Management expects to recover the entire disputed amount from the reinsurers. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Effective June 30, 1991, SNIC entered into an aggregate excess of loss reinsurance contract ("1991 Contract") with Centre Reinsurance Limited ("Centre Re"). Under the 1991 Contract, SNIC purchased for $50 million reinsurance for claims and claim adjustment expenses incurred on or prior to June 30, 1991 to the extent that these amounts were unpaid at June 30, 1991. The coverage obtained amounted to $87.5 million in excess of SNIC's retention. Additionally, SNIC ceded approximately $69.1 million of earned premiums to Centre Re through December 31, 1992. Claims and claim adjustment expenses occurring prior to December 31, 1992 were ceded to Centre Re in the amount of $165.6 million under the 1991 Contract. Prospective cessions of premium and claims were terminated by mutual consent of SNIC and Centre Re effective December 31, 1992; however, all other terms of the 1991 Contract remained in effect until the treaty was commuted in June 1997.

     In 1996, as a result of the transaction entered into between the Company, Centre Re, and Chase Manhattan Bank (see Note 8), the reinsurance receivables related to the 1991 Contract no longer qualify as reinsurance receivables under the conditions established in SFAS 113. Therefore, in 1996 the receivables were reclassified as receivables from a related party reinsurer on the balance sheet.

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract ("1993 Contract") with Centre Re. From SNIC's perspective, the 1993 Contract substantively operated as a one-year contract with at least four one-year options to renew that were exercisable solely at the Company's election during the first five years of the contract. Subsequent to January 1, 1998, the 1993 Contract could have been terminated by either SNIC or Centre Re upon 30 days notice. The 1993 Contract required the Company to cede not less than $15 million and not more than $20 million of premium to Centre Re with respect to any

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES covered accident year. Claims and allocated claim adjustment expenses occurring during the accident year are ceded to Centre Re in excess of a variable percentage of earned premium (60%, 56.5%, and 57.5% for the 1995, 1994, and 1993 accident years, respectively) and are subject to a limit of 130% of ceded earned premium, such limit not to exceed $26 million for any accident year.

     As disclosed in the Company's Form 8-K dated January 1, 1996, effective January 1, 1993, Superior National Insurance Company ("SNIC") entered into a multi-year aggregate excess of loss reinsurance contract ("1993 Contract") with Centre Re. From SNIC's perspective, the 1993 Contract substantively operated as a one-year contract with at least four one-year options to renew, exercisable solely at SNIC's election, during the first five years of the contract. Subsequent to January 1, 1998, however, the 1993 Contract could have been canceled by either SNIC or Centre Re upon 30 days notice. Any accident year covered by the 1993 Contract may be commuted at SNIC's option alone on any January 1 subsequent to December 31, 1997. The 1993 Contract required the Company to cede not less than $15 million and not more than $20 million of premium to Centre Re with respect to each of the post-1992 accident years that were covered by the contract. Claims and allocated claim adjustment expenses occurring during the accident years covered by the 1993 Contract may be ceded to Centre Re in excess of variable percentages of earned premium (60%, 56.5%, and 57.5% for the 1995, 1994, and 1993 accident years, respectively).

     As further disclosed in the Company's Form 8-K dated January 1, 1996, SNIC ceded $15 million to Centre Re during each of the years 1993-1995 resulting in an aggregate cession of $45 million of premium to Centre Re under the 1993 Contract. Because SNIC's loss and allocated expense ratios for accident years 1993-1995 were not expected to exceed the percentages set forth above, no losses have been ceded to Centre Re under the 1993 Contract to date. Under the terms of the contract, however, SNIC will receive a refund at least equal to the $45 million of premium ceded to Centre Re at any future commutation date for the 1993 Contract. Because the ceded premium was required by statutory reinsurance rules to be held in a "funds withheld" arrangement, the Company did not actually transfer to Centre Re the premiums due under the 1993 Contract. Hence, the 1993 Contract contemplates that the refund due would be offset against the premiums held in the funds withheld account.

     As further disclosed in the Company's Form 8-K dated January 1, 1996, the 1993 Contract was canceled prospectively effective January 1, 1996, as a result of which SNIC has not ceded premium or loss under the 1993 Contract to Centre Re subsequent to accident year 1995. The cancellation of the 1993 Contract did not affect the measurement or recognition of income or loss previously recorded in the Company's financial statements at any time the 1993 Contract was in force. The reinsurance premiums ceded and experience account balance due from Centre Re with respect to accident years 1993-1995 were not affected by the cancellation of the contract. SNIC retains the right, however, to exercise its option to commute the 1993-1995 accident years at a future date in accordance with the terms of the contract.

     Effective January 1, 1996, the 1993 Contract was canceled prospectively at the Company's election, however, because the 1993 Contract was not commuted from its January 1, 1993 inception date the Company was still subject to the contract's provisions applying to the 1993-1995 accident years. No losses were ceded under the 1993 Contract, and the Company's only recoveries were through the contract's experience account, which would be payable no earlier than January 1, 1998. The experience account accreted at varying rates depending on the commutation date selected by the Company.

     Because Centre Re is an offshore reinsurer, statutory reinsurance security rules required Centre Re to secure the experience account balance via a "funds withheld" arrangement. The Company did not actually transfer to Centre Re premiums due under the 1993 Contract, but withheld the premiums for security purposes. In conjunction with the funds withheld arrangement, the Company agreed to pay Centre Re interest at the Company's average portfolio rate of interest.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The interest on the funds withheld balance significantly exceeded the accretion to the experience account. Thus, the Company made a business decision to terminate the funds withheld arrangement via a negotiated settlement with Centre Re. In 1996, after lengthy negotiations with Centre Re, the Company agreed to freeze the experience account at $45 million and expensed $5.3 million in consideration of termination of the funds withheld arrangement. The $5.3 million was paid to Centre Re in 1997.

     At present, the Company owes Centre Re $45 million of funds withheld premiums, and Centre Re owes the Company $45 million of experience refunds, neither of which have been accruing interest or accreting since June 30, 1996. Because the Company and Centre Re enjoy the legal right of contractual offset under the 1993 Contract, the two amounts offset to zero in the balance sheet. The 1993 Contract has no further economic effect on either the Company or Centre Re, and the Company will neither receive from nor pay to Centre Re any cash at the future commutation date of the 1993 Contract.

     Effective January 1, 1994, SNIC entered into a quota-share reinsurance contract ("Quota-Share Contract") with Zurich Reinsurance (North America), Inc., ("ZRNA") an affiliate of Zurich. Under the Quota-Share Contract, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement facility ("ALE"), or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Front"). The ceding rate under the Quota-Share Contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the Quota-Share Contract were amended. Under the amended terms of the Quota-Share Contract, ZRNA increased its participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on ALEs, but will receive 2% of premiums written on ZCIC Front policies only.

     Superior Pacific entered into a reinsurance contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1 million premium.

     Superior Pacific's contracts are generally entered into on an annual basis. Superior Pacific has maintained reinsurance treaties with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts are of the treaty variety, and cover underwritten risks specified in the treaties. Superior Pacific also from time to time purchases facultative reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRC, General Reinsurance Corporation, and Allstate Insurance account for 24.5%, 21.6%, and 10.4%, respectively, of total amounts recoverable from all reinsurers on paid and unpaid claims and claim adjustment expenses.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Amounts included in the income and expense accounts in continuing operations in connection with all ceded reinsurance at December 31, are as follows:

                                                        1997        1996       1995
                                                      --------    --------    -------
Net Premiums written:
  Premiums written..................................  $159,352    $ 99,282    $97,084
  Premiums ceded....................................   (22,423)    (11,567)    (7,945)
                                                      --------    --------    -------
     Net premiums written...........................  $136,929    $ 87,715    $89,139
                                                      ========    ========    =======
Net change in unearned premiums:
  Direct............................................  $ (3,649)   $   (645)   $  (381)
  Ceded.............................................      (342)       (288)      (215)
                                                      --------    --------    -------
     Net change in unearned premiums................  $ (3,991)   $   (933)   $  (596)
                                                      ========    ========    =======
Net claims and claim adjustment expenses:
  Claims and claim adjustment expenses..............  $122,830    $ 61,702    $56,388
  Reinsurance recoveries............................   (32,383)     (6,064)    (2,418)
                                                      --------    --------    -------
     Net claims and claim adjustment expenses.......  $ 90,447    $ 55,638    $53,970
                                                      ========    ========    =======

(8)  LONG-TERM DEBT

     The following is a summary of the Company's long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     Effective June 30, 1994, the Company entered into a $10 million term loan agreement ("1994 Loan") with Imperial Bank, which was used to retire subordinated notes issued during 1992. This term loan was to be fully amortized over seven years with quarterly payments of $300 plus interest per quarter for years one and two, $350 plus interest per quarter for years three and four, and $400 plus interest per quarter for years five, six and seven. Effective July 1, 1995, the borrowing rate was changed from Imperial Bank's prime rate plus one-half percent to a fixed rate of 8% per annum. Additionally, under the amended terms of the 1994 Loan, the Company could not prepay it until July 1, 1996.

     The Company adhered to certain requirements and provisions in compliance with the terms of the 1994 Loan. The provisions required SNIC to maintain certain financial ratios and SNIG to maintain Imperial Bank certificates of deposit in an amount equal to 20% of the Company's outstanding balance under the 1994 Loan. At December 31, 1996, the Imperial Bank certificates of deposit were $1.5 million, all of which was restricted. On April 11, 1997, the Company retired its outstanding 1994 Loan with Imperial Bank. As a result of the early extinguishment, the Company recognized an extraordinary loss of $0.2 million, net of a tax benefit of $0.1 million.

     During 1996, the Company entered into a financing transaction involving Centre Re and Chase. Chase extended a $93.1 million term loan (net of transaction costs). The Company used the proceeds from the financing to purchase from SNIC reinsurance receivables due from Centre Re. The principal balance of the loan was collateralized by receivables due from the reinsurer and amortized based upon the payout pattern of the underlying claims of the reinsurance receivables. In June 1997, the $93.1 million term loan was retired,

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

$110.5 million of receivables from a related party reinsurer, in connection with a financing transaction, was transferred to Chase in exchange for the cancellation of the Company's $94.9 million debt due to Chase under the loan. The retirement of this collateralized financing resulted in the Company's recognizing a $15.7 million charge.

     Voting notes ("Voting Notes") in the amount of $30 related to SNIG's 14.5% Senior Subordinated Series A and Series B Notes ("14.5% Senior Subordinated Notes") were still outstanding as of December 31, 1997. The 14.5% Senior Subordinated Notes were retired in 1994. The Voting Notes of $30 will mature in the year 2002. Warrants related to the 14.5% Senior Subordinated Notes remain outstanding and provide their holders the right to purchase 1,566,465 shares of SNIG common stock at a strike price of $4 per share. These warrants, which are currently exercisable and expire on April 1, 2002, are held by senior management and a nominee for III.

     The Company has an agreement with a national brokerage house to allow it to enter into $20 million of reverse repurchase transactions that must be secured by either U.S. treasuries, government agency bonds, or corporate debt. There were no outstanding transactions at December 31, 1997.

(9)  PREFERRED SECURITIES ISSUED BY AFFILIATES

     On June 30, 1994, SNIG completed the sale of $20 million of preferred securities and warrants to affiliates of Centre Re in a transaction approved by the shareholders and the California Department of Insurance ("DOI"). The preferred securities were subordinate to the 1994 Loan. A special purpose investment partnership, Superior National Capital, L.P. (the "Limited Partnership"), was formed in Bermuda to issue $20 million face amount of 9.7% redeemable preferred securities ("1994 Preferred Securities") to Centre Reinsurance Services (Bermuda) III, Limited in exchange for $18 million. CentreLine Reinsurance Limited paid the Company $2 million for warrants to purchase 579,356 shares of SNIG's common shares at $5.20 per share, representing a fully-diluted 6.8 percent interest in SNIG. The warrants may be exercised at any time and expire in 2002.

     In December 1997, SNIG formed a trust, whose sole purpose was to issue
10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes. In addition, the Company entered into several contractual undertakings, that when taken together, guarantee to the holders of the Trust Preferred securities an unconditional right to enforce the payment of the distributions with respect to such securities. Holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 10 3/4% of the stated liquidation amount of $1,000 per Trust Preferred Security, accruing from the date of original issuance of the Trust Preferred Securities and payable semi-annually, in arrears, commencing on June 1, 1998. The Company has the right to defer payments at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods, provided that no extension period may extend beyond the stated maturity date. In the event there is a change in control, holders of the Trust Preferred Securities may redeem their securities at 101% of the principal.

     The Company used the net proceeds from the sale of the 10 3/4% Senior Subordinated Notes in the amount of approximately $101.2 million, (i) to repay outstanding debt, consisting of $40.8 million of bank debt and interest incurred in connection with the acquisition of Pac Rim that would have matured in April 2003, bearing an average effective interest rate of 10.2%, (ii) to redeem from an affiliate of Zurich $27.7 million of principal and interest, with an effective rate of 11.7%, of the 1994 Preferred Securities, and (iii) to make a $15 million capital contribution to SNIC. The remaining proceeds are invested in short-term, income-generating, investment-grade securities.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The difference between the face value and the carrying value of the Trust Preferred Securities is amortized over their nineteen-year maturity using the scientific method. The amortization, net of tax benefits and accrued dividends, is charged to current year income after continuing operations, net of taxes.

     The following is a summary of the preferred securities balance as of December 31:

                                                                1997       1996
                                                              --------    -------
Beginning balance...........................................  $ 23,571    $21,045
Dividends and accretion.....................................     3,709      2,526
Retirement of 1994 Preferred Securities.....................   (27,275)        --
Issuance of Trust Preferred Securities......................   101,272         --
                                                              --------    -------
Balance at end of period....................................  $101,277    $23,571
                                                              ========    =======

(10)  STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     SNIC and SPCC are domiciled in the State of California and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the DOI. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     SNIC's statutory policyholders' surplus as reported to regulatory authorities was $71,663 and $51,998 at December 31, 1997, and 1996, respectively. SNIC's statutory net income, as reported to regulatory authorities, was $2,888, $791 and $1,050 for the years ended December 31, 1997, 1996, and 1995 respectively.

     SPCC's statutory policyholders' surplus as reported to regulatory authorities was $30,542 and $20,930 at December 31, 1997 and 1996, respectively. SPCC's statutory net income, as reported to regulatory authorities, was $(6,074), $(13,069), and $4,879 for the years ended December 31, 1997, 1996, and
1995 respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. The Company and Superior Pacific have registered as holding company systems pursuant to such legislation in California. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company and Superior Pacific.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December 1993, and starting in 1995, companies were required to report their RBC ratios to the NAIC. SNIC and SPCC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without the prior approval of the DOI. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual noncumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as regards policyholders as of the preceding December 31. At December 31, 1997, SNIC and SPCC could pay approximately $7.2 million and $3.1 million, respectively, in dividends and advances to the Company without the DOI's prior approval based on 10% of reported statutory surplus.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     In 1995, after receiving prior approval from the DOI, SNIC made an extraordinary dividend distribution to SNIG of 100% of its shares in Superior (Bermuda) Limited, which represented $15 million of SNIC's statutory capital and surplus.

(11)  EMPLOYEE BENEFIT PLANS

     SNIG has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. As discussed below in management's opinion, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     SNIG has two equity option plans, the 1986 Stock Option Plan ("1986 Plan") and the 1995 Stock Incentive Plan ("1995 Plan"). The terms of the 1986 Plan permit SNIG, at the Board of Directors' discretion, to grant options to its management to purchase up to 225,000 shares of common stock. Options granted under the 1986 Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Code"). The 1995 Plan permits the granting of both options that qualify for treatment as incentive stock options under Section 422 of the Code and options that do not qualify as incentive stock options. Under the 1995 Plan, officers and key employees of the Company may be granted options to purchase shares of SNIG common stock or may be given the opportunity to receive restricted stock of SNIG. Under the 1995 Plan, the aggregate number of shares of common stock that may be granted, either through the exercise of options or the issuance of restricted stock, is 625,000 shares. Under both plans, the exercise price of each option equals the market price of SNIG's stock on the date of grant and options have a maximum term of ten years. The Board of Directors may grant options at any point during a year and the options generally vest over five years.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions. The risk free interest rate used in the calculation is the 10 year Treasury Note rate on the date the options were granted. The risk free interest rate range used for options granted during 1997, 1996, and 1995 was 5.8% to 6.9%, 6% to 6.79%, and 6% to 7.11%, respectively. The volatility factors for the expected market price of the common stock of 65%, 70%, and 77% were used for options granted in 1997, 1996, and 1995 respectively. A weighted average expected life of ten years was used as the Company has little history of options' being exercised prior to their expiration.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized into expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                               1997       1996
                                                              -------    ------
Pro forma net income........................................  $(5,366)   $1,857
Pro forma earnings per share
  Basic.....................................................    (1.02)     0.54
  Diluted...................................................  $ (0.77)   $ 0.38

     A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                         1997                         1996                         1995
                              --------------------------   --------------------------   --------------------------
                                            WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                               NUMBER        AVERAGE        NUMBER        AVERAGE        NUMBER        AVERAGE
                              OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE
                              ---------   --------------   ---------   --------------   ---------   --------------
Stock options outstanding
  beginning of year.........   389,516        $ 5.13        252,500        $4.90         138,750        $4.47
Stock options granted.......   132,257         12.43        146,516         5.46         135,000         5.20
Stock options exercised.....   (22,127)         4.74         (3,100)        4.00            (500)        4.00
Stock options canceled......   (38,567)         5.94         (6,400)        4.61         (20,750)        4.00
                              --------                     --------                     --------
Stock options outstanding,
  end of year...............   461,079        $ 7.17        389,516        $5.13         252,500        $4.90
                              ========        ======       ========        =====        ========        =====
Exercisable at end of
  year......................   152,525            --        102,200           --          56,690           --
Weighted-average fair value
  of options granted during
  the year..................  $   9.76                     $   4.41                     $   4.40

     Exercise prices for options outstanding as of December 31, 1997 ranged from $4 to $14.875. The weighted-average remaining contractual life of those options is 8.3 years. Since the range of exercise prices is wide, the following is a summary of information for each exercise price range:

                                                                                        WEIGHTED-AVERAGE
                   NUMBER                         WEIGHTED-AVERAGE      NUMBER OF        EXERCISE PRICE
                 OF OPTIONS                          REMAINING       OPTIONS (SHARES)     OF CURRENTLY
EXERCISE PRICE    (SHARES)     WEIGHTED-AVERAGE   CONTRACTUAL LIFE      CURRENTLY         EXERCISABLE
     RANGE       OUTSTANDING    EXERCISE PRICE        (YEARS)          EXERCISABLE          OPTIONS
---------------  -----------   ----------------   ----------------   ----------------   ----------------
$ 4.00-$ 4.99      111,566          $ 4.54              7.56              48,261             $ 4.25
$ 5.00-$ 5.99      176,450            5.18              7.68              95,130               5.18
$ 6.00-$ 6.99       40,112            6.25              9.00               7,864               6.25
$ 7.00-$11.99       28,850           10.89              9.85                 770               7.70
$12.00-$12.99       81,851           12.16             10.00                 500              12.75
$13.00-$14.99       22,250           14.64             10.00                  --                 --
                   -------                                               -------
                   461,079          $ 7.17              8.30             152,525             $ 4.98
                   =======          ======             =====             =======             ======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The following is a summary of the transactions under the 1986 Plan for the years ended December 31:

                                  1997                      1996                      1995
                         -----------------------   -----------------------   -----------------------
                          NUMBER       OPTION       NUMBER       OPTION       NUMBER       OPTION
                         OF SHARES      PRICE      OF SHARES      PRICE      OF SHARES      PRICE
                         ---------   -----------   ---------   -----------   ---------   -----------
Stock options
  outstanding beginning
  of year..............   120,000    $4.00-$5.20    127,500    $4.00-$5.20     138,750   $4.00-$5.20
Stock options
  granted..............        --             --         --             --      10,000          5.20
Stock options
  exercised............    (9,125)          4.00     (3,100)          4.00        (500)         4.00
Stock options
  canceled.............    (2,125)          4.00     (4,400)     4.00-5.20     (20,750)         4.00
                          -------                   -------                  ---------
Stock options
  outstanding, end of
  year.................   108,750    $4.00-$5.20    120,000    $4.00-$5.20     127,500   $4.00-$5.20
                          =======    ===========    =======    ===========   =========   ===========

     At December 31, 1997, 72,475 vested options were exercisable under the 1986 Plan. No additional options or purchase rights will be granted under the 1986 Plan.

     The following is a summary of the transactions under the 1995 Plan for the years ended December 31:

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Stock Options:
  Stock options
     outstanding
     beginning of
     year............   269,516      $5.20-$7.70    125,000          $5.20         --       --
  Stock options
     granted.........   132,257    11.375-14.875    146,516      5.20-7.70    125,000    $5.20
  Stock options
     exercised.......   (13,002)       4.87-7.70         --             --         --       --
  Stock options
     canceled........   (36,442)     4.87-12.125     (2,000)          5.20         --       --
                        -------                     -------                   -------
  Stock options
     outstanding end
     of year.........   352,329    $4.87-$14.875    269,516    $5.20-$7.70    125,000    $5.20
                        =======    =============    =======    ===========    =======    =====

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Restricted Options:
  Shares outstanding
     beginning of
     year............    69,265      $4.87-$6.25     36,350          $5.20         --      $--
  Shares granted.....    36,450           12.125     45,934      4.87-6.25     36,350     5.20
  Shares issued......   (12,222)     4.87-12.125    (13,019)     4.87-5.20         --       --
  Shares canceled....    (9,813)     4.87-12.125         --             --         --       --
                        -------                     -------                   -------
  Shares outstanding
     end of year.....    83,680    $4.87-$12.125     69,265    $4.87-$6.25     36,350    $5.20
                        =======    =============    =======    ===========    =======    =====

     At December 31, 1997, 80,050 vested options were exercisable under the 1995 Plan. Shares available for future grants under the 1995 Plan at December 31, 1997 were 188,991.

     Effective January 1, 1990, the Company implemented a 401(k) Plan ("Company Plan") which is available for substantially all employees and under which the Company matches a percentage of the

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES participant's compensation. The employer contributions are discretionary and vest over a five year period. The employer contributions for plan years 1997, 1996, and 1995 were $186, $170, and $150, respectively.

     The Company has no formal post-employment retirement benefit plans; however, the Company has entered into severance contracts with certain former employees for which approximately $366, $48, and $322 of accrued expenses were recorded at December 31, 1997, 1996, and 1995, respectively.

     The Pac Rim Assurance Company 401(k) Plan ("Pac Rim Plan") permits employees of Pac Rim who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. As of December 31, 1997, there were 38 participants in the Pac Rim Plan employed by the Company. Under the Pac Rim Plan, the Company, as successor to Pac Rim, has discretion to make additional contributions. The Company made a $200 discretionary employer contribution to the Pac Rim Plan in April 1997. The Company plans to merge the Pac Rim Plan into the Company Plan by December 31, 1998.

(12)  COMMITMENTS

     The Company occupies offices under various operating leases and leases substantially all of its fixed assets through a capital lease. The future minimum lease payments at December 31, 1997, are as follows:

                               OPERATING       CAPITAL      INTEREST ON CAPITAL    TOTAL LEASE
                              COMMITMENTS    COMMITMENTS        COMMITMENTS        COMMITMENTS
                              -----------    -----------    -------------------    -----------
1998........................    $ 4,655        $1,659             $  685             $ 6,999
1999........................      4,681         2,005                552               7,238
2000........................      3,414         2,232                325               5,971
2001........................      3,083         1,797                 16               4,896
2002........................      1,279            --                 --               1,279
                                -------        ------             ------             -------
                                $17,112        $7,693             $1,578             $26,383
                                =======        ======             ======             =======

     Rental expenses totaled approximately $4,020, $1,918, and $1,772 for the years ended December 31, 1997, 1996, and 1995 respectively.

     Effective December 1, 1997, the Company entered into an $8,000 capital lease with BancBoston for substantially all of the property and equipment of both SNIC and SPCC acquired on or before March 31, 1997. The transaction resulted in a deferred gain of $1,651 that will be amortized over 36 months.

     In a transaction associated with the sale of the 14.5% Senior Subordinated Notes to III, the Company and SNIC agreed to pay International Insurance Advisors, Inc., agent for each of the III limited partners and for the general partner of III, a consulting fee in the amount of $250 beginning on April 1, 1993, and on each April 1 thereafter, to and including April 1, 1998. The retirement of the 14.5% Senior Subordinated Notes in 1994 did not affect the obligation of the Company and SNIC to pay the consulting fee.

(13)  LITIGATION

     The Company is subject to various litigation which arises in the ordinary course of business. Management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(14)  PREPAID AND OTHER ASSETS

     A summary of prepaid and other assets at December 31, are as follows:

                                                               1997       1996
                                                              -------    ------
Furniture and fixtures, net.................................  $ 7,970    $1,260
Data processing equipment, net..............................       71     3,560
Prepaid and advances........................................    2,178     1,091
Funds due from lender.......................................    8,000        --
Other.......................................................    2,887     1,453
                                                              -------    ------
                                                              $21,106    $7,364
                                                              =======    ======

(15)  ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31, are as follows:

                                                               1997       1996
                                                              -------    -------
Escheatment payable.........................................  $ 1,401    $   333
Rent and lease liability....................................      371        527
Accounts payable............................................   15,526      8,683
Liabilities associated with Pac Rim acquisition.............    7,608         --
Other liabilities...........................................    3,962      3,198
                                                              -------    -------
                                                              $28,868    $12,741
                                                              =======    =======

(16)  EARNINGS PER SHARE RECONCILIATION

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                    FOR THE YEAR ENDED 1997                      FOR THE YEAR ENDED 1996
                           ------------------------------------------   ------------------------------------------
                               INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                            -----------     -------------   ---------   --------------   -------------   ---------
                           (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
 Income before items
   below.................     $    463        5,249,736      $ 0.09        $ 3,630         3,432,679      $ 1.06
 Preferred Securities....       (3,069)                       (0.58)        (1,667)                        (0.49)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....       (2,535)                       (0.49)            --                            --
                              --------                       ------        -------                        ------
 Net Income..............     $ (5,141)                      $(0.98)       $ 1,963                        $ 0.57
                              ========                       ======        =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                       295,065                                      266,183
 Warrants................                     1,471,364                                    1,167,178
DILUTED EPS
 Income before items
   below.................     $    463        7,016,165      $ 0.07        $ 3,630         4,826,040      $ 0.75
 Preferred Securities....       (3,069)                       (0.44)        (1,667)                        (0.34)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....       (2,535)                       (0.37)            --                            --
                              --------                       ------        -------                        ------
Net Income...............     $ (5,141)                      $(0.74)       $ 1,963                        $ 0.41
                              ========                       ======        =======                        ======

                                    FOR THE YEAR ENDED 1995
                           ------------------------------------------
                               INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT
                           --------------   -------------   ---------
                           (IN THOUSANDS)
BASIC EPS
 Income before items
   below.................     $11,701         3,429,915      $ 3.41
 Preferred Securities....      (1,488)                        (0.43)
 Discontinued
   Operations............      (9,842)                        (2.87)
 Extraordinary Items.....          --                            --
                              -------                        ------
 Net Income..............     $   371                        $ 0.11
                              =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                        47,052
 Warrants................                       464,627
DILUTED EPS
 Income before items
   below.................     $11,701         3,941,594      $ 2.97
 Preferred Securities....      (1,488)                        (0.38)
 Discontinued
   Operations............      (9,842)                        (2.50)
 Extraordinary Items.....          --                            --
                              -------                        ------
Net Income...............     $   371                        $ 0.09
                              =======                        ======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Options to purchase 1,250 shares at $14.81, 12,500 shares at $14.875, 7,250 shares at $14.25, and 1,250 shares at $14.31 were outstanding during the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2002, were still outstanding at the end of year 1997.

(17)  RELATED PARTY TRANSACTIONS

     The following is a summary of related party transactions presented elsewhere herein.

     Robert A. Spass and Steven B. Gruber, directors of the Company, are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In April 1997, IP purchased an aggregate of 2,124,834 shares of Common Stock, representing approximately 36.2% of the outstanding Common Stock (approximately 24.8% on a fully diluted basis). Certain affiliates of Zurich are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those partnerships on an aggregate basis (representing an aggregate, indirect ownership by such affiliates of approximately 5.7% of the Common Stock on a fully diluted basis). In addition, an affiliate of Zurich holds 395,128 Warrants (subject to the revocable agency relationship with IIA) which are exercisable at $4.00 per share, and another Zurich affiliate holds warrants to purchase 579,356 which are exercisable at $5.20 per share, all of which expire April 1, 2002. These warrants represent in the aggregate approximately 11.4% of the Common Stock on a fully diluted basis.

     Robert A. Spass and Bradley E. Cooper, directors of the Company, are employees of IIA. Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, a director of the Company, is a former employee of IIA. IIA was paid $250,000 by the Company during each of fiscal 1997, 1996, and 1995 for investment banking and financial consulting services. Such payments were made pursuant to a consulting agreement entered into in 1992 that continues through the end of 1998.

     The Company has several reinsurance contracts with certain affiliates of Zurich which are discussed in Note 7. The following is a summary of significant reinsurance transactions with affiliates of Zurich occurring in 1997. The 1991 Contract with Centre Re was commuted in June 1997. In 1997, the Company paid Centre Re $5.3 million related to the cancellation of the 1993 Contract. Superior Pacific entered into a reinsurance contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10 million of reserves associated with open claims for future medical payments from Superior Pacific in consideration of $1 million cash.

     In June 1997, the entire amount of reinsurance receivable balance due from Centre Re associated with the 1991 Contract was used to pay the $93.1 million Chase term loan, as discussed in Note 8. In December 1997, the Company redeemed from an affiliate of Zurich $27.7 million of the 1994 Preferred Securities, as described in Note 9.

     Beginning December 31, 1997 the Company entered into agreements with Rick Enterprise Management Limited ("REM") and an affiliate of REM to provide the Claim Severity Management Program.

     In December 1997, Centre Solutions purchased $10.0 million of the Trust Preferred Securities.

(18)  NON-CASH TRANSACTION

     As discussed in Note 8, in 1997, the Company transferred $110.5 million of receivables from a related party reinsurer, in connection with a financing transaction, to Chase in exchange for the cancellation of the Company's $94.9 million debt due to Chase. The retirement of this collateralized financing resulted in the Company's recognizing a $15.7 million charge.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(19)  RECONCILIATION WITH PREVIOUSLY REPORTED AMOUNTS

     The amounts shown in the Consolidated Statement of Cash Flows differ from those previously reported as a result of reclassifications made to the Consolidated Balance Sheet. A reconciliation of amounts restated are as follows:

                                                              1997        1996         1995
                                                            --------    ---------    --------
Net cash (used in) provided by operating activities
  As previously reported..................................  $(52,370)   $ (14,902)   $(23,826)
  Reclass of investments withheld from a related party
     reinsurer............................................                117,980     (13,339)
  Reclass of receivable from a related party reinsurer....        --     (110,527)         --
                                                            --------    ---------    --------
     As restated..........................................  $(52,370)   $  (7,449)   $(37,165)
                                                            ========    =========    ========
Net cash provided by (used in) financing activities
  As previously reported..................................  $ 77,289    $  90,510    $ (1,198)
  Reclass of investments and cash for discontinued
     operations...........................................     4,357           --          --
                                                            --------    ---------    --------
     As restated..........................................  $ 81,646    $  90,510    $ (1,198)
                                                            ========    =========    ========
Net cash (used in) provided by investing activities
  As previously reported..................................  $(91,480)   $  20,041    $ 28,779
  Reclass of investments withheld from a related party
     reinsurer............................................        --     (117,980)     13,339
  Reclass of receivable from a related party reinsurer....                 93,266          --
  Reclass of investments and cash for discontinued
     operations...........................................    (4,357)      17,261
  Reclass of invested cash from cash and cash equivalents
     to short-term investments............................    60,880      (67,414)       (100)
                                                            --------    ---------    --------
     As restated..........................................  $(34,957)   $ (54,826)   $ 42,018
                                                            ========    =========    ========
Cash and cash equivalents at the end of the period
  As previously reported..................................  $ 35,376    $ 101,937    $  6,288
  Reclass of invested cash from cash and cash equivalents
     to short-term investments............................    (6,634)     (67,514)       (100)
                                                            --------    ---------    --------
     As restated..........................................  $ 28,742    $  34,423    $  6,188
                                                            ========    =========    ========

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Additionally, in 1997 the Company previously reported a $10.4 million extraordinary loss on retirement of long-term debt, net of income tax benefit. Subsequently, this amount was reclassified to an operating expense separately disclosed as loss on termination of financing transaction with related party reinsurer. This reclass resulted in no change to net income or stockholders' equity. A reconciliation of amounts restated are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Total Expenses
  As previously reported....................................    $136,333
  Reclass of loss on termination of financing transaction
     with related party reinsurer...........................      15,699
                                                                --------
     As restated............................................    $152,032
                                                                ========
Income tax expense (benefit)
  As previously reported....................................    $  6,437
  Reclass on tax effect of loss on termination of financing
     transaction with related party reinsurer...............      (5,338)
                                                                --------
     As restated............................................    $  1,099
                                                                ========
Income before preferred securities dividends and accretion,
  discontinued operations, and extraordinary items
  As previously reported....................................    $ 10,824
  Reclass of extraordinary loss on retirement of long-term
     debt, net of tax.......................................     (10,361)
                                                                --------
     As restated............................................    $    463
                                                                ========

                                                              FOR THE YEAR ENDED DECEMBER 31, 1997
                                                             ---------------------------------------
                                                             AS PREVIOUSLY
                                                               REPORTED       RECLASS    AS RESTATED
                                                             -------------    -------    -----------
BASIC EARNINGS PER SHARE
  Income before preferred securities dividends and
     accretion, and extraordinary items....................     $ 2.06        $(1.97)      $ 0.09
  Preferred Securities.....................................      (0.58)           --        (0.58)
  Extraordinary items......................................      (2.46)         1.97        (0.49)
                                                                ------        ------       ------
  Net loss.................................................     $(0.98)       $   --       $(0.98)
                                                                ======        ======       ======
DILUTED EARNINGS PER SHARE
  Income before preferred securities dividends and
     accretion, and extraordinary items....................     $ 1.54        $(1.47)      $ 0.07
  Preferred Securities.....................................      (0.44)           --        (0.44)
  Extraordinary items......................................      (1.84)         1.47        (0.37)
                                                                ------        ------       ------
  Net loss.................................................     $(0.74)       $   --       $(0.74)
                                                                ======        ======       ======

                                                                    SCHEDULE I.1

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                ASSETS
INVESTMENTS
Bonds and Notes:
  Available-for-sale, at market (cost: 1997, $7,539)........  $  7,533     $     --
                                                              --------     --------
          TOTAL INVESTMENTS.................................     7,533           --
  Cash and cash equivalents.................................     5,404        1,787
  Accrued investment income.................................        38            1
  Receivable from a related party reinsurer.................        --      110,527
  Investment in subsidiaries................................   168,856       72,788
  Intercompany receivable...................................        91           91
  Deferred income taxes.....................................     1,884        4,957
  Other.....................................................       174        1,087
                                                              --------     --------
          TOTAL ASSETS......................................  $183,980     $191,238
                                                              ========     ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Long-term debt..............................................  $     30     $ 98,961
Intercompany liability......................................    21,462       23,465
Accounts payable and other liabilities......................     1,393           50
                                                              --------     --------
          TOTAL LIABILITIES.................................    22,885      122,476
1997 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 105,000 shares in 1997.........................   101,277           --
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 1,100,000 shares: issued and outstanding
  1,013,753 shares in 1996..................................        --       23,571

                         STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Paid in capital -- warrants.................................     2,206        2,206
Unrealized gain on equity securities, net of taxes..........       112          (17)
Unrealized gain (loss) on available-for-sale investments,
  net of income taxes.......................................     1,215         (145)
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
          TOTAL STOCKHOLDERS' EQUITY........................    59,818       45,191
                                                              --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $183,980     $191,238
                                                              ========     ========

                  See notes to condensed financial information

                                                                    SCHEDULE I.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                                                    TWELVE MONTHS ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                 1997        1996       1995
                                                              ----------    -------    -------
                                                              (RESTATED)

                                                                   (AMOUNTS IN THOUSANDS)
REVENUES:
  Net investment income.....................................   $   (112)    $    89    $   330
                                                               --------     -------    -------
          TOTAL REVENUES....................................       (112)         89        330
EXPENSES:
  Interest expense..........................................      5,965       1,465        804
  Loss on termination of financing transaction with a
     related party reinsurer................................     15,699          --         --
  Other operating expenses..................................        518        (446)       304
                                                               --------     -------    -------
          TOTAL EXPENSES....................................     22,182       1,019      1,108
                                                               --------     -------    -------
LOSS BEFORE INCOME TAXES, PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION, AND EXTRAORDINARY ITEMS........................    (22,294)       (930)      (778)
Income tax expense..........................................      2,908         858        767
                                                               --------     -------    -------
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND ACCRETION,
  AND EXTRAORDINARY ITEMS...................................    (25,202)     (1,788)    (1,545)
Equity in net income of subsidiaries........................     25,709       5,418      3,404
1994 Preferred securities dividends and accretion, net of
  income tax benefit of $1,260 and $858 in 1997 and 1996,
  respectively..............................................     (2,445)     (1,667)    (1,488)
1997 Preferred securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................       (624)         --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $785 in 1997........................     (1,524)         --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327 in 1997.....       (635)         --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134 in 1997.................       (259)         --         --
Extraordinary loss on early retirement of Imperial Bank Loan
  net of income tax benefit of $83 in 1997..................       (161)         --         --
                                                               --------     -------    -------
          NET INCOME (LOSS).................................   $ (5,141)    $ 1,963    $   371
                                                               ========     =======    =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                    TWELVE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1997        1996       1995
                                                              --------   ----------   -------
                                                                         (RESTATED)
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $   1,963    $   371
                                                              --------   ---------    -------
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
    Amortization of bonds and preferred stock...............        --          --         (1)
    Loss on sale of investment..............................         7           5         --
    Income from subsidiaries................................   (25,709)     (5,418)    (3,404)
    Loss on termination of financing transaction with a
     related party reinsurer................................    15,699          --         --
    Extraordinary loss......................................     2,579          --         --
    Interest expense on long-term debt......................     3,581          --         --
    Preferred securities dividends and accretion............     3,069       2,525      2,255
    Increase in current income taxes........................        --          --      1,721
    (Increase) decrease in accrued investment income........       (37)          8          1
    Decrease in deferred income taxes.......................     2,909          --         --
    Decrease (increase) in receivable from a related party
     reinsurer..............................................        --    (110,527)        --
    (Increase) decrease in other assets.....................     2,209        (994)       (11)
    Increase in accounts payable and other liabilities......       446      19,334         78
                                                              --------   ---------    -------
      Total adjustments.....................................     4,753     (95,067)       639
                                                              --------   ---------    -------
      Net cash (used in) provided by operating activities...      (388)    (93,104)     1,010
                                                              --------   ---------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................       279          78          2
  Proceeds from issuance of common stock....................    18,000          --         --
  Proceeds from 1997 Trust Preferred Securities.............   101,272          --         --
  Long-term debt -- Chase Manhattan Bank....................    41,257          --         --
  Retirement of long-term debt -- Chase Manhattan Bank......   (44,000)         --         --
  Retirement of 1994 Preferred Securities...................   (27,668)         --         --
  Retirement of long-term debt -- Imperial Bank.............    (7,250)     (1,250)    (1,200)
  Prepayment penalty on long-term debt......................      (244)         --         --
  Retirement of long-term debt -- Chase financing...........        --      (1,410)        --
  Proceeds from Chase financing.............................        --      93,091         --
                                                              --------   ---------    -------
      Net cash provided by (used in) financing activities...    81,646      90,509     (1,198)
                                                              --------   ---------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................    (7,539)         --     (1,496)
  Purchase of Pacific Rim Holding Company...................   (44,016)         --         --
  Investment in subsidiary..................................    (1,175)         --         --
  Sales of bonds and notes: Investments available for
    sale....................................................        --       1,493         --
  Capital contribution to subsidiaries......................   (25,000)         --     (1,500)
  Net decrease in short-term investments....................        89          --         --
                                                              --------   ---------    -------
      Net cash (used in) provided by investing activities...   (77,641)      1,493     (2,996)
                                                              --------   ---------    -------
      Net increase (decrease) in cash.......................     3,617      (1,102)    (3,184)
  Cash and cash equivalents at beginning of period..........     1,787       2,889      6,073
                                                              --------   ---------    -------
  Cash and cash equivalents at end of period................  $  5,404   $   1,787    $ 2,889
                                                              ========   =========    =======
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      1   $       1    $     1
                                                              ========   =========    =======
    Cash paid during the year for interest..................  $  2,433   $     641    $   808
                                                              ========   =========    =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.4

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                    NOTES TO CONDENSED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     In accordance with the requirements of Regulation S-X of the Securities and Exchange Commission, the financial statements of the registrant are condensed and omit many disclosures presented in the consolidated financial statements and the notes thereto.

2.  LONG TERM DEBT

     The following is a summary of the long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank Debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     The voting notes of $30 will mature in the year 2002.

3.  DIVIDENDS FROM SUBSIDIARIES

     During 1997, 1996, and 1995, there were no dividends paid to SNIG by its consolidated subsidiaries; however SNIC paid SNIG $2.9 million for its current income taxes.

4.  NON-CASH TRANSACTION

     As discussed in Note 8 of the Consolidated Financial Statements in 1997, the Company transferred $110.5 million of receivables from a related party reinsurer, in connection with a financing transaction, to Chase in exchange for the cancellation of the Company's $94.9 million debt due to Chase. The retirement of this collateralized financing resulted in the Company's recognizing a $15.7 million charge.

5.  CONTINGENCIES

     The Company is subject to various litigation which arises in the ordinary course of business. Based upon discussions with counsel, management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

6.  RECONCILIATION WITH PREVIOUSLY REPORTED AMOUNTS

     The amounts shown in the Condensed Financial information of Registrant Statement of Cash Flows as restated differ from those previously reported as a result of reclassifications made to the Condensed Financial information of Registrant Balance Sheet.

     A reconciliation of amounts restated are as follows:

                                                                1997       1996       1995
                                                              --------   ---------   -------
Net cash (used in) provided by operating activities
  As previously reported....................................  $   (388)  $  17,423   $ 1,010
  Reclass of receivable from a related party reinsurer......        --    (110,527)       --
                                                              --------   ---------   -------
          As restated.......................................  $   (388)  $ (93,104)  $ 1,010
                                                              ========   =========   =======
Net cash (used in) provided by investing activities
  As previously reported....................................  $(77,641)  $(109,034)  $(2,996)
  Reclass of receivable from a related party reinsurer......        --     110,527        --
                                                              --------   ---------   -------
          As restated.......................................  $(77,641)  $   1,493   $(2,996)
                                                              ========   =========   =======

     Additionally, in 1997 the Company previously reported a $10.4 million extraordinary loss on retirement of long-term debt, net of income tax benefit. Subsequently, this amount was reclassified to an operating expense separately disclosed as loss on termination of financing transaction with related party reinsurer. This reclass resulted in no change to net income or stockholder's equity.

     A reconciliation of amounts restated are as follows:

                                                                1997
                                                              --------
Total Expenses
  As previously reported....................................  $  6,483
  Reclass of loss on termination of financing transaction
     with related party reinsurer...........................    15,699
                                                              --------
          As restated.......................................  $ 22,182
                                                              ========
Income tax expenses (benefit)
  As previously reported....................................  $  8,246
  Reclass on tax effect of loss on termination of financing
     transaction with related party reinsurer...............    (5,338)
                                                              --------
          As restated.......................................  $  2,908
                                                              ========
Income before preferred securities dividends and accretion,
  discontinued operations, and extraordinary items
  As previously reported....................................  $(14,841)
  Reclass of extraordinary loss on retirement on long-term
     debt, net of tax.......................................   (10,361)
                                                              --------
          As restated.......................................  $(25,202)
                                                              ========

                                                                     SCHEDULE II

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

               COLUMN A                   COLUMN B            COLUMN C             COLUMN D    COLUMN E
               --------                  ----------   -------------------------   ----------   ---------
                                                              ADDITIONS
                                                      -------------------------
                                         BALANCE AT    CHARGED TO    CHARGED TO                 BALANCE
                                         BEGINNING       COSTS         OTHER                    AT END
                                         OF PERIOD    AND EXPENSES    ACCOUNTS    DEDUCTIONS   OF PERIOD
                                         ----------   ------------   ----------   ----------   ---------
                                                             (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Allowance for possible losses on
     premiums receivable...............     $300         $2,311           --       $(1,811)      $800
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1996
  Allowance for possible losses on
     premiums receivable...............     $500         $1,369           --       $(1,569)      $300
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1995
  Allowance for possible losses on
     premiums receivable...............     $900         $1,531           --       $(1,931)      $500
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====

                                                                    SCHEDULE V.1

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                       SUPPLEMENTAL INSURANCE INFORMATION

            COLUMN A                COLUMN B        COLUMN C      COLUMN D     COLUMN E     COLUMN F    COLUMN G     COLUMN H
            --------               -----------   --------------   --------   ------------   --------   ----------   ----------
                                                 FUTURE POLICY                                                      BENEFITS,
                                    DEFERRED       BENEFITS,                 OTHER POLICY                            CLAIMS,
                                     POLICY      LOSSES, CLAIMS               CLAIMS AND                  NET       LOSSES AND
                                   ACQUISITION      AND LOSS      UNEARNED     BENEFITS     PREMIUM    INVESTMENT   SETTLEMENT
                                      COSTS         EXPENSES      PREMIUM      PAYABLE      REVENUE      INCOME      EXPENSES
                                   -----------   --------------   --------   ------------   --------   ----------   ----------
                                                                     (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $5,879         $201,255      $12,913       $   --      $140,920    $12,674      $90,447
                                     ======         ========      =======       ======      ========    =======      =======
1996
  Workers Compensation...........    $3,042         $115,529      $ 9,702       $   --      $ 88,648    $ 7,769      $55,638
                                     ======         ========      =======       ======      ========    =======      =======
1995
  Workers' Compensation..........    $2,780         $141,495      $10,347       $   --      $ 89,735    $ 9,784      $53,970
                                     ======         ========      =======       ======      ========    =======      =======

            COLUMN A                 COLUMN I     COLUMN J    COLUMN K
            --------               ------------   ---------   --------
                                   AMORTIZATION
                                   OF DEFERRED
                                      POLICY        OTHER
                                   ACQUISITION    OPERATING   PREMIUMS
                                      COSTS       EXPENSES    WRITTEN
                                   ------------   ---------   --------
                                         (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $19,977       $41,608    $136,929
                                     =======       =======    ========
1996
  Workers Compensation...........    $16,870       $24,609    $ 87,715
                                     =======       =======    ========
1995
  Workers' Compensation..........    $18,288       $21,314    $ 89,139
                                     =======       =======    ========

                                                                    SCHEDULE V.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                                  REINSURANCE

              COLUMN A                COLUMN B   COLUMN C      COLUMN D     COLUMN E     COLUMN F
              --------                --------   ---------   ------------   --------   -------------
                                                                                       PERCENTAGE OF
                                                 CEDED TO    ASSUMED FROM                 AMOUNT
                                       GROSS       OTHER        OTHER         NET         ASSUMED
                                       AMOUNT    COMPANIES    COMPANIES      AMOUNT       TO NET
                                      --------   ---------   ------------   --------   -------------
                                                          (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Premiums:
  Workers' compensation insurance...  $152,253    $22,081      $10,748      $140,920        7.6%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $152,253    $22,081      $10,748      $140,920        7.6%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1996
  Premiums:
  Workers' compensation insurance...  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      --------    -------      -------      --------        ---
     Total Premiums.................  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1995
  Premiums:
  Workers' compensation insurance...  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      ========    =======      =======      ========        ===

                                                                    SCHEDULE V.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

            SUPPLEMENTAL PROPERTY AND CASUALTY INSURANCE INFORMATION

         COLUMN A             COLUMN B      COLUMN C     COLUMN D     COLUMN E   COLUMN F    COLUMN G          COLUMN H
         --------            -----------   ----------   -----------   --------   --------   ----------   ---------------------
                                                         DISCOUNT
                                                          IF ANY,
                                                         DEDUCTED
                                            RESERVES    IN RESERVES                                        CLAIMS AND CLAIM
                                           FOR UNPAID   FOR UNPAID                                        ADJUSTMENT EXPENSES
                              DEFERRED     CLAIMS AND   CLAIMS AND                                       INCURRED RELATED TO:
                               POLICY        CLAIMS        CLAIM                               NET       ---------------------
                             ACQUISITION   ADJUSTMENT   ADJUSTMENT    UNEARNED    EARNED    INVESTMENT    CURRENT      PRIOR
                                COSTS       EXPENSES     EXPENSES     PREMIUM    PREMIUM      INCOME       YEAR        YEAR
                             -----------   ----------   -----------   --------   --------   ----------   ---------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation....    $5,879       $201,255      $   --      $12,913    $140,920    $12,674      $95,826     $(5,379)
                               ======       ========      ======      =======    ========    =======      =======     =======
1996
  Workers' Compensation....    $3,042       $115,529      $   --      $ 9,702    $ 88,648    $ 7,769      $57,614     $(1,976)
                               ======       ========      ======      =======    ========    =======      =======     =======
1995
  Workers' Compensation....    $2,780       $141,495      $   --      $10,347    $ 89,735    $ 9,784      $58,842     $(4,872)
                               ======       ========      ======      =======    ========    =======      =======     =======

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)         *
INVESTMENTS
Bonds and notes:
  Available-for-sale, at market (cost: 1998, $179,057; 1997,
    $203,373)...............................................   $180,830        $205,214
Equity securities, at market (cost: 1998, $5,179; 1997,
  $1,356)...................................................      5,263           1,526
Short-term investments, at cost.............................        650           6,634
                                                               --------        --------
         TOTAL INVESTMENTS..................................    186,743         213,374
Cash and cash equivalents (Restricted cash: 1998, $449;
  1997, $651)...............................................      4,421          28,742
Reinsurance recoverable.....................................     55,474          53,082
Premiums receivable (less allowance for doubtful accounts:
  1998 and 1997, $800)......................................     34,518          36,888
Deferred income taxes (less valuation allowance of $8,129,
  1998 and 1997)............................................     22,592          25,104
Prepaid reinsurance premiums................................     25,822           1,598
Goodwill....................................................     35,248          35,887
Prepaid and other...........................................     31,218          34,798
                                                               --------        --------
         TOTAL ASSETS.......................................   $396,036        $429,473
                                                               ========        ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Claims and claim adjustment expenses........................   $154,843        $201,255
Unearned premiums...........................................     16,198          12,913
Reinsurance payable.........................................     17,964           3,412
Discontinued operations liability...........................     10,861          12,904
Accounts payable and other liabilities......................     36,424          37,894
                                                               --------        --------
         TOTAL LIABILITIES..................................    236,290         268,378
    COMPANY-OBLIGATED TRUST PREFERRED SECURITIES OF
     SUBSIDIARY TRUST HOLDING SOLELY SENIOR SUBORDINATED
     NOTES OF SNIG; $1,000 face per share; issued and
     outstanding 105,000 shares in 1997 and 1998............    101,051         101,277
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued 5,876,399 shares in 1998 and 5,871,279 shares in
  1997......................................................         59              59
  Paid-in capital excess of par.............................     34,274          34,242
Paid-in capital -- warrants.................................      2,206           2,206
Accumulated other comprehensive income; Unrealized gain on
  investments, net of taxes.................................      1,225           1,327
Retained earnings...........................................     26,076          21,984
Less: 245,000 shares of treasury stock at cost..............     (5,145)             --
                                                               --------        --------
         TOTAL STOCKHOLDERS' EQUITY.........................     58,695          59,818
                                                               ========        ========
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........   $396,036        $429,473
                                                               ========        ========

------------------------------
* Derived from audited financial statements.

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                       JUNE 30,                      JUNE 30,
                                                              --------------------------    --------------------------
                                                                 1998           1997           1998           1997
                                                              -----------    -----------    -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                             (RESTATED)                    (RESTATED)
REVENUES:
Premiums written, net of reinsurance ceded..................    $13,579       $ 43,703        $42,080       $ 63,706
Net change in unearned premiums.............................      6,040          1,707          8,126            682
                                                                -------       --------        -------       --------
Net premiums earned.........................................     19,619         45,410         50,206         64,388
Net investment income.......................................      3,761          3,435          8,014          5,521
                                                                -------       --------        -------       --------
         TOTAL REVENUES.....................................     23,380         48,845         58,220         69,909
EXPENSES:
Claims and claim adjustment expenses, net of reinsurance
  recoveries................................................      8,031         34,724         26,319         44,995
Commissions, net of reinsurance ceding commissions..........     (1,497)         4,687          1,467          6,888
Interest expense............................................         --          2,417             --          4,144
General and administrative expenses
  Underwriting..............................................      9,912          6,158         16,939         10,961
  Loss on termination of financing transaction with a
    related party reinsurer.................................         --         15,699             --         15,699
  Other.....................................................        196            340            375            521
  Goodwill..................................................        335            137            639            137
                                                                -------       --------        -------       --------
         TOTAL EXPENSES.....................................     16,977         64,162         45,739         83,345
                                                                -------       --------        -------       --------
INCOME BEFORE INCOME TAXES, PREFERRED SECURITIES DIVIDENDS
  AND ACCRETION.............................................      6,403        (15,317)        12,481        (13,436)
Income tax expense..........................................      2,354         (5,240)         4,665         (4,569)
                                                                -------       --------        -------       --------
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION.................................................      4,049        (10,077)         7,816         (8,867)
Preferred Securities dividends and accretion, net of income
  tax.......................................................         --           (453)            --           (907)
Trust Preferred Securities dividends and accretion, net of
  income tax................................................     (1,852)            --         (3,724)            --
                                                                -------       --------        -------       --------
NET INCOME..................................................    $ 2,197       $(10,530)       $ 4,092       $ (9,774)
                                                                =======       ========        =======       ========
BASIC EARNINGS PER SHARE:
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION.................................................    $  0.69       $  (1.72)       $  1.34       $  (1.91)
Preferred securities dividends and accretion................      (0.32)         (0.08)         (0.64)         (0.20)
                                                                -------       --------        -------       --------
NET INCOME..................................................    $  0.37       $  (1.80)       $  0.70       $  (2.11)
                                                                =======       ========        =======       ========
DILUTED EARNINGS PER SHARE:
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION.................................................    $  0.50       $  (1.33)       $  0.99       $  (1.38)
Preferred securities dividends and accretion................      (0.23)         (0.06)         (0.47)         (0.14)
                                                                -------       --------        -------       --------
NET INCOME..................................................    $  0.27       $  (1.39)       $  0.52       $  (1.52)
                                                                =======       ========        =======       ========

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                                          COMPREHENSIVE
                                                                                             INCOME
                                                                                          -------------
                                                                                           UNREALIZED
                                          NUMBER OF                         GAIN (LOSS)      PAID-IN
                                           SHARES      COMMON    TREASURY       ON          CAPITAL-      COMPREHENSIVE   RETAINED
                                         OUTSTANDING    STOCK     STOCK     INVESTMENTS     WARRANTS         INCOME       EARNINGS
                                         -----------   -------   --------   -----------   -------------   -------------   --------
Balance at December 31, 1996...........   3,446,492    $16,022   $    --      $ (162)        $2,206                       $ 27,125
Comprehensive income
  Net income...........................          --        --         --          --             --           (5,141)       (5,141)
                                                                                                             -------
  Other comprehensive income, net of
    tax
    Change in unrealized gain (loss) on
      investments......................          --        --         --       1,489             --            1,489            --
                                                                                                             -------
  Other comprehensive income...........                                                                        1,489
                                                                                                             -------
Comprehensive income...................                                                                      $(3,652)
                                                                                                             =======
Common stock issued....................   2,390,438    18,000         --          --             --                             --
Stock issued under stock option plan...      22,127       105         --          --             --                             --
Common stock issued under stock
  incentive plan.......................      12,222       174         --          --             --                             --
                                         ----------    -------   -------      ------         ------                       --------
Balance at December 31, 1997...........   5,871,279    34,301         --       1,327          2,206                         21,984
                                         ----------    -------   -------      ------         ------                       --------
Comprehensive income
  Net income...........................          --        --         --          --             --            4,092         4,092
                                                                                                             -------
  Other comprehensive income, net of
    tax
    Change in unrealized gain (loss) on
      investments......................          --        --         --        (102)            --             (102)           --
                                                                                                             -------
  Other comprehensive income...........                                                                         (102)
                                                                                                             -------
Comprehensive income...................                                                                      $ 3,990
                                                                                                             =======
Common stock issued....................          --        --         --          --             --                             --
Stock issued under stock option plan...       5,120        32         --          --             --                             --
Common stock issued under stock
  incentive plan.......................          --        --         --          --             --                             --
Treasury stock.........................    (245,000)       --     (5,145)         --             --                             --
                                         ==========    =======   =======      ======         ======                       ========
Balance at June 30, 1998...............   5,631,399    $34,333   $(5,145)     $1,225         $2,206                       $ 26,076
                                         ==========    =======   =======      ======         ======                       ========


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
Balance at December 31, 1996...........    $ 45,191
Comprehensive income
  Net income...........................      (5,141)
  Other comprehensive income, net of
    tax
    Change in unrealized gain (loss) on
      investments......................       1,489
  Other comprehensive income...........
Comprehensive income...................
Common stock issued....................      18,000
Stock issued under stock option plan...         105
Common stock issued under stock
  incentive plan.......................         174
                                           --------
Balance at December 31, 1997...........      59,818
                                           --------
Comprehensive income
  Net income...........................       4,092
  Other comprehensive income, net of
    tax
    Change in unrealized gain (loss) on
      investments......................        (102)
  Other comprehensive income...........
Comprehensive income...................
Common stock issued....................          --
Stock issued under stock option plan...          32
Common stock issued under stock
  incentive plan.......................          --
Treasury stock.........................      (5,145)
                                           ========
Balance at June 30, 1998...............    $ 58,695
                                           ========

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AS RESTATED
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $  4,092    $ (9,774)
                                                              --------    --------
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Amortization of bonds and preferred stock.................        30        (803)
  Amortization of capital lease obligation..................      (666)         --
  (Gain) loss on sale of investments........................    (1,028)        123
  Loss on termination of financing transaction with a
    related party reinsurer.................................        --      15,699
  Amortization of goodwill..................................       639         136
  Interest expense on long-term debt........................        --       3,146
  Preferred securities dividends and accretion..............     3,724         907
  Increase in reinsurance receivables.......................    (2,392)     (4,216)
  Decrease in premiums receivable...........................     2,370       2,004
  Increase in other assets..................................    (4,420)     (3,149)
  Decrease in deferred income taxes.........................     4,485      (4,569)
  (Decrease) increase in claims and claim adjustment expense
    reserves................................................   (46,413)      2,714
  Increase (decrease) in unearned premium reserves..........     3,286        (909)
  Decrease in accounts payable and other liabilities........    (3,692)    (13,238)
                                                              --------    --------
         Total adjustments..................................   (44,077)     (2,155)
                                                              --------    --------
         Net cash used in operating activities..............   (39,985)    (11,929)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................        31           3
  Proceeds from issuance of common stock....................        --      18,000
  Long-term debt -- Chase Manhattan Bank....................        --      44,000
  Retirement of long-term debt -- Imperial Bank.............        --      (7,250)
  Reinsurance deposit.......................................   (12,654)         --
  Purchase of treasury stock................................    (5,145)         --
                                                              --------    --------
    Net cash (used in) provided by financing activities.....   (17,768)     54,753
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................  (108,103)    (90,283)
  Purchase of equity security...............................   (64,536)       (145)
  Investments and cash for discontinued operations..........    (2,043)    (17,125)
  Purchase of Pac Rim Holding Corporation...................        --     (41,170)
  Sale of property, plant and equipment.....................     8,000          --
  Sales of bonds and notes: Investments
    available-for-sale......................................   114,120      13,540
  Maturities of bonds and notes: Investments
    available-for-sale......................................    19,121       6,968
  Sale of equity securities.................................    60,745         517
  Net decrease in short-term investment.....................     6,128      76,753
                                                              --------    --------
    Net cash provided by (used in) investing activities.....    33,432     (50,945)
                                                              --------    --------
    Net decrease in cash....................................   (24,321)     (8,121)
Cash and cash equivalents at beginning of period............    28,742      34,423
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  4,421    $ 26,302
                                                              ========    ========
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes..................  $    181    $      4
                                                              ========    ========
Cash paid during the year for interest......................  $  5,614    $    191
                                                              ========    ========

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.1 BASIS OF PRESENTATION

     Superior National Insurance Group, Inc. ("SNIG") is a holding company that through its wholly-owned subsidiaries, Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), is engaged in writing workers' compensation insurance principally in the States of California and Arizona, and until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC and SPCC conduct business under the "Superior Pacific" trade name. Unless the context indicates otherwise, "Superior Pacific," as used herein, refers to SNIC and SPCC and their combined operations from April 1997 to the present, and refers only to SNIC and its operations for all prior periods. The "Company" refers to SNIG and its subsidiaries.

     The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normally occurring accruals, considered necessary for a fair presentation have been included. Certain reclassifications of prior year amounts have been made to conform with the 1998 presentation. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. These consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

A.2 ACQUISITION OF PAC RIM HOLDING CORPORATION

     On April 11, 1997, the Company completed its acquisition of Pac Rim Holding Corporation ("Pac Rim") and its wholly-owned subsidiary, The Pacific Rim Assurance Company, for total consideration of approximately $42.0 million in cash. This consideration resulted in payments of approximately $20.0 million to Pac Rim stockholders; $20.0 million to Pac Rim's convertible debenture holders; and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Pacific Rim Assurance Company was renamed Superior Pacific Casualty Company upon its acquisition by the Company. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18.0 million in newly issued shares of common stock in a private transaction. Approximately $6.6 million of the loan proceeds was used to prepay SNIG's previously outstanding long-term debt, and approximately $10.0 million was contributed by SNIG to the capital of SPCC. The $44.0 million term loan was subsequently retired from funds raised from the sale of $105.0 million of 10 3/4% Trust Preferred Securities by a subsidiary of SNIG. See Note A.5.

     The purchase of Pac Rim resulted in $36.9 million of goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of acquisition have been included in operations. The designated accounting date of the purchase of Pac Rim is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105.9 million, cash of $2.6 million, receivables of $17.3 million, and other assets of $22.3 million. Liabilities assumed in the acquisition included unearned premiums of $6.9 million, claim and claim adjustment expense reserves of $107.7 million and other liabilities of $32.3 million.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

A.3 EARNINGS PER SHARE ("EPS"); COMPREHENSIVE INCOME

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("FAS No. 128"), "Earnings Per Share," which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years ending after December 15, 1997.

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations for the six months ended June 30, 1998 and June 30, 1997:

                               SIX MONTHS ENDED JUNE 30, 1998               SIX MONTHS ENDED JUNE 30, 1997
                         ------------------------------------------   ------------------------------------------
                             INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                          (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                         --------------   -------------   ---------   --------------   -------------   ---------
                         (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
  Income before items
     below.............     $ 7,816         5,853,713      $ 1.34        $ (8,867)       4,641,954      $(1.91)
  Preferred
     Securities........      (3,724)                        (0.64)           (907)                       (0.20)
                            -------                        ------        --------                       ------
  Net Income...........     $ 4,092                        $ 0.70        $ (9,774)                      $(2.11)
                            =======                        ======        ========                       ======
EFFECT OF DILUTIVE
  SECURITIES
  Options..............                       386,280                                      336,603
  Warrants.............                     1,672,234                                    1,432,309
DILUTED EPS
  Income before items
     below.............     $ 7,816         7,912,227      $ 0.99        $ (8,867)       6,410,866      $(1.38)
  Preferred
     Securities........      (3,724)                        (0.47)           (907)                       (0.14)
                            -------                        ------        --------                       ------
  Net Income...........     $ 4,092                        $ 0.52        $ (9,774)                      $(1.52)
                            =======                        ======        ========                       ======

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations for the three months ended June 30, 1998 and June 30, 1997:

                              THREE MONTHS ENDED JUNE 30, 1998             THREE MONTHS ENDED JUNE 30, 1997
                         ------------------------------------------   ------------------------------------------
                             INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                          (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                         --------------   -------------   ---------   --------------   -------------   ---------
                         (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
  Income before items
     below.............     $ 4,049         5,834,347      $ 0.69        $(10,077)       5,837,173      $(1.72)
  Preferred
     Securities........      (1,852)                        (0.32)           (453)                       (0.08)
                            -------                        ------        --------                       ------
  Net Income...........     $ 2,197                        $ 0.37        $(10,530)                      $(1.80)
                            =======                        ======        ========                       ======
EFFECT OF DILUTIVE
  SECURITIES
  Options..............                       417,582                                      321,992
  Warrants.............                     1,732,524                                    1,387,215
DILUTED EPS
  Income before items
     below.............     $ 4,049         7,984,453      $ 0.50        $(10,077)       7,546,380      $(1.33)
  Preferred
     Securities........      (1,852)                        (0.23)           (453)                       (0.06)
                            -------                        ------        --------                       ------
  Net Income...........     $ 2,197                        $ 0.27        $(10,530)                      $(1.39)
                            =======                        ======        ========                       ======

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS 130 is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has included the required disclosure of SFAS No. 130 in this filing.

A.4 CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The liability for unpaid claim and claim adjustment expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections, which can be affected by many external factors that are difficult to predict, including changes in the economy, trends in medical treatments and litigation, changes in regulatory environment, medical services, and employment rights. The liability is reported net of estimated salvage and subrogation recoverables. Adjustments to the liability resulting from subsequent developments or revisions to the estimate are reflected in results of operations in the period in which such adjustments become known. While there can be no assurance that reserves at any given date are adequate to meet the Company's obligations, the amounts reported on the balance sheet are management's best estimate of that amount.

A.5 TRUST PREFERRED SECURITIES

     In December 1997, SNIG formed Superior National Capital Trust I, a statutory business trust (the "Trust"), whose sole purpose was to issue 10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes in the aggregate principal amount of $108.25 million, which are the sole assets of the Trust. In addition, the Company entered into several contractual undertakings which, the Company believes, when taken together, guarantee to the holders of the Trust Preferred Securities an unconditional right to enforce the payment of the distributions with respect to such securities.

A.6 LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT

     Effective February 1, 1998, Superior Pacific entered into a Quota-Share Arrangement with United States Life Insurance Company, rated "A+" by A.M. Best Company, Inc., under which Superior Pacific ceded 100% of premiums and claim and claim adjustment expenses associated with policies having $100,000 or more of estimated annual premium. Superior Pacific received a 35.0% ceding commission on premiums ceded under this contract. Effective May 1, 1998, the Quota-Share Arrangement was amended so that the ceding level was reduced to $25,000 in estimated annual premium at inception, and the ceding commission was adjusted to 33.5%. The term of the amended agreement is three years, with two one-year extensions.

NOTE B. DISCONTINUED OPERATIONS

     Outstanding discontinued operations claim and claim adjustment expense reserves were $15.7 million at June 30, 1998, which was consistent with management's expectations. Offsetting these liabilities are $5.0 million of reinsurance recoverable on paid and unpaid claim and claim adjustment expenses.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

NOTE C. RECONCILIATION WITH PREVIOUSLY REPORTED AMOUNTS

     The amounts shown in the Condensed Consolidated Statement of Cash Flows differ from those previously reported as a result of reclassifications made to the Condensed Consolidated Balance Sheet. A reconciliation of amounts restated are as follows:

                                                                SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------
                                                                  1998             1997
                                                              -------------    -------------
Net cash (used in) provided by operating activities
  As previously reported....................................    $(37,800)        $(11,929)
  Reclass of investments withheld from reinsurer............      (2,185)              --
                                                                --------         --------
     As restated............................................    $(39,985)        $(11,929)
                                                                ========         ========
Net cash provided by (used in) financing activities
  As previously reported....................................    $(19,811)        $ 37,628
  Reclass of investments and cash for discontinued
     operations.............................................       2,043           17,125
                                                                --------         --------
     As restated............................................    $(17,768)        $ 54,753
                                                                ========         ========
Net cash (used in) provided by investing activities
  As previously reported....................................    $ 27,306         $(55,209)
  Reclass of investments withheld from reinsurer............       2,185               --
  Reclass of investments and cash for discontinued
     operations.............................................      (2,043)         (17,125)
  Reclass of invested cash from cash and cash equivalents to
     short-term investments.................................       5,984           21,389
                                                                --------         --------
     As restated............................................    $ 33,432         $(50,945)
                                                                ========         ========
  Cash and cash equivalents at the end of the period
  As previously reported....................................    $  5,071         $ 72,427
  Reclass of invested cash from cash and cash equivalents to
     short-term investments.................................        (650)         (46,125)
                                                                --------         --------
     As restated............................................    $  4,421         $ 26,302
                                                                ========         ========

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

     Additionally, in 1997 the Company previously reported a $10.4 million extraordinary loss on retirement of long-term debt, net of income tax benefit. Subsequently, this amount was reclassified to an operating expense separately disclosed as loss on termination of financing transaction with related party reinsurer. This reclass resulted in no change to net income or stockholders' equity. A reconciliation of amounts restated are as follows:

                                                              THREE MONTHS      SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 1997    JUNE 30, 1997
                                                              -------------    -------------
Total Expenses
  As previously reported....................................    $ 48,463         $ 67,646
  Reclass of loss on termination of financing transaction
     with related party reinsurer...........................      15,699           15,699
                                                                --------         --------
     As restated............................................    $ 64,162         $ 83,345
                                                                ========         ========
Income tax expense (benefit)
  As previously reported....................................    $     98         $    769
  Reclass on tax effect of loss on termination of financing
     transaction with related party reinsurer...............      (5,338)          (5,338)
                                                                --------         --------
     As restated............................................    $ (5,240)        $ (4,569)
                                                                ========         ========
Income before preferred securities dividends and accretion,
  discontinued operations, and extraordinary items
  As previously reported....................................    $    284         $  1,494
  Reclass of extraordinary loss on retirement on long-term
     debt, net of tax.......................................     (10,361)         (10,361)
                                                                --------         --------
     As restated............................................    $(10,077)        $ (8,867)
                                                                ========         ========

                                                    THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                       JUNE 30, 1997                     JUNE 30, 1997
                                              -------------------------------   -------------------------------
                                                  AS                                AS
                                              PREVIOUSLY                AS      PREVIOUSLY                AS
                                               REPORTED    RECLASS   RESTATED    REPORTED    RECLASS   RESTATED
                                              ----------   -------   --------   ----------   -------   --------
BASIC EARNINGS PER SHARE
  Income before preferred securities
     dividends and accretion, and
     extraordinary items....................    $ 0.05     $(1.77)    $(1.72)     $ 0.32     $(2.23)    $(1.91)
  Preferred Securities......................     (0.08)        --      (0.08)      (0.20)        --      (0.20)
  Extraordinary Items.......................     (1.77)      1.77         --       (2.23)      2.23         --
                                                ------     ------     ------      ------     ------     ------
  Net loss..................................    $(1.80)    $   --     $(1.80)      (2.11)    $   --     $(2.11)
                                                ======     ======     ======      ======     ======     ======
DILUTED EARNINGS PER SHARE
  Income before preferred securities
     dividends and accretion, and
     extraordinary items....................    $ 0.04     $(1.37)    $(1.33)     $ 0.23     $(1.61)    $(1.38)
  Preferred Securities......................     (0.06)        --      (0.06)      (0.14)        --      (0.14)
  Extraordinary Items.......................     (1.37)      1.37         --       (1.61)      1.61         --
                                                ------     ------     ------      ------     ------     ------
  Net loss..................................    $(1.39)    $   --     $(1.39)     $(1.52)    $   --     $(1.52)
                                                ======     ======     ======      ======     ======     ======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                                     INDEX

                                                              PAGE
INDEPENDENT AUDITORS' REPORT................................  F-53
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-54
  Combined Statements of Operations and Comprehensive Income
     for Each of the Three Years Ended December 31, 1997,
     1996 and 1995 as restated..............................  F-55
  Combined Statements of Stockholder's Equity for Each of
     the Three Years
     Ended December 31, 1997, 1996 and 1995 as restated.....  F-56
  Combined Statements of Cash Flows for Each of the Three
     Years Ended December 31, 1997, 1996 and 1995 as
     restated...............................................  F-57
  Notes to Combined Financial Statements....................  F-58

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Business Insurance Group, Inc.:

     We have audited the accompanying combined balance sheets of the Insurance Operations of Business Insurance Group, Inc. (the "Company") as of December 31, 1997 and 1996 and the related combined statements of operations and comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Insurance Operations of Business Insurance Group, Inc. at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 16 to the combined financial statements, the accompanying financial statements have been restated.

DELOITTE & TOUCHE LLP
San Francisco, California
June 19, 1998 (August 24, 1998 as to Note 16)

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Invested Assets:
  Bonds, available-for-sale, at fair value..................  $  611,163    $  671,629
  Bonds, held-to-maturity, at amortized cost................      14,059        15,978
  Real estate...............................................      29,821        31,184
  Note from parent..........................................      10,000        10,000
                                                              ----------    ----------
         TOTAL INVESTED ASSETS..............................     665,043       728,791
Cash and cash equivalents...................................      98,128        25,861
Reinsurance recoverable:
  Paid loss and loss adjustment expenses....................      18,518        14,939
  Unpaid loss and loss adjustment expenses..................     206,871       121,170
Premiums receivable -- net..................................      80,008        84,575
Earned but unbilled premiums receivable.....................      24,401        17,876
Accrued investment income...................................      10,605        12,812
Receivable from reinsurer...................................       4,132            --
Deferred policy acquisition costs...........................      23,841        19,946
Income taxes receivable from parent.........................      40,857        19,933
Deferred income taxes.......................................      15,807        14,665
Prepaid reinsurance premiums................................          --        10,659
Goodwill....................................................      14,266         9,964
Property and equipment -- net...............................      14,556         9,922
Prepaid expenses and other assets...........................       5,373         2,660
                                                              ----------    ----------
         TOTAL ASSETS.......................................  $1,222,406    $1,093,773
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................  $  728,421    $  590,595
  Unearned premiums.........................................      45,004        44,010
  Reinsurance payable.......................................      28,027        35,478
  Long-term debt due to parent..............................     121,750       128,250
  Policyholder dividends....................................       3,015         3,385
  Accounts payable and other liabilities....................      43,843        24,163
                                                              ----------    ----------
         TOTAL LIABILITIES..................................     970,060       825,881
                                                              ----------    ----------
Stockholder's Equity:
  Invested Capital..........................................     247,476       266,093
  Accumulated other comprehensive income....................       4,870         1,799
                                                              ----------    ----------
         Total Stockholder's Equity.........................     252,346       267,892
                                                              ----------    ----------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.........  $1,222,406    $1,093,773
                                                              ==========    ==========

                  See notes to combined financial statements.

           THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
REVENUES:
  Net premiums earned......................................  $515,272    $480,828    $390,974
  Net investment income....................................    37,548      33,317      24,005
  Net realized gain on investments.........................     7,176         892       1,667
  Other income.............................................     3,512       2,823         248
                                                             --------    --------    --------
          TOTAL REVENUES...................................   563,508     517,860     416,894
                                                             --------    --------    --------
EXPENSES:
  Loss and loss adjustment, net of reinsurance
     recoveries............................................   443,204     381,897     245,522
  Underwriting expenses....................................   170,070     111,477     118,572
  Policyholder dividends...................................       793      (5,250)      5,494
  Interest.................................................     8,326       4,330          --
  Goodwill.................................................     1,262         909         256
                                                             --------    --------    --------
          TOTAL EXPENSES...................................   623,655     493,363     369,844
                                                             --------    --------    --------
Income (loss) before income taxes..........................   (60,147)     24,497      47,050
Income tax benefit (expense)...............................    29,506      (1,591)    (11,673)
                                                             --------    --------    --------
          NET INCOME (LOSS)................................   (30,641)     22,906      35,377
Other comprehensive income, net of tax:
  Unrealized gain on available-for-sale investments, net of
     deferred taxes........................................     3,071         464      16,791
                                                             --------    --------    --------
Comprehensive income (loss)................................  $(27,570)   $ 23,370    $ 52,168
                                                             ========    ========    ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                                                             TOTAL
                                                            INVESTED    COMPREHENSIVE    STOCKHOLDER'S
                                                             CAPITAL    INCOME (LOSS)       EQUITY
                                                            ---------   --------------   -------------
                                                                      (AMOUNTS IN THOUSANDS)
Balance at December 31, 1994..............................  $163,769                       $148,313
Comprehensive income:
  Net income..............................................    35,377       $ 35,377          35,377
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                   16,791          16,791
                                                                           --------
Comprehensive income......................................                 $ 52,168
                                                                           ========
  Capital contributions...................................    39,797                         39,797
                                                            --------                       --------
Balance at December 31, 1995..............................   238,943                        240,278
Comprehensive income:
  Net income..............................................    22,906       $ 22,906          22,906
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                      464             464
                                                                           --------
Comprehensive income......................................                 $ 23,370
                                                                           ========
  Capital contributions...................................     4,244                          4,244
                                                            --------                       --------
Balance at December 31, 1996..............................   266,093                        267,892
Comprehensive loss:
  Net loss................................................   (30,641)      $(30,641)        (30,641)
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                    3,071           3,071
                                                                           --------
Comprehensive loss........................................                 $(27,570)
                                                                           ========
  Capital contributions...................................    12,024                         12,024
                                                            --------                       --------
Balance at December 31, 1997..............................  $247,476                       $252,346
                                                            ========                       ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                                1997       1996        1995
                                                              --------   ---------   ---------
                                                                   (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(30,641)  $  22,906   $  35,377
                                                              --------   ---------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bond premium............................     1,813       4,261       4,933
    Depreciation of real estate.............................       658         813         323
    Depreciation on property, plant and equipment...........     2,876       2,558       1,129
    Loss (gain) on sale of investments......................    (7,256)       (597)     (1,228)
    Loss (gain) on sale of real estate......................        80        (295)       (439)
    Amortization of goodwill................................     1,262         909         256
    (Increase) decrease in reinsurance recoverables.........   (89,280)    (54,564)     23,028
    (Increase) decrease in premiums receivable..............     4,567     (28,118)    (11,408)
    (Increase) decrease in earned but unbilled
     receivables............................................    (6,525)     (2,289)     (9,865)
    (Increase) decrease in accrued investment income........     2,207       1,000      (7,178)
    (Increase) decrease in receivable from reinsurer........    (4,132)         --          --
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (3,895)     (5,934)      1,222
    (Increase) decrease in income taxes receivable..........   (20,924)    (14,829)     (5,104)
    (Increase) decrease in deferred income taxes............    (2,808)      3,046        (973)
    (Increase) decrease in prepaid reinsurance premiums.....    10,659     (10,659)         11
    (Increase) decrease in prepaid and other assets.........    (2,713)     (5,286)      4,720
    Increase (decrease) in loss and loss adjustment
     expenses...............................................   137,826     147,146      30,783
    Increase (decrease) in unearned premium reserves........       994      20,198       6,103
    Increase (decrease) in reinsurance payable..............    (7,451)     33,192      (6,338)
    Increase (decrease) in policyholder dividend payable....      (370)     (6,086)    (12,086)
    Increase (decrease) in accounts payable and other
     liabilities............................................    20,904      (2,539)     12,584
                                                              --------   ---------   ---------
        Total adjustments...................................    38,492      81,927      30,473
                                                              --------   ---------   ---------
        Net cash provided by operating activities...........     7,851     104,833      65,850
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Purchases of bonds available for sale.....................  (280,184)   (350,311)   (155,958)
  Sales of bonds available for sale.........................   350,947     119,334      57,569
  Maturities of bonds held to maturity......................     1,801       1,248       7,258
  Purchases of property, plant and equipment................    (7,509)     (6,353)     (4,064)
  Purchases of real estate..................................       (13)     (1,647)    (34,916)
  Sales of real estate......................................       638         487      10,570
                                                              --------   ---------   ---------
        Net cash provided by (used in) investing
        activities..........................................    65,680    (237,242)   (119,541)
                                                              --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt................        --     130,000          --
    Principal payments on long-term debt....................    (6,500)     (1,750)         --
    Capital contributions...................................    10,800       1,750      37,422
    Excess of book value over net assets acquired...........    (5,564)         --      (6,109)
                                                              --------   ---------   ---------
        Net cash provided by (used in) financing
        activities..........................................    (1,264)    130,000      31,313
                                                              --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    72,267      (2,409)    (22,378)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    25,861      28,270      50,648
                                                              --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 98,128   $  25,861   $  28,270
                                                              ========   =========   =========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries [California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")] to Superior National Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination -- The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC (together with BIG, the "Company"). BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo.") which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances) will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.

     The financial information included herein does not necessarily reflect the financial position and results of operations in the future or what the financial position and results of operations would have been had the Company been a separate, stand-alone entity during the periods presented.

     The Company's combined financial statements have been prepared on the basis of generally accepted accounting principles. The results of all significant intercompany transactions have been eliminated.

     Cash and Cash Equivalents -- Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents represent short-term, highly liquid investments, readily convertible to known amounts of cash and near maturity such that there is insignificant risk of changes in fair value because of changes in interest rates. Cash equivalents are carried at cost, which approximates fair value.

     Investments in debt instruments consist primarily of bonds. Debt instruments are classified as (i) "available-for-sale" (carried at fair value with differences between amortized cost and fair value being reflected as a separate component of stockholder's equity, net of applicable income tax effect); (ii) "held-to-maturity" (carried at amortized cost); or (iii) "trading" (carried at fair value with differences between cost and fair value being reflected in the results of operations). Securities not designated as held-to-maturity have been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is determined using the specific identification method. The premiums and discounts on fixed maturities are amortized using the effective yield method. Current fair values of investments are obtained from published sources. Declines in fair value that are considered other than temporary are charged to operations.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     Investment real estate which the Company has held for the production of income is carried at depreciated cost less any write-downs to fair value for impairment losses. Depreciation on real estate is computed using the straight-line method over the estimated lives of the properties.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, Disclosure About Derivative Financial Investments and Fair Value of Financial Investments.

     Premiums Receivable -- The Company records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable primarily represent the Company's estimated billings on payroll reporting policies which were earned but not billed prior to year end. Unbilled premiums receivable also include estimates of the difference between amounts billed on installment policies and the amounts estimated to be ultimately billed on the policy. The Company uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums earned. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts collected will equal the recorded unbilled amounts.

     The ultimate collectibility of the unbilled receivables can be affected to a significant degree by general changes in the economy and the regulatory environment due to the increased time required to determine the billable amount. The Company considers these factors when estimating the receivable for unbilled premiums. The allowance for doubtful accounts was $13,841 and $11,488 as of December 31, 1997 and 1996, respectively.

     Deferred Policy Acquisition Costs -- Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, policy issuance, and underwriting costs related to the production of the Company's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged against income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

     Policy acquisition costs incurred and amortized into income are as follows:

                                                   1997       1996       1995
                                                 --------   --------   --------
Balance at beginning of year...................  $ 19,946   $ 14,012   $ 15,234
Cost deferred during the year..................    40,069     35,926     24,561
Amortization charged to expense................   (36,174)   (29,992)   (25,783)
                                                 --------   --------   --------
Balance at end of year.........................  $ 23,841   $ 19,946   $ 14,012
                                                 ========   ========   ========

     Losses and loss adjustment expenses ("LAE") are estimates based on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required losses and loss adjustment expense reserves. Management has selected ultimate losses and loss adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, legal, political, and social factors all can have significant effects on the ultimate cost of claims. Changes in Company operations and management philosophy also may cause actual experience to vary from the historical trends.

     Policyholder Dividends -- Prior to the inception of open rating in California in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since the start of open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by the Company as a percent of total policies from 20.9% of workers' compensation premiums in force at December 31, 1995 to 3.4% and 2.7% at December 31, 1996 and 1997, respectively. In 1995, as a result of the diminishing value of policyholder dividends, the Company's management declared a moratorium on the payment of policyholder dividends on California policies expiring between March 1, 1994 and December 31, 1995. In December 1996, the Company formally discontinued policyholder dividend payments on California policies expiring between March 1, 1994 and December 31, 1996. Estimated amounts to be returned to policyholders for non-California policies are accrued when the related premium is earned. For non-California business, dividends are paid to the extent that a surplus is accumulated from premiums on workers' compensation policies.

     Premium Income Recognition -- Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

     Income Taxes -- The Company files a consolidated federal income tax return which includes all qualifying subsidiaries, with FHS.

     Pursuant to a tax allocation agreement with FHS, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal tax returns. In fiscal years in which the Company incurs net losses, FHS allocates a tax benefit to the Company based on an appropriate tax rate.

     Property, Equipment and Leasehold Improvements -- Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the lesser of estimated useful lives of the various classes of assets or the lease term lives of the assets which range from 3 to 7 years.

     Expenditures for maintenance and repairs are expensed as incurred. Significant improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     Acquisitions and Related Goodwill -- In May 1997, Christiania General Insurance Corporation of New York (renamed Commercial Compensation Insurance Company) was purchased by the Company for $12,813, including goodwill of $5,564.

     In February 1995, London Guarantee and Accident Company of New York (renamed Business Insurance Company) was purchased by the Company for $13,201, including goodwill of $4,590.

     In January 1995, Foundation Health Benefit Life Insurance Company (renamed Combined Benefits Insurance Company) was purchased at book value by the Company for $7,950.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over a range of 20-40 years.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and premium receivables. All cash equivalents and investments are managed within established guidelines which limit the amounts which may be invested with one issuer. Concentrations of credit risk with respect to premium receivables are limited due to the large number of payers comprising the Company's customer base. The Company's ten largest employer groups accounted for 3.7% and 3.2% of receivables as of December 31, 1997 and 1996, respectively, and 1.9%, 2.5% and 5.4% of premium revenue for the years ended December 31, 1997, 1996 and 1995, respectively.

     Recently Issued Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers; and SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, which revises and standardizes pension and other benefit plan disclosures. Adoption of these statements will not impact the Company's combined financial position, results of operations or cash flows. These statements are effective for fiscal years beginning after December 15, 1997.

     Use of Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its loss and loss adjustment expenses; policyholder dividends; allowance for doubtful accounts; deferred policy acquisition costs; earned but unbilled premiums; and deferred taxes balances in its financial statements. While these estimates are based upon analyses performed by management and outside actuaries, the amounts the Company will ultimately pay or collect may differ materially from the amounts presently estimated.

3. INVESTMENTS

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1997 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 43,454      $  233       $(102)     $ 43,585
  Collateralized mortgage obligations.........     2,999           1          --         3,000
  Corporate instruments.......................    16,263          52          --        16,315
  State and political subdivisions............   540,812       8,120        (779)      548,153
  Certificates of deposit.....................       110          --          --           110
                                                --------      ------       -----      --------
          Total available-for-sale............  $603,638      $8,406       $(881)     $611,163
                                                ========      ======       =====      ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                       GROSS        GROSS
                                                         AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                           COST        GAINS        LOSSES      VALUE
                                                         ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies and authorities....   $   763       $ --         $ (2)     $   761
  Corporate instruments................................        24         --           --           24
  State and political subdivisions.....................    12,847        198          (28)      13,017
  Certificates of deposit..............................       425         --           --          425
                                                          -------       ----         ----      -------
          Total held-to-maturity.......................   $14,059       $198         $(30)     $14,227
                                                          =======       ====         ====      =======

     The amortized cost and estimated fair values of investments classified as available-for-sale and held-to-maturity at December 31, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security.

                                                          AVAILABLE-FOR-SALE
                                                         ---------------------
                                                         AMORTIZED      FAIR
                                                           COST        VALUE
                                                         ---------    --------
Due in one year or less................................  $ 37,396     $ 37,426
Due after one year through five years..................   199,568      201,745
Due after five years through ten years.................   190,820      193,574
Due after ten years....................................   175,854      178,418
                                                         --------     --------
          Total........................................  $603,638     $611,163
                                                         ========     ========

                                                            HELD-TO-MATURITY
                                                          --------------------
                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
Due in one year or less.................................   $ 2,749     $ 2,756
Due after one year through five years...................     6,402       6,437
Due after five years through ten years..................     3,508       3,590
Due after ten years.....................................     1,400       1,444
                                                           -------     -------
          Total.........................................   $14,059     $14,227
                                                           =======     =======

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1996 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 60,679      $   41      $  (828)    $ 59,892
  State and political subdivisions............   608,051       5,952       (2,376)     611,627
  Certificates of deposit.....................       110          --           --          110
                                                --------      ------      -------     --------
          Total available-for-sale............  $668,840      $5,993      $(3,204)    $671,629
                                                ========      ======      =======     ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies
     and authorities...........................   $   766       $ --         $(16)     $   750
  State and political subdivisions.............    14,787        151          (42)      14,896
  Certificates of deposit......................       425         --           --          425
                                                  -------       ----         ----      -------
          Total held-to-maturity...............   $15,978       $151         $(58)     $16,071
                                                  =======       ====         ====      =======

     A summary of net investment income for the years ended December 31 is as follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Interest on bonds and notes...........................  $35,009    $29,303    $20,492
Interest on cash and cash equivalents.................    2,791      2,681      3,478
Real estate rental income.............................    1,959      2,774        757
                                                        -------    -------    -------
          Total investment income.....................   39,759     34,758     24,727
Investment expense....................................   (2,211)    (1,441)      (722)
                                                        -------    -------    -------
Net investment income.................................  $37,548    $33,317    $24,005
                                                        =======    =======    =======

     Realized gains (losses) on investments for the years ended December 31 are as follows:

                                                              1997     1996     1995
                                                             ------    ----    ------
Bonds......................................................  $7,256    $597    $1,228
Real estate................................................     (80)    295       439
                                                             ------    ----    ------
          Total............................................  $7,176    $892    $1,667
                                                             ======    ====    ======

     The Company's investment real estate of $29,821 and $31,184 at December 31, 1997 and 1996, respectively, is held through direct ownership. The Company's investment real estate consists of commercial properties, land and construction in progress. In connection with the sale of the Company to Superior, FHS has agreed to purchase the investment real estate at current book value prior to or at the closing of the transaction.

     Proceeds from sales of bonds held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $350,947, $119,334 and $57,569, respectively. Gross gains of $7,262 and gross losses of $6 were realized on those sales in 1997. Gross gains of $689 and gross losses of $92 were realized on those sales in 1996. Gross gains of $1,858 and gross losses of $630 were realized on those sales in 1995.

     Bonds and other securities with a fair value of $480,584, $405,167 and $340,676 at December 31, 1997, 1996 and 1995, respectively, were on deposit with various insurance regulatory authorities.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of cash equivalents, investments available-for-sale, note from parent and long-term debt due to parent approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amount of cash equivalents approximate fair value due to the short-term maturity of those instruments. The fair values of investments available-for-sale are estimated based upon quoted market prices

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

for the same or similar investments. In connection with the sale of the Company to Superior, the note from parent and the long-term debt due to parent will be settled at current book value; therefore, carrying amounts approximate fair values. Considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value estimates are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly.

5. LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

     The activity in the losses and loss adjustment expense reserve account is summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    1997         1996         1995
                                                  ---------    ---------    ---------
Beginning reserve, gross of reinsurance.........  $ 590,595    $ 443,600    $ 412,666
Less reinsurance recoverable on unpaid losses
  and LAE.......................................   (121,170)     (76,154)     (90,326)
                                                  ---------    ---------    ---------
     Beginning reserve, net of reinsurance......    469,425      367,446      322,340
                                                  ---------    ---------    ---------
Provision for net losses and loss adjustment
  expenses:
  For losses occurring in current year..........    367,971      361,750      272,388
  For losses occurring in prior years...........     75,233       20,147      (26,866)
                                                  ---------    ---------    ---------
          Total losses and loss adjustment
            expenses............................    443,204      381,897      245,522
                                                  ---------    ---------    ---------
Payments for net losses and loss adjustment
  expenses:
  Attributable to insured events incurred in
     current year...............................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in
     prior years................................   (255,877)    (173,161)    (128,517)
                                                  ---------    ---------    ---------
          Total loss and loss adjustment expense
            payments............................   (391,079)    (279,918)    (200,416)
                                                  ---------    ---------    ---------
Ending reserves, net of reinsurance.............    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses and
  LAE...........................................    206,871      121,170       76,154
                                                  ---------    ---------    ---------
Ending reserves, gross of reinsurance...........  $ 728,421    $ 590,595    $ 443,600
                                                  =========    =========    =========

     In 1997, loss and LAE incurred in prior years increased by $75,233 due primarily to unfavorable development of the 1996 and 1995 accident years. This increase is primarily a result of a court ruling in late 1996 which expanded the presumption of the treating physician related to California workers' compensation workplace injuries in determining the disability of the injured worker. This has led to increased severity on partial permanent disability injuries.

     In 1996, the Company experienced $20,147 in adverse loss development on net loss and LAE reserves estimated at December 31, 1995. The increase for prior accident year loss and LAE reserves is primarily attributable to increases in the estimates for the 1995 accident year, primarily due to changes in the Company's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     In 1995, the Company experienced $26,866 in favorable loss development on net loss and LAE reserves estimated at December 31, 1994. The decrease in prior accident year loss and LAE reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from the Company's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

6. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                 1997       1996       1995
                                               --------    -------    -------
Current......................................  $(26,698)   $(1,455)   $15,340
Deferred.....................................    (2,808)     3,046     (3,667)
                                               --------    -------    -------
          Total..............................  $(29,506)   $ 1,591    $11,673
                                               ========    =======    =======

     A reconciliation of the statutory federal income tax rate and the effective income tax rate is as follows for the years ended December 31:

                                                       1997     1996     1995
                                                       -----    -----    ----
Income taxes at statutory rates......................  (35.0)%   35.0%   35.0%
Effect of tax-exempt interest........................  (16.1)   (24.8)   (9.6)
Other................................................    2.0     (3.7)   (0.6)
                                                       -----    -----    ----
          Total......................................  (49.1)%    6.5%   24.8%
                                                       =====    =====    ====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

                                                           1997        1996
                                                         --------    --------
Deferred tax assets:
  Allowance for doubtful accounts......................  $  4,844    $  4,021
  Accrued compensation.................................       794         376
  Accrued expenses.....................................       577         512
  Loss reserve discounting.............................    27,678      23,745
  Unearned premium liability...........................     3,150       2,335
  Policyholder dividends...............................       912         984
  Other, net...........................................        40          11
                                                         --------    --------
          Total deferred tax assets....................    37,995      31,984
                                                         ========    ========
Deferred tax liabilities:
  Bond discount........................................      (453)       (752)
  Depreciable and amortizable property.................   (10,735)     (8,597)
  Policy acquisition costs.............................    (8,344)     (6,981)
  Unrealized gain on available-for-sale investments....    (2,656)       (989)
                                                         --------    --------
          Total deferred tax liabilities...............   (22,188)    (17,319)
                                                         --------    --------
Net deferred tax assets................................  $ 15,807    $ 14,665
                                                         ========    ========

7. REINSURANCE

     Under reinsurance agreements, the Company cedes various amounts of risk to other insurance companies. A contingent liability exists with respect to reinsured losses which would become an actual liability of the Company in the event that the reinsurers should be unable to meet the obligations assumed by them under the reinsurance agreements. The Company regularly evaluates the financial condition of its reinsurers. Based on this evaluation, management believes the reinsurers are creditworthy and that any potential losses on these arrangements will not have a material impact on the Company.

     Effective January 1, 1996, the Company's insurance subsidiaries, CalComp, BICO and CBIC, entered into a reinsurance pooling agreement. The agreement applies to calendar year 1996 and subsequent net premiums earned, accident year 1996 and subsequent net loss and loss adjustment expenses incurred, and underwriting expenses. Effective January 1, 1997, an additional affiliate, CCIC, became a member of the agreement. The pooling percentages at December 31 were as follows:

                                                              1997     1996
                                                              -----    -----
CalComp.....................................................   72.0%    83.5%
BICO........................................................   25.0     15.0
CBIC........................................................    1.5      1.5
CCIC........................................................    1.5       --
                                                              -----    -----
          Total.............................................  100.0%   100.0%
                                                              =====    =====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     CalComp acts as the lead company and assumes all gross business of the pooling participants, and cedes to the participants their percentage of the combined results. All authorized lines and types of business are subject to the pooling arrangement.

     Effective July 1, 1996, the Company entered into a quota share reinsurance agreement with General Reinsurance Corporation ("Gen Re") wherein Gen Re assumed a 30% share of net premiums and related losses and allocated loss adjustment expenses. Effective January 1, 1997, the quota share percentage on this agreement was reduced to 7.5%, and effective July 1, 1997, this agreement was terminated. Effective June 30, 1997, the Company commuted its 1990 - 1994 quota share reinsurance agreement with Gen Re. Under terms of the commutation, Gen Re paid $7,581 for ceded loss reserves of $7,259 and ceded loss adjustment expense reserves of $570 offset by a $248 return of ceded commissions.

     Effective January 1, 1997, the Company entered into a six-month aggregate excess of loss reinsurance agreement with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement contains two layers of coverage, the first, with a maximum of $37,250 in excess of the Company's retention of $153,500 and the second, with a maximum of $5,500 in excess of the Company's retention of $235,000. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $2,000 plus a variable reinsurance premium equal to 14.6% of net loss sustained by the Company with a minimum of $28,000 and a maximum of $31,500.

     Effective July 1, 1997, a second six-month aggregate excess of loss agreement was entered into with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement also contains two layers of coverage, the first, with a maximum of $75,000 in excess of the Company's retention of $150,977 and the second, with a maximum of $13,000 in excess of the Company's retention of $251,251. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $4,000 plus a variable reinsurance premium equal to 24.77% of net loss sustained by the Company with a minimum of $56,000 and a maximum of $60,500.

     The Company maintains specific excess reinsurance with various reinsurers which provides coverage in excess of $1,000 per occurrence for 1997 and 1996. The agreements provide coverage up to a maximum of $200,000 per occurrence, including the Company's retention for 1997 and 1996.

     In addition, effective April 1, 1995, the Company entered into an excess of loss treaty with FH Assurance Company ("FHAC"), an affiliated reinsurer. The treaty provides coverage for $100 in excess of $400 per occurrence for those policies written in California through December 31, 1996, and, nationwide, thereafter. Effective January 1, 1998, the treaty with FHAC was terminated.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The effect of reinsurance on premiums written, change in unearned premiums and losses and LAE for each of the years ended December 31, are shown in the following tables.

                                             1997         1996         1995
                                           ---------    ---------    --------
Premiums written:
  Gross..................................  $ 668,906    $ 641,113    $421,422
  Ceded..................................   (141,981)    (150,746)    (24,345)
                                           ---------    ---------    --------
Net premiums written.....................  $ 526,925    $ 490,367    $397,077
                                           =========    =========    ========
Change in unearned premiums:
  Gross..................................  $     994    $  20,198    $  6,103
  Ceded..................................     10,659      (10,659)         --
                                           ---------    ---------    --------
Net change in unearned premiums..........  $  11,653    $   9,539    $  6,103
                                           =========    =========    ========
Losses and loss adjustment expenses:
  Losses and loss adjustment expenses....  $ 601,688    $ 468,533    $254,401
  Reinsurance recoveries.................   (158,484)     (86,636)     (8,879)
                                           ---------    ---------    --------
Net loss and loss adjustment expenses....  $ 443,204    $ 381,897    $245,522
                                           =========    =========    ========

     The Company has an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported, LAE and unearned premiums from individual reinsurers in excess of 3% of the Company's surplus at December 31 as follows:

                                                           1997        1996
                                                         --------    --------
General Reinsurance Corporation........................  $194,462    $122,205
                                                         ========    ========

     In connection with the sale of the Company to Superior, the Company has obtained a binding commitment for an Aggregate Excess of Loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150,000 of adverse loss development indemnification on the Company's December 31, 1997 loss and LAE reserves.

     In addition, the Company has obtained a binding commitment for a second Aggregate Excess of Loss reinsurance agreement providing $25,000 of adverse loss development indemnification for claims which have occurred during the period from January 1, 1998 until the date at which the sale transaction closes.

8. PROPERTY AND EQUIPMENT

                                                            1997       1996
                                                           -------    -------
Property and equipment...................................  $20,826    $13,483
Leasehold improvements...................................    2,875      2,708
Accumulated depreciation.................................   (9,145)    (6,269)
                                                           -------    -------
Net property and equipment...............................  $14,556    $ 9,922
                                                           =======    =======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

9. STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     CalComp and CBIC are domiciled in the State of California, BICO is domiciled in the State of Delaware and CCIC is domiciled in the State of New York. Each entity prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the respective Departments of Insurance ("DOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     CalComp's statutory policyholders' surplus as reported to regulatory authorities was $204,330 and $223,964 at December 31, 1997, and 1996, respectively. CalComp's statutory net income (loss), as reported to regulatory authorities, was $(17,607), $17,642, and $30,087 for the years ended December 31, 1997, 1996 and 1995, respectively.

     BICO's statutory policyholders' surplus as reported to regulatory authorities was $38,644 and $54,142 at December 31, 1997, and 1996, respectively. BICO's statutory net income (loss), as reported to regulatory authorities, was $(11,842), $1,180, and $(751) for the years ended December 31, 1997, 1996 and 1995, respectively.

     CBIC's statutory policyholders' surplus as reported to regulatory authorities was $8,402 and $7,942 at December 31, 1997, and 1996, respectively. CBIC's statutory net income, as reported to regulatory authorities, was $350, $925 and $ 59 for the years ended December 31, 1997, 1996 and 1995 respectively.

     CCIC's statutory policyholders' surplus as reported to regulatory authorities was $6,734 and $7,462 at December 31, 1997, and 1996, respectively. CCIC's statutory net income (loss), as reported to regulatory authorities, was $(918), $2,059, and $(2,286) for the years ended December 31, 1997, 1996 and
1995, respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. CalComp, CBIC, BICO and CCIC have registered as holding company systems pursuant to such legislation in California, Delaware and New York. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of insurance entities.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December of 1993, and, starting in 1995, companies were required to report their RBC ratios to the NAIC. CalComp, BICO, CBIC and CCIC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without DOI prior approval. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual non-cumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as of the preceding December 31. At December 31, 1997, CalComp and CBIC could pay stockholder dividends in 1998 of $20,433 and $840, respectively. The Delaware Insurance Code provides that an insurer may not declare or pay a dividend or other distribution from any source other than earned surplus, without DOI prior approval. At December 31, 1997, BICO had negative unassigned funds and as such, cannot

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

declare and pay any stockholders dividends in 1998 without the prior approval of the Delaware Commissioner of Insurance. The maximum amount of dividends which can be paid by State of New York insurance companies to stockholders without prior approval is subject to restrictions relating to statutory earned surplus. CCIC's statutory surplus at December 31, 1997, was $6,734. At December 31, 1997, CCIC had negative earned surplus and, as such, cannot declare and pay any stockholders dividends in 1998 without the prior approval of the New York Commissioner of Insurance. In May 1998, CCIC received a capital contribution of $1,500 from BIG.

10. TRANSACTIONS WITH AFFILIATES

     ReviewCo. (a non-insurance subsidiary) paid stockholder dividends which have been accounted for as capital contributions to BIG of $10,800, $1,750 and $0 in 1997, 1996 and 1995, respectively. ReviewCo. also paid BIG $57 under an Administrative Services Agreement effective in 1997.

     BIG's insurance subsidiaries entered into various agreements for Medical Bill Review Services with ReviewCo. wherein the companies utilize the services of ReviewCo. to provide managed care services and review of medical bills for duplicate, unauthorized and excessive charges. The amounts paid to ReviewCo. totaled $14,429, $12,263 and $6,010 in 1997, 1996 and 1995, respectively.

     CBIC entered into a Letter of Agreement by and on behalf of FHC and ReviewCo., effective July 1, 1995, wherein CBIC and FHC provide network access to their provider network to ReviewCo. in return for administrative services performed by ReviewCo. The net amounts paid by ReviewCo. totaled $1,590, $701 and $247 in 1997, 1996 and 1995, respectively.

     CalComp entered into a Loan Agreement with Foundation Health Corporation ("FHC"), the Company's immediate parent and a wholly-owned subsidiary of FHS, effective August 23, 1994, wherein it loaned FHC $10,000. The amounts paid for interest by FHC to CalComp were $775, $774 and $777 in 1997, 1996 and 1995, respectively.

     FHC made capital contributions of $35,000, and $2,442 to the Company in 1995.

     CalComp entered into an administrative services agreement with Foundation Health, a California Health Plan ("FHCA"), and affiliate, effective September 1, 1994, wherein the company provides certain non-discretionary support services to each other with regard to coverage issued under a jointly written Combined Care program. This agreement was superseded by an administrative services agreement between BIG, FHS and FHCA, effective October 1, 1997.

     BIG's insurance subsidiaries utilize the services of FIRMS to provide claims adjusting and administration services on some of its policies. The amounts paid to FIRMS totaled $512, $508 and $45 in 1997, 1996 and 1995, respectively.

     BIG utilizes the services of Axis Integrated Resources, Inc. ("AXIS") (formerly Claims Technical Services, Inc.), an affiliate, to provide temporary employment services. The amounts paid to AXIS totaled $660, $149 and $242 in 1997, 1996 and 1995, respectively.

     Foundation Health Corporation made loans to BIG totaling $130,000 in May ($75,000) and August ($55,000) of 1996. The notes accrue interest at an annual rate of 6.75% per annum. Interest paid on the notes totaled $8,363 and $3,423 in 1997 and 1996, respectively. Principal payments were made on the notes in the amounts of $1,750, $4,500 and $2,000 in June 1996, February 1997 and June 1997, respectively. The balance of the two notes at December 31, 1997 and 1996 were $121,750 and $128,250, respectively. Interest payable

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

on the notes at December 31, 1997 and 1996 was $870 and $907, respectively. Effective January 1, 1998, the annual interest rate on the notes was increased to 7.75%.

     CalComp purchased four health care centers and land from Foundation Health Medical Services ("FHMS") for $31,114 in 1995. Subsequent to the purchase, as of September 29, 1995, CalComp leased the care centers to Foundation Health Medical Group. Rental income earned on these properties from affiliates at December 31, 1997, 1996 and 1995 was $0, $2,773, and $755, respectively. In November 1996, in conjunction with the sale of FHC's physician practices and medical management company to FPA Medical Management, Inc. ("FPA"), an unaffiliated company, three properties previously leased to FHC were leased to FPA.

11. EMPLOYEE BENEFIT PLANS

     The Company's employees participated in the FHC 401(k) Plan (the "Plan"), a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, until August 31, 1997. Effective September 1, 1997, the FHC Plan was merged into the FHS 401(k) Plan. Substantially all of the Company's employees are eligible to participate in the Plan. Under the Plan, the Company makes matching contributions equal to 50% of a participant's salary deferral up to a maximum of 6%, which is equal to a maximum of 3% of each participating employee's compensation. The Company's contribution to the Plan totaled $929, $742 and $608 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Certain members of management and highly compensated employees participate in a deferred compensation plan which allows the participants to defer payment of up to 90% of their compensation. In connection with the FHC and Health Systems International, Inc. 1997 merger, the plan was frozen in May 1997, at which time each participant's account was credited with three times the 1996 Company match (or a lesser amount for certain prior participants) and each participant became 100% vested in all such contributions. The current provisions with respect to the form and timing of payments under the plan remain unchanged. The Company's expense relating to these benefits totaled $795, $652 and $605 for the years ended December 31, 1997, 1996 and 1995, respectively.

12. COMMITMENTS

     The Company is obligated under several non-cancellable operating leases for office facilities and certain equipment. These leases contain rent adjustment provisions to compensate the lessor for increases in operating costs.

     Future minimum lease payments under the operating leases are as follows:

1998.......................................................  $ 8,874
1999.......................................................    7,245
2000.......................................................    6,392
2001.......................................................    5,299
2002.......................................................    1,591
Thereafter.................................................    1,675
                                                             -------
          Total minimum lease payments.....................  $31,076
                                                             =======

     Rental expenses totaled approximately $8,696, $8,389, and $7,333 for the years ended December 31, 1997, 1996 and 1995 respectively.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

13. LITIGATION

    In the ordinary course of its business, the Company is a party to claims and legal actions. The Company also undergoes regulatory audits with respect to operations. After consulting with legal counsel, management is of the opinion that any liability that may ultimately be incurred as a result of these claims, legal actions or audits will not have a material adverse effect on the financial position or results of operations of the Company.

14. PREPAID EXPENSES AND OTHER ASSETS

    A summary of prepaid and other assets at December 31 is as follows:

                                                               1997         1996
                                                              -------      -------
Deposits....................................................  $ 1,652      $ 1,193
Notes receivable............................................    1,258           --
Prepaid expenses............................................      681        1,448
Other.......................................................    1,782           19
                                                              -------      -------
         Total..............................................  $ 5,373      $ 2,660
                                                              =======      =======

15. ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31 is as follows:

                                                               1997         1996
                                                              -------      -------
Premium taxes, regulatory and assessment fees...............  $ 8,905      $ 9,172
Payables to affiliates......................................   10,443        3,019
Accrued expenses and other payables.........................   10,562        6,617
Payable for investments.....................................   10,430        3,049
Salary and related expenses.................................    3,503        2,306
                                                              -------      -------
         Total..............................................  $43,843      $24,163
                                                              =======      =======

16. ACCOUNTING CHANGES

    Prior to October 1, 1997, FHS provided certain services (i.e. treasury, tax, accounts payable and networking services) to the Company without cost. In accordance with the requirements of the Securities and Exchange Commission, Company management has estimated the cost of the services provided and has retroactively recorded charges to operations with an offsetting credit, net of income taxes, to invested capital. Management believes the amount of expenses recorded have been determined on a reasonable basis; however, they do not necessarily equal the costs that would have been incurred on a stand-alone basis. The effects of the changes are as follows:

                                                     1995      1996          1997
                                                   --------   -------      --------
As previously reported:
  Income (loss) before income taxes..............  $ 50,704   $28,334      $(58,264)
  Income tax benefit (expense)...................   (12,952)   (2,934)       28,847
                                                   --------   -------      --------
  Net income (loss)..............................  $ 37,752   $25,400      $(29,417)
                                                   ========   =======      ========
As restated:
  Income (loss) before income taxes..............  $ 47,050   $24,497      $(60,147)
  Income tax benefit (expense)...................   (11,673)   (1,591)       29,506
                                                   --------   -------      --------
  Net income (loss)..............................  $ 35,377   $22,906      $(30,641)
                                                   ========   =======      ========

    In addition, the Company has adopted the provisions of FASB Statement No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") effective December 31, 1997. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from invested capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The previously reported financial statements have been reclassified to reflect retroactive application of the provisions of SFAS No. 130.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                       CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
Invested Assets:
  Bonds, available-for-sale, at fair value..................  $  667,290      $  611,163
  Bonds, held-to-maturity, at amortized cost................      10,838          14,059
  Real estate...............................................      29,496          29,821
  Note from parent..........................................      10,000          10,000
                                                              ----------      ----------
          Total invested assets.............................     717,624         665,043
Cash and cash equivalents...................................      50,579          98,128
Reinsurance recoverable:
  Paid loss and loss adjustment expenses....................      13,920          18,518
  Unpaid loss and loss adjustment expenses..................     227,851         206,871
Premiums receivable -- net..................................      75,536          80,008
Earned but unbilled premiums receivable.....................      15,194          24,401
Accrued investment income...................................      11,232          10,605
Receivable from reinsurer...................................       1,767           4,132
Deferred policy acquisition costs...........................      21,629          23,841
Income taxes receivable from parent.........................      17,509          40,857
Deferred income taxes.......................................      18,585          15,807
Goodwill....................................................      13,813          14,266
Property & equipment, net...................................      15,098          14,556
Prepaid reinsurance premiums................................      19,400              --
Prepaid expenses and other assets...........................       5,912           5,373
                                                              ----------      ----------
          Total assets......................................  $1,225,649      $1,222,406
                                                              ==========      ==========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
  Loss and loss adjustment expenses.........................  $  690,515      $  728,421
  Unearned premiums.........................................      47,827          45,004
  Reinsurance payable.......................................      67,942          28,027
  Long-term debt due to parent..............................     121,750         121,750
  Policyholder dividends....................................       3,473           3,015
  Accounts payable and other liabilities....................      50,559          43,843
                                                              ----------      ----------
          Total liabilities.................................     982,066         970,060
Stockholder's equity:
Invested capital............................................     239,699         247,476
Accumulated other comprehensive income......................       3,884           4,870
                                                              ----------      ----------
          TOTAL STOCKHOLDER'S EQUITY........................     243,583         252,346
                                                              ==========      ==========
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........  $1,225,649      $1,222,406
                                                              ==========      ==========

             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.
               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997

      CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                      --------------------   -------------------
                                                        1998        1997       1998       1997
REVENUES:
  Net premiums earned...............................  $ 78,236    $124,894   $215,911    246,282
  Net investment income.............................     8,587       9,709     18,215     19,283
  Net realized gain on investments..................        49         284        275        284
  Other income (loss)...............................       (66)        675        100      1,528
                                                      --------    --------   --------   --------
          TOTAL REVENUES............................    86,806     135,562    234,501    267,377
EXPENSES:
  Losses and loss adjustment, net of reinsurance
     recoveries.....................................    67,306      92,381    182,385    176,348
  Underwriting expenses.............................    22,261      36,925     63,156     70,037
  Policyholder dividends............................     1,643          --      1,763         --
  Interest..........................................     2,359       2,088      4,718      4,216
  Goodwill..........................................       138         159        447        227
                                                      --------    --------   --------   --------
          TOTAL EXPENSES............................    93,707     131,553    252,469    250,828
Income (loss) before income taxes...................    (6,901)      4,009    (17,968)    16,549
Income tax benefit (expense)........................     4,003         269     10,191     (2,125)
                                                      --------    --------   --------   --------
          NET INCOME (LOSS).........................    (2,898)      4,278     (7,777)    14,424
                                                      ========    ========   ========   ========
Other comprehensive income, net of tax:
  Unrealized loss on available-for-sale investments,
     net of deferred taxes..........................       158       5,365       (986)      (184)
                                                      --------    --------   --------   --------
Comprehensive income (loss).........................  $ (2,740)   $  9,643   $ (8,763)  $ 14,240
                                                      ========    ========   ========   ========

             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.
        CONDENSED COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
    SIX MONTHS ENDED JUNE 30, 1998 AND TWELVE MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                     ACCUMULATED OTHER COMPREHENSIVE INCOME

                                                                                               TOTAL
                                                            INVESTED      COMPREHENSIVE    STOCKHOLDER'S
                                                            CAPITAL       INCOME (LOSS)       EQUITY
                                                          ------------    -------------    -------------
BALANCE AT DECEMBER 31, 1996............................    $266,093                         $267,892
Comprehensive loss
  Net loss..............................................     (30,641)       $(30,641)         (30,641)
  Unrealized gain on available-for-sale investments, net
     of deferred taxes..................................          --           3,071            3,071
                                                                            --------
Comprehensive loss......................................          --        $(27,570)              --
                                                                            ========
  Capital contributions.................................      12,024                           12,024
                                                            --------                         --------
BALANCE AT DECEMBER 31, 1997............................     247,476                          252,346
                                                            --------                         --------
Comprehensive loss
  Net loss..............................................      (7,777)       $ (7,777)          (7,777)
  Unrealized loss on available-for-sale investments, net
     of deferred taxes..................................                        (986)            (986)
                                                                            --------
Comprehensive loss......................................          --        $ (8,763)              --
                                                            --------        ========         --------
BALANCE AT JUNE 30, 1998 (UNAUDITED)....................    $239,699                         $243,583
                                                            ========                         ========

             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                1998             1997
                                                              ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (7,777)        $ 14,424
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Amortization of bonds..................................     2,527            1,997
     Depreciation on real estate............................       326              320
     Depreciation on property, plant & equipment............     1,851            1,360
     Loss (gain) on sale of investments.....................      (275)            (284)
     Amortization of goodwill and intangible assets.........       453              485
     (Increase) decrease in reinsurance recoverables........   (16,382)         (38,967)
     (Increase) decrease in premiums receivable.............     4,472            6,979
     (Increase) decrease in earned but unbilled
      receivables...........................................     9,207            1,284
     (Increase) decrease in accrued investment income.......      (627)             242
     (Increase) decrease in receivable from insurer.........     2,365               --
     (Increase) decrease in deferred policy acquisition
      costs.................................................     2,212           (6,616)
     (Increase) decrease in income taxes receivable.........    23,348              898
     (Increase) decrease in prepaid reinsurance premiums....   (19,400)           7,557
     (Increase) decrease in deferred income taxes...........    (2,232)              99
     (Increase) decrease in prepaid and other assets........      (539)              55
     (Increase) decrease in loss and loss adjustment
      expenses..............................................   (37,906)          33,449
     (Increase) decrease in unearned premium reserves.......     2,823            4,455
     (Increase) decrease in reinsurance payable.............    39,915            5,057
     (Increase) decrease in policyholder dividend payable...       458             (272)
     (Increase) decrease in accounts payable and other
      liabilities...........................................     6,715           (6,846)
                                                              --------         --------
          Total adjustments.................................    19,311           11,252
                                                              --------         --------
          Net cash provided by (used in) operating
            activities......................................    11,534           25,676
                                                              --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds available for sale.....................  (290,700)         (42,731)
  Sales of bonds available for sale.........................   230,790           41,171
  Maturities of bonds:
     Bonds held to maturity.................................     3,221            1,355
  Purchases of property, plant & equipment..................    (2,394)          (4,545)
  Purchases of real estate..................................        --               --
                                                              --------         --------
          Net cash provided by (used in) investing
            activities......................................   (59,083)          (4,750)
                                                              --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................        --           (6,500)
  Excess of book value over net assets acquired.............        --           (5,535)
  Capital contributions.....................................        --            9,610
                                                              --------         --------
          Net cash provided by (used in) financing
            activities......................................        --           (2,425)
                                                              --------         --------
Net increase (decrease) in cash and cash equivalents........   (47,549)          18,501
Cash and cash equivalents at beginning of period............    98,128           25,861
                                                              --------         --------
Cash and cash equivalents at end of period..................  $ 50,579         $ 44,362
                                                              ========         ========

             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
NOTE A.1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND BASIS OF PRESENTATION
     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies, as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries [California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")] to Superior National Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.
     The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC. BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo."), which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for the purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances), will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.
     The accompanying unaudited condensed combined financial statements of BIG have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normally occurring accruals, considered necessary for fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.
NOTE A.2 LOSSES AND LOSS ADJUSTMENT EXPENSES ("LAE")
     Losses and LAE are estimates on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.
NOTE A.3 ACCOUNTING CHANGE
     Prior to October 1, 1997, FHS provided certain services (i.e. treasury, tax, accounts payable and networking services) to the Company without cost. In accordance with the requirements of the Securities and Exchange Commission, Company management has estimated the cost of the services provided and has retroactively recorded charges to operations with an offsetting credit, net of income taxes, to invested capital. Management believes the amount of expenses recorded have been determined on a reasonable basis; however, they do not necessarily equal the costs that would have been incurred on a stand-alone basis. The effects of the change for the six months ended June 30, 1998 are not considered material.

                          INDEPENDENT AUDITORS' REPORT
The Board of Directors
Superior National Insurance Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 (as restated -- see
Note 2) and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (restated as to 1996 -- see Note 2). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 2, the Company restated the consolidated financial statements as of and for the year ended December 31, 1996.

                                          KPMG Peat Marwick LLP

Los Angeles, California
August 28, 1997

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1996         1995
                                                              ----------    --------
                                                              (RESTATED)
Investments:
  Bonds, available-for-sale at fair value (amortized cost
     $55,245 and $119,314)..................................   $ 54,759     $121,771
  Short-term investments (at cost, which approximates fair
     value).................................................     56,794        7,260
                                                               --------     --------
          Total investments.................................    111,553      129,031
Cash........................................................      1,731          773
Reinsurance recoverable on outstanding losses...............      3,124        3,884
Reinsurance receivable on paid losses.......................        785          184
Premiums receivable, less allowance for doubtful accounts of
  $2,516 (Restated) and $1,221..............................     14,278       11,616
Earned but unbilled premiums................................      4,142        4,880
Investment income receivable................................        609        2,207
Deferred policy acquisition costs...........................      1,065          974
Property and equipment, less accumulated depreciation and
  amortization of $4,978 and $3,803.........................      4,411        2,434
Unamortized debenture issue costs...........................      1,063        1,468
Federal income taxes recoverable............................         --        1,456
Deferred federal income taxes, net..........................      8,745        8,348
Prepaid reinsurance premiums................................        198          227
Other assets................................................      3,731        1,569
                                                               --------     --------
          Total Assets......................................   $155,435     $169,051
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Reserve for losses and loss adjustment expenses.............   $100,588     $ 96,525
Convertible debentures payable, less unamortized discount of
  $1,059 and $1,393.........................................     18,941       18,607
Unearned premiums...........................................      6,917        5,715
Reserve for policyholder dividends..........................        364          381
Obligation under capital lease..............................      1,203           --
Accrued expenses and accounts payable.......................      8,148        3,668
                                                               --------     --------
          Total Liabilities.................................    136,161      124,896
Commitments and contingencies
Stockholders' Equity:
  Preferred Stock:
     $.01 par value -- shares authorized 500,000; none
      issued and outstanding................................         --           --
  Common Stock:
     $.01 par value -- shares authorized 35,000,000 issued
      and outstanding 9,528,200.............................         95           95
Additional paid-in capital..................................     29,624       29,624
Warrants....................................................      1,800        1,800
Unrealized gain (loss) on available-for-sale securities,
  net.......................................................       (324)       1,622
Retained earnings (deficit).................................    (11,921)      11,014
                                                               --------     --------
Net Stockholders' Equity....................................     19,274       44,155
                                                               --------     --------
          Total Liabilities and Stockholders' Equity........   $155,435     $169,051
                                                               ========     ========

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                1996        1995       1994
                                                             ----------    -------    -------
                                                             (RESTATED)
REVENUES:
  Net premiums earned......................................   $ 82,654     $76,016    $92,894
  Net investment income....................................      7,013       8,089      6,514
  Realized capital gains...................................      1,640         453         --
  A&H commission income....................................          8          --         --
                                                              --------     -------    -------
          Total revenue....................................     91,315      84,558     99,408
COSTS AND EXPENSES:
  Losses and loss adjustment expenses......................     79,890      50,957     63,788
  Amortization of policy acquisition costs -- net..........     14,672      18,647     19,565
  Administrative, general, and other.......................     16,752      11,662     11,927
  Policyholder dividends...................................        (11)        132      1,301
  Interest expense.........................................      2,341       2,306        857
                                                              --------     -------    -------
          Total costs and expenses.........................    113,644      83,704     97,438
                                                              --------     -------    -------
Income (loss) before income taxes..........................    (22,329)        854      1,970
Income tax expense.........................................        606         279        812
                                                              --------     -------    -------
NET INCOME (LOSS)..........................................   $(22,935)    $   575    $ 1,158
                                                              ========     =======    =======
PER SHARE DATA:
  NET INCOME (LOSS) PRIMARY AND FULLY DILUTED..............   $  (2.41)    $  0.06    $  0.12
                                                              ========     =======    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (AMOUNTS IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)

                                                                                  UNREALIZED
                                                                                  GAIN (LOSS)
                                        COMMON STOCK                                  ON
                                     ------------------                           AVAILABLE-
                                      NUMBER              ADDITIONAL               FOR-SALE     RETAINED
                                        OF                 PAID-IN                SECURITIES,   EARNINGS
                                      SHARES     AMOUNT    CAPITAL     WARRANTS       NET       (DEFICIT)    TOTAL
                                     ---------   ------   ----------   --------   -----------   ---------   -------
Balance at January 1, 1994.........  9,528,200    $95      $29,624          --           --     $  9,281    $39,000
Unrealized gain on
  available-for-sale securities at
  January 1, 1994, net.............         --     --           --          --           96           --         96
Additional paid in
  capital-warrants.................         --     --           --       1,800           --           --      1,800
Net income.........................         --     --           --          --           --        1,158      1,158
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (4,877)          --     (4,877)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1994.......  9,528,200     95       29,624       1,800       (4,781)      10,439     37,177
                                     ---------    ---      -------      ------      -------     --------    -------
  Net income.......................         --     --           --          --           --          575        575
  Change in unrealized gain of
    available-for-sale securities,
    net............................         --     --           --          --        6,403           --      6,403
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1995.......  9,528,200     95       29,624       1,800        1,622       11,014     44,155
                                     ---------    ---      -------      ------      -------     --------    -------
Net loss (Restated)................         --     --           --          --           --      (22,935)   (22,935)
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (1,946)          --     (1,946)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1996,
  (Restated).......................  9,528,200    $95      $29,624      $1,800      $  (324)    $(11,921)   $19,274
                                     =========    ===      =======      ======      =======     ========    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1996         1995       1994
                                                              ----------    --------    -------
                                                              (RESTATED)
OPERATING ACTIVITIES
  Net Income (loss).........................................   $(22,935)    $    575    $ 1,158
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization..........................       2,001       1,421        930
     Provision for losses on premiums receivable............       1,295         150       (143)
     Provision for deferred income taxes....................         606       1,340      1,188
     Realized capital gains.................................     (1,640)        (453)        --
     Changes in:
       Reserve for losses and loss adjustment expenses......       4,063     (20,104)   (19,336)
       Unearned premiums....................................       1,202      (4,202)     1,655
       Reserve for policyholder dividends...................        (17)        (609)    (1,539)
       Ceded reinsurance payable............................          --          --       (252)
       Premiums receivable..................................     (3,219)         255      5,413
       Reinsurance recoverable..............................         159      (1,936)    13,044
       Aggregate excess of loss reinsurance recoverable.....          --          --     10,812
       Prepaid reinsurance premiums.........................          29         153      2,435
       Deferred policy acquisition costs....................        (91)       1,111       (953)
       Income taxes recoverable.............................       1,456      (1,013)     1,916
       Accrued expenses and accounts payable................       4,466         116        319
       Investment income receivable.........................       1,598         148     (1,372)
       Other assets.........................................     (2,162)         229        630
                                                              ----------    --------    -------
          NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES......................................    (13,189)     (22,819)    15,905
                                                              ----------    --------    -------
INVESTING ACTIVITIES
  Purchase of investments -- bonds..........................    (47,622)     (40,524)   (67,788)
  Sales of investments -- bonds.............................     104,172      61,343         --
  Maturity and calls of investments -- bonds................       9,080       1,028      7,228
  Additions to property and equipment.......................     (1,949)        (836)      (918)
                                                              ----------    --------    -------
     NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES.......      63,681      21,011    (61,478)
                                                              ----------    --------    -------
FINANCING ACTIVITIES
  Proceeds from issuance of convertible debentures..........          --          --     20,000
  Debenture issuance costs..................................          --          --     (2,025)
                                                              ----------    --------    -------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............          --          --     17,975
                                                              ----------    --------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      50,492      (1,808)   (27,598)
Cash and cash equivalents at beginning of period............       8,033       9,841     37,439
                                                              ----------    --------    -------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD.............     $58,525    $  8,033    $ 9,841
                                                              ==========    ========    =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid.............................................      $1,600    $  1,615    $   -0-
                                                              ==========    ========    =======
  Income taxes paid.........................................        $-0-    $     37    $   -0-
                                                              ==========    ========    =======

     The Company entered into a capital lease during 1996, to acquire certain operating system hardware and software; the lease obligation at December 31, 1996 was $1,203,000.

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES
                               DECEMBER 31, 1996
                                   (RESTATED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Pac Rim Holding Corporation ("Pac Rim Holding") is a holding company that was incorporated in 1987 in Delaware. The accompanying consolidated financial statements include the accounts and operations of the holding company and its subsidiary, The Pacific Rim Assurance Company ("Pacific Rim Assurance") and its subsidiary, Regional Benefits Insurance Services, Inc., (collectively referred to herein as "the Company"). All significant intercompany transactions and balances are eliminated in consolidation. Pacific Rim Assurance is engaged exclusively in the business of writing workers' compensation insurance in California, Arizona, Georgia, Alabama and Texas. Regional Benefits Insurance, Inc. ("RBIS") is an insurance agency.

     Sale of Pac Rim Holding: The previously announced acquisition of Pac Rim Holding by Superior National Insurance Group, Inc. ("SNTL") was completed on April 11, 1997. Pac Rim Holding was acquired for aggregate consideration of $42 million in cash. The $42 million payment by SNTL resulted in the payment of approximately $20 million ($2.105 per share) to Pac Rim Holding's common stockholders, $20 million to Pac Rim Holding's convertible debenture holders, and $2 million to Pac Rim Holding's warrant and option holders.

     Accounting Principles: The accompanying consolidated financial statements are presented on the basis of generally accepted accounting principles ("GAAP"), which differ in some respects from prescribed and permitted statutory accounting practices followed in reports to the Insurance Departments. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The principal differences relate to the non-admission of certain assets, examples are, deferred income taxes, deferred policy acquisition costs, earned but unbilled premiums, premiums receivable, and software.

     Earned Premiums: Earned premiums and the liability for unearned premiums are calculated by formula such that the premium written is earned pro rata over the term of the policy. The insurance policies currently written by the Company are for a period of one year or less. Premiums earned include an estimate for earned but unbilled premiums.

     Reserve for Losses and Loss Adjustment Expenses: The reserve for losses and loss adjustment expenses ("LAE") is based on the accumulation of cost estimates for each loss reported prior to the close of the accounting periods and provision for the probable cost of losses that have occurred but have not yet been reported. The Company does not discount such reserves for financial reporting purposes. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are included in current operations when determined. While the ultimate amount of losses incurred and the related expense is dependent on future developments, management is of the opinion that, given the inherent variability in any such estimates, the reserve for unpaid losses, and LAE is within a reasonable range of adequacy.

     Policy Acquisition Costs: Policy acquisition costs, such as commissions, premium taxes, and other underwriting costs related to the production and retention of business, are deferred and amortized as the related premiums are earned. Anticipated investment income is considered in determining the recoverability of this asset. Other policy acquisition costs that do not vary with the production of new business are expensed when incurred and are included in administrative, general, and other expenses.

     Policyholder Dividends: Certain policies written by the Company are eligible for policyholder dividends. An estimated provision for policyholder dividends is accrued as the related premiums are earned. Such

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dividends do not become a legal liability of Pacific Rim Assurance unless, and until, declared by the board of directors.

     Investments: The Company has designated all of its portfolio as "available-for-sale" and accordingly, bonds are carried at market with the unrealized gain (loss) reflected in equity, net of the applicable income taxes. The cost of investments sold is determined by specific identification.

     Property and Equipment: Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over an estimated useful life of five years for financial reporting purposes. Leasehold improvements are amortized on the straight-line method over the life of the lease.

     Taxes: The Company recognizes deferred tax assets and liabilities based on the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities and operating loss and tax credit carry forwards for tax purposes. The insurance subsidiary pays premium taxes on gross premiums written in California in lieu of state income taxes.

     Cash and Cash Equivalents: For purposes of the statements of cash flows, certificates of deposit and short-term investments with an original maturity of three months or less, at date of purchase, are considered to be cash equivalents.

     Stockholders' Equity: The issuance of the convertible debentures included issuing detachable warrants to purchase common stock (See Note 6). The value of these warrants was $1,800,000, which was recorded as warrants in the Consolidated Balance Sheets.

     Earnings Per Share: Net income (loss) per share is computed on the basis of the weighted average shares of common stock, plus common stock equivalent shares arising from the effect of the stock options, warrants, and convertible debentures to the extent they are dilutive. (See Notes 6 and 7). The number of shares used in the computation of primary and fully diluted earnings per share for the years ended December 31, 1996, 1995 and 1994 was 9,528,200.

     New Accounting Standards: In October 1995, FASB issued Statement No. 123, "Accounting For Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company elected to continue accounting for stock-based compensation based on Accounting Principles Board (APB) No. 25; and thus, the Company adopted only the disclosure provision of FASB Statement No. 123.

     Fair Values of Financial Instruments: The carrying amounts of financial instruments, other than investment securities, approximate their fair values. For investment securities, the fair values for fixed maturity securities are based on quoted market prices. The carrying amounts and fair values for all investment securities are disclosed in Note 3.

     Reclassifications: Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the 1996 presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -- RESTATEMENT OF 1996 FINANCIAL STATEMENTS

                                                                        NET
                                                                   STOCKHOLDERS'
                                                       NET LOSS       EQUITY
                                                       --------    -------------
                                                        (AMOUNTS IN THOUSANDS)
As originally stated at December 31, 1996............  $(15,900)      $26,309
Change in EBUB.......................................    (3,385)       (3,385)
Change in allowance for doubtful accounts............    (1,460)       (1,460)
Write-off of deferred merger expenses................      (479)         (479)
Additional accrued expenses and accounts payable.....    (1,278)       (1,278)
Write-off of gain contingencies......................      (433)         (433)
                                                       --------       -------
As restated at December 31, 1996.....................  $(22,935)      $19,274
                                                       ========       =======

     Earned But Unbilled Premiums: Earned but unbilled premiums ("EBUB") represent management's estimate of future additional or return premiums generated by interim and final audits of payroll and rate classification data associated with the Company's expired and inforce workers' compensation policies. EBUB is generally based upon estimated and actual payrolls and rates provided by policyholders, and historical billing patterns adjusted for changes in regulations, pricing, and billing practices and procedures. The Company's former management recorded $7.9 million in EBUB at December 31, 1996.

     Current management attempted to reconcile its estimates with that of prior management's recorded EBUB, and found prior management's methodology to be fundamentally flawed. In light of the flawed methodology used by prior management, current management reduced EBUB by $3.385 million.

     Premiums receivable: At December 31, 1996, the Company had recorded premiums receivable of $15.7 million, net of an allowance of doubtful accounts of $1.1 million. Further, included in the $15.7 million premiums receivable, net of the allowance for doubtful accounts were $1.6 million in premiums receivable that had been turned over to an attorney for collection.

     Based upon information contained in the December 31, 1996, 10-(K) and other sources available to prior management, it was apparent to current management that an additional allowance was required.

     Deferred merger expenses: GAAP provides that certain costs related to an acquisition of another company may be deferred by the acquiring Company. Costs related to the acquisition of the company being acquired may not be deferred. Pac Rim Holdings at December 31, 1996, had improperly deferred $0.479 million in legal and investment banking costs related to its acquisition by SNTL.

     Accrued expenses and accounts payable: At December 31, 1996, former management estimated it had unpaid liabilities of $7.3 million. The current management identified an additional $1.278 million in accrued liabilities and accounts payable relating to legal, commissions, and miscellaneous general and administrative expenses that were substantially known at year-end.

     Gain contingencies: GAAP does not provide for the recognition of a gain prior to its realization. At December 31, 1996, the Company recorded $433,000 in such contingent gains. These gains related to anticipated legal actions that had not gone to trial or had not been settled at December 31, 1996. Therefore, in accordance with GAAP these contingent gains were eliminated from the Consolidated Statements of Operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -- INVESTMENTS

     Major categories of investment income, net of investment expenses, for 1996, 1995 and 1994 are summarized as follows (amounts in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1996      1995      1994
                                                   ------    ------    ------
Investment Income:
  U.S. Treasury and Other Governmental Agency
     Securities..................................  $4,065    $5,365    $5,508
  Money Market Funds.............................     418       309       291
  Funds Held by Reinsurer........................      --        --       169
  Corporate Bonds................................   2,762     2,655       700
  Tax-Exempt Bonds...............................      --         4       102
  Certificates of Deposit........................      31        22         9
                                                   ------    ------    ------
  Investment Income..............................   7,276     8,355     6,779
  Less: Investment Expenses......................     263       266       265
                                                   ------    ------    ------
Net Investment Income............................  $7,013    $8,089    $6,514
                                                   ======    ======    ======

     Proceeds from the sales of investments in bonds during 1996 were $104,172,000; gross gains of $1,888,000 and gross losses of $248,000 were realized on those sales. Proceeds from the sales of investments in bonds during 1995 were $61,343,000; gross gains of $657,000 and gross losses of $204,000 were realized on those sales. There were no sales of investments in bonds during 1994.

     The amortized cost and fair values of investments in debt securities are summarized as follows (amounts in thousands):

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS        (LOSSES)      VALUE
                                          ---------    ----------    ----------    --------
1996
U.S. Treasury and other governmental      $ 28,808       $    5        $(184)      $ 28,629
  agencies..............................
Corporates..............................    13,765            2         (204)        13,563
U.S. agencies...........................    12,341            8         (118)        12,231
Asset backed............................       331            5           --            336
                                          --------       ------        -----       --------
          Total.........................  $ 55,245       $   20        $(506)      $ 54,759
                                          ========       ======        =====       ========
1995
U.S. Treasury and other governmental      $ 68,963       $   17        $(157)      $ 68,823
  agencies..............................
Corporates..............................    33,793        1,886           --         35,679
U.S. agencies...........................    10,546          418           --         10,964
Asset backed............................     6,012          293           --          6,305
                                          --------       ------        -----       --------
          Total.........................  $119,314       $2,614        $(157)      $121,771
                                          ========       ======        =====       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity are summarized as follows (amounts in thousands):

                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
    Due in 1997.......................................     $10,701     $10,696
    Due 1998 - 2001...................................      44,544      44,063
                                                           -------     -------
                                                           $55,245     $54,759
                                                           =======     =======

     The expected maturities will differ from contractual maturities in the preceding table, because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. At December 31, 1996, debt securities and short-term investments with a fair value of $105,301,000 were on deposit to meet the Company's statutory obligation under insurance department regulations.

NOTE 4 -- RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company recognized adverse development during 1996, for the accident years 1995 and prior. Despite experiencing favorable trends in the overall frequency and severity of claims for the 1995 and 1996 accident years, the Company and its internal and independent actuaries observed development patterns in the 1990-1994 accident years that were volatile when compared to previous historical patterns. In particular, 1990-1992, were very difficult accident years to predict, due to the impact of fraud and stress claims from adverse economic conditions. The 1993-1994 accident years were very favorable transition years, following legislative reforms to the workers' compensation benefits system. Nevertheless, it was unclear how each of those years ultimately would develop, and how subsequent accident year patterns would thus be affected, given paid loss and case reserve activity during 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table provides a reconciliation of beginning and ending loss and LAE reserves for the years 1996, 1995, and 1994. All reserve totals are net of reinsurance deductions. There are no material differences between the Company's reserves for losses and LAE calculated in accordance with GAAP and those reserves calculated based on statutory accounting practices.

       RECONCILIATION OF RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1996         1995        1994
                                           ----------    --------    --------
                                           (RESTATED)
                                                 (AMOUNTS IN THOUSANDS)
Liability for losses and LAE, net of
  reinsurance recoverables on unpaid
  losses, at beginning of year...........   $ 92,641     $114,709    $111,109
Provisions for losses and LAE, net of
  reinsurance recoverable:
  Current accident year..................     62,244       49,962      60,989
  Prior accident years...................     17,646          995       2,799
                                            --------     --------    --------
Incurred losses during the current year,
  net of reinsurance recoverable.........     79,890       50,957      63,788
Losses and LAE payment for claims, net of
  reinsurance recoverable, occurring
  during:
  Current year...........................     16,398       13,473      13,641
  Prior years............................     58,669       59,552      46,547
                                            --------     --------    --------
                                              75,067       73,025      60,188
                                            --------     --------    --------
Liability for losses and LAE, net of
  reinsurance recoverable on unpaid
  losses, at end of year.................     97,464       92,641     114,709
Reinsurance recoverable, at end of
  year...................................      3,909        4,068       2,132
Less reinsurance recoverable on paid
  losses.................................       (785)        (184)       (212)
                                            --------     --------    --------
Reinsurance recoverable on unpaid losses,
  at end of year.........................      3,124        3,884       1,920
                                            --------     --------    --------
Liability for losses and LAE, gross of
  reinsurance recoverable on unpaid
  losses, at end of year.................   $100,588     $ 96,525    $116,629
                                            ========     ========    ========

     During 1991 through 1994, the Company, and the workers' compensation industry in California in general, went through a dramatically changing experience in losses and LAE incurred. During 1991 and 1992, the Company experienced a substantial number of claims related to adverse economic conditions, particularly for the 1990 and 1991 accident years.

     In addition, there were "stress and strain" claims that did not involve traumatic physical loss or injury, many of which were suspected by the Company to be fraudulently submitted.

     Throughout 1994, 1995 and 1996, the Company continued to experience a favorable trend in the frequency of new claims. The positive trends and experience related to new claims since the second half of 1992 have been consistent with favorable experience of other workers' compensation insurance specialty companies in California. In addition, the level of claims closed was in excess of the level of new claims reported during 1994 and 1995. As a result, the Company's estimate of loss and LAE reserves for the 1993, 1994, 1995 and 1996 accident years is based on substantially lower loss ratios than the 1991 and prior accident years. Nevertheless, despite improved frequency and lower overall loss and LAE ratios in those years, the volatile changes in legislative, economic, managed medical care, and litigation expense factors, affecting historical paid loss and case reserve development patterns, have made it more difficult to estimate the ultimate

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dollar cost of those reported claims. Thus, the inherent variability has increased, and recognition of adverse development of prior years' estimates has occurred.

NOTE 5 -- REINSURANCE

     Under the Company's specific excess of loss reinsurance treaty, the reinsurers assume the liability on that portion of workers' compensation claims between $350,000 and $80,000,000 per occurrence.

     The components of net premiums written are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $85,796      $75,553    $101,661
Assumed...................................     2,568          375         112
Ceded.....................................    (4,479)      (3,962)     (4,789)
                                             -------      -------    --------
Net premiums written......................   $83,885      $71,966    $ 96,984
                                             -------      -------    --------

     The components of net premiums earned are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $84,916      $79,920    $100,008
Assumed...................................     2,247          209         110
Ceded.....................................    (4,509)      (4,113)     (7,224)
                                             -------      -------    --------
Net premiums earned.......................   $82,654      $76,016    $ 92,894
                                             -------      -------    --------

     The components of net losses and loss adjustment expenses are summarized as follows (amounts in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                1996        1995       1994
                                               -------    --------    -------
Direct.......................................  $79,840    $ 54,454    $64,700
Assumed......................................    1,559         188        149
Ceded........................................   (1,509)     (3,685)    (1,061)
                                               -------    --------    -------
Net losses and loss adjustment expenses......  $79,890    $ 50,957    $63,788
                                               -------    --------    -------

     A contingent liability exists to the extent that losses recoverable under a reinsurance treaty are not paid to the Company by the reinsurer.

NOTE 6 -- LONG TERM DEBT

     The Company had $20,000,000 in principal outstanding on its August 16, 1994, issue of Series A Convertible Debentures, with detachable warrants to purchase 3,800,000 shares of the Company's common stock, of which 90% were owned by PRAC, Ltd., a Nevada limited partnership. PRAC, Ltd. is controlled by Mr. Richard Pickup, a former director. Mr. Pickup controlled approximately 26% of the outstanding shares of the Company through various investment entities, which together were the Company's largest stockholder. The remaining 10% were held by the Company's primary reinsurer.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Debentures carried an 8% rate of interest, payable semi-annually and were due on August 16, 1999. The Debentures were convertible at the holder's option, into shares of common stock at a conversion price of $2.75 per share. The Debentures were subject to automatic conversion if, after three years from issuance, the price of the Common Stock exceeds 150% of the conversion price for a period of 20 out of 30 consecutive trading days.

     The Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's common stock at an exercise of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expired on August 16, 1999, and the exercise price of the Warrants was subject to downward adjustment in the event of adverse development in the Company's December 31, 1993 loss and allocated adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1997. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

     The Debenture Agreement includes covenants, which provide, among other things, the Company maintain at least $32,200,000 in total stockholders' equity. At December 31, 1996, the Company was not in compliance with certain of the covenants. In April 1997, the debentures were repaid and the warrants purchased in connection with the acquisition of the Company by SNTL.

     The Debentures are carried on the balance sheet net of unamortized discount of $1,059,000 at December 31, 1996. The effective average interest rate of this debt after consideration of debt issuance costs and discount was 13.3%.

     During 1996, the Company completed design and implementation of an enhancement to its electronic data processing system. That system created electronic files of claim and policyholder information, which substantially decreases the need to access paper files and allows for more efficient handling of claims and other underwriting activities. The project included an investment in electronic data processing equipment, as well as software. The investment was financed through a capital lease obligation covering a period of 36 months. The lease contains a bargain purchase option at the end of the lease term. The total cost of the equipment and software, $1,203,000, has been included in property and equipment, and the present value of the capital lease obligation has been recorded as a liability. Minimum lease payments are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................   $504
1998................................................    504
1999................................................    307

NOTE 7 -- STOCK OPTIONS

     The Company has stock option plans that provide for options to purchase Pac Rim Holding common stock at a price not less than fair values as of the date of the grant. The options under those plans are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS exercisable over a period of up to ten years, at which time they expire. A summary of the activity in the stock option plans is as follows:

                                                            STOCK OPTIONS
                                                   --------------------------------
                                                    SHARES          PRICE RANGE
                                                   ---------        -----------
Outstanding at January 1, 1994...................  1,214,000    $1.00    -   $11.41
  Granted........................................    500,000     2.75    -     5.50
  Exercised......................................         --
  Cancelled......................................   (736,375)    2.50    -    11.41
                                                   ---------
Outstanding at December 31, 1994.................    977,625     1.00    -     8.50
  Granted........................................     65,000     2.50    -     3.19
  Exercised......................................         --
  Cancelled......................................    (85,000)    3.25    -     8.50
                                                   ---------
Outstanding at December 31, 1995.................    957,625     1.00    -     8.50
  Granted........................................         --       --            --
  Exercised......................................         --       --            --
  Cancelled......................................    (52,750)    2.50    -     8.50
                                                   ---------
Outstanding at December 31, 1996.................    904,875     1.00    -     8.50
                                                   =========

     Under the 1988 stock option plan, 510,125 shares of common stock are available for future grants of options. As of December 31, 1996, options to purchase 676,000 shares of the Company's common stock at a price range of $1.00 to $8.50 were vested and were exercisable under the Company's stock option plan. Subject to certain conditions, such as continued employment, the exercise of the options is not restricted. The options expire at various dates through 2003. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would not have been materially different from that reported.

     Certain current officers and directors of the Company purchased as aggregate of 136,000 shares of common stock at a purchase price of $1.00 per share pursuant to the Pac Rim Holding 1987 Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was terminated in 1988. Shares purchased pursuant to the Stock Purchase Plan may be repurchased by Pac Rim Holding in the event that the purchaser's service to the Company terminates prior to specified points of time.

NOTE 8 - COMMITMENT AND CONTINGENCIES

     The Company currently leases office facilities in Woodland Hills, and Fresno, California as well as Phoenix, Arizona under noncancellable operating leases that are subject to escalation clauses. Minimum rental commitments on the operating leases are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................  2,430
1998................................................  2,381
1999................................................  2,297
2000................................................  2,269
2001................................................  2,226
All Years Thereafter................................    742

     Rent expense for 1996, 1995 and 1994, was $2,468,000, $2,461,000 and
$2,491,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company is a party to two industrywide lawsuits, involving two medical facilities. This litigation claims the insurance industry conspired to delay payments of claims. While the ultimate outcome of this litigation is uncertain, management believes that such litigation will not have a material adverse financial effect on the Company's financial position and results of operations.

     In addition, in the ordinary course of business, the Company is named as a defendant in legal proceedings relating to policies of insurance that have been issued and other incidental matters. Management does not believe that any such litigation, taken as a whole, will have a material adverse financial effect on the Company's financial position and results of operations.

NOTE 9 -- REGULATORY MATTERS

     Under regulatory restrictions the ability of Pacific Rim Assurance to pay dividends to its stockholders is limited. Generally, dividends payable during a twelve month period, without prior regulatory approval, is limited to the greater of net income for the preceding year or 10% of policyholders' surplus as of the preceding December 31. The payment of dividends without prior California Insurance Department ("DOI") approval can only be paid out of "earned surplus". Under these provisions, Pacific Rim Assurance paid $1,100,000 in dividends in 1996 to Pac Rim Holding.

     As reported to insurance regulatory authorities, statutory-basis capital and surplus of Pacific Rim Assurance at December 31, 1996 and 1995, was $27,216,000 and $46,549,000, respectively, and the net income (loss) amounted to $(13,069,000), $4,879,000, and $(2,878,000) for 1996, 1995, and 1994,
respectively. At December 31, 1996, Pacific Rim Assurance had a deficit balance of $(17,202,000) in its earned surplus account. Accordingly, Pacific Rim Assurance cannot pay dividends to its parent during 1997, without prior DOI approval.

     Subsequent to Pacific Rim Assurance filing its 1995 annual statement with regulatory authorities, the DOI issued its triennial report for the three years ended December 31, 1995. As a result of the DOI's triennial report the Company was required to reduce its statutory surplus by $27 million, leaving Pacific Rim Assurance with a statutory surplus of $19 million at December 31, 1995. Pacific Rim Assurance did not reflect or only partially reflected the DOI required adjustments in their 1996 annual statement. The following table summarizes the amounts required to be recorded and the amounts reflected in the Pacific Rim Assurance 1996 annual statement. As the table reflects, Pacific Rim Assurance's statutory surplus would have been reduced by an additional $4.626 million.

                                                                   REDUCTION IN
                                                                 SURPLUS RECORDED
                                        REDUCTION IN SURPLUS      IN THE ANNUAL            UNRECORDED
                                          PER EXAMINATION           STATEMENT         REDUCTIONS IN SURPLUS
                                        --------------------    ------------------    ---------------------
Premiums and agents' balances due in
  the course of collections...........        $ 2,918                $ 2,918                     --
Federal income tax recoverable........          1,318                  1,318                     --
Electronic data processing
  equipment...........................          1,626                     --                 $1,626
Loss and Loss Adjustment Expense......         21,500                 18,500                  3,000
                                              -------                -------                 ------
Total.................................        $27,362                $22,736                 $4,626
                                              =======                =======                 ======

     The Risk Based Capital Model (RBC) for property and casualty companies was adopted by the National Association of Insurance Commissioners in December 1993, requiring companies to calculate and report their RBC ratios annually. RBC is a company's statutory surplus adjusted through a formula for trends in premiums written and claims activities, credit risk, asset risk, and underwriting risk. The Company's total adjusted capital is compared to its authorized control level. Pacific Rim Assurance previously reported that it had met its RBC requirements for 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As a result of the adjustments discussed in Note 2 that have been recorded as part of this restatement and adjustments indicated to be recorded as a result of the DOI's triennial examination not reflected in its 1996 annual statement filed with the DOI and other regulatory bodies, the RBC level of Pacific Rim Assurance would have placed it in an action level. Depending upon the action level that Pacific Rim Assurance would be categorized as, the DOI could have required it to develop a rehabilitation plan, restrict or eliminate its ability to write additional premiums, require additional surplus to be raised or take other actions considered necessary. As a result of SNTL's acquisition of Pacific Rim Assurance with the DOI's approval and SNTL's contribution of $10 million to its surplus, Pacific Rim Assurance's adjusted statutory capital exceeds the minimal RBC level.

NOTE 10 -- INCOME TAXES

     The components of the provision for total income tax expense are summarized as follows (amount in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                 1996        1995       1994
                                              ----------    -------    ------
                                              (RESTATED)
Current.....................................     $  0       $(1,061)   $ (376)
Deferred....................................      606         1,340     1,188
                                                 ----       -------    ------
          Total.............................     $606       $   279    $  812
                                                 ----       -------    ------

     A reconciliation of income tax computed at the U.S. federal statutory tax rates to total income tax expense is as follows (amounts in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                      1996      1995    1994
                                                      ----      ----    ----
                                                     (RESTATED)
Federal statutory rate.............................  $(7,592)   $290    $670
Increase (decrease) in taxes resulting from:
  Valuation allowance..............................    8,129      --      --
  Tax-exempt interest..............................       --      (1)    (30)
  Other............................................       69     (10)    172
                                                     -------    ----    ----
          Total tax expense........................  $   606    $279    $812
                                                     =======    ====    ====

     At December 31, 1996, the Company has an alternative minimum tax credit of $334,000 for tax purposes. Alternative minimum tax credits may be carried forward indefinitely to offset future regular tax liabilities. At December 31, 1996, the Company has a tax net operating loss of $23,403,000 (restated) which can be used to offset taxable income in future years, of which $2,676,000 expires in 2010 and $20,727,000 (restated) expires in 2011.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1996       1995
                                                            -------    ------
                                                            (RESTATED)
Deferred tax assets
  Discounting of loss reserves..........................    $ 7,273    $7,189
  Unearned premiums.....................................        470       373
  Allowance for doubtful accounts.......................        855       415
  Rental expense........................................        512       518
  Unrealized loss of securities.........................        167        --
  Net operating loss carry forward......................      7,957       910
  Alternative minimum tax credit carry forward..........        334       334
  Policyholder dividends................................        121        --
  Other -- net..........................................         21        93
                                                            -------    ------
Total deferred tax assets...............................     17,710     9,832
Less: Valuation allowance...............................      8,129        --
Deferred tax liabilities:
  Deferred policy acquisition...........................        362       331
  Earned but unbilled premiums..........................        282       165
  Prepaid insurance.....................................         56        86
  Unrealized gain on securities.........................         --       835
  Other -- net..........................................        136        67
                                                            -------    ------
Total deferred tax liabilities..........................    $   836    $1,484
                                                            -------    ------
Net deferred tax assets.................................    $ 8,745    $8,348
                                                            =======    ======

     There were no taxes paid in 1995 and 1996.

     Because of the significant operating loss during 1996, management believed that it was prudent to record a valuation allowance of $8.1 million. Management believes that it is more likely than not the net deductible temporary differences not supported by the valuation allowance will reverse during periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded benefits.

NOTE 11 -- DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

  Nature of Operations

     During the year ended December 31, 1996, the Company wrote 88% of its business in the state of California. The workers' compensation industry in the state of California has seen many changes to regulations in the past few years including the adoption of open rating. The Company cannot predict what regulatory changes will be made in the future; therefore, the Company cannot with certainty predict what material effects any potential changes will have on the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1996, 35% of the Company's premiums in force had been generated by its five highest producing agencies and brokerage firms, two of which accounted for 17% of total premiums in force at that date.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss and Loss Adjustment Expenses

     Loss and loss adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported loss and loss adjustment expenses. The provision for unpaid loss and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required loss and loss adjustment expense reserves. Management has selected ultimate loss and loss adjustment expense that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy also may cause actual developments to vary from the past.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Company had a five-year employment contract with its former president that expired on August 16, 1997. Under the provisions of the contract, the President received annual compensation of $400,000 and a possible bonus, based on achievement by the Company of various earnings-based performance criteria. The agreement also provided for the payment of certain other fringe benefits.

     The Company loaned to the former President $150,000 annually in 1991, 1992, 1993. As of December 31, 1996 and 1995, the loan balance was $450,000. The loan bore interest at 6.3% on the principal amount, which was secured by the President's pledge of shares of the Company's common stock, and payable in full by February 16, 1998. As of December 31, 1996, the loan was secured by shares of the Company's common stock with a market value equal to 100% of the principal balance. The loan was eliminated on April 11, 1997, in conjunction with the purchase of Pac Rim Holding.

     The Company granted the former President options to purchase 250,000 shares of the Company's common stock at an exercise price of $2.75 per share and 250,000 shares at $5.50 per share.

     The Company used the law firm of Barger & Wolen for legal services. Dennis
W. Harwood was a member of the Company's Board of Directors, and Richard D. Barger was a member of Pacific Rim Assurance's Board of Directors, as well as being a partner with Barger & Wolen. During 1996, the Company paid Barger & Wolen $711,000 for legal services. The fees paid for these services were charged to the Company at the normal rates charged to the firm's other clients.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company also used the legal services of The Busch Firm. Timothy R. Busch, former Chairman of the Company's Board of Directors, is a partner in The Busch Firm. During 1996, the Company paid the Busch Firm $20,000 for legal services. The fees paid for these services are charged to the Company at the normal rates charged to the firm's other clients.

NOTE 13 -- 401(K) PLAN

     The Pacific Rim Assurance Company 401(K) Plan (the "Plan") permits employees of the Company who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. Under the Plan, the Company has discretion to make additional contributions. The Company has not yet made any discretionary employer contributions to the plan.

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                               MARCH 31,     DECEMBER 31,
                                                                 1997            1996
                                                              (UNAUDITED)     (RESTATED)
                                                              -----------    ------------
Investments:
  Bonds, available-for-sale, at fair value..................   $ 54,358        $ 54,759
  Cash and Short-term investments (at cost, which
     approximates
     fair value)............................................     54,182          58,525
                                                               --------        --------
          Total Investments.................................    108,540         113,284
Reinsurance recoverable on outstanding losses...............      3,486           3,124
Reinsurance receivable on paid losses.......................        534             785
Premiums receivable, less allowance for doubtful accounts...     13,126          14,278
Earned but unbilled premiums................................      4,142           4,142
Investment income receivable................................        661             609
Deferred policy acquisition costs...........................         --           1,065
Property and equipment less accumulated depreciation and
  amortization..............................................      3,907           4,411
Unamortized debenture issuance costs........................         --           1,063
Deferred income taxes.......................................      8,860           8,745
Prepaid reinsurance premiums................................       (292)            198
Other assets................................................      5,116           3,731
                                                               --------        --------
          Total Assets......................................   $148,080        $155,435
                                                               ========        ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses...........   $107,743        $100,588
  Debentures payable, less unamortized discount.............     19,030          18,941
  Unearned premiums.........................................      6,859           6,917
  Reserve for policyholder dividends........................      1,370             364
  Obligation under capital lease............................         --           1,203
  Accrued expenses and accounts payable.....................     11,889           8,148
                                                               --------        --------
          Total Liabilities.................................    146,891         136,161
Commitments and contingencies
Stockholders' Equity
  Preferred Stock:
     $.01 par value -- shares authorized 500,000; none
      issued
       and outstanding......................................         --              --
  Common Stock
     $.01 par value -- shares authorized 35,000,000; issued
      and
       outstanding 9,528,200................................         95              95
Additional paid-in capital..................................     29,624          29,624
Warrants....................................................      1,800           1,800
Unrealized gain on available-for-sale securities, net.......       (548)           (324)
Retained earnings...........................................    (29,782)        (11,921)
                                                               --------        --------
          Total Stockholders' Equity........................      1,189          19,274
                                                               --------        --------
          Total Liabilities and Stockholders' Equity........   $148,080        $155,435
                                                               ========        ========

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
REVENUES:
  Net premiums earned.......................................  $ 19,507    $18,885
  Net investment income.....................................     1,449      1,901
                                                              --------    -------
          Total revenue.....................................    20,956     20,786
COSTS AND EXPENSES:
  Losses and allocated loss adjustment expenses.............    25,841     14,675
  Administrative, general, and other........................    10,769      6,288
  Policyholder dividends....................................     1,006         40
  Interest expense..........................................       589        581
                                                              --------    -------
          Total costs and expenses..........................    38,205     21,584
Income (loss) before income taxes...........................   (17,249)      (798)
Income tax expense (benefit)................................       612       (257)
                                                              --------    -------
Net (loss)..................................................   (17,861)      (541)
                                                              ========    =======
Per common share:
Income (loss)...............................................  $  (1.87)   $ (0.06)
                                                              ========    =======

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
OPERATING ACTIVITIES
  Net (Loss)................................................  $(17,861)   $   (541)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................       488         421
     Provision for losses on accounts receivable............      (921)       (139)
     Provision (benefit) for deferred income taxes..........      (115)       (252)
     Realized capital gains.................................        --         (88)
     Changes in:
       Reserve for losses and loss adjustment expenses......     7,155      (3,497)
       Unearned premiums....................................       (58)        354
       Reserve for policyholders' dividends.................     1,006          40
       Premiums receivable..................................     1,152      (1,481)
       Reinsurance receivable...............................      (111)       (296)
       Prepaid reinsurance premiums.........................       490          13
       Deferred policy acquisition costs....................     1,065        (320)
       Income taxes recoverable.............................        --         476
       Accrued expenses and accounts payable................     3,741         814
       Investment income receivable.........................       (52)        274
       Other assets.........................................      (322)        (54)
                                                              --------    --------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES..    (4,343)     (4,276)
INVESTING ACTIVITIES
  Purchase of Investments -- bonds..........................        --     (23,943)
  Sales of investments -- bonds.............................        --      24,400
  Net additions to property and equipment...................        --        (912)
                                                              --------    --------
          NET CASH PROVIDED (USED) IN INVESTMENT
            ACTIVITIES......................................        --        (455)
Increase (decrease) in cash and cash equivalents............    (4,343)     (4,731)
Cash and cash equivalents at beginning of period............    58,525       8,033
                                                              --------    --------
Cash and cash equivalents at end of period..................  $ 54,182    $  3,302
                                                              ========    ========
Supplemental Disclosure:
  Interest paid.............................................        --    $    800

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1997

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Pac Rim Holding Corporation ("Pac Rim Holding") and its subsidiary, The Pacific Rim Assurance Company ("Pacific Rim Assurance"), and its subsidiary, Regional Benefits Insurance Services, Inc., (collectively referred to herein as "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the Instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements for the year ended December 31, 1996, and notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     Certain amounts in the accompanying financial statements have been reclassified to conform with current period presentation.

NOTE 2 -- EARNINGS PER SHARE

     Earnings per common and common equivalent shares are based on the weighted average number of common shares outstanding during each period, plus common stock equivalent shares arising from the effects of stock options, warrants, and convertible debentures. (See Note 4.)

     The number of shares used in the three months ended March 31, 1997 and 1996 in the computation of primary earnings per share was 9,528,000. The number of shares used in the three months ended March 31, 1997 and 1996 in the computation of fully diluted earnings per share was 9,528,000.

NOTE 3 -- REINSURANCE

     Under the Company's specific excess of loss reinsurance treaties, the reinsurers assume the liability on that portion of workers' compensation claims between $350,000 and $80,000,000 per occurrence.

     The Company accounts for reinsurance transactions in accordance with the Financial Accounting Standards Board ("FASB") Statement 113, "Accounting and Reporting for Reinsurance Short-Duration and Long-Duration Contracts", which established the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for those contracts.

     The components of net premiums written are summarized as follows (amounts in thousands):

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $19,045    $19,918
Assumed..................................................    1,315        294
Ceded....................................................     (929)      (961)
                                                           -------    -------
Net premiums written.....................................  $19,431    $19,251
                                                           =======    =======

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

NOTE 3 -- REINSURANCE (CONTINUED)
     The components of net premiums earned are summarized as follows (amounts in thousands):

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $19,583    $19,596
Assumed..................................................      835        264
Ceded....................................................     (911)      (975)
                                                           -------    -------
Net premiums earned......................................  $19,507    $18,885
                                                           =======    =======

     The components of net losses and loss adjustment expenses are summarized as follows (amounts in thousands):

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $26,103    $14,899
Assumed..................................................      343        160
Ceded....................................................     (605)      (384)
                                                           -------    -------
Net losses and loss adjustment expenses..................  $25,841    $14,675
                                                           =======    =======

NOTE 4 -- LONG TERM DEBT

     The Company has $20,000,000 in outstanding principal on its August 16, 1994 issue of Series A Convertible Debentures, with detachable warrants to purchase 3,800,000 shares of the Company's common stock, which are primarily owned by PRAC, Ltd., a Nevada limited partnership (which is controlled by Mr. Richard Pickup), and other individuals and entities. Mr. Pickup presently controls approximately 26% of the outstanding shares of the Company through various investment entities, which together are the Company's largest stockholder.

     The Debentures carry an 8% annual rate of interest, payable semiannually, and are due on August 16, 1999. The Debentures are convertible at the holder's option, into shares of common stock at a conversion price of $2.75 per share. The Debentures are subject to automatic conversion if, after three years from issuance, the price of the Common Stock exceeds 150% of the conversion price for a period of 20 out of 30 consecutive trading days.

     The Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's Common Stock at an exercise price of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expire on August 16, 1999, and the exercise price of the Warrants is subject to downward adjustment in the event of adverse development in the Company's December 31, 1993 loss and allocated loss adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1996, which date has been extended to the earlier of June 30, 1997 or the date of a change in control of the Company, by agreement of the parties. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of the Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

NOTE 4 -- LONG TERM DEBT (CONTINUED)
     The Debentures are carried on the balance sheet net of the unamortized discount of $970,000 at March 31, 1997. The effective average interest rate of this debt after consideration of debt issuance costs and discount was 13.3%.

     Pacific Rim Assurance has an unsecured line of credit for $2,000,000 at Imperial Bank of California. Borrowing under the line of credit bears interest at a rate of 1% in excess of prime rate. No borrowing has occurred under the line of credit.

NOTE 5 -- NEW ACCOUNTING STANDARDS

     In October 1995, FASB issued Statement 123, "Accounting For Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company elected to continue accounting for stock-based compensation based on Accounting Principles Board Opinion 25; and thus, the Company adopts only the disclosure provision of FASB Statement 123. The Company does not expect the implementation of this pronouncement to have a material effect on the Company's financial position or results of operations, as the Company does not anticipate having any stock based compensation.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard presentation No. 128, and "Earnings per Share" ("SFAS 128"), which establishes the computation, presentation, and disclosure requirements for earnings per share. SFAS 128 is effective for fiscal periods ending after December 15, 1997. The effects of SFAS 128 on the Company's earnings per share calculation is not expected to be materially different than that historically presented.

NOTE 6 -- DEFINITIVE AGREEMENT AND PLAN OF MERGER

     On September 17, 1996, the Company executed a Definitive Agreement and Plan of Merger with Superior National Insurance Group, Inc., a California corporation, and SNTL Acquisition Corp., a Delaware corporation ("Superior"), regarding an acquisition of the Company by Superior for total consideration of approximately $42,000,000 in cash upon closing of the transaction.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                              PAGE
Available Information.......................    2
Prospectus Summary..........................    3
Risk Factors................................   24
Use of Proceeds.............................   36
Capitalization..............................   37
Market Price of and Dividends on the Common
  Stock.....................................   38
Dilution....................................   39
Acquisition of Business Insurance Group,
  Inc.......................................   40
Unaudited Pro Forma Financial Information...   49
The Stock Offering..........................   54
Superior National Information Selected
  Consolidated Financial Data...............   63
Superior National Management's Discussion
  and Analysis of Financial Condition and
  Results of Operations.....................   66
Superior National Business..................   76
Superior National Management................   98
Security Ownership of Certain Beneficial
  Owners and Management.....................  106
Certain Relationships and Related
  Transactions..............................  115
Business Insurance Group, Inc. Information
  Selected Combined Financial Data..........  120
Business Insurance Group, Inc. Management's
  Discussion and Analysis of Financial
  Condition and Results of Operations.......  121
Business Insurance Group, Inc. Business.....  126
Description of Superior National Capital
  Stock.....................................  138
Shares Eligible for Future Sale.............  142
Certain Federal Income Tax Considerations...  144
Legal Matters...............................  147
Experts.....................................  147
Glossary....................................  148
Index to Consolidated Financial
  Statements................................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                6,540,613 SHARES


                               SUPERIOR NATIONAL
                             INSURANCE GROUP, INC.

                                  COMMON STOCK

                                     [LOGO]
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                DEALER MANAGER:

                          DONALDSON, LUFKIN & JENRETTE


                                             , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities being registered hereby. In the case of printing, legal and accounting fees, the expenses and costs reflect estimates of the amount of such expenses attributable to this Stock Offering, and not to the Acquisition or other related financing transactions. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission, the NASD filing fee and the Nasdaq National Market listing fee.

                            ITEM                               AMOUNT
                            ----                              --------
Securities and Exchange Commission registration fee.........  $ 32,359
NASD filing fee.............................................    11,469
Nasdaq National Market listing fee..........................    49,743
Blue Sky fees and expenses..................................     5,000
Printing expenses...........................................   100,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................   125,000
Subscription Agent, Transfer Agent, and Custodian fees......    20,000
Miscellaneous...............................................    46,429
                                                              --------
          Total.............................................  $640,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), Article VI of the By-laws of the Company, a copy of which is incorporated by reference as Exhibit 3.2 to this Registration Statement (the "By-laws"), provides that the Company shall indemnify and hold harmless to the fullest extent authorized by applicable law, including the Delaware Corporation Law, any person made a party or threatened to be made a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (provided that any such party shall only be so indemnified in connection with any such action, suit or proceeding commenced by such party if such commencement was authorized by the Board of Directors of the Company) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered by such person in connection therewith. If a claim under the foregoing provision of the By-laws is not paid in full by the Company within sixty days after its receipt of a written claim, the claimant may bring suit against the Company to recover the unpaid amount of the claim, and if successful, in whole or in part, the claimant is entitled to the expenses of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant is not entitled to the requested indemnification under applicable law.

     Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Eleventh of the Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for a breach of his duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing discussion of the By-laws, Certificate of Incorporation and the Delaware Corporation Law is not intended to be exhaustive and is qualified in its entirety by the By-laws, Certificate of Incorporation and the relevant provisions of applicable law, including the Delaware Corporation Law.

     Reference is made to the Dealer Manager Agreement (attached as Exhibit 99.7 to this Registration Statement), pursuant to which the Dealer Manager has agreed to indemnify the directors and officers of the Company against certain liabilities, including those arising under the Securities Act, with respect to the Preliminary Prospectus and the Prospectus relating to the Stock Offering.

     Reference also is made to the Acquisition Agreement (incorporated by reference herein as Exhibit 2.2), the 1996 Stock Purchase Agreement (incorporated by reference herein as Exhibit 10.22), the Stock Purchase Agreement (incorporated by reference herein as Exhibit 10.56), the Registration Rights Agreement (incorporated by reference herein as Exhibit 10.23 to this Registration Statement) and the Registration Rights Agreement (incorporated by reference herein as Exhibit 10.24 to this Registration Statement), each of which provides for indemnification by certain parties thereto of the directors and officers of the Company, against certain liabilities, including those arising under the Securities Act, with respect to the subject matter thereof.

     The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

     The following Exhibits are attached to, or incorporated by reference in, this Registration Statement.


EXHIBIT
NUMBER                           DESCRIPTION
2.1      Amended and Restated Agreement and Plan of Merger, dated as of February 17, 1997, among the Company, SNTL Acquisition
         Corp., and Pac Rim Holding Corporation(1)
2.2      Purchase Agreement dated as of May 5, 1998 by and between
         FHC and the Company(2)
4.1      Amended and Restated Declaration of Trust of the Trust,
         dated as of December 3, 1997, including the Trust's
         Certificate of Trust and the forms of Trust Common
         Securities, Trust Preferred Securities, and Exchange Trust
         Preferred Securities(3)
4.3      Senior Subordinated Indenture, including forms of the Senior
         Subordinated Notes and Exchange Senior Subordinated Notes,
         dated as of December 3, 1997, between the Company and
         Wilmington Trust Company, as trustee, providing for the sale by the Company to the Trust of the Senior Subordinated
         Notes(3)
4.4      Guarantee Agreement, dated as of December 3, 1997, between the Company and Wilmington Trust Company, as trustee, with respect to the Trust Preferred Securities(3)
4.5      Guarantee Agreement with Respect to Common Securities, dated as of December 3, 1997, by the Company(3)
4.6      Form of Exchange Guarantee Agreement between the Company and
         Wilmington Trust Company, as trustee, with respect to the
         Exchange Trust Preferred Securities(3)
5        Opinion of Riordan & McKinzie as to legality of the
         securities being offered(7)
23.1     Consent of KPMG Peat Marwick LLP
23.2     Consent of Deloitte & Touche LLP
24       Power of Attorney(7)
27.1     Amended Financial Data Schedule -- Company -- Fiscal Year
         ended December 31, 1997(4)
27.2     Amended Financial Data Schedule -- Company -- Quarter ended
         March 31, 1997(5)
27.3     Financial Data Schedule -- BIG -- Fiscal Year ended December
         31, 1997(8)

EXHIBIT
NUMBER                           DESCRIPTION
27.4     Financial Data Schedule -- BIG -- Quarter ended June 30,
         1998(8)
27.5     Amended Financial Data Schedule -- Pac Rim -- Fiscal Year
         ended December 31, 1996(6)
99.1     Form of Subscription Certificate to be used in the Rights
         Offering(8)
99.2     Form of Subscription Certificate to be used in the Employee
         Participation(9)
99.3     Form of Employee Participation Agreement to be used in the
         Employee Participation(9)
99.4     Form of Stock Subscription Agreement to be used in the
         Employee Participation(8)
99.5     Form of Securities Pledge Agreement to be used in the
         Employee Participation(8)
99.6     Form of Secured Promissory Note to be used in the Employee
         Participation(8)
99.7     Dealer Manager Agreement(9)


------------------------------

(1) Previously filed as an exhibit to the Company's statement on Schedule 13D, as filed with the SEC on February 27, 1997.

(2) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the SEC on May 15, 1998.

(3) Previously filed as an exhibit to the Company's and the Trust's Registration Statement on Form S-4 (Registration No. 333-43505), as filed with the SEC on December 30, 1997.

(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, as filed with the SEC on October 16, 1998.

(5) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998, as filed with the SEC on October 16, 1998.

(6) Previously filed as an exhibit to the Company's Current Report on Amendment No. 2 to Form 8-K/A, as filed with the SEC on October 16, 1998.

(7) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 with respect to the Stock Offering (Registration No. 333-58579), as filed with the SEC on July 7, 1998.


(8) Previously filed as an exhibit to the Company's Amendment No. 1 to Form S-1 on Form S-3 with respect to the Stock Offering (Registration No. 333-58579), as filed with the SEC on October 21, 1998.



(9)   To be filed by amendment.

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 2 to Form S-1 on Form S-3 Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 3rd day of November, 1998.


                                          SUPERIOR NATIONAL INSURANCE
                                          GROUP, INC.

                                          By:      /s/ J. CHRIS SEAMAN
                                            ------------------------------------
                                            J. Chris Seaman
                                            Executive Vice President and
                                            Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE                    DATE

                 /s/ WILLIAM GENTZ*                    Director, President and         November 3, 1998
-----------------------------------------------------  Chief Executive Officer
                    William Gentz                      (Principal Executive
                                                       Officer)

                 /s/ J. CHRIS SEAMAN                   Director, Executive Vice        November 3, 1998
-----------------------------------------------------  President and Chief
                   J. Chris Seaman                     Financial Officer
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

               /s/ STEVEN D. GERMAIN*                  Director                        November 3, 1998
-----------------------------------------------------
                  Steven D. Germain

              /s/ CRAIG F. SCHWARBERG*                 Director                        November 3, 1998
-----------------------------------------------------
                 Craig F. Schwarberg

               /s/ THOMAS J. JAMIESON*                 Director                        November 3, 1998
-----------------------------------------------------
                 Thomas J. Jamieson

                /s/ GORDON E. NOBLE*                   Director                        November 3, 1998
-----------------------------------------------------
                   Gordon E. Noble

               /s/ C. LEN PECCHENINO*                  Director                        November 3, 1998
-----------------------------------------------------
                  C. Len Pecchenino

                /s/ ROBERT A. SPASS*                   Director                        November 3, 1998
-----------------------------------------------------
                   Robert A. Spass

                        NAME                                      TITLE                    DATE
               /s/ BRADLEY E. COOPER*                  Director                        November 3, 1998
-----------------------------------------------------
                  Bradley E. Cooper

                /s/ STEVEN B. GRUBER*                  Director                        November 3, 1998
-----------------------------------------------------
                  Steven B. Gruber

                /s/ ROGER W. GILBERT*                  Director                        November 3, 1998
-----------------------------------------------------
                  Roger W. Gilbert



*By: /s/ J. CHRIS SEAMAN

     -------------------------------
     J. Chris Seaman
     Agent and Attorney-in-fact

                                 EXHIBIT INDEX


     The following Exhibits are attached to, or incorporated by reference in, this Registration Statement.



EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
   2.1     Amended and Restated Agreement and Plan of Merger, dated as of February 17, 1997, among the Company, SNTL Acquisition
           Corp., and Pac Rim Holding Corporation(1)...................
   2.2     Purchase Agreement dated as of May 5, 1998 by and between
           FHC and the Company(2)......................................
   4.1     Amended and Restated Declaration of Trust of the Trust,
           dated as of December 3, 1997, including the Trust's
           Certificate of Trust and the forms of Trust Common
           Securities, Trust Preferred Securities, and Exchange Trust
           Preferred Securities(3).....................................
   4.3     Senior Subordinated Indenture, including forms of the Senior
           Subordinated Notes and Exchange Senior Subordinated Notes,
           dated as of December 3, 1997, between the Company and
           Wilmington Trust Company, as trustee, providing for the sale by the Company to the Trust of the Senior Subordinated
           Notes(3)....................................................
   4.4     Guarantee Agreement, dated as of December 3, 1997, between the Company and Wilmington Trust Company, as trustee, with respect to the Trust Preferred Securities(3)................
   4.5     Guarantee Agreement with Respect to Common Securities, dated as of December 3, 1997, by the Company(3)...................
   4.6     Form of Exchange Guarantee Agreement between the Company and
           Wilmington Trust Company, as trustee, with respect to the
           Exchange Trust Preferred Securities(3)......................
   5       Opinion of Riordan & McKinzie as to legality of the
           securities being offered(7).................................
  23.1     Consent of KPMG Peat Marwick LLP............................
  23.2     Consent of Deloitte & Touche LLP............................
  24       Power of Attorney(7)........................................
  27.1     Amended Financial Data Schedule -- Company -- Fiscal Year
           ended December 31, 1997(4)..................................
  27.2     Amended Financial Data Schedule -- Company -- Quarter ended
           March 31, 1997(5)...........................................
  27.3     Financial Data Schedule -- BIG -- Fiscal Year ended December
           31, 1997(8).................................................
  27.4     Financial Data Schedule -- BIG -- Quarter ended June 30,
           1998(8).....................................................
  27.5     Amended Financial Data Schedule -- Pac Rim -- Fiscal Year
           ended December 31, 1996(6)..................................
  99.1     Form of Subscription Certificate to be used in the Rights
           Offering....................................................
  99.2     Form of Subscription Certificate to be used in the Employee
           Participation(9)............................................
  99.3     Form of Employee Participation Agreement to be used in the
           Employee Participation(9)...................................
  99.4     Form of Stock Subscription Agreement to be used in the
           Employee
           Participation(8)............................................
  99.5     Form of Securities Pledge Agreement to be used in the
           Employee
           Participation(8)............................................
  99.6     Form of Secured Promissory Note to be used in the Employee
           Participation(8)............................................
  99.7     Dealer Manager Agreement(9).................................


------------------------------
(1) Previously filed as an exhibit to the Company's statement on Schedule 13D, as filed with the SEC on February 27, 1997.

(2) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the SEC on May 15, 1998.

(3) Previously filed as an exhibit to the Company's and the Trust's Registration Statement on Form S-4 (Registration No. 333-43505), as filed with the SEC on December 30, 1997.

(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, as filed with the SEC on October 16, 1998.

(5) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998, as filed with the SEC on October 16, 1998.

(6) Previously filed as an exhibit to the Company's Current Report on Amendment No. 2 to Form 8-K/A, as filed with the SEC on October 16, 1998.

(7) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 with respect to the Stock Offering (Registration No. 333-58579), as filed with the SEC on July 7, 1998.


(8) Previously filed as an exhibit to the Company's Amendment No. 1 to Form S-1 on Form S-3 with respect to the Stock Offering (Registration No. 333-58579), as filed with the SEC on October 21, 1998.



(9)   To be filed by amendment.